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As filed with the Securities and Exchange Commission on January 25, 2006

Registration No. 333-130485

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	6021	25-1445946
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

40 Center Square
Post Office Box 8
Greencastle, PA 17225
(866) 597-2137
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jeff B. Shank
President and Chief Executive Officer
Tower Bancorp, Inc.
40 Center Square
Post Office Box 8
Greencastle, PA 17225
(866) 597-2137
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies of all communications to:

Nicholas Bybel, Jr., Esquire	Frank C. Bonaventure, Jr., Esquire
Erik Gerhard, Esquire SHUMAKER WILLIAMS, P.C. 3425 Simpson Ferry Road Camp Hill, PA 17011 (717) 763-1121	Sanjay M. Shirodkar, Esquire Ober Kaler 120 East Baltimore Street, Suite 800 Baltimore, MD 21202 (410) 685-1120

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of FNB Financial Corporation with and into the Registrant.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value no per share	693,040	45.75	$31,706,508	$3,393(3)

(1)
Based on the maximum number of shares of Registrant's common stock estimated to be issuable pursuant to the Agreement and Plan of Merger, by and between Registrant and FNB Financial Corporation. In accordance with Rule 416, under the Securities Act of 1933, this Registration Statement shall also register any additional shares of Registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
In accordance with Rule 457(c) and Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the estimated maximum number of shares of FNB common stock to be exchanged by Tower in the merger. Based on the average of the bid and asked price of $45.75 per share of FNB Common Stock as of December 14, 2005.

(3)
Previously paid in connection with the original filing of this registration statement.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Merger Proposal—Your Vote Is Very Important

To: The shareholders of Tower Bancorp, Inc. and FNB Financial Corporation

        This joint proxy statement/prospectus relates to the proposed merger of Tower Bancorp, Inc. and FNB Financial Corporation. This document is a combined joint proxy statement/prospectus that is being distributed by Tower and FNB to their shareholders in connection with special meetings of shareholders that have been called to vote on the merger. It contains important information about the merger and you should read it carefully. As a result of the merger, each share of FNB common stock held by a FNB shareholder will be converted into the right to receive either 0.8663 shares of Tower common stock or $39.00 in cash, as each FNB shareholder elects, subject to limitations described in this document and the merger agreement. If a FNB shareholder does not elect whether to receive cash or stock, that shareholder will lose the right to elect and will receive Tower common stock as set forth on page 50. Based on the closing price of Tower common stock on September 21, 2005 of $44.21 per share, the market value of 0.8663 shares of Tower common stock would be $38.30, and based on the closing price of Tower common stock on January 20, 2006 of $46.90 per share, the market value of 0.8663 shares of Tower common stock would be $40.63.

        The actual aggregate merger consideration value payable to the FNB shareholders depends upon the market value of Tower common stock on the date of the merger and how many shares of FNB common stock are converted into Tower common stock versus cash. Any cash a FNB shareholder receives will generally be taxable to the extent of any gain realized in the transaction, but a FNB shareholder will not recognize gain or loss to the extent a FNB shareholder receives Tower common stock in exchange for FNB common stock. For a more complete description of the tax consequences associated with the merger, see "Certain Federal Income Tax Consequences" beginning on page 68.

        Tower and FNB have agreed that up to 100% but not less than 85% of the outstanding shares of FNB common stock will be exchanged for Tower common stock and not more than 15% of the outstanding shares of FNB common stock will be exchanged for cash. Therefore, the cash or Tower common stock that a FNB shareholder actually receives may be different from his or her election, based on the choices made by other FNB shareholders.

        Both Tower and FNB shareholders have "dissenters' rights."

        Tower common stock trades on the OTCBB under the symbol "TOBC." As of the date of this joint proxy statement/prospectus, we cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower common stock and FNB common stock entitled to vote at the special meetings of shareholders. However, if the approval of FNB's board is withdrawn prior to the vote of FNB shareholders then at least 75% of the outstanding shares of FNB entitled to vote at the special meeting will be required to approve and adopt the merger agreement. The FNB directors, who collectively hold approximately 18.86% of the outstanding shares of FNB common stock, have agreed in writing to vote in favor of the merger agreement. Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is accurate or inadequate. Any representation to the contrary is a criminal offense.

        The shares of Tower common stock that Tower is offering through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the FDIC or any other governmental agency.

        For a description of the risk factors associated with the merger, see "Risk Factors" beginning on page 18.

Joint proxy statement/prospectus dated January 25, 2006

This document was first mailed to shareholders of Tower and of FNB on or about January 27, 2006.

HOW TO OBTAIN MORE INFORMATION

        Tower has historically provided its shareholders with quarterly and annual reports. You can obtain free copies of this information through the SEC website at http://www.sec.gov by writing or calling:

        Jeffrey B. Shank
        President & Chief Executive Officer
        Tower Bancorp, Inc.
        40 Center Square
        Post Office Box 8
        Greencastle, PA 17225
        (866) 597-2137
         jshank@fnbgc.com

        FNB has historically provided its shareholders with quarterly and annual reports. You can obtain free copies of this information through the SEC website at http://www.sec.gov by writing or calling:

        John C. Duffey
        President & Chief Executive Officer
        FNB Financial Corporation
        101 Lincoln Way West
        McConnellsburg, PA 17233
        (717) 485-3123
         jcd@fnbmcconnells.com

        In order to obtain timely delivery of the documents, you must request the information no later than 5 business days before the meeting date.

40 Center Square
Greencastle, Pennsylvania 17225

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Tower Bancorp, Inc. will be held at 2:00 p.m., local time, on Tuesday, March 14, 2006 at Rescue Hose Special Events Center at 407 South Washington Street, Greencastle, Pennsylvania, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2005, amended as of December 14, 2005, between Tower Bancorp, Inc. and FNB Financial Corporation, which provides, among other things, for the merger of FNB Financial Corporation with and into Tower Bancorp, Inc. and the conversion of each share of FNB Financial Corporation common stock outstanding immediately prior to the merger into either $39.00, in cash, or 0.8663 shares of Tower Bancorp, Inc. common stock, all as described in the accompanying documents.

  2.
  To consider and vote upon a proposal to adjourn the special meeting, if more time is needed, to allow Tower Bancorp, Inc. time to solicit additional votes in favor of the merger agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Tower Bancorp, Inc. board of directors has fixed the close of business on January 20, 2006, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

        Your vote is important regardless of the number of shares you own. Tower Bancorp, Inc. cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower Bancorp, Inc. common stock entitled to vote on the merger agreement. Whether or not you plan to attend the special meeting, the Tower Bancorp, Inc. board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted, if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

        The Tower Bancorp, Inc. board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the Agreement and Plan of Merger, as described in detail in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

/s/ John H. McDowell, Sr. Secretary
Greencastle, Pennsylvania January 27, 2006

101 Lincoln Way West
McConnellsburg, PA 17233

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of FNB Financial Corporation will be held at 10:00 a.m., local time, on Tuesday, March 14, 2006 at the main office of The First National Bank of McConnellsburg, 101 Lincoln Way West, McConnellsburg, Pennsylvania, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2005, as amended on December 14, 2005, between Tower Bancorp, Inc. and FNB Financial Corporation, and the consummation of the transactions contemplated thereby, which provides, among other things, for the merger of FNB Financial Corporation with and into Tower Bancorp, Inc. upon the terms and subject to the conditions set forth in the merger agreement.

  2.
  To consider and vote upon a proposal to adjourn the special meeting, if more time is needed, to allow FNB Financial Corporation time to solicit additional votes in favor of the merger agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Abstentions and broker non-votes will be counted as shares present for purpose of determining a quorum if present. However, abstentions and broker non-votes will not be counted against the merger but will have the affect of a vote against the merger. FNB shareholders have the right under Pennsylvania law to dissent from the merger agreement and the transactions contemplated thereby.

        The FNB board of directors has fixed the close of business on January 20, 2006, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. The FNB board of directors recommends that you vote "FOR" approval and adoption of the merger agreement. The directors of FNB, who collectively hold approximately 18.86% of the outstanding shares of FNB common stock, have agreed in writing to vote in favor of the merger.

        Your vote is important regardless of the number of shares you own. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of FNB common stock entitled to vote is required to approve and adopt the merger agreement. If prior to the special meeting the FNB board of directors withdraws its approval, then the affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote at the special meeting will be required to approve and adopt the merger agreement.

        Whether or not you plan to attend the special meeting, the FNB board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted, if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,

/s/ Margaret A. Kobel Secretary
McConnellsburg, Pennsylvania January 27, 2006

i

Election and Exchange Procedures	54
FNB Board of Directors Price Termination Right	55
Allocation of Tower Common Stock and Cash	56
Tower Common Stock	56
Effective Date	57
Representations and Warranties	57
Conduct of Business Pending the Merger	58
Conditions to the Merger	60
Amendment; Waiver	61
Termination	61
Termination Fee	62
No Solicitation of Other Transactions	63
Expenses	64
Regulatory Approvals	64
Management and Operations After the Merger	65
Employment; Severance	65
Employee Benefits	66
Financial Interests of Directors, Officers and Others in the Merger	66
Share Ownership	66
Indemnification and Insurance	66
Board Positions and Compensation	66
Existing Employment and Change-in-Control Agreements	67
Supplemental Executive Retirement Plan Agreements	67
Director Fee Continuation Agreements	67
Voting Agreements	67
Accounting Treatment	68
Certain Federal Income Tax Consequences	68
Source or Amount of Funds	71
Resale of Tower Common Stock	71
FNB affiliates	72
Tower Affiliates	72
Rights of Dissenting Shareholders	72
Timing of Notice Requirement	72
Notice of Intention to Dissent	73
Notice to Demand Payment	73
Failure to Comply With Required Steps to Dissent	73
Payment of Fair Value of Shares	73
Estimate by Dissenting Shareholder of Fair Value of Shares	73
Valuation Proceedings	74
Cost and Expenses	74
Information with Respect to Tower	75
General	75
Description of Business of Tower	75
Description of Business of The First National Bank of Greencastle	75
Competition	76
Properties	76
Legal Proceedings	76
Management's Discussion and Analysis of Financial Condition and Results of Operations of Tower Bancorp, Inc.	76

Directors and Executive Officers	102
New Tower Directors	103
Stock Ownership of Principal Shareholders and Management	103
Audit Committee and Disclosure of Audit Committee Financial Expert	105
Executive Compensation	105
Option Grants and Fiscal Year End Values	105
Non-Qualified Stock Option Plan	106
Stock Option Plan for Outside Directors	106
Profit Sharing Plan	107
Employee Stock Ownership Plan	107
Cash Bonus Plan	107
Insurance	107
Pension Plan	107
Supplemental Executive Retirement Plan Agreement	108
Shank Change of Control Agreement	108
McDowell, Klink and Kunkle Change of Control Agreements	109
Compensation of Directors	109
Compensation Committee Interlocks and Insider Participation	110
Certain Transactions	110
Securities Authorized for Issuance Under Equity Compensation Plans	110
Information with Respect to FNB	111
General	111
Description of Business of FNB	111
Description of Business of the First National Bank of McConnellsburg	111
Competition	111
Properties	112
Legal Proceedings	112
Management's Discussion and Analysis of Financial Condition and Results of Operations of FNB Financial Corporation	112
Directors and Executive Officers	134
Stock Ownership of Principal Shareholders and Management	135
Disclosure of Audit Committee Financial Expert	136
Executive Compensation	137
Annual Bonus Plan	137
Duffey Employment Agreement	137
Barton Employment Agreement	139
Kobel Change of Control Agreement	139
Duffey and Waltz SERPs	140
Director Fee Continuation Agreements	140
401(k) Plan	140
Non-Executive Officer Cash Bonus Policy	140
Split Dollar Plans	141
Joint Beneficiary Designation Agreement	141
Certain Transactions	141
Compensation of Directors	141
Description of Tower Capital Securities	143
Description of Tower's Common Stock	143
Dividends	143
Pre-Emptive Rights, Redemption	143

Liquidation Rights	143
Preferred Stock	143
Anti-Takeover Article and Bylaw Provisions	143
Comparison of Shareholders' Rights	146
Directors Nominations	146
Election of Directors	146
Qualification	146
Vacancies on Board of Directors	147
Shareholder Meetings	147
Fundamental Changes	148
Amendment of Articles of Incorporation	148
Amendment of Bylaws	148
Inspection Rights	149
Anti-Takeover Provisions	149
Dissenters' Rights	149
Adjournment	150
Experts	150
Legal Matters	150
Other Business	150
Shareholder Proposals	150
Tower Annual Meeting	150
FNB Annual Meeting	151
Consolidated Financial Statements of Tower Bancorp, Inc.	F-1
Consolidated Financial Statements of FNB Financial Corporation	F-30
Consolidated Pro Forma Financial Information	F-57
Annexes
A. Agreement and Plan of Merger between Tower Bancorp, Inc. and FNB Financial Corporation including First Amendment to the Agreement and Plan of Merger Dated December 14, 2005 and Exhibits
B. Opinion of Cedar Hill Advisors, LLC
C. Opinion of RP Financial, LLC
D. Statutory Provisions Relating to Dissenters' Rights

Questions and Answers About the Merger

Q-1:
Why am I receiving this document?

A:
You are receiving this document because Tower and FNB signed an Agreement and Plan of Merger, dated as of September 21, 2005, as amended on December 14, 2005 which provides, among other things, for the merger of FNB with and into Tower and the conversion of each share of FNB common stock outstanding immediately prior to the consummation of the merger into either $39.00, in cash, or 0.8663 shares of Tower common stock.

Q-2:
What is the purpose of this document?

A:
This document serves as both a joint proxy statement of Tower and FNB and a prospectus of Tower. As a proxy statement, it is provided to you because the Tower and FNB boards of directors are soliciting your proxy for use at the Tower and FNB special meetings of shareholders called to consider and vote on the merger agreement. As a prospectus, it is provided to you because Tower is offering to exchange shares of its common stock and/or cash for shares of FNB common stock in the merger.

Q-3:
Why are Tower and FNB proposing to merge?

A:
The boards of directors of Tower and FNB believe that a combination of the two companies will create a stronger and more capable entity than either Tower or FNB is likely to be alone. Each board of directors believes the merger provides an opportunity for each company to capitalize on its assets in the short-term and strengthen their prospects for the continued growth over the long-term. The merger also involves certain risks, which are described under "Risk Factors" beginning on page 18.

Q-4:
What do the Tower and FNB Boards of Directors recommend?

A:
The Tower and FNB boards of directors have unanimously approved the merger and the merger agreement and believe that the merger is in the best interests of Tower and FNB. Accordingly, the Tower and FNB boards of directors unanimously recommend that their shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

Q-5:
When do Tower and FNB expect the merger to be completed?

A:
Tower and FNB expect to complete the merger on or about April 1, 2006, provided that all of the conditions to the merger are fulfilled, including obtaining the approval of shareholders and applicable regulatory agencies. There is no assurance that Tower and FNB will obtain the necessary shareholder approval or that the other conditions precedent to the merger can or will be satisfied.

Q-6:
What will FNB shareholders receive in the merger?

A:
FNB shareholders have the ability to receive, at their election, either 0.8663 shares of Tower common stock, $39.00 in cash, or a combination of both stock and cash, for their shares of FNB common stock. Notwithstanding such an election:

  •
  The total number of shares of FNB common stock that will be exchanged for Tower common stock will be up to 100% but not less than 85% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger; and

  •
  The number of shares of FNB common stock that will be exchanged for $39.00 in cash upon completion of the merger will not be more than 15% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger.

    Tower will not issue any fractional shares of common stock. Rather, Tower will pay cash (without interest) for any fractional share interest that a FNB shareholder would otherwise be entitled to receive in the merger. See "The Merger—Terms of the Merger—What FNB Shareholders Will Receive," beginning at page 50.

Q-7:
How do FNB shareholders make an election to receive stock or cash for their stock?

A:
Approximately, three to six weeks prior to completion of the merger, Tower's exchange agent will mail to FNB shareholders an election form and other transmittal materials, which include instructions and the deadline date for making their election as to the form of consideration they prefer to receive in the merger. The election form permits FNB shareholders to elect to receive Tower common stock, cash, or a combination of Tower common stock and cash for their shares of FNB common stock. FNB shareholders are urged to pay special attention to these materials since failure to follow the instructions may mean that they will not receive the consideration they desire. An election will be properly made only if the exchange agent receives a properly executed transmittal form by the deadline date.

Q-8:
What happens if FNB shareholders fail to make an election to receive Tower common stock or cash?

A:
FNB shareholders who fail to make a timely election will receive only Tower common stock.

Q-9:
What happens if FNB shareholders fail to submit a properly completed and executed election form?

A:
FNB shareholders who fail to submit a properly completed and executed election form will receive only Tower common stock.

Q-10:
Are there regulatory or other conditions to the merger occurring?

A:
Yes. The Federal Reserve Board and the Pennsylvania Department of Banking must approve the merger.

    As of the date of this document, appropriate applications for approval have not been filed with the Federal Reserve Board and the Pennsylvania Department of Banking. However, Tower anticipates filing the applications as soon as possible, but it expects to file no later than February 13, 2006.

    Completion of the merger is also subject to certain other conditions as described in "The Merger—Terms of the Merger—Conditions to the Merger" beginning at page 60.

Q-11:
What vote is required to approve the merger?

A:
The merger must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of FNB common stock who are entitled to vote on the merger agreement. However, if the prior approval of at least 80% of the entire FNB board of directors has been withdrawn then the affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock who are entitled to vote at the special meeting will be required. In addition, the merger must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower common stock entitled to vote on the merger agreement.

Q-12:
Do I have rights to dissent from the merger?

A:
Yes. Under Pennsylvania law, Tower and FNB shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the "fair value" of their shares of Tower or FNB common stock, as determined by an appraisal process. To perfect your dissenters' rights, you must precisely follow the required statutory procedures as explained in "The Merger—Rights of Dissenting Shareholders" beginning at page 72 and the information attached at Annex D or you will lose your dissenters' rights. You are also encouraged to consult with your own legal advisor as to your appraisal rights under Pennsylvania law.

Q-13:
What do I need to do now?

A:
After you have carefully read these materials, indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Tower or FNB special meeting.

    At a later time, FNB shareholders will need to complete the election form that will be mailed by Tower's exchange agent. FNB shareholders who do not return the election form by the deadline will lose the right to choose the type of consideration he or she will receive and will receive Tower common stock as described on page 50 of this joint proxy statement/prospectus.

Q-14:
Should FNB shareholders send in their stock certificates now?

A:
No. FNB shareholders should not send in their stock certificates at this time. FNB shareholders will receive instructions from Tower's exchange agent, Registrar and Transfer Company at a later time. See "The Merger—Terms of the Merger—Election and Exchange Procedures" on page 54.

    Please do not send any stock certificates to FNB, Tower or Tower's exchange agent until you receive instructions.

Q-15:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before Tower's or FNB's special meeting, as either relates to you. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) delivered at any time prior to the vote on the merger. FNB shareholders should deliver this notice to the Secretary of FNB, Margaret A. Kobel and Tower shareholders should deliver this notice to John H. McDowell, Sr. Third, you may attend the Tower or FNB special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-16:
What are the tax consequences of the merger to FNB shareholders?

A:
In general, for United States federal income tax purposes, FNB shareholders are not expected to recognize a gain or loss on the exchange of their FNB stock for Tower common stock. FNB shareholders that receive only cash in exchange for their FNB common stock will recognize gain or loss on the transaction, and FNB shareholders that receive a combination of cash and Tower common stock in exchange for their FNB common stock will typically recognize gain (but not loss) on the transaction. FNB shareholders will have to recognize a gain in connection with cash received in lieu of fractional shares of Tower common stock.

    FNB shareholders are urged to consult their tax advisor for a full understanding of the tax consequences of the merger to them since tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "The Merger—Certain Federal Income Tax Consequences" beginning at page 68.

Q-17:
What happens if my FNB stock certificates are held by my broker?

A:
If you do not have stock certificates but hold shares of FNB common stock in "street name," you should contact your broker. Your broker will vote your shares on the proposal to approve the merger agreement and the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q-18:
Whom should I call with questions or to obtain additional copies of this document?

A:
If you have questions about the special meeting or if you need additional copies of this document, you should contact:

For Tower:	For FNB:
Jeffrey B. Shank President & Chief Executive Officer Tower Bancorp, Inc. 40 Center Square Post Office Box 8 Greencastle, PA 17225 (866) 597-2137 jshank@fnbgc.com	John C. Duffey President & Chief Executive Officer FNB Financial Corporation 101 Lincoln Way West McConnellsburg, PA 17233 (717) 485-3123 jcd@fnbmcconnells.com

Summary

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document before you decide how to vote. It will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meetings

Special Meetings to be held Tuesday, March 14, 2006 (see page 25).

        Tower will hold a special meeting of shareholders on March 14, 2006, at 2:00 p.m., local time, at Rescue Hose Special Events Center at 407 South Washington Street, Greencastle, Pennsylvania. The Tower board of directors has set the close of business on January 20, 2006 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 1,780,100 shares of Tower common stock outstanding.

        FNB will hold a special meeting of shareholders on March 14, 2006, at 10:00 a.m., local time, at the main office of The First National Bank of McConnellsburg, 101 Lincoln Way West, McConnellsburg, Pennsylvania. The FNB board of directors has set the close of business on January 20, 2006 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 800,000 shares of FNB common stock outstanding.

Matters to be Considered at the Special Meetings (see page 25).

        At the meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement providing for the merger of FNB with and into Tower and on a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other business that properly arises during the special meeting or any adjournment or postponement thereof.

Organization and Operation after the Merger

        Under the terms of the merger agreement, Tower will acquire FNB by merging FNB with and into Tower. FNB will cease to exist as a separate entity. The First National Bank of McConnellsburg will operate, after the merger, as a separate banking subsidiary of Tower until such time as the Tower board of directors determines otherwise. A copy of the merger agreement, as amended, is attached to this document as Annex A.

The Companies (see page 75 for Tower and page 111 for FNB).

  Tower Bancorp, Inc.
  40 Center Square
  Post Office Box 8
  Greencastle, PA 17225
  Telephone: (866) 597-2137
  www.fnbgc.com  .

        Tower was formed in 1983 as a Pennsylvania business corporation and a registered bank holding company, headquartered in Greencastle. The First National Bank of Greencastle was founded in 1864. Tower became the bank holding company for The First National Bank of Greencastle on June 1, 1984 as a wholly-owned subsidiary of Tower.

        As of September 30, 2005, Tower had consolidated assets, deposits and shareholders' equity of approximately $347.1 million, $255.7 million and $47.3 million, respectively.

        Through its banking subsidiary, Tower is engaged in commercial banking as authorized by the National Bank Act. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate, business) to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. Tower, through its banking subsidiary, also grants agribusiness, commercial, and residential loans.

        Tower common stock is listed and traded on the OTCBB under the symbol "TOBC".

  FNB Financial Corporation
  101 Lincoln Way West
  McConnellsburg, PA 17233
  www.fnbmcconnells.com

        FNB was formed in 1987 as a Pennsylvania business corporation and is a registered financial holding company, headquartered in McConnellsburg, Pennsylvania. FNB is the parent of The First National Bank of McConnellsburg. FNB intends to deregister as a financial holding company shortly after it sells its partial interest in an insurance agency. FNB expects this to occur no later than closing.

        As of September 30, 2005, FNB had consolidated assets, deposits and shareholders' equity of approximately $185.1 million, $142.0 million and $15.5 million, respectively.

        The First National Bank of McConnellsburg is a nationally-chartered commercial banking institution organized in 1906 and is headquartered in McConnellsburg, Pennsylvania.

        The First National Bank of McConnellsburg is engaged in the commercial and retail banking business. The First National Bank of McConnellsburg provides checking and savings accounts, time deposits, personal, business, residential mortgage, educational loans, and safe deposit facilities.

        FNB common stock is listed and traded on the OTCBB under the symbol "FNBBD".

FNB Shareholders May Elect to Receive Cash, Shares of Tower Common Stock or a Combination of Cash and Stock (see page 50).

        If you are a FNB shareholder, you may choose to exchange some or all of your shares for cash and some or all of your shares for Tower common stock, subject to the limitations described below. An election form will be sent separately from this joint proxy statement/prospectus, which will ask your preference for cash and/or stock. You will have until the deadline specified in the election form, which will be approximately five business days before the closing of the merger, to make your election and return your election form.

        If you do not return a properly completed and executed election form by the election deadline, you will be deemed to have elected to receive Tower common stock for your FNB shares. Complete information on the election procedure can be found in the section entitled "The Merger—Terms of the Merger—Election and Exchange Procedures" on page 54. You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $39.00 per share of FNB common stock. However, if you receive Tower common stock as consideration, the value of the shares you receive will not be determined until just prior to closing and may be higher or lower than $39.00 per share.

        In addition, the holders of not more than 15% of the outstanding shares of FNB common stock will receive cash consideration and the holders of up to 100% but not less than 85% of the outstanding shares of FNB common stock will receive shares of Tower common stock. In the event that the holders of more than 15% of the outstanding shares of FNB common stock elect to receive cash, those persons will receive a portion of their merger consideration in the form of shares of Tower common stock. However, all the holders of FNB common stock who elect to receive shares of Tower common stock, will receive Tower common stock.

        Thus, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata amount of cash and Tower common stock even if you elect to receive all cash. See "The Merger—Terms of the Merger—Election and Exchange Procedures" and "The Merger—Terms of the Merger—Allocation of Tower Common Stock and Cash," on pages 54 and 56, respectively.

The Tower and FNB Boards of Directors Unanimously Recommend Shareholder Approval (see page 32).

        The Tower and FNB boards of directors believe that the merger is in the best interests of Tower and FNB and unanimously recommend that you vote "FOR" approval of the merger.

Consideration is Fair from a Financial Point of View According to Tower's Financial Advisor (see page 32).

        Cedar Hill Advisors, LLC delivered a written opinion, to the Tower board of directors that, as of September 21, 2005, and subject to the qualifications and limitations on the review by Cedar Hill Advisors LLC in rendering its opinion, the consideration for which shares of Tower common stock will be exchanged in the merger is fair from a financial point of view to Tower shareholders. The opinion is attached to this document as Annex B. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pursuant to an engagement letter, Tower has agreed to pay Cedar Hill Advisors, LLC an advisory aggregate fee in an amount equal to $90,000. The initial non-refundable retainer fee was $15,000 upon execution of the engagement letter. Tower paid to Cedar Hill Advisors, LLC $45,000 at the time of signing the merger agreement. Tower shall pay Cedar Hill Advisors, LLC an additional $30,000 upon closing of the merger. Tower has also agreed to reimburse certain of Cedar Hill Advisors, LCC's reasonable out-of-pocket expenses incurred in connection with its engagement up to $7,500 and to indemnify Cedar Hill Advisors, LLC against certain liabilities arising out of the performance of its obligations under the engagement letter. The opinion is directed at Tower's board of directors and does not constitute a recommendation to any holder of Tower common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

Consideration is Fair from a Financial Point of View According to FNB's Financial Advisor (see page 41).

        R.P. Financial, LLC delivered a written opinion, to the FNB board of directors that, as of September 21, 2005 and updated as of the date of this joint proxy statement/prospectus, and subject to the qualifications and limitations on the review by R.P. Financial, LLC in rendering its opinion, the consideration for which shares of FNB common stock will be exchanged in the merger is fair from a financial point of view to FNB shareholders. The opinion is attached to this document as Annex C. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pursuant to an engagement letter, FNB has agreed to pay R.P. Financial, LLC an aggregate advisory fee in an amount equal to $150,000. The initial non-refundable retainer fee was $10,000 upon execution of the engagement letter. FNB paid to RP Financial $40,000 at the time of signing the merger agreement. FNB shall pay RP Financial an additional $100,000 prior to completion of the merger. FNB has also agreed to reimburse certain of R.P. Financial, LLC's reasonable out-of-pocket expenses up to $10,000 incurred in connection with its engagement and to indemnify R.P. Financial, LLC against certain liabilities arising out of rendering its opinion. The opinion is directed at FNB's board of directors and does not constitute a recommendation to any holder of FNB common stock as to how any shareholder should vote on any of the proposals to be considered at the special meeting.

Approval of at least 66 2/3% of the Outstanding Shares of FNB common stock on the Record Date January 20, 2006 is Required for the Merger unless the FNB Board of Directors Withdraws its Recommendation (see page 27).

        Because the transaction received the prior approval of at least 80% of the entire board of directors, approval of at least 66 2/3% of the outstanding shares of FNB common stock on the record date January 20, 2006 is required for the merger (see page 27). If the approval of at least 80% of the entire board of directors of FNB is withdrawn, then approval of at least 75% of the outstanding shares of FNB on the record date, January 20, 2006, is required for the merger. The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Each holder of shares of FNB common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval of the merger is a percentage of all outstanding shares of FNB common stock. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

        The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Each holder of shares of FNB common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval of the merger is a percentage of all outstanding shares of FNB common stock. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

Approval of at least 66 2/3% of the Outstanding Shares of Tower common stock on the Record Date, January 20, 2006 is Required for the Merger (see page 25).

        The approval and adoption of the merger agreement and the merger require an affirmative vote in person or by proxy, of at least 66 2/3% of the outstanding shares of Tower common stock on the record date.

        The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Each holder of shares of Tower common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval of the merger is a percentage of all outstanding shares of Tower common stock. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

FNB Directors have Agreed to Vote in Favor of the Merger (see page 27).

        Directors of FNB had sole or shared voting power over 150,880 shares of FNB common stock, or approximately 18.86% of the shares of FNB common stock outstanding. The FNB directors have agreed, in writing, to vote all shares of FNB common stock for which they have sole voting power and their proportionate interest, if they have shared voting power on the record date, in favor of approval of the merger agreement and the merger.

Tower Directors have Unanimously Approved the Merger Agreement and are Expected to Vote in Favor of the Merger (see page 25).

        Directors of Tower had sole or shared voting power over 74,734 shares of Tower common stock or approximately 4.32% of the shares of Tower common stock outstanding. The Tower directors have unanimously approved the merger agreement and are expected to vote in favor of the merger.

FNB Directors and Management may have Interests in the Merger that Differ from your Interests (see page 66).

        The directors and executive officers of FNB have interests in the merger as directors and employees that are different from yours as a FNB shareholder. These interests include, among others, provisions in the merger agreement regarding the Tower board positions and the continuing composition and compensation of The First National Bank of McConnellsburg board of directors after completion of the merger, including director fee agreements, as well as indemnification, insurance, and eligibility to participate in various Tower employee benefit plans.

        FNB's board of directors was aware of these interests and considered them in approving and recommending the merger.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger Will be Completed (see page 64).

        Tower and FNB's obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Federal Reserve Board and the Pennsylvania Department of Banking. As of the date of this document, appropriate applications for approval have not been filed but Tower expects to file them as soon as possible. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

  •
  Tower and FNB shareholders approve the merger at the special meetings;

  •
  Each party receives opinions from its counsel or independent certified public accountants that:

  •
  The merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and

  •
  Any gain realized in the merger will be recognized only to the extent of cash or other property (other than Tower common stock) received in the merger, including cash received in lieu of fractional share interests; and

  •
  Neither party has breached any of its representations or obligations under the merger agreement.

        The merger agreement, as amended, attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

Amendment or Termination of the Merger Agreement is Possible (see page 61).

        FNB and Tower can agree to amend the merger agreement in any way, except that, after approval by FNB shareholders at the special meeting, the consideration you will receive in the transaction cannot be decreased.

        FNB and Tower may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances including:

  •
  The transaction is not completed on or prior to May 31, 2006, if the failure to complete the transaction by that date is not due to a breach of the merger agreement by the party seeking to terminate it.

  •
  A final denial of a required regulatory approval, if the failure to obtain regulatory approval is not due to a breach of the merger agreement by the party seeking to terminate it.

  •
  A party has materially breached any representation, warranty or obligation in the merger agreement and such breach would have a material adverse effect on the breaching party, and such breach cannot be remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied, provided that if such breach cannot reasonable be cured within such 30 day period but may reasonable be cured within 60 days.

  •
  If Tower's or FNB's shareholders do not approve the merger agreement at their respective special meetings.

        FNB may terminate the merger agreement:

  •
  If the average final price of Tower common stock for the 15 consecutive trading days ending three business days immediately prior to the effective time of the transaction is less than $36.02 and the decline in Tower's common stock is at least 10% more than the decline during the same period in a peer group index.

  •
  If FNB or any FNB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than Tower; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty of FNB's directors under the laws of the Commonwealth of Pennsylvania.

  •
  If Tower or any Tower Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which Tower is not the surviving entity or Tower's directors as of the date of this Agreement do not comprise the majority of the surviving entity's board of directors, with any person other than FNB and the FNB board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the FNB shareholders. Provided, however, FNB must exercise the termination option within thirty (30) calendar days after Tower files a Form 8-K regarding events triggering the termination option.

        Tower may terminate the merger agreement:

  •
  If FNB or any FNB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination, with any other person other than Tower; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity positioning any other person, whether financial or otherwise.

  •
  If the FNB board of directors withdraws, changes, or modifies its recommendation of the transaction to FNB shareholders.

        Generally, the company seeking to terminate cannot itself be in violation of the merger agreement.

        Tower and FNB can agree to amend the merger agreement in any way. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval.

FNB Must Pay a Termination Fee to Tower if the Merger Agreement is Terminated Under Certain Circumstances

        FNB must pay Tower a termination fee in the amount of $1,350,000 if within 300 days after FNB fails to complete the merger or the FNB shareholders fail to approve and ratify the merger, one of the following events occur:

  •
  A person or group acquires 25% or more of FNB's outstanding shares;.

  •
  FNB agrees or intends to agree to merge with a person or group.

  •
  FNB agrees or intends to agree to sell a material portion of FNB's assets or liabilities to a person or group.

  •
  FNB agrees or intends to agree to permit a person or group to acquire 25% or more of FNB's outstanding shares.

  •
  FNB shareholders fail to approve the merger or the FNB shareholders meeting is cancelled and prior to either occurance:

  •
  FNB board of directors withdraws or modifies its recommendation to FNB shareholders to approve and adopt the merger agreement;

  •
  A person or group announces intention to acquire 25% of FNB's outstanding shares or acquire FNB and, within 18 months, FNB agrees to be acquired; or

  •
  Any director or officer who signed a voting agreement fails to maintain ownership of at least 90% of their shares or fails to vote at the FNB shareholders meeting.

        See "The Merger—Terms of the Merger—Termination Fee" beginning on page 62.

Rights of Tower Shareholders Differ from those of FNB Shareholders (see pages 146).

        When the merger is completed, FNB shareholders who receive Tower common stock as consideration in the merger will become Tower shareholders. The rights of Tower shareholders differ from the rights of FNB shareholders in certain important ways. Many of these have to do with provisions in Tower's articles of incorporation and bylaws that differ from those of FNB. Some of these provisions are intended to make a takeover of Tower more difficult if Tower's board of directors does not approve it.

Tower and FNB Shareholders Will Have Dissenters' Rights

        As a Tower or FNB shareholder, you have the right under Pennsylvania law to dissent from the transaction, and to demand and receive cash for the "fair value" of your common stock. In order to assert dissenters' rights, shareholders must precisely follow the process described beginning on page 72 "The Merger—Rights of Dissenting Shareholders" and in Annex D, which describes the relevant provisions of Pennsylvania law related to dissenters' rights. You are also encouraged to consult with your own legal advisor as to your appraisal rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights.

Market Price and Dividend Information

        Tower common stock is listed and trades on the OTCBB under the symbol "TOBC." As of September 30, 2005, there were 1,727,782 shares of Tower common stock outstanding, which were held by approximately 988 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 26,600 additional shares of Tower common stock. FNB common stock is listed and trades on the OTCBB under the symbol "FNBBD". As of September 30, 2005 there were 800,000 shares of FNB common stock outstanding, which were held by approximately 457 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table shows, for the indicated periods, the high and low sales prices per share Tower common stock, as reported on the OTCBB, and for FNB common stock, as reported on the OTCBB, and dividends declared per share of Tower and FNB common stock.

	Tower Common Stock Price(1)				FNB Common Stock Price
	High	Low	Dividend Declared		High	Low	Dividend Declared
2003
First Quarter	$34.90	$29.51	$0.18	(2)	$23.50	$21.45	$0.13
Second Quarter	36.00	34.00	0.18		24.25	22.50	0.16
Third Quarter	36.50	35.25	0.20		26.50	23.00	0.17
Fourth Quarter	40.00	35.40	0.20		26.50	24.62	0.34
2004
First Quarter	$41.50	$39.50	$0.20		$27.25	$25.25	$0.14
Second Quarter	41.50	40.10	0.20		27.25	25.85	0.16
Third Quarter	43.00	40.05	0.22		27.00	25.40	0.17
Fourth Quarter	44.00	41.00	0.22	(3)	26.50	25.30	0.35
2005
First Quarter	$51.00	$43.75	$0.22		$30.00	$25.30	$0.18
Second Quarter	51.31	49.00	0.22		28.00	27.00	0.20
Third Quarter	49.40	42.75	0.24		35.10	28.00	0.21
Fourth Quarter	48.00	43.30	0.24		36.50	35.10	0.26
2006
First Quarter (through January 20, 2005)	$47.75	$46.00	NA		$36.50	$35.75	NA

(1)
Adjusted for stock dividends and stock splits

(2)
Special dividend of $0.50 per share was also declared in the first quarter of 2003.

(3)
Special dividend of $0.50 per share was also declared in the fourth quarter of 2004.

        On September 21, 2005, the last full trading day before the public announcement of the execution of the merger agreement, and on January 20, 2006 the latest practicable trading day before the date of this document, the high, low and closing sales prices for FNB common stock were as follows:

	September 21, 2005			January 20, 2006
	High	Low	Closing	High	Low	Closing
FNB Common Stock	$31.50	$31.50	$31.50	$35.75	$35.75	$35.75

        On September 21, 2005, the last full trading day before the public announcement of execution of the merger agreement, and on January 20, 2006, the latest practicable trading day before the date of this document, the high, low and closing sales prices for Tower common stock were as follows:

	September 21, 2005			January 20, 2006
	High	Low	Closing(1)	High	Low	Closing
Tower Common Stock	$44.21	$44.21	$44.21	$46.90	$46.90	$46.90

(1)
Adjusted for stock dividends and splits.

        The market prices of FNB common stock and Tower common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations for FNB and Tower shares.

Market Value of Securities

        The following table sets forth the market value per share of Tower common stock, the market value per share of FNB common stock and the equivalent market value per share of FNB common stock on September 21, 2005 (the last business day preceding public announcement of the merger) and January 20, 2006 (the latest practicable trading day before the date of this document). The equivalent market value per share of FNB common stock indicated in the table is shown assuming both a cash election and a stock election. The equivalent market value per share of stock elections is based upon an assumed exchange ratio of 0.8663 shares of Tower common stock multiplied by the closing sales price of Tower common stock on the specified date. The equivalent market value per share of FNB common stock for cash elections is the fixed cash consideration of $39.00 per share. See "The Merger—Terms of the Merger—What FNB Shareholders Will Receive."

        The historical market values per share of Tower common stock and FNB common stock and the historical market value of Tower common stock used to determine the equivalent market value per share of FNB common stock are the per share closing sales prices on September 21, 2005, and January 20, 2006 respectively, as reported on the OTCBB with respect to both the Tower and FNB common stock.

		FNB
	Tower Historical(1)	FNB Historical	Equivalent Market Value for Stock Election(2)	Equivalent Market Value for Cash Election
September 21, 2005	$44.21	$31.50	$38.30	$39.00
January 20, 2006	$46.90	$35.75	$40.63	$39.00

(1)
Adjusted for stock dividends and stock splits.

(2)
The equivalent market value for a stock election was calculated based on the exchange ratio of 0.8663.

Selected Historical Financial Data of Tower Bancorp, Inc.

        The following is a summary of consolidated financial information with respect to Tower as of and for the nine months ended September 30, 2005 and 2004, and as of and for the fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000. The results for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of the results to be expected for the full year. This information is unaudited and is derived from, and should be read in conjunction with, Tower's consolidated financial statements and the accompanying notes and "Information with Respect to Tower-Management's Discussion and Analysis of Financial Condition and Results of Operations of Tower Bancorp, Inc.," both of which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of Tower, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the nine month interim periods have been made.

						FOR THE NINE MONTHS ENDED SEPTEMBER 30 (UNAUDITED)
	2004	2003	2002	2001	2000	2005	2004
Results of Operations (000 omitted)
Interest income	$14,126	$14,350	$15,780	$16,510	$15,523	$12,056	$10,489
Interest expense	4,011	4,267	5,252	6,988	7,295	3,722	3,021
Provision for loan losses	360	360	310	120	0	210	270

Net interest income after provision for loan losses	9,755	9,723	10,218	9,402	8,228	8,124	7,198
Other operating income	4,336	4,525	3,057	2,937	3,615	3,292	2,862
Other operating expenses	7,679	7,476	6,659	6,702	6,261	6,478	6,054

Income before income taxes	6,412	6,772	6,616	5,637	5,582	4,938	4,006
Applicable income tax	1,689	1,821	1,763	1,636	1,489	1,345	1,047

Net income	$4,723	$4,951	$4,853	$4,001	$4,093	$3,593	$2,959

Per share data:
Basic earnings	$2.73	$2.86	$2.79	$2.29	$2.32	$2.08	$1.71
Diluted earnings	2.69	2.81	2.76	2.26	2.30	2.05	1.68
Cash dividends declared	1.34	1.26	.84	1.12	.56	1.16	.62
Book value	25.51	23.33	18.92	16.33	15.14	27.36	25.47
Average weighted shares outstanding	1,727,856	1,733,477	1,737,298	1,745,847	1,761,699	1,726,899	1,729,788
Average diluted shares outstanding	1,756,044	1,760,563	1,760,989	1,770,949	1,781,647	1,758,483	1,758,053
Balance Sheet Figures (000 omitted)
Total assets	$316,890	$300,738	$262,589	$245,574	$224,512	$347,088	$316,890
Net loans	227,567	212,203	185,905	166,100	145,984	228,000	227,567
Total investment securities	65,729	66,295	54,000	59,005	60,022	85,593	62,871
Total deposits	230,290	206,965	187,557	177,599	176,997	255,719	230,290
Borrowed funds	34,932	47,373	39,052	37,341	18,864	37,293	38,367
Total stockholders' equity	44,071	40,438	32,866	28,518	26,676	47,266	44,071
Ratios
Average equity/average assets	13.76%	13.01%	12.10%	11.96%	10.96%	13.69%	13.68%
Return on average equity	11.24%	14.46%	15.81%	14.40%	17.17%	10.52%	9.48%
Return on average assets	1.55%	1.80%	1.91%	1.72%	1.88%	1.44%	1.29%
Dividend payout ratio	48.90%	44.13%	30.04%	49.11%	24.09%	55.69%	36.19%
Net interest margin	3.50%	3.90%	4.40%	4.40%	4.30%	3.80%	3.70%
Efficiency ratio	51.2%	49.2%	46.7%	51.6%	51.1%	53.8%	56.9%
Net loans to total assets	71.81%	70.56%	70.80%	67.64%	65.02%	65.69%	71.58%
Allowance for loan losses to total loans outstanding	.83%	.87%	.87%	.94%	1.07%	.91%	.81%
Non-accrual loans to total loans outstanding	.01%	.25%	.42%	.04%	.04%	.00%	.00%
Net charge offs to average loans outstanding	.17%	.10%	.17%	.12%	.11%	.00%	.14%

Selected Historical Financial Data of FNB Financial Corporation

        The following is a summary of consolidated financial information with respect to FNB as of and for the nine months ended September 30, 2005 and 2004, and as of and for the fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000. The results for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of the results to be expected for the full year. This information is unaudited and is derived from, and should be read in conjunction with, FNB's consolidated financial statements and the accompanying notes and "Information with Respect to FNB-Management's Discussion and Analysis of Financial Condition and Results of Operations of FNB Financial Corporation," both of which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of FNB, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the nine month interim periods have been made.

						FOR THE NINE MONTHS ENDED SEPTEMBER 30 (UNAUDITED)
	2004	2003	2002	2001	2000	2005	2004
Results of Operations (000 omitted)
Interest income	$8,555	$8,333	$8,395	$8,767	$8,755	$7,126	$6,293
Interest expense	3,263	3,362	3,724	4,676	4,697	2,797	2,396
Provision for loan losses	242	144	142	144	231	90	206

Net interest income after provision for loan losses	5,077	4,827	4,529	3,947	3,827	4,239	3,691
Other operating income	1,104	705	655	739	624	899	828
Other operating expenses	4,405	3,869	3,498	3,425	3,267	3,801	3,265

Income before income taxes	1,776	1,663	1,686	1,261	1,184	1,337	1,254
Applicable income tax	416	438	473	256	229	364	326

Net income	$1,360	$1,225	$1,213	$1,005	$955	$973	$928

Per share data:
Per share amounts are based on weighted average shares of common stock outstanding of 800,000 for 2004, 2003, 2002, 2001, and 2000 after giving retroactive recognition to a two-for-one stock split issued September 1, 2000.
Basic earnings	$1.70	$1.53	$1.52	$1.26	$1.19	$1.22	$1.16
Diluted earnings	1.70	1.53	1.52	1.26	1.19	1.22	1.16
Cash dividends declared	0.82	0.80	0.74	0.63	0.57	0.59	0.47
Book value	19.01	18.40	17.72	16.73	15.69	19.37	18.91
Balance Sheet Figures (000 omitted)
Total assets	$168,881	$147,015	$133,365	$132,161	$123,626	$185,088	$167,675
Net loans	112,552	101,285	100,527	90,168	83,112	135,498	109,692
Total investment securities	40,086	32,366	21,277	20,669	27,976	32,464	42,237
Total deposits	128,148	116,722	110,692	111,962	103,632	142,030	126,052
Borrowed funds	24,435	14,681	7,233	5,403	6,177	26,126	25,357
Total stockholders' equity	15,206	14,719	14,177	13,388	12,548	15,496	15,131
Ratios
Average equity/average assets	9.51%	10.55%	10.30%	10.05%	10.15%	8.68%	9.42%
Return on average equity	9.09%	8.28%	9.01%	7.74%	7.67%	8.47%	8.32%
Return on average assets	0.86%	0.87%	0.93%	0.78%	0.78%	0.74%	0.78%
Dividend payout ratio	48.24%	52.26%	48.79%	50.14%	47.76%	48.36%	40.52%
Net interest margin	3.67%	3.81%	3.86%	3.63%	3.79%	3.56%	3.66%
Efficiency ratio	66.30%	66.04%	63.21%	67.89%	66.69%	70.69%	66.75%
Net loans to total assets	66.65%	68.89%	75.38%	68.23%	67.23%	73.21%	65.42%
Allowance for loan losses to total loans outstanding	0.96%	0.87%	0.91%	0.97%	0.97%	0.83%	0.93%
Non-accrual loans to total loans outstanding	0.27%	1.20%	0.97%	0.57%	0.40%	0.29%	0.17%
Net charge offs to average loans outstanding	0.04%	0.17%	0.10%	0.08%	0.20%	0.04%	0.06%

Selected Unaudited Pro Forma Combined Financial Data

        The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called unaudited pro forma financial information in this document. The information under "Combined income statement" in the table below gives effect to the pro forma results for the nine months ended September 30, 2005. The information under "Selected combined balance sheet items" in the table below assumes the merger was completed on September 30, 2005. The pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available financial information of Tower and FNB. See "The Merger—Accounting Treatment" on page 68.

        The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of FNB at their estimated fair values at or near September 30, 2005. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

        The information presented below should be read together with the historical consolidated financial statements of Tower and FNB, including the related notes, found elsewhere in this joint proxy statement/prospectus and together with the consolidated historical financial data for Tower and FNB and the other pro forma financial information, including the related notes, appearing elsewhere in this document. "Consolidated Pro Forma Financial Information" beginning on page F-57. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

        In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this joint proxy statement/prospectus, the allocation of the purchase price reflected in the Selected Unaudited Pro Forma Combined Financial Data is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

As of or for the Nine Months Ended September 30, 2005
(in thousands)
Combined income statement:
Total interest income	$18,998
Total interest expense	6,388

Net interest income	12,610
Provision for loan losses	300

Net interest income after provision for loan losses	12,310
Other Income	4,191
Other Expense	10,643

Income before income taxes	5,858
Income taxes	1,567

Net income	$4,291

Selected combined balance sheet items:
Investment securities	$117,972
Total loans	363,962
Total assets	546,332
Total deposits	397,366
Borrowings	60,679
Stockholders' equity	77,494

 Comparative Per Share Data

        The Tower and FNB historical and the unaudited pro forma combined Tower and FNB equivalent per share financial data for the nine months ended September 30, 2005 is presented below. This information should be considered together with the financial statements and related notes of Tower and FNB and with the unaudited pro forma combined financial data included under "Consolidated Pro Forma Financial Information" found elsewhere in this joint proxy statement/prospectus.

As of or for the Nine Months Ended September 30, 2004
Tower Common Stock
Book value per share
Historical	$27.36
Pro forma combined	$32.04
Cash dividends declared per share
Historical	$0.68
Pro forma combined(1)	$0.68
Basic net income per share
Historical	$2.08
Pro forma combined	$1.77
Diluted net income per share
Historical	$2.05
Pro forma combined	$1.75
FNB Common Stock
Book value per share
Historical	$19.37
Pro forma equivalent(2)	$27.75
Cash dividends declared per share
Historical	$0.59
Pro forma equivalent(2)	$0.59
Basic net income per share
Historical	$1.22
Pro forma equivalent(2)	$1.54
Diluted net income per share
Historical	$1.22
Pro forma equivalent(2)	$1.53

(1)
The Tower pro forma combined cash dividends declared per share represent historical dividends per share for Tower.

(2)
The FNB pro forma equivalent per share amounts are calculated by multiplying the FNB pro forma combined per share amounts by the exchange ratio of 0.8663.

Risk Factors

        In considering whether to approve the merger and, for FNB shareholders, whether to invest or elect to convert your shares of FNB into cash versus Tower common stock, you should consider carefully the risks we describe below. In addition to the other information included in this document, including the matters addressed in "A Warning About Forward-Looking Information," on page 24, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risk factors related to the Merger in general.

If the merger is not completed, Tower and FNB will have incurred substantial expenses without realizing the expected benefits.

        Tower and FNB have incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Tower and/or FNB because they would not have realized the expected benefits.

The merger must be approved by multiple governmental agencies.

        Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various domestic bank regulatory, antitrust, insurance and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Tower and FNB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Tower following the merger, any of which might have a material adverse effect on Tower following the merger. Tower is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Tower or FNB, measured relative to FNB, but Tower could choose to waive this condition.

Tower may fail to realize all of the anticipated benefits of the merger.

        The success of the merger will depend, in part, on Tower's ability to realize the anticipated benefits and cost savings from combining the businesses of Tower and FNB. However, to realize these anticipated benefits and cost savings, Tower must successfully combine the businesses of Tower and FNB. If Tower is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

        Tower and FNB have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Tower's ability to maintain its relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of Tower and FNB during such transition period.

Risk Factors related to Tower's Business

Tower's business is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.

        Changes in the interest rate environment may reduce profits. The primary source of income for Tower is the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Tower's net interest spread, asset quality, loan origination volume and overall profitability.

Tower's ability to pay dividends depends primarily on dividends from its banking subsidiary, which is subject to regulatory limits.

        Tower is a bank holding company and its operations are conducted by The First National Bank of Greencastle. Tower's ability to pay dividends depends on its receipt of dividends from The First National Bank of Greencastle. Dividend payments from its banking subsidiary are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of The First National Bank of Greencastle to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. At September 30, 2005, approximately $819,000 was available without the need for regulatory approval for the payment of dividends to Tower from The First National Bank of Greencastle. There is no assurance that The First National Bank of Greencastle will be able to pay dividends in the future or that Tower will generate adequate cash flow to pay dividends in the future. Tower's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Tower's future acquisitions could dilute your ownership of Tower and may cause Tower to become more susceptible to adverse economic events.

        Tower may use its common stock to acquire other companies in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Tower may issue additional shares of common stock to pay for future acquisitions, which would dilute your ownership interest in Tower. Future business acquisitions could be material to Tower, and the degree of success achieved in acquiring and integrating these businesses into Tower could have a material effect on the value of Tower common stock. In addition, any acquisition could require Tower to use substantial cash or other liquid assets or to incur debt. In those events, Tower could become more susceptible to economic downturns and competitive pressures.

Competition from other financial institutions may adversely affect Tower's profitability.

        Tower's banking subsidiary faces substantial competition in originating, both commercial and consumer loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of Tower's competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce Tower's net income by decreasing the number and size of loans that its banking subsidiary originate and the interest rates they may charge on these loans.

        In attracting business and consumer deposits, Tower's banking subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of Tower's competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more convenient branch locations. These competitors may offer higher interest rates than Tower, which could decrease the deposits that Tower attracts or require Tower to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Tower's ability to generate the funds necessary for lending operations. As a result, Tower may need to seek other sources of funds that may be more expensive to obtain and could increase Tower's cost of funds.

        Tower's banking subsidiary also competes with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies and governmental organizations which may offer more favorable terms. Some of Tower's non-bank competitors are not subject to the same extensive regulations that govern its banking operations. As a result, such non-bank competitors may have advantages over Tower's banking subsidiary in providing certain products and services. This competition may reduce or limit Tower's margins on banking services, reduce its market share and adversely affect its earnings and financial condition.

Future governmental regulation and legislation could limit Tower's future growth.

        Tower is a registered bank holding company, and its subsidiary bank is a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and is regulated by the OCC. As a result, Tower and The First National Bank of Greencastle are subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and eligible business activities for Tower, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. Tower is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to Tower's ability to engage in new activities and to consummate additional acquisitions.

        In addition, Tower is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Tower cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on Tower's activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increases Tower's expense, requires management's attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

The long-term economic effects of terrorist attacks on the United States, the war with Iraq and an economic slowdown could negatively affect financial condition.

        The long-term economic impact of the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area and the Iraqi war has yet to be determined, and the ultimate cost associated with these events and related incidents may place significant burdens on the United States economy as a whole. If these events or additional terrorist attacks or other factors cause or worsen an overall economic decline, the financial condition and operating results of Tower could be materially adversely affected. The long-term economic impact of the Iraqi war upon the financial markets in general could be negative. In addition, events such as the ones referred to could cause or contribute to a general decline in equity valuations, which in turn could reduce the market value of your investment in Tower stock.

Risk Factors as they relate to FNB shareholders

FNB's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of FNB shareholders.

        In considering these facts and the other information contained in this document, you should be aware that FNB's directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of FNB shareholders. The FNB directors who collectively hold approximately 18.86% of the outstanding FNB stock have agreed to vote in favor of the merger proposal. In addition, this agreement may have the effect of discouraging persons from making a proposal to acquire FNB. Further, certain executive officers of FNB have entered into agreements with FNB that will provide them with change-in-control payments upon termination of their employment in connection with the transaction. Under these agreements, these executive officers may receive, in the aggregate, payments of approximately $297,603. If Mr. Duffey is terminated after the merger, he will become fully vested in his supplemental executive retirement plan agreement. Also, certain directors will become fully vested in their director fee continuation agreement after the merger. Tower has also agreed to increase the size of Tower's board of directors to include three persons selected by FNB. In addition, the merger agreement provides that after the merger the current board of directors of FNB, with the addition of Jeff B. Shank, the President and Chief Executive Officer of Tower, will continue to serve as the board of directors of The First National Bank of McConnellsburg. These and certain other additional interests of FNB's directors and executive officers are described in detail in "The Merger—Financial Interests of Directors, Officers and Others in the Merger," beginning on page 66 of this document. These circumstances may cause some of FNB directors and executive officers to view the proposed transaction differently than you view it.

Some FNB shareholders may not receive the form of merger consideration that they elect.

        Depending on the elections made by all FNB shareholders, certain FNB shareholders who elect to receive cash consideration may receive shares of Tower common stock for all or a portion of their shares of FNB common stock.

        In the event that FNB shareholders oversubscribe for the available pool of cash, those FNB shareholders electing to receive cash will have the amount of cash they selected reduced on a pro rata basis and will receive all or a portion of their consideration in the form of shares of Tower common stock. The pro rata allocation process will be administered by Tower's exchange agent in its sole discretion. Accordingly, at the time FNB shareholders vote on the proposal to approve the merger agreement, unless they elected to take Tower common stock they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, a FNB shareholder may receive a pro rata amount of Tower common stock even if he or she has elected to receive all cash. Further, to the extent that FNB shareholders receive all or a portion of the merger consideration in a form that they did not elect, they also will not know the tax consequences that will result upon the exchange of their shares of FNB common stock. See "The Merger—Certain Federal Income Tax Consequences," on page 68.

Because the market price of Tower common stock will fluctuate, FNB shareholders cannot be sure of the market value of the Tower common stock that they will receive in the merger.

        Under the terms of the merger agreement, and subject to certain exceptions, as described elsewhere in this document, the exchange ratio for the stock consideration to be issued in connection with the merger will be 0.8663 shares of Tower common stock for each share of FNB common stock. The closing price of Tower common stock, adjusted for stock dividends and stock splits, as reported on the OTCBB, was $44.21 on September 21, 2005, the trading day immediately preceding the day on which the merger was publicly announced. As of January 20, 2006, the closing price of Tower common stock, as reported on the OTCBB, was $46.90. The high and low closing prices of Tower common stock for the twelve month period between January 1, 2005, and January 1, 2006, were $50.55, on April 6, 2005, and $42.30 on September 26, 2005, adjusted to reflect cash and stock dividends paid. The market price of Tower common stock may vary from these prices, and may also vary from the price on the date that this document is mailed to FNB shareholders or on the date of the special meeting of FNB shareholders. See "Market Price and Dividend Information," beginning on page 12.

        The market price of Tower common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Tower and are not necessarily related to a change in the financial performance or condition of Tower. As a result of the fluctuating exchange ratio, the market value of shares of Tower common stock that a FNB shareholder receives in the merger will decline correspondingly with declines in the market price of Tower common stock prior to and as of the date the merger consideration is exchanged.

        There can be no assurance that the value of the Tower common stock that FNB shareholders receive in the merger will be substantially equivalent to the cash merger consideration of $39.00 per share, or that it will be substantially equivalent to the market price of Tower common stock at the time FNB shareholders vote to approve the merger agreement. We urge you to obtain current market quotations for Tower common stock.

The value of the stock consideration you receive could be less than $31.20 per share of FNB common stock if the FNB board of directors does not exercise its right to terminate the merger agreement upon the occurrence of certain events.

        If the merger closes at a time when the 15 day average closing price of Tower common stock is below $36.02 and the decline in Tower's common stock is at least 10% more than the decline in a peer group index, the value of Tower common stock FNB shareholders receive in exchange for their shares of FNB common stock would be less than $31.20 per share of FNB common stock. FNB has the option, but is not required, to terminate the merger agreement if the 15 day average closing price of Tower common stock is below $36.02 and the decline in the average closing price of Tower common stock, since September 21, 2005, is at least 10% more than the change during the same period of a peer group index. See Exhibit 7.01(c) to the merger agreement, attached to this joint proxy statement/prospectus as Annex A. FNB cannot predict whether or not the FNB board of directors would exercise its right to termination the merger agreement if these conditions were met. The merger agreement does not provide for a resolicitation of FNB shareholders in the event that the conditions are met and the FNB board nevertheless chooses to complete the transaction. FNB's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, FNB's board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

The merger agreement limits FNB's ability to pursue alternative transactions to the merger and requires FNB to pay a termination fee if it does.

        The merger agreement prohibits FNB and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits FNB's ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If FNB receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Tower and the merger agreement is terminated, FNB would be required to pay a $1,350,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Tower and FNB may choose not to proceed with the Merger if it is not completed by May 31, 2006.

        Either Tower or FNB may terminate the merger agreement if the merger has not been completed by May 31, 2006. See "The Merger—Terms of the Merger—Termination and—Termination Fee," beginning at page 61. There can be no assurance that all conditions to the merger will have been satisfied by May 31, 2006. See "The Merger—Terms of the Merger—Conditions to the Merger," beginning at page 60.

The federal income tax consequences of the merger for FNB shareholders will be dependent upon the merger consideration received.

        The federal income tax consequences of the transaction to you will depend upon the merger consideration you receive. In general, if you exchange your shares of FNB common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your FNB common stock. If you receive solely Tower common stock in exchange for your FNB common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Tower common stock. If you receive a combination of cash and Tower common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see "The Merger—Certain Federal Income Tax Consequences," on page 68.

After the merger is completed, FNB shareholders who receive Tower common stock for some or all of their shares of FNB common stock will become Tower shareholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the merger, FNB shareholders who receive Tower common stock for some or all of their shares of FNB common stock will become Tower shareholders. Differences in FNB's articles of incorporation and bylaws and Tower's articles of incorporation and bylaws will result in changes to the rights of FNB shareholders who become Tower shareholders. For more information, see "Comparison of the Shareholders' Rights," beginning on page 146 of this document. A shareholder of FNB may conclude that his, her or its current rights under FNB's articles of incorporation and bylaws are more advantageous than the rights they may have as a Tower shareholder under Tower's articles of incorporation and bylaws.

A Warning About Forward-Looking Information

        This document, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of each of Tower, The First National Bank of Greencastle, FNB and The First National Bank of McConnellsburg. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See "Risk Factors," beginning on page 18 of this document.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution FNB shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to Tower or FNB or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Tower nor FNB undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Special Meetings of Shareholders

Tower Special Meeting

When and Where the Special Meeting will be Held.

        Tower will hold a special meeting of its shareholders at Rescue Hose Special Events Center at 407 South Washington Street, Greencastle, Pennsylvania at 2:00 p.m., local time, on Tuesday, March 14, 2006.

What will be Voted on at the Special Meeting.

        At the special meeting, Tower shareholders will consider and vote on proposals to:

  •
  Approve and adopt the merger agreement, between FNB and Tower, which provides for the merger of FNB into Tower, and related matters;

  •
  Adjourn the meeting if more time is needed to solicit proxies; and

  •
  Transact any other business that may properly be brought before the special meeting.

Shareholders Entitled to Vote.

        Tower has set January 20, 2006, as the record date to determine which Tower shareholders will be entitled to vote at the special meeting. Only Tower shareholders at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were 1,780,100 shares of Tower common stock outstanding and entitled to be voted at the special meeting, held by approximately 993 shareholders of record. Each holder of shares of Tower common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken.

        In order to have a quorum, a majority of the total outstanding shares of Tower common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

        We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

  •
  Shares of Tower common stock held by persons attending the Tower special meeting, whether or not they are voting;

  •
  Shares of Tower common stock for which Tower has received proxies, including proxies with respect to which holders of those shares have abstained from voting; and

  •
  Shares of Tower common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

Vote Required.

        Approval of the merger agreement and the merger requires the affirmative vote of at least 66 2/3% of the shares of Tower common stock outstanding on January 20, 2006, the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote. The Tower directors are expected to vote in favor of the merger.

Voting your Shares; Abstentions; Broker Non-Votes.

        The Tower board of directors is soliciting proxies from the Tower shareholders. This will give you an opportunity to vote at the Tower special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the Tower special meeting and voting in person, it will have the same effect as voting against the merger. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares "FOR" approval of the merger agreement and the merger. If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name can not give a proxy to vote your shares without receiving specific instructions from you.

        Broker non-votes and any abstentions will be counted as shares present for purposes of determining a quorum. However, broker non-votes and abstentions will not be counted as votes for or against the merger agreement. Broker non-votes and abstentions will therefore have the effect of a vote against the merger agreement.

        Because approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting by shareholders entitled to vote, abstentions and broker non-votes will not affect the vote on approval of the adjournment proposal.

Changing your Vote.

        Any Tower shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

  •
  Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to John H. McDowell, Sr. of Tower;

  •
  Submitting a later-dated proxy; or

  •
  Attending the special meeting and voting in person.

        You should send any written notice of revocation or subsequent proxy to Tower Bancorp, Inc., Attention: John H. McDowell, Sr., Secretary, 40 Center Square, Post Office Box 8, Greencastle, PA 17225, or hand deliver the notice of revocation or subsequent proxy to John H. McDowell, Sr. before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs.

        Tower will pay the costs of soliciting proxies from Tower shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Tower may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. Tower will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Tower will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Tower will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

FNB Special Meeting

When and Where the Special Meeting will be Held.

        FNB will hold a special meeting of its shareholders at the main office of The First National Bank of McConnellsburg, 101 Lincoln Way West, McConnellsburg, Pennsylvania at 10:00 a.m., local time, on Tuesday, March 14, 2006.

What will be Voted on at the Special Meeting.

        At the special meeting, FNB shareholders will consider and vote on proposals to:

  •
  Approve and adopt the merger agreement, between Tower and FNB, and the consummation of the transactions contemplated thereby, which provides, among other things, for the merger of FNB with and into Tower, upon the terms and subject to the conditions set forth in the merger agreement;

  •
  Adjourn the special meeting if more time is needed to solicit additional votes in favor of the merger agreement; and

  •
  Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The FNB board of directors recommends that you vote "FOR" approval and adoption of the merger agreement.

Shareholders Entitled to Vote.

        The FNB board of directors has fixed the close of business on January 20, 2006, as the record date for determining shareholders entitled to notice of, and to vote, at the special meeting. As of the record date, there were 800,000 shares of FNB common stock outstanding and entitled to be voted at the special meeting, held by approximately 448 shareholders of record. Each holder of shares of FNB common stock outstanding on the record date will be entitled to one vote for each share of FNB common stock held of record.

Number of Shares that Must be Represented for a Vote to be Taken.

        In order to have a quorum, a majority of the total outstanding shares of FNB common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

        We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

  •
  Shares of FNB common stock held by persons attending the FNB special meeting, whether or not they are voting.

  •
  Shares of FNB common stock for which FNB has received proxies, including proxies properly executed with respect to which holders of those shares have abstained from voting.

  •
  Shares of FNB common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.

Vote Required; Voting Agreements.

        The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of FNB common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement because as of the date of this joint proxy statement/prospectus the transaction received prior approval of at least 80% of the entire board of directors of FNB. If this approval is withdrawn prior to the FNB shareholders vote on the proposal the affirmative vote of the holders of at least 75% of the outstanding shares of FNB stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote. The affirmative vote of a majority of those shares present at the special meeting are required to approve the adjournment or postponement of the special meeting.

        The directors of FNB, who collectively hold approximately 18.86% of the outstanding FNB stock have agreed in writing to vote all shares of FNB common stock for which they have sole voting power, and their proportionate interest if they have shared voting power, on the record date, in favor of the merger agreement and the merger. The voting agreements may have the effect of discouraging persons from making a proposal from acquisition transaction involving FNB.

        No separate consideration was paid to any of the directors for entering into the voting agreements, however, such persons have interests in the merger as directors, executive officers, and employees that are different from those of other FNB shareholders. Tower required that such agreements be executed as a condition to Tower entering into the merger agreement. See "The Merger—Financial Interests of Directors, Officers and Others in the Merger—Terms of the Merger—Voting Agreements."

Voting your Shares; Abstentions; Broker Non-Votes.

        The FNB board of directors is soliciting proxies from the FNB shareholders. This will give you an opportunity to vote at the FNB special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions. If you do not vote by proxy or by attending the FNB special meeting and voting in person, it will have the same effect as voting against the merger. If you sign your proxy card but make no specification on your proxy card regarding the proposals, the agent will vote all your shares "FOR" approval of the merger agreement and the merger.

        If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote for or against such proposal. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name can not give a proxy to vote your shares without receiving specific instructions from you.

        Broker non-votes and any abstentions will be counted as shares present for purposes of determining a quorum. However, broker non-votes and abstentions will not be counted as votes for or against the merger agreement. Broker non-votes and abstentions will therefore have the effect of a vote against the merger agreement.

        We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of FNB common stock entitled to vote on the merger agreement because as of the date of this joint proxy statement/prospectus the transaction received prior approval of at least 80% of the entire board of directors of FNB. If the approval of at least 80% of the entire board is withdrawn then the affirmative vote of the holders of at least 75% of the outstanding shares of FNB common stock entitled to vote on the merger agreement is required.

        Abstentions and broker non-votes will not affect the vote on approval of the adjournment proposal. Approval of this proposal requires the affirmative vote the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote.

Changing your Vote.

        Any FNB shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

  •
  Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Margaret A. Kobel of FNB;

  •
  Submitting a later-dated proxy; or

  •
  Attending the special meeting and voting in person.

        You should send any written notice of revocation or subsequent proxy to FNB Financial Corporation, Attention: Margaret A. Kobel, Secretary, 101 Lincoln Way West, McConnellsburg, PA 17233 or hand deliver the notice of revocation or subsequent proxy to Margaret A. Kobel before the taking of the vote at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs.

        FNB will pay the costs of soliciting proxies from FNB shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of FNB may solicit proxies for the special meeting in person or by telephone, email, facsimile or other means of communication. FNB will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. FNB will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and FNB will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

The Merger

        The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement, as amended, which we incorporate by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described therein, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

        The merger agreement provides that:

  •
  FNB will merge into Tower with Tower as the surviving corporation.

  •
  If you are a shareholder of FNB, at your election, you will receive either 0.8663 shares of Tower common stock or $39.00 in cash for each share of FNB common stock you own. In addition, your election may specify that you receive all Tower common stock, all cash, or a mix of Tower common stock and cash, subject, however, to allocation procedures assuring that not more than 15% of FNB common stock is exchanged for cash and up to 100% but not less than 85% is exchanged for Tower common stock. Accordingly, after FNB shareholder elections have been tabulated, the elected amounts of stock and cash may be subject to adjustment to achieve a mix of consideration within these limits. Therefore, the amount of cash or stock that FNB shareholders receive in the merger may vary substantially from the consideration they elect to receive.

  •
  Patricia A. Carbaugh, Harry D. Johnston, D.O. and Terry L. Randall will be appointed as a member of the Tower board of directors.

  •
  First National Bank of McConnellsburg will continue to be operated as a separate subsidiary of Tower under the "First National Bank of McConnellsburg" until such time as the Tower board of directors determines otherwise.

  •
  The current directors of FNB, with the addition of Jeffrey B. Shank, will continue to serve as the directors of First National Bank of McConnellsburg after the effective date of the transaction.

Background of Merger

        From time to time over the past several years, both Tower and FNB's boards of directors and managements have considered various strategic alternatives as part of their continuing efforts to enhance each company's community banking franchise and to maximize shareholder value. Each company has considered strategic alternatives which include: continuing as an independent institution; acquiring branch offices or other community banks; establishing related lines of business; and entering into a strategic merger with similarly-sized institutions. In the case of Tower, these alternatives also included acquiring smaller financial institutions with cultures similar to Tower's. In the case of FNB, these alternatives also included affiliation with a larger community financial institution with a culture similar to FNB's.

        In early 2005, the Tower board of directors authorized Kermit Hicks, Chairman of the Board, and Jeff Shank, President/Chief Executive Officer, to prepare information for the board of directors regarding community-based financial institutions that may share Tower's vision and culture.

        On August 9, 2005, Tower Chairman Hicks, Vice-Chairman Robert L. Pensinger and President/CEO Shank met with FNB Chairman Craig E. Paylor, Bank Vice-Chairman Terry Randall and President/CEO, John Duffey, to generally discuss the possibility of an affiliation. All agreed to discuss the idea with their respective boards the next day.

        On August 10, 2005, the Tower board of directors discussed the FNB opportunity and agreed to proceed and prepare a proposal to acquire FNB. Tower agreed to engage Cedar Hill Advisors as its financial advisor and Shumaker Williams, P.C. as its special legal counsel.

        On August 10, 2005, the FNB board of directors agreed to receive and discuss a proposal from Tower.

        On August 17, the Tower board of directors discussed and considered the issues associated with and the proposed terms of a proposal to FNB. During this discussion, counsel from Shumaker Williams, P.C. discussed with the board of directors their fiduciary duties under Pennsylvania law. After this discussion was completed, the board of directors approved submitting a proposal letter to FNB. The letter proposed a transaction at $39.00 a share, with consideration being a minimum of 85% stock and up to 15% cash. The proposal letter indicated that an exchange ratio would be agreed upon closer to signing. The letter was subject to due diligence and the negotiation and execution of a definitive agreement. The letter was hand delivered to FNB Vice-Chairman Randall by Tower Chairman Hicks.

        On August 26, Tower was notified that FNB's board of directors approved to proceed with due diligence and negotiations of a transaction at a price of approximately $39.00 per share. Cedar Hill communicated with RP Financial to coordinate a Labor Day weekend due diligence of FNB and to establish an FNB timeline to negotiate a proposed merger agreement.

        On September 2, 2005, Shumaker Williams, P.C., special counsel to Tower, delivered draft merger documents to FNB's special legal counsel Ober Kaler of Baltimore, MD.

        On September 5, 2005, Tower's President/CEO Shank, CFO Frank Klink, COO John H. McDowell, Sr. and Senior Vice President Donald G. Kunkle, two representatives of Cedar Hill Advisors, and two representatives of Shumaker Williams, P.C. performed businesses and loan due diligence on FNB with FNB President/CEO Duffey.

        On September 12, 2005, Ober Kaler delivered comments to the proposed merger agreement to Shumaker Williams, P.C.

        On September 14, 2005, the Tower board of directors reviewed the merger discussions to date, the due diligence findings, the potential impact of a proposed transaction with FNB, and the proposed terms of the transaction, including financial and non-financial aspects of the transaction. The Tower board of directors decided to continue the negotiation of terms of the transaction.

        On September 16, 2005, representatives of Tower, RP Financial, and Ober Kaler performed due diligence on Tower in Tower's headquarters. Also, on September 16, 2005, Shumaker Williams, P.C. performed due diligence on FNB in FNB's headquarters. Cedar Hill assisted Tower with due diligence at Tower's headquarters.

        On September 14 through September 20, 2005 Tower and FNB negotiated terms of the transaction through their professionals including:

    •
    the merger consideration and its composition;

    •
    the merger agreement and its terms; and

    •
    merger integration issues.

        On September 21, 2005, the Tower board of directors met to review the financial and non-financial aspects of the transaction in detail including reviewing the proposed merger agreement and its exhibits. At this meeting, Tower's board of directors received the fairness opinion presentation and opinion from Cedar Hill Advisors and merger agreement presentation from Shumaker Williams, P.C. During this presentation, counsel from Shumaker Williams, P.C. once again discussed with the board of directors their fiduciary duties under Pennsylvania law. The Tower board of directors unanimously approved the merger agreement and authorized its execution. On the same day, FNB's board of directors met to review and approve the merger. After respective boards of directors approvals, both parties then executed the merger agreement.

        On September 22, 2005, the press release announced the merger.

Recommendation of the Tower Board of Directors.

        The Tower board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Tower. Accordingly, the Tower board of directors unanimously recommends that Tower shareholders vote "FOR" approval of the merger agreement and the merger.

Recommendation of the FNB Board of Directors.

        The FNB board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of FNB and its shareholders. Accordingly, the FNB board of directors unanimously recommends that FNB shareholders vote "FOR" approval of the merger agreement and the merger.

Opinion of Tower's Financial Advisor.

        Tower retained Cedar Hill Advisors, LLC ("Cedar Hill") by letter agreement dated August 26, 2005 to act as financial advisor in connection with a possible business combination with FNB. As part of its engagement, Cedar Hill delivered its written fairness opinion to Tower's board of directors at its September 21, 2005 meeting (the "Cedar Hill Fairness Opinion") that, as of that date and based upon and subject to various considerations set forth in the opinion, the "Merger Consideration" (as defined in the Cedar Hill Fairness Opinion) was fair, from a financial point of view, to Tower's shareholders. No limitations were imposed by Tower's board of directors upon Cedar Hill with respect to investigations made or the procedures followed by Cedar Hill in rendering its opinion.

        The full text of Cedar Hill's written opinion dated September 21, 2005, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. Tower shareholders are urged to read this opinion carefully in its entirety. The Cedar Hill Fairness Opinion is directed only to the fairness of the Merger Consideration to the holders of Tower common stock from a financial point of view. It has been provided to Tower's board of directors in connection with the board's evaluation of the merger, does not address the merits of the underlying decision by Tower to engage in the merger, and does not constitute a recommendation to any person as to how he or she should vote. The summary of the Cedar Hill Fairness Opinion set forth below is qualified in its entirety by reference to the text of the full opinion.

        Cedar Hill, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

        In conducting its analysis and arriving at its opinion, Cedar Hill had among other things:

  •
  Reviewed the merger agreement, dated September 21, 2005, and the schedules and exhibits attached thereto;

  •
  Considered the pro forma financial impact of the merger on the parties to the agreement, based on assumptions relating to earnings projections, transaction expenses, certain purchase accounting adjustments and cost savings determined by senior management of Tower and provided by it to Cedar Hill;

  •
  Held discussions with FNB's and Tower's management regarding the business, operations and prospects of their respective operations;

  •
  Reviewed Tower's Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2003, Tower's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005 and March 31, 2005 and certain other documents as filed by Tower with the Securities and Exchange Commission;

  •
  Reviewed Tower's audited consolidated financial statements for its fiscal years ended December 31, 2004 and December 31, 2003;

  •
  Reviewed Tower's Consolidated Financial Statements (Form Y-9C) for the quarter ended June 30, 2005;

  •
  Reviewed First National Bank of Greencastle's Consolidated Report of Condition and Income for its fiscal year ended December 31, 2004 and for its fiscal quarter ended June 30, 2005;

  •
  Reviewed FNB's audited consolidated financial statements for its fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002;

  •
  Reviewed FNB's Parent Only Financial Statements (Form Y-9LP) for the quarter ended June 30, 2005 and FNB's Consolidated Financial Statements (Form Y-9C) for the quarter ended June 30, 2005;

  •
  Reviewed First National Bank of McConnellsburg's Consolidated Report of Condition and Income for its fiscal year ended December 31, 2004 and for its fiscal quarters ended June 30, 2005 and March 31, 2005, and certain other documents as filed with the Office of the Comptroller of the Currency;

  •
  Reviewed certain internal information relating to FNB and Tower provided to Cedar Hill by management of FNB and Tower, including historical financial information and limited financial forecasts;

  •
  Reviewed certain other publicly available financial statements and other historical financial information of Tower and FNB that Cedar Hill deemed relevant;

  •
  Reviewed the publicly reported historical price and trading activity for Tower's and FNB's common stock, including a comparison of certain financial and stock market information for Tower and FNB with similar publicly available information for certain other companies, the securities of which are publicly traded;

  •
  Reviewed certain publicly available information concerning certain other companies engaged in businesses which Cedar Hill believed to be reasonably comparable to FNB and Tower;

  •
  Reviewed the publicly available financial terms of certain recent business combinations in the banking industry which Cedar Hill believed to be reasonably comparable to FNB and Tower;

  •
  Performed various valuation analyses as it deemed appropriate using generally accepted analytical methodologies;

  •
  Reviewed the pro forma impact of the merger on Tower's branch locations and the demographics of the markets in which the branches are located;

  •
  Attended, to a limited degree, certain of the discussions and negotiations between Tower and FNB;

  •
  Considered the current market environment generally and the banking environment in particular; and

  •
  Performed such other financial studies, analyses, inquiries, examinations and investigations, as Cedar Hill deemed appropriate.

        In conducting its review and analyses and in rendering this opinion, Cedar Hill assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at this opinion. Cedar Hill further relied upon the assurances of the respective managements of Tower and FNB that they were not aware of any fact, circumstance or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the accuracy or completeness of any such information. Cedar Hill did not make an independent evaluation or appraisal of any specific assets or their collectibility or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of Tower or FNB or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for losses for Tower and FNB. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any loan or lease assets or the adequacy of the allowance for loan losses of Tower or FNB, and Cedar Hill has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill has not reviewed or sampled any loan files of FNB, Tower or their respective subsidiaries.

        With respect to financial forecasts provided by Tower and FNB, Cedar Hill was advised by the management of Tower and FNB, and it has assumed without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of Tower and FNB respectively. Cedar Hill has also relied, without independent verification, upon the estimates and judgments of the management of Tower and FNB as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Cedar Hill did not express, and by consenting to the disclosure of the terms of the Cedar Hill Fairness Opinion does not express, any opinion as to such financial forecasts or the assumptions on which they are based. Cedar Hill did not undertake to evaluate such projections for Tower or its shareholders. Cedar Hill has also assumed that there has been no material change in Tower's or FNB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill has assumed in all respects material to its analysis that Tower and FNB will each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's opinion dated September 21, 2005 was based upon financial, economic, market and other conditions as they existed, and the information that was made available to Cedar Hill as of September 21, 2005. Events occurring after any such date could materially affect the assumptions and conclusions contained in Cedar Hill's opinion. Cedar Hill disclaimed any responsibility to update its opinion to account for subsequent events.

        In performing its analyses, Cedar Hill also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Cedar Hill, Tower or FNB. The analyses performed by Cedar Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

        Although Cedar Hill evaluated the Merger Consideration to be paid by Tower in connection with the merger, it did not recommend the specific consideration payable in the merger, which was determined by Tower and FNB. Cedar Hill also assumed, without independent investigation, that

  •
  the merger will be consummated in accordance with the terms, including but not limited to the representations and warranties, set forth in the merger agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations; and

  •
  all regulatory and other approvals and third party consents required for the consummation of the reorganization and merger will be obtained without material cost to Tower or FNB.

        Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Tower, FNB or any of their respective subsidiaries, as the case may be, or on the contemplated benefits of the reorganization and merger, including the expected synergies. It further assumed that the reorganization and merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and relied upon the advice Tower received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the merger and the transactions contemplated by the merger agreement.

        The following is a summary of the material analyses presented by Cedar Hill to Tower's board of directors at its meeting held on September 21, 2005:

        Summary of Proposal.    Cedar Hill reviewed the financial terms of the proposed transaction. Based upon the average of the 15 day closing prices of Tower common stock ended September 16, 2005 of $45.02 and an exchange ratio of 0.8663 shares of Tower common stock to be exchanged for each share of FNB common stock, Cedar Hill calculated an implied transaction value of $39.00 per share.

Based upon financial information for FNB as of or for the twelve-month period ended June 30, 2005, Cedar Hill calculated the following ratios:

Transaction Ratios

Transaction price/Last twelve month's earnings per share ($1.89 per share)	20.6	x
Transaction price/Book value ($19.39 per share)	201%
Transaction price/Tangible book value ($16.58 per share)	235%
Tangible book premium/Core deposits(1)	14.3%

(1)
Calculated by dividing the excess of transaction value over tangible equity by core deposits (all deposits excluding CDs over $100,000 in balance).

        For purposes of Cedar Hill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $31.2 million based upon 800,000 shares of FNB common stock outstanding. FNB had no outstanding stock options.

        Stock Trading History.    Cedar Hill reviewed the history of the reported trading prices and volume of Tower's common stock and FNB's common stock and the relationship between the movements in the prices of Tower's common stock and FNB's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index, the SNL Index of Banks with Assets less than $500 million.

        During the one-year and three-year periods ending September 16, 2005, Tower's common stock outperformed the S&P 500 and the NASDAQ Bank Indexes but underperformed the SNL Index of Banks with Assets less than $500 million.

Tower's One Year Stock Performance

	Beginning Index Value September 16, 2004	Ending Index Value September 16, 2005
Tower	100.00%	112.36%
SNL Index of Banks with Assets < $500 million	100.00	113.19
NASDAQ Bank Index	100.00	102.98
S&P 500 Index	100.00	110.18

Source: SNL Financial, LC

Tower's Three Year Stock Performance

	Beginning Index Value September 16, 2002	Ending Index Value September 16, 2005
Tower	100.00%	166.67%
SNL Index of Banks with Assets < $500 million	100.00	180.20
NASDAQ Bank Index	100.00	136.39
S&P 500 Index	100.00	138.92

Source: SNL Financial, LC

        During the one-year period ending September 16, 2005, FNB's common stock generally outperformed each of the indices to which it was compared. During the three-year period ending September 16, 2005, FNB's common stock underperformed each of the indices to which it was compared.

FNB's One Year Stock Performance

	Beginning Index Value September 16, 2004	Ending Index Value September 16, 2005
FNB	100.00%	117.76%
SNL Index of Banks with Assets < $500 million	100.00	113.19
NASDAQ Bank Index	100.00	102.98
S&P 500 Index	100.00	110.18

Source: SNL Financial, LC

FNB's Three Year Stock Performance

	Beginning Index Value September 16, 2002	Ending Index Value September 16, 2005
FNB	100.00%	132.63%
SNL Index of Banks with Assets < $500 million	100.00	162.76
NASDAQ Bank Index	100.00	156.79
S&P 500 Index	100.00	141.87

Source: SNL Financial, LC

        Selected Company Analysis.    Cedar Hill reviewed certain financial, operating and stock market performance data of thirty-three publicly traded holding companies headquartered in the Mid-Atlantic region of the United States, each with assets between $150 million and $250 million and a return on assets for the most recent quarter over 0.50%, which it refers to as the Peer Companies. Cedar Hill analyzed the relative performance and value of Tower and FNB by comparing certainly publicly available financial data of Tower and FNB with that of the Peer Companies, including, among other ratios, the ratios of loans to deposits, multiples of market price to earnings per share for the quarter ended June 30, 2005 (annualized), market price to last 12 months (LTM ending June 30, 2005) earnings per share, and market price to June 30, 2005 book value. All stock prices were as of the market close on September 16, 2005.

	Tower	FNB	Peer Median
	(dollars in thousands)
Balance Sheet and Capitalization
Total assets	$346,828	$180,686	$186,630
Total deposits	$259,027	$142,596	$112,218
Total net loans	$227,653	$126,556	$112,218
Total shareholders' equity	$45,964	$15,510	$16,733
Total equity/assets	13.3%	8.6%	9.3%
Tangible equity/tangible assets	13.3%	7.4%	9.3%
Tier I capital/risk-adjusted assets	16.1%	10.9%	14.7%
Total capital/risk-adjusted assets	19.5%	11.8%	15.8%
Total borrowings/total assets	10.4%	11.9%	4.5%
Asset Quality
Non-performing assets (including 90 days past due)/loans & Other Real Estate Owned	0.01%	0.41%	0.30%
Loan loss reserves/non-performing loans	NM	236%	242%
Loan loss reserves/loans	0.89%	0.87%	1.05%
Net chargeoffs/average loans	0.01%	0.12%	0.00%
	Tower	FNB	Peer Median
Loan & Deposit Composition
Total loans/Total assets	66%	70%	65%
Total loans/Deposits	89%	90%	65%
1-4 family loans/Total loans	65.0%	52.6%	45.0%
Commercial real estate/Total loans	10.1%	18.4%	23.6%
Commercial loans/Total Loans	15.5%	7.6%	12.4%
Transaction accounts/Total deposits	34.3%	24.2%	25.2%
MMDA and savings/Total deposits	30.5%	21.6%	35.7%
Total certificates of deposit/Total deposits	35.2%	54.2%	36.2%
Performance
Return on average assets	1.47%	0.79%	0.98%
Return on average equity	10.78%	9.02%	10.09%
Net interest margin	3.77%	3.59%	4.15%
Efficiency ratio	64.84%	70.46%	65.52%
Market Statistics
Stock price at September 21, 2005	$45.00	$31.50	nm
Price/Last 12 Months' EPS	16.4x	16.7x	17.8x
Price/June 2005 quarterly annualized EPS	16.1x	18.3x	16.6x
Price/Book value per share	169%	163%	151%
Price/Tangible book value per share	169%	190%	153%
Market capitalization (in millions)	$84.6	$22.4	$28.3
Dividend yield	2.1%	2.5%	2.2%
Dividend payout as % of net income	51%	48%	23%

Source: SNL Financial LC

        Contribution Analysis.    Cedar Hill reviewed the relative contributions to be made by Tower and FNB to the combined institution based on financial information of both companies as of or for the period ended June 30, 2005. The percentage of pro forma shares owned was determined using the exchange ratio of 0.8663 and assuming FNB shareholders elected Merger Consideration of 100% stock. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis

	Tower	FNB
Assets	66%	34%
Loans	66%	34%
Deposits	65%	35%
Equity	75%	25%
Last twelve months' net income(1)	76%	24%
Pro forma ownership	71%	29%
Directorship	70%	30%

(1)
Does not include cost efficiencies or purchase accounting adjustments.

Source: SNL Financial, LC

        Analysis of Selected Merger Transactions.    Cedar Hill compiled data from 61 merger transactions announced nationwide between September 16, 2003 and September 16, 2005 involving commercial banks sold with assets between $150 million and $300 million and a return on assets greater than 0.50%. Cedar Hill also compiled data from 24 merger transactions announced in the eastern United States (northeast, mid atlantic and southeast regions) involving commercial banks sold with assets between $150 million and $300 million and a return on assets greater than 0.50%, during the same dates. Cedar Hill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits and computed high, low, average and median multiples for the transactions. The median multiples were applied to FNB's financial information as of and for the twelve months ended June 30, 2005. As illustrated in the following tables, Cedar Hill derived an imputed range of values per share of FNB common stock of $42.18 to $49.32 based upon the median multiples for the nationwide commercial bank transactions and $42.50 to $48.89 based upon the median multiples for the eastern United States transactions. The transaction value of the merger as calculated by Cedar Hill Advisors was $39.00 per share.

Transaction Multiples and Implied Value

	Nationwide Median			Eastern States Median
	Multiple		Implied Value	Multiple		Implied Value
Transaction price/Last Twelve Month EPS ($1.89 Per Share)	23.87	x	$44.19	23.06	x	$43.58
Transaction price/Book value ($19.39 Per Share)	2.33	x	$49.32	2.52	x	$48.89
Transaction price/Tangible book value ($16.58 Per Share)	2.72	x	$42.18	2.56	x	$42.50
Tangible book premium/Core deposits(1)	18.79%		$46.05	18.78%		$46.03

(1)
Calculated by dividing the excess of transaction value over tangible equity by core deposits (all deposits excluding CDs over $100,000 in balance)

Source: SNL Financial, LC

        Pro Forma Financial Impact Analysis.    Cedar Hill illustrated the impact of the proposed merger to Tower's projected fully diluted estimated earnings per share for years one and two of the merger. Cedar Hill based its analysis on estimates provided by management of Tower and FNB with respect to projected future earnings of Tower and FNB. Estimates were also provided for expected integration cost savings (no revenue enhancements were assumed), transaction expenses and certain purchase accounting adjustments. Cedar Hill also illustrated the pro forma impact assuming FNB shareholders elected 100% common stock as Merger Consideration and also assuming FNB shareholders elected 85% common stock and 15% cash. Further analysis was shown to illustrate the impact to Tower's earnings with and without expected security gains. Based on this information, and the terms of the merger agreement, Cedar Hill illustrated that, for Tower, the merger could have a moderately accretive effect on estimated earnings per share once the merger integration savings are achieved. Tower anticipated that the merger savings would be achieved within one year of the closing of the transaction.

        Discounted Dividend Analysis.    Cedar Hill performed an analysis to calculate a range of implied present values per share of FNB's common stock assuming that FNB continued to operate as a publicly-traded entity, and an analysis to calculate a range of implied present values per share of FNB's common stock assuming a change of control. The expected integration costs and transaction costs were assigned to FNB's per share value. These ranges were determined by adding

  •
  The present value of the estimated future dividend stream that FNB could generate over the five year period beginning June 30, 2005 and ending on June 30, 2010, and

  •
  The present value of the terminal value of the FNB common stock on June 30, 2010.

To determine a projected dividend stream, Cedar Hill assumed a 6% capital ratio for FNB. The FNB fully diluted earnings projections used were the same described in the Pro Forma Financial Impact Analysis.

        The terminal values were based upon a range of price-to-earnings multiples of 14.5x to 18.5x earnings per share and a range of discount rates employed to determine the present value per share were 10% to 14%. Applying the foregoing multiples, discount rates and assumptions, Cedar Hill determined that the range of implied value per share of FNB common stock, assuming it continued to publicly trade, ranged from $27.07 to $38.41, and the range of implied value per share of FNB common stock assuming a change of control ranged from $33.35 to $47.36, each based on the assumptions outlined herein.

        Cedar Hill considered and discussed with the Tower board of directors that the dividend discount analysis and pro forma financial impact analysis are widely used valuation and analysis methodologies, but the results of such analyses are highly dependent upon numerous assumptions that must be made, and the results thereof may be beyond the control of Tower, FNB and Cedar Hill.

        In arriving at its opinion, Cedar Hill performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Cedar Hill or of Cedar Hill's presentation to Tower's board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Cedar Hill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cedar Hill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in this opinion.

        Pursuant to a letter agreement dated August 26, 2005 between Cedar Hill and Tower, Cedar Hill agreed to act as financial advisor to Tower in connection with the merger. Tower paid Cedar Hill a $15,000 retainer upon execution of the letter agreement, and an additional fee of $75,000 of which $45,000 was paid at the signing of the merger agreement and $30,000 will be due at the closing of the merger. Tower has agreed to reimburse Cedar Hill for its reasonable out-of-pocket expenses, including travel, outside legal fees and related charges, and to indemnify Cedar Hill and related persons against certain liabilities, from and arising out of or based upon Cedar Hill's engagement as financial advisor by Tower and the rendering of its opinion. Cedar Hill has, in the past, provided certain financial advisory services to Tower, and has received compensation for such services and Cedar Hill may provide additional services to Tower in the future. Cedar Hill has had not any prior financial advisory relationship with FNB. Cedar Hill is not a broker-dealer or an investment advisor. Therefore, Cedar Hill does not engage in the business of effecting transactions in common stock of Tower or FNB as a market maker or otherwise. Cedar Hill does not, for compensation, provide advice on the sale, purchase or value of the common stock of Tower or FNB. Cedar Hill does not produce published research reports or investment analysis on Tower or FNB.

Opinion of FNB's Financial Advisor.

        FNB retained RP Financial in June 2005 to conduct a strategic audit of FNB to evaluate: (1) FNB's financial, market and competitive positions; (2) the impact of the external environment on FNB, including legislation, regulation, competition and consumer preferences; (3) FNB's profile as a publicly-traded commercial bank; (4) FNB's strengths, weaknesses, opportunities and threats; and (5) the appropriateness of FNB's existing strategic plan and strategic recommendations to enhance franchise value and shareholder returns, including strategies as an independent company and pursuant to a potential change of control. RP Financial presented the strategic audit report to the FNB Board August 26, 2005. On the same date, RP Financial presented a supplement to its strategic audit report to preliminarily evaluate the strategic merger letter of interest received August 17, 2005 from Tower. RP Financial's professional fees for the strategic audit engagement totaled $12,500.

        The Special Committee of the FNB board of directors orally retained RP Financial in August 2005 (after the strategic audit presentation) and formally retained RP Financial in September 2005 to render certain valuation, planning and financial advisory services in connection with FNB's strategic planning activities, specifically with respect to exploring the strategic business combination with Tower. In this regard, The Special Committee engaged RP Financial to provide the following financial services: to determine the value of FNB pursuant to a change of control transaction, to determine the feasibility of Tower in completing the merger in accordance with its letter of interest (including pro forma analyses) and to evaluate the pro forma business plan and outlook of the merged company, following a due diligence review of both institutions; to provide negotiation and evaluation assistance with respect to the financial and other terms of the potential merger and to render its opinion with respect to the fairness of the merger consideration from the financial point of view of the FNB shareholders. In requesting RP Financial's opinion, the FNB board of directors did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to FNB its written opinion, dated September 21, 2005, and its updated opinion as of the date of this proxy statement, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the merger consideration was fair to the FNB shareholders from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by FNB shareholders and does not constitute a recommendation to any FNB shareholder to vote in favor of approval of the agreement. A copy of the RP Financial opinion is set forth as Annex C to this proxy statement, and FNB shareholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this proxy statement.

        RP Financial was selected by FNB to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of commercial banks and bank holding companies, savings and loan associations, savings banks and savings and loan holding companies, including such transactions in Pennsylvania. Pursuant to a letter agreement dated August 31, 2005 and executed by FNB on September 1, 2005 (the "Engagement Letter"), RP Financial estimates that it will receive from FNB total professional fees of approximately $150,000, none of which has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger. In addition, FNB has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services provided under the Engagement Letter, from and against any and all losses, claims, damages and liabilities, including, but not limited to, all losses and expenses in connection with claims under the federal securities laws, brought by third parties and attributable to: (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by FNB to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by FNB to RP Financial, or (iii) any action or omission to act by FNB, or FNB's respective officers, trustees, directors, employees or agents, which action or omission is willful or negligent. FNB will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought. In addition, if RP Financial is entitled to indemnification from FNB under the engagement letter, and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, FNB will indemnify RP Financial for all reasonable expenses.

        In rendering this opinion, RP Financial reviewed the following material or conducted the following analyses:

    •
    The merger agreement, as reviewed by the FNB board of directors on September 21, 2005 and executed on September 22, 2005, including exhibits;

    •
    The following information for FNB—(1) the annual audited financial statements for the fiscal years ended December 31, 2002, 2003 and 2004, included in its annual report to shareholders for the respective years, (2) shareholder and regulatory reports through June 30, 2005, (3) internal financial and other reports through August 31, 2005, (4) the annual shareholder proxy statements for the last three fiscal years, and (5) other securities filings;

    •
    The following information for Tower—(1) the annual audited financial statements for the fiscal years ended December 31, 2002, 2003, and 2004, included in its annual report to shareholders and other securities filings, (2) shareholder and regulatory and other reports through June 30, 2005, (3) internal financial and other reports through August 31, 2005, (4) the annual shareholder proxy statements for the last three fiscal years, and (5) other securities filings;

    •
    Discussions with management of FNB and Tower regarding the past and current business, operations, financial condition, and future prospects of both institutions separately and merged;

    •
    An analysis of the pro forma value of alternative strategies for FNB as an independent institution;

    •
    The competitive, economic and demographic characteristics nationally, regionally and in the local market area;

    •
    The potential impact of regulatory and legislative changes on financial institutions;

    •
    The financial terms of other recently completed and pending acquisitions of commercial banks in Pennsylvania, regionally and nationally with similar characteristics as FNB;

    •
    Tower's financial condition as of June 30, 2005, regarding the perceived financial ability to complete the merger from a cash and capital perspective;

    •
    The estimated pro forma financial impact of the merger on Tower and the pro forma per share data and the pro forma pricing ratios based on Tower's current market price, incorporating the potential effect of anticipated merger synergies;

    •
    The prospective strategic benefits of the merger to FNB, including, but not limited to, an expanded market area across state lines, enhanced delivery channels, broadened products and services including commercial lending and checking, increased stock liquidity, expanded management team, the opportunity to realize cost reductions and increased platform for future expansion.

        In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FNB and Tower furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. FNB and Tower did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of FNB or Tower.

        RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the merger agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Tower that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement.

        RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of September 21, 2005 and as of the date of this proxy statement. Events occurring after the most recent date could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated September 21, 2005, and updated as of the date of this proxy statement, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of FNB and Tower, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions, and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to FNB and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

        Comparable Transactions Analysis.    RP Financial compared the merger on the basis of the multiples or ratios of reported earnings, book value, tangible book value, assets, tangible book premium to core deposits, and control premium relative to the pre-announcement trading price of FNB with the same multiples or ratios of selected comparable completed and pending bank mergers and acquisitions of: (1) all commercial banks and commercial bank holding companies in Pennsylvania with assets under $500 million announced January 1, 2002 to date, but excluding mergers of equals transactions and those deals with limited or no available deal data ("Pennsylvania Group"); and (2) all commercial banks and bank holding companies in the Mid-Atlantic region with assets under $500 million announced January 1, 2002 to date, but excluding mergers of equals transactions and those deals with limited or no available deal data ("Mid-Atlantic Group"). The Pennsylvania Group consisted of 12 completed and one pending transaction, while the Mid-Atlantic Group consisted of 25 completed and six pending transactions. The median selected financial data and acquisition pricing multiples or ratios at announcement for the Pennsylvania Group and the Mid-Atlantic Group relative to the FNB financial data and pricing multiples or ratios are shown below:

Pennsylvania Group	Mid Group	FNB Bancorp(1)
Assets ($000)	$208,844	$272,506	$180,686
Equity/Assets(%)	9.35%	9.07%	8.58%
Return on Average Assets(%)	0.92%	0.96%	0.84%
Return on Average Equity(%)	9.93%	10.66%	9.75%
Price/Earnings(x)(2)	27.57	x	25.00	x	20.62	x
Price/Book(%)	251.90%	249.33%	201.16%
Price/Tangible Book(%)	265.11%	258.21%	235.24%
Price/Assets(%)	24.67%	23.71%	17.27%
Tangible Book Premium/Core Deposits(%)	22.22%	22.21%	14.22%
Control Premium(%)(3)	45.54%	40.68%	23.81%

(1)
Reflects financial data as of or for the trailing 12 months ended 6/30/05.

(2)
Reflects earnings for the trailing 12 months prior to the merger announcement. Pricing ratios are based on shares outstanding, and excludes the value of granted options.

(3)
Merger price relative to trading price 1 week prior to announcement. Pricing ratios are based on shares outstanding, and excludes the value of granted options.

        In comparison to the comparable transactions groups, FNB was smaller in terms of total assets, and maintained a lower ratio of equity to assets and lower profitability relative to average assets and average equity. FNB's merger pricing ratios or multiples generally fell within the range of the pricing ratios or multiples of the members of the two comparable transactions groups. The pricing ratios or multiples based on the merger consideration for the FNB common stock fell somewhat below the median pricing ratios or multiples of the two comparable transactions groups.

        Discounted Cash Flow Analysis.    Using the discounted cash flow analysis, RP Financial estimated the present value per share of future dividends and the terminal value to FNB's current shareholders based on a continuation of FNB's current operating strategies over a five-year period. The discounted cash flow scenarios analyzed included a base case scenario, a slow growth scenario, and a fast growth scenario. Specifically, RP Financial incorporated the following assumptions into the discounted cash flow analyses:

    •
    Annual asset growth of 6.0% for the base case scenario, 4.0% for the slow growth scenario, and 8.0% for the fast growth scenario;

    •
    First and second year return on average assets (ROAA) of 0.73%, and increasing 0.03% in each year thereafter for the base case scenario; for the slow growth scenario, year 1 through year 3 ROAA of 0.73%, and increasing 0.03% in years 4 and 5; for the fast growth scenario, first and second year ROAA of 0.73%, and increasing 0.05% in each year thereafter;

    •
    A constant annual dividend payout ratio of 56.0% for all scenarios;

    •
    Fifth year terminal value multipliers for earnings per share of 27.57 times and 2.65 times for book value per share, with 60.0% weight given to the earnings result and 40.0% weight given to the book value result for all scenarios. Such terminal value multipliers were derived from the median data for the Pennsylvania Group of comparable transactions.

        The cash flows were then discounted to present value using two discount rates, a low of 10.0% (based on the Capital Assets Pricing Model) and a high of 12.5% (based on data from Ibbotson Associates, a well known market-research firm, for the approximate total return generated by small capitalization stocks over the long term) for all scenarios.

        In applying these assumptions, RP Financial considered the following:

    •
    FNB's recent historical asset growth rate without the benefit of recent branch purchases, and the projected growth rate incorporated into the internal budget for 2005 and 2006;

    •
    FNB's recent profitability and internal budget for 2005 and 2006, assuming a flat rate scenario; and

    •
    Certain less favorable financial characteristics of FNB (i.e., smaller and less profitable) relative to those of the Pennsylvania Group of comparable transactions whose multiples were used for the terminal value calculation.

        The merger consideration of $39.00 per share falls in the middle of the range of the present values as determined by the discounted cash flow methodology. Specifically, the present values in the base case scenario ranged from $38.26 to $42.61 per share, in the slow growth scenario ranged from $35.26 to $39.26 and in the fast growth scenario from $42.49 to $47.34 per share.

        Pro Forma Impact Analysis.    In view of the stock component of the merger consideration and the Board's strategic reasons for the merger, RP Financial considered the pro forma impact of the merger on Tower's financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that the merger is anticipated to:

    •
    Be accretive to Tower's pro forma cash earnings per share within the first year of completing the merger, incorporating a limited amount of merger synergies;

    •
    Leverage Tower's tangible equity; and

    •
    Increase Tower's cash return on tangible equity.

        Furthermore, RP Financial considered the increased size and competitive profile of Tower on a pro forma basis, as well as the expanded geographic footprint and elimination of a competitor. RP Financial considered the pro forma impact of the merger on Tower's per share data and pricing ratios based on Tower's pre-announcement trading price relative to other publicly-traded financially comparable banks in the Mid-Atlantic. RP Financial also took into account Tower's strategic objectives following the merger, including additional growth and capital management. RP Financial also considered other benefits of the merger, including the potential for increased liquidity of the stock given Tower's larger size, greater market capitalization and higher shares outstanding than FNB, the increased cash dividends per share for continuing shareholders as a result of the exchange ratio, the enhanced ability to pursue growth given the expanded market area, enhanced products and services and delivery systems for Tower customers, and expanded management team.

        In comparing the pro forma impact of the merger, RP Financial took into consideration that:

    •
    Following the merger, FNB shareholders will hold stock in a larger, more actively traded commercial bank;

    •
    On a pro forma basis, after taking into account the exchange ratio, FNB shareholders will receive a 7.0% increase in the dollar amount of dividends per share;

    •
    On a pro forma basis, FNB shareholders will own approximately one-fourth of the common stock in Tower;

    •
    The similarity in corporate strategies of FNB and Tower on a stand-alone basis, and that on a combined basis there is expected to be limited customer or employee disruption in that First National Bank of McConnellsburg and First National Bank of Greencastle will initially be separate subsidiaries of Tower.

        As described above, RP Financial's opinion and presentation to the FNB board of directors was one of many factors taken into consideration by the FNB board of directors in making its determination to approve the merger agreement. Although the foregoing summary describes, the material components of the analyses presented by RP Financial to the board of directors of FNB on September 21, 2005, and updated as of the date of this proxy statement in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex C, which FNB shareholders are urged to read in its entirety.

Reasons for the Merger: Tower's Board of Directors.

        In evaluating acquisition opportunities, Tower looks for financial institutions with business philosophies that are similar to those of Tower, that operate in markets that geographically complement Tower's operations. In evaluating acquisition opportunities, Tower also considers its long-range strategies—a financial strategy, a customer strategy and a people strategy. Tower, from time to time, reviews its strategic plan to analyze its geographic scope, financial performance and growth opportunities. Tower has explored a number of opportunities to expand its branch footprint into the Fulton and Franklin Counties in Pennsylvania and Washington County in Maryland; however, Tower's board of directors concluded that the acquisition of FNB was the best opportunity to accomplish this business objective during the current timeframe. In connection with its approval of the merger with FNB, Tower's board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact to Tower's constituencies. In reaching its decision to approve the merger, Tower's board of directors considered a number of factors, including the following:

  •
  The acquisition of FNB represents an attractive opportunity for Tower to broaden its geographic market.

  •
  The advantageous geographic location of FNB's branches as they relate to Tower's long-term strategic plan to move into Fulton and Franklin Counties in Pennsylvania and Washington County in Maryland.

  •
  The expectation that the merger would be accretive to earnings per share in light of the potential cost savings and revenue enhancements.

  •
  FNB's customer service-oriented emphasis with local decision-making ability a clear focus on the community and local customer, which are consistent with Tower's business approach.

  •
  FNB's priority in serving the small and mid-size business sectors.

  •
  The potential operating efficiencies and, revenue enhancements asset quality, fee income sources from insurance and mortgage banking.

  •
  The financial condition, operating results and future prospects of Tower and FNB.

  •
  Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis, and capital ratio impact information.

  •
  A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of earnings and book value.

  •
  Acquisition of FNB would increase legal lending limits.

  •
  Management's view, based on, among other things, such comparable transactions review, that the consideration paid by Tower is fair to Tower and its shareholders from a financial point of view.

  •
  Perceived opportunities to increase the combined company's commercial lending, and to reduce the combined company's operating expenses, following the merger.

        The discussion and factors considered by Tower's board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger and ancillary agreements, Tower's board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Tower's board of directors based its recommendation on the totality of information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.

        After deliberating with respect to the proposed merger with FNB, considering, among other things, the factors discussed above and the opinion of Cedar Hill Advisors, LLC referred to above, the Tower board of directors unanimously approved and adopted the merger agreement and the merger with FNB.

        The emphasis of the Tower board's discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:

  •
  The enhanced franchise value discussed above, including pro forma market share information relating to deposits in Fulton and Franklin Counties in Pennsylvania and Washington County in Maryland.

  •
  The expectation that the merger would be accretive to earnings per share in light of the potential cost savings and revenue enhancements.

  •
  Perceived opportunities to increase the combined company's commercial lending, and to reduce the combined company's operating expenses, following the merger.

        There can be no certainty that the above benefits of the merger anticipated by the Tower board will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information" at page 24 and "Risk Factors" at page 18.

Reasons for the Merger: FNB Board of Directors

        The FNB board of directors, based upon, among other things, the recommendation of a special committee of the FNB board of directors and the written opinion of R.P. Financial, LLC, noting that the consideration for which shares of FNB common stock will be exchanged in the proposed merger is fair from a financial point of view to FNB shareholders, unanimously (i) approved and adopted the merger proposal, including the merger, the merger agreement and the transactions contemplated thereby and (ii) determined that the proposed merger, the merger agreement and the transactions contemplated thereby, is fair to, and in the best interests of, FNB and its shareholders.

        The FNB board of directors recommends approval and adoption of the merger proposal, including the merger, the merger agreement and the transactions contemplated thereby.

        In connection with its consideration of the merger with Tower, FNB's board of directors reviewed the terms of the proposed merger and definitive agreements and their potential impact to FNB's constituencies. In reaching its decision to approve the merger proposal, including the merger, the merger agreement and the transactions contemplated thereby, the FNB board of directors identified several potential benefits from the proposed merger that should contribute to the success of the combined companies and create better value for FNB shareholders.

        In connection with its deliberations, the FNB board of directors and its special committee reviewed a number of positive factors relevant to the proposed transactions. The material factors include:

  •
  The written opinion from R.P. Financial, LLC that, as of September 21, 2005, and subject to the qualifications and limitations on the review by R.P. Financial, LLC in rendering its opinion, the consideration for which shares of FNB common stock will be exchanged in the merger is fair from a financial point of view to FNB shareholders as more fully described under the heading "The Merger—Opinion of FNB's Financial Advisor." The FNB board of directors expressly adopts the discussion contained therein.

  •
  The belief that following the consummation of the proposed merger, FNB shareholders could have the potential to realize long-term improved operating results and a stronger competitive position.

  •
  The belief that the aggregate consideration to be paid to the FNB shareholders as a result of the proposed merger is favorable given the recent trading prices and trading volume of FNB stock. The aggregate consideration of approximately $39.0 per share that would be received for a FNB share constitutes a premium of approximately 34.5% over the average closing price of FNB share for the 90 day period prior to signing the merger agreement.

  •
  The high likelihood that the proposed merger would be consummated since it is not conditioned on any financing contingency and the special committee and the FNB board of directors considered the fact that Tower appears to have the financial capacity to consummate the proposed merger expeditiously.

  •
  Access to greater financial resources allowing the combined company to develop a greater range of products. As of the date of the merger agreement, FNB's market capitalization was approximately $25.2 million. The FNB board of directors recognized that companies with low market capitalization and low public float generally have difficulty attracting financing.

    Completing the proposed merger is expected to allow the combined company greater access to the capital markets.

  •
  The expectation that the proposed merger will be accretive to Tower's earnings per share in light of the potential cost savings and revenue enhancements.

  •
  A review of the geographic area served by Tower, FNB and the combined company.

  •
  The strength of Tower's management and its commitment to its community.

  •
  Consideration of the potential impact of the proposed merger on FNB's constituencies, including, but not limited to the likelihood that potential FNB staff reductions were less as compared to other potential business combinations.

  •
  The ability of FNB to accept a superior proposal, as defined in the merger agreement, under certain circumstances.

  •
  The ability of FNB shareholders to elect to receive Tower stock represented the potential for FNB shareholders to participate in any future increases in the value of the combined company.

        The FNB board of directors also considered a variety of potentially negative factors in its deliberations concerning the proposed merger. The material negative factors include:

  •
  The terms of the merger agreement limit FNB's ability to pursue alternative transactions, require payment of a termination fee and other risks, including, but not limited to the risks described under the caption "Risk Factors—Risk Factors as they relate to FNB shareholders" on page 21.

  •
  The loss of control over the future operations of FNB and the combined company due to the proposed merger.

  •
  Risks associated with the expansion of Tower's operations, including the risk that the benefits associated with the proposed merger may not be achieved. As with all transactions of this nature, it is difficult to predict the success of the transactions and the ability of Tower to successfully implement the proposed merger. See some of the risks associated with merger and Tower's Business under the heading "Risk Factors."

        The FNB board of directors also considered the actual and potential conflicts of interests described below under the heading "The Merger—Financial Interests of Directors, Officers and Others in the Merger."

        After reviewing these potentially negative factors, the FNB board of directors and the special committee concluded that they were outweighed by the positive factors described above. In view of the wide variety of factors considered by the FNB board of directors, they did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making their determination. Consequently, the FNB board of directors did not quantify the assumptions and results of their analysis in (i) approving and adopting the merger proposal, including the merger, the merger agreement and the transactions contemplated thereby and (ii) determining that the proposed merger, the merger agreement and the transactions contemplated thereby, is fair to, and in the best interests of, FNB and its shareholders. In addition, it is possible that different members of the FNB board of directors assigned different weights to the various factors described above.

        There can be no certainty that the above benefits of the proposed merger anticipated by the FNB board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see "A Warning About Forward-Looking Information" at page 24 and "Risk Factors" at page 18.

Terms of the Merger.

Effect of the Merger

        Upon completion of the merger, FNB will be merged with and into Tower and the separate legal existence of FNB will cease. All property, rights, powers, duties, obligations, debts and liabilities of FNB will automatically be deemed transferred to Tower, as the surviving corporation in the merger. Tower will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.

        Following the merger until such time as the Tower board of directors determines otherwise, The First National Bank of McConnellsburg will operate as a separate subsidiary of Tower and will continue to be managed by its current board of directors, with the addition of Jeffrey B. Shank.

What FNB Shareholders Will Receive

        Each share of FNB stock that you hold at the effective time of the merger will automatically be exchanged into the right to receive either $39.00 in cash or 0.8663 shares of Tower common stock. The market value of the Tower common stock that FNB shareholders will receive will be equal to the product of (1) the number of shares of FNB common stock owned, multiplied by (2) 0.8663 multiplied by (3) the market value of a share of Tower common stock on the effective date. FNB shareholders will not know the value of the Tower common stock that they will receive until the effective date.

        In addition, Tower will not issue fractional shares of Tower common stock to FNB shareholders. If you are otherwise entitled to receive a fractional share of Tower common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the average final price of Tower common stock over 15 business days ending on the determination date.

        Under the terms of the merger agreement, up to 100% but not less than 85% of the outstanding shares of FNB common stock will be exchanged for Tower common stock and not more than 15% of the outstanding shares of FNB common stock will be exchanged for cash. In the event that the holders of more than 15% of the outstanding shares of FNB common stock elect to receive cash, the number of shares that you elected to exchange for cash (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for stock consideration. However, all holders of FNB common stock who elect to receive will receive that form of consideration.

        Accordingly, after FNB shareholder elections have been tabulated, the elected amounts of stock or cash may be adjusted to achieve a mix of consideration to FNB security holders that consists of up to 100% but not less than 85% in Tower common stock and not more than 15% in cash. Therefore, the amount of cash that FNB shareholders receive in the merger may vary substantially from the consideration they elect to receive.

        If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into stock consideration.

        You may receive significantly less cash or more shares of Tower common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see the sections entitled "The Merger—Terms of the Merger—Election and Exchange Procedures" and "The Merger—Terms of the Merger—Allocation of Tower Common Stock and Cash," on pages 54 and 56, respectively.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Procedures

        As a result of the merger, FNB will be merged with and into Tower. Each share of FNB common stock will then be converted into either 0.8663 shares of Tower common stock or $39.00 in cash as each

FNB shareholder elects, subject to the limitations described in this joint proxy statement/prospectus. Specifically, up to 100% but not less than 85% of the outstanding shares of FNB common stock will be exchanged for Tower common stock and not more than 15% of the outstanding shares of FNB common stock will be converted into the right to receive cash. However, regardless of the cash elections, all FNB shareholders who elect to receive Tower common stock consideration and all shareholders who fail to make an election shall receive Tower common stock consideration for their FNB shares. Therefore, only FNB shareholders who elect to receive cash for their FNB shares will be affected if the holders of more than 15% of the FNB common stock elect to receive cash.

        If the number of shares of FNB common stock for which shareholders elect to receive cash is less than 15%, then:

  •
  All shareholder elections will be honored; and

  •
  Shareholders who did not make proper elections will have their shares converted into Tower common stock.

        If the number of shares of FNB common stock for which shareholders elect to receive cash is greater than 15% of the outstanding shares of FNB common stock, then:

  •
  Holders of shares of FNB common stock who elected to receive stock and holders of shares of FNB common stock who did not submit an election will be deemed to have elected to receive Tower common stock; and

  •
  The number of shares of FNB common stock for which a shareholder elects to receive cash will be reduced pro rata by multiplying the number of shares for which the shareholder elected to receive cash by a fraction, the numerator of which is the number of shares of FNB common stock equal to 15% of the total number of outstanding shares of FNB common stock, and the denominator of which is the aggregate number of shares for which FNB shareholders elected to receive cash; and

  •
  The number of shares representing the difference between the FNB shareholder's initial election for cash and the number of FNB shares that are actually converted into cash will be converted into the right to receive Tower common stock as if the shareholder had elected to receive Tower common stock for that number of shares.

        No fractional shares of Tower common stock will be issued. Any FNB shareholder who would otherwise be entitled to receive a fraction of a share of Tower common stock will instead receive cash in an amount equal to the fraction of the share of the Tower common stock that the shareholder would otherwise be entitled to receive multiplied by the average price per share of Tower common stock for a certain period prior to the closing of the merger.

  Examples

        The following examples illustrate the allocation rules described above. These examples are only for illustration purposes and do not necessarily reflect what you will receive for your FNB shares. In all of these examples, assume that there are 800,000 shares of FNB common stock outstanding, which means that no more than 120,000 FNB shares (or 15% of the total FNB shares outstanding in these examples) will be converted into the right to receive cash. The examples do not include the cash FNB shareholders will receive for fractional shares of Tower common stock.

Example 1

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and elects to receive Tower common stock for all of these shares.

  Result:

        Under the allocation rules of the merger, all FNB shareholders who elect to receive Tower common stock will receive that election regardless of what other FNB shareholders elect. Therefore, our hypothetical FNB shareholder who elected to receive Tower common stock for 1,000 FNB shares will be entitled to receive 866 Tower shares (1,000 FNB shares multiplied by 0.8663 conversion ratio).

Example 2

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and elects to receive cash for all of these shares. Also assume that less than 15% of the outstanding FNB shares choose to receive cash.

  Result:

        Under the allocation rules of the merger, no more than 15% of the total FNB shares outstanding will be converted into the right to receive cash in the merger. In this example, less than 15% of the total FNB shares outstanding chose to be converted into cash. Therefore, our hypothetical shareholder who elected to receive cash for 1,000 FNB shares will be entitled to receive $39,000 in cash (1,000 FNB shares multiplied by $39.00 per share).

Example 3

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and elects to receive cash for all of these shares. Also assume that 140,000 FNB shares (or more than 15% or 120,000 of the outstanding FNB shares) choose to receive cash.

  Result:

        Under the allocation rules of the merger, no more than 15% of the total FNB shares outstanding will be converted into the right to receive cash in the merger. In this example, more than 15% of the total FNB shares outstanding chose to be converted into cash. Therefore, all elections for cash will be reduced in accordance with the merger allocation rules. Our hypothetical FNB shareholder who elected to receive cash for 1,000 FNB shares will be entitled to receive cash for 857 FNB shares (120,000/140,000 × 1,000) and Tower common stock for the remaining 143 FNB shares. This means our hypothetical FNB shareholder will be entitled to receive $33,423 in cash (857 FNB shares multiplied by $39.00 per share) and 123 shares of Tower common stock (143 FNB shares multiplied by 0.8663 conversion ratio).

Example 4

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and elects to receive cash for 500 FNB shares and Tower common stock for 500 FNB shares. Also assume that less than 15% of the outstanding FNB shares choose to receive cash.

  Result:

        Under the allocation rules of the merger, no more than 15% of the total FNB shares outstanding will be converted into the right to receive cash in the merger. In this example, less than 15% of the total FNB shares outstanding chose to be converted into cash. Therefore, our hypothetical shareholder who elected to receive cash for 500 FNB shares and Tower common stock for 500 FNB shares will be entitled to receive the election he or she chose. This means that our hypothetical FNB shareholder will be entitled to receive $19,500 in cash (500 FNB shares multiplied by $39.00 per share) and 433 shares of Tower common stock (500 FNB shares multiplied by 0.8663 conversion ratio).

Example 5

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and elects to receive cash for 500 FNB shares and Tower common stock for 500 FNB shares. Also assume that 140,000 FNB shares (or more than 15% or 120,000 of the outstanding FNB shares) choose to receive cash.

  Results:

        Under the allocation rules of the merger, no more than 15% of the total FNB shares outstanding will be converted into the right to receive cash in the merger. In this example, more than 15% of the total FNB shares outstanding chose to be converted into cash. Therefore, all elections for cash will be reduced in accordance with the merger allocation rules. Our hypothetical FNB shareholder who elected to receive Tower common stock for 500 FNB shares will receive Tower common stock for that portion of his or her election. However, the 500 FNB shares for which the FNB shareholder elected to receive cash will be entitled to receive cash for 428 FNB shares (120,000/140,000 × 500) and Tower common stock for the remaining 72 FNB shares. This means our hypothetical FNB shareholder will be entitled to receive $16,692 in cash (428 FNB shares multiplied by $39.00 per share) and 495 shares of Tower common stock (572 FNB shares multiplied by 0.8663 conversion ratio).

Example 6

  Facts:

        Assume that a hypothetical shareholder owns 1,000 shares of FNB common stock and either does not make an election or makes an invalid election.

  Results:

        Under the allocation rules of the merger, all FNB shares for which no valid elections were received will be converted into Tower common stock. Our hypothetical FNB shareholder who did not make a proper election for 1,000 FNB shares will be entitled to receive 866 Tower shares (1,000 FNB shares multiplied by 0.8663 conversion ratio).

        Approximately three to six weeks prior to completion of the merger, FNB shareholders will receive an election form and other transmittal materials, which include instructions and the deadline date for making their election as to the form of consideration they prefer to receive in the merger. If a FNB shareholder does not properly complete and return an election form along with the applicable stock certificates, a guarantee of delivery for the shares of FNB common stock covered by the election form or a completed lost or destroyed certificate affidavit and indemnity bond by the FNB special meeting, then that shareholder will receive cash and Tower common stock as set forth above, depending upon the elections submitted by other FNB shareholders.

Election and Exchange Procedures

        Subject to the allocation process described in the next section, each FNB shareholder may elect to receive with respect to his or her shares of FNB common stock, all Tower common stock, all cash or a combination of Tower common stock and cash.

        Stock Election Shares.    FNB shareholders who validly elect to receive 0.8663 shares of Tower common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder's shares of FNB common stock equal to the shareholder's stock election. In our discussion below, we refer to shares held by shareholders who have made stock elections as "stock election shares."

        Cash Election Shares.    FNB shareholders who validly elect to receive cash for some or all of their shares will receive $39.00 in cash per share for that portion of the shareholder's shares of FNB common stock equal to the shareholder's cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by FNB shareholders who have made cash elections as "cash election shares."

        No-Election Shares.    Shares held by FNB shareholders (i) who indicate that they have no preference as to whether they receive Tower common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters' rights will be deemed to be "no election shares." No election shares will be treated as stock election shares. See "The Merger—Allocation of Tower Common Stock and Cash" below.

        A limited amount of cash will be paid to FNB shareholders, as described above. Accordingly, there is no assurance that a FNB shareholder will receive cash if that shareholder elects to receive cash consideration with respect to any or all of his or her shares of FNB common stock. If the cash consideration elections of FNB shareholders, would exceed the specified limits, then the procedures for allocating Tower common stock and cash to be received by FNB shareholders will be followed by Tower's exchange agent. See "The Merger—Allocation of Tower Common Stock and Cash" below.

        Election Form.    At least 20 business days before the anticipated date of completion of the merger, Tower's exchange agent will mail to FNB shareholders an election form with instructions on electing to receive Tower common stock or cash or a combination of stock and cash for your FNB stock. The deadline for making your election will be 5:00 p.m. on the day that is five business days prior to closing of the merger. You must carefully follow the instructions from Tower's exchange agent. Your election will be properly made only if by the deadline date, you have submitted to Tower's exchange agent at its designated office, a properly completed and signed election form that is accompanied by your FNB stock certificate. The FNB stock certificate must be in a form that is acceptable for transfer (as explained in the election form). If your election is not properly made, your shares of FNB stock will be treated as "no election shares" and you will receive common stock consideration in exchange for your shares of FNB common stock. Neither Tower nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

        As soon as reasonably practicable after the effective date of the merger, Tower's exchange agent will mail certificates representing shares of Tower common stock and/or checks representing the merger consideration for shares of FNB common stock, together with cash in lieu of fractional share interests, to former shareholders of FNB who have timely submitted an effective election form along with their FNB stock certificates.

        If you do not timely submit an election form along with your certificates of FNB common stock, Tower's exchange agent will mail to you as soon as reasonably practicable after completion of the merger, a letter of transmittal with instructions for submitting your FNB stock certificate in exchange for Tower common stock or the cash consideration of $39.00 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your FNB stock certificate(s). Whether you will receive Tower common stock or cash will depend on the election of other FNB shareholders. (See "The Merger—Allocation of Tower Common Stock and Cash," below.) As soon as reasonably practicable after receipt of the properly completed letter of transmittal and your FNB stock certificate(s), Tower's exchange agent will mail a certificate representing shares of Tower common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

        Certificates representing shares of Tower common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Tower shareholder from the effective date. Until the certificates representing FNB common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Tower common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Tower has the right to withhold dividends or any other distributions on its shares until the FNB stock certificates are surrendered for exchange.

        Until surrendered, each FNB stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Tower or FNB be liable to any former FNB shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

        Tower will not issue any fractions of a share of common stock. Rather, Tower will pay cash for any fractional share interest any FNB shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Tower will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average final price of Tower common stock on the determination date. Shares of FNB common stock issued and held by FNB as treasury shares as of the effective date of the merger, if any, will be canceled.

FNB Board of Directors Price Termination Right

        FNB has the option, but is not required, to terminate at closing the merger agreement if the 15 day average closing price of Tower common stock is below $36.02 and the decline in the average closing price of Tower common stock, since September 21, 2005, is at least 10% more than the change during the same period on an index based on the stock price of an index ratio, based on a similar peer group index reported by SNL Financial LC. The bank holding companies comprising the peer group index is the SNL Bank Index of Banks with Assets Less Than $500 Million. See Exhibit 7.01(c) to the merger agreement, attached to this joint proxy statement/prospectus as Annex A. FNB cannot predict whether or not the FNB board of directors would exercise its right to termination the merger agreement if these conditions were met.

        The merger agreement does not provide for a resolicitation of FNB shareholders in the event that the conditions are met and the FNB board of directors nevertheless chooses to complete the transaction. FNB's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, FNB's board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.

        If the merger closes at a time when the 15 day average closing price of Tower common stock is below $36.02 and the decline in the average closing price of Tower common stock, since September 21, 2005 is at least 10% more than the peer group index mentioned above the consideration received by FNB shareholders who receive Tower common stock in exchange for their shares of FNB common stock would be less than $31.20 per share of FNB common stock.

Allocation of Tower Common Stock and Cash

        Notwithstanding the election of FNB shareholders to receive cash, Tower common stock or a combination of stock and cash in the merger (i) the number of shares of FNB common stock that will be exchanged for Tower common stock will be up to 100% but not less than 85% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger and (ii) the number of shares of FNB common stock that will be exchanged for $39.00 in cash per share will be not more than 15% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger.

        Cash Consideration equal to or less than 15%.    If the aggregate number of cash election shares is equal to or less than 15% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger, then:

  •
  All cash election shares will be converted into $39.00 cash per share; and

  •
  All common stock election shares and all no election shares will be converted into shares of Tower common stock.

        Under-election of the Stock Consideration.    If the aggregate number of stock election shares is less than 85% of the total number of shares of FNB common stock issued and outstanding on the effective date of the merger, then:

  •
  All no election shares will be converted into shares of Tower common stock;

  •
  All stock election shares will be converted into shares of Tower common stock;

  •
  Tower's exchange agent will convert cash election shares on a pro rata basis to the extent necessary to have the aggregate number of stock election shares (including the converted no election shares) equal to 85% of the total number of shares of FNB common stock issued and outstanding on the effective date; and

  •
  The remaining cash election shares will be converted into the right to receive $39.00 in cash per share.

        Because the United States federal income tax consequences of receiving Tower common stock, cash, or both Tower common stock and cash will differ, FNB shareholders are urged to read carefully the information included under the caption "Certain Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them. In addition, because Tower common stock can fluctuate in value during the election period, the economic value per share received by FNB shareholders who receive stock may, as of the date of receipt by them, be more or less than the $39.00 cash per share received by FNB shareholders who receive cash.

Tower Common Stock.

        Each share of Tower common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date.

        The merger will take effect when all conditions, including obtaining shareholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Tower and FNB may mutually select. Regulatory approval cannot be waived. We presently expect to close the merger on or about April 1, 2006. See "The Merger—Conditions to the Merger" and "The Merger—Regulatory Approvals," beginning at pages 60 and 64, respectively.

Representations and Warranties.

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  Organization of Tower and FNB and their respective subsidiaries.

  •
  Capital structures of Tower and FNB.

  •
  Due authorization, valid execution and delivery, non-contravention, performance and enforceability of the merger agreement.

  •
  Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

  •
  Consistency of financial statements with accounting principles generally accepted in the United States.

  •
  Absence of material adverse changes, since December 31, 2004, in the consolidated assets, liabilities, liquidity, net worth, property, financial condition, results of operations or any damage destruction or loss.

  •
  Filing of tax returns and payment of taxes.

  •
  Absence of undisclosed material pending or threatened litigation.

  •
  Compliance with applicable laws and regulations.

  •
  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

  •
  Quality of title to assets and properties.

  •
  Maintenance of adequate insurance.

  •
  Absence of undisclosed brokers' or finders' fees.

  •
  Absence of material environmental violations, actions or liabilities.

  •
  Accuracy of information supplied by Tower and FNB for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Tower common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

  •
  Documents filed by Tower and FNB with the Securities and Exchange Commission and the accuracy of information contained therein.

  •
  Validity and binding nature of loans reflected as assets in the financial statements of FNB.

  •
  Disclosure of Material Contracts.

  •
  Absence of material CRA violations.

  •
  Disclosure of Related Party Transactions.

  •
  Establishment and maintenance of the allowance for loan loss.

  •
  Investment security compliance.

  •
  Qualification as a reorganization under Section 368(a) of the IRC.

  •
  Receipt of Fairness Opinion.

  •
  Absence of Undisclosed Liabilities.

Conduct of Business Pending the Merger.

        In the merger agreement, Tower and FNB each agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.

        In addition, Tower and FNB jointly agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by Tower. FNB also agreed in the merger agreement that FNB will not, without the written consent of Tower:

  •
  Change its articles of incorporation or bylaws.

  •
  Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock.

  •
  Declare, set aside or pay any dividend or other distribution in respect of its capital stock except quarterly cash dividends not to exceed $0.21 per share for the fourth quarter of 2005, $0.36 per share for the first quarter of 2006 (including any special dividends), $0.19 per share for the second quarter of 2006 or other distribution in respect of capital stock.

  •
  Grant any severance or termination pay, except in accordance with policies or agreements in effect on September 21, 2005; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement.

  •
  Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with FNB or any FNB Subsidiary, except for routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount for all employees of no greater than Seventy Thousand Dollars ($70,000.00).

  •
  Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice.

  •
  Engage in any merger, acquisition, leasing, purchase and assumption transaction or any similar transaction other than consistent with past practice and unless failure to engage in such transaction would constitute a breach of fiduciary duty by FNB directors.

  •
  Take any action that would result in any condition to closing from being satisfied, except as may be required by applicable law and after written notice to Tower.

  •
  Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which FNB is a party, other than in the ordinary course of business, consistent with past practice.

  •
  Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

  •
  Implement any new employee benefit or welfare plan, or amend any plans, except as required by law.

  •
  Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

  •
  Enter into, renew, extend or modify any transaction with any affiliate of FNB, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

  •
  Enter into any interest rate swap, floor or cap or similar arrangement.

  •
  Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation.

  •
  Purchase any security for its investment portfolio rated less than "baa" by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or with a remaining maturity of more than five years.

  •
  Except as already disclosed to Tower, make any capital expenditure of $25,000 or more or undertake or enter into any lease, contract or other commitment.

  •
  Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code of 1986.

  •
  Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice.

  •
  Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit in excess of $1,000,000.00 for an owner occupied residential first mortgage loan not with an Affiliate of FNB or $700,000.00 for all other transactions.

  •
  Agree to do any of the foregoing.

FNB also agreed in the merger agreement, among other things:

  •
  To permit Tower, if Tower elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by FNB.

  •
  To take any and all actions required to fully accrue and account for all liabilities and obligations incurred as of the effective date for all director fee continuation agreements in effect on the date of the agreement.

  •
  To modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, consistent with GAAP and applicable banking laws and regulations, so as to be applied on a basis that is consistent with that of Tower.

  •
  To submit the proposed merger to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

Tower and FNB jointly agreed, among other things:

  •
  To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

  •
  Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

  •
  To maintain adequate insurance.

  •
  To maintain accurate books and records.

  •
  To file all tax returns and pay all taxes when due.

  •
  To cooperate with each other, and, if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate (i) any contract or arrangement FNB or any FNB subsidiary may have with an outside service bureau or other vendor of services; or (ii) any in-house back office, support, processing or other operational activities or services of FNB or any FNB subsidiary, including accounting, loan processing and deposit services, and substitute a contract or arrangement between Tower or any Tower subsidiary and FNB for the provision of similar services to FNB.

  •
  To deliver to each other monthly and quarterly financial statements.

  •
  To deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with other banking or regulatory authorities.

  •
  To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Conditions to the Merger.

        Obligations to complete the merger are subject to various conditions, including the following:

  •
  The merger agreement shall have been duly approved by and adopted the FNB shareholders and the Tower shareholders.

  •
  All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See "The Merger—Terms of the Merger—Regulatory Approvals," at page 64.

  •
  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

  •
  We shall each have received an opinion of our counsel or a letter from our independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and any gain realized in the merger will be recognized only to the extent of cash or other property (other than Tower common stock) received, including cash received in lieu of fractional share interests. See "The Merger—Certain Federal Income Tax Consequences," at page 68.

  •
  No material adverse change shall have occurred in the assets, in business, financial condition or results of operation of FNB or Tower.

In addition to the foregoing, our obligations to close the merger are each conditioned on:

  •
  The accuracy in all material respects, as of September 21, 2005, and as of the effective date, of the merger, of the representations and warranties of the other, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the merger agreement.

  •
  The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

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  Each director, executive officer and shareholder owning ten percent (10%) or more of FNB common stock or any FNB subsidiary shall have delivered to Tower an executed voting agreement.

  •
  Tower shall have received from each director and executive officer of FNB an executed counterpart of an affiliate's letter.

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  Other conditions that are customary for transactions of the type contemplated by the merger agreement. See "The Merger—Terms of the Merger—Representations and Warranties" and

    "The Merger—Terms of the Merger—Conduct of Business Pending the Merger" at pages 57 and 58, respectively.

        Except for the requirements of Tower and FNB shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Merger—Terms of the Merger—Amendment; Waiver," at page 61.

Amendment; Waiver.

        Subject to applicable law, at any time prior to completion of the merger, Tower and FNB may:

  •
  Amend the merger agreement.

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  Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

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  Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

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  Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of FNB and Tower shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination.

        The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Tower and FNB.

        The merger agreement may also be terminated by either party if:

  •
  The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party (however, if the breach cannot reasonably be cured within this 30-day period, but may reasonably be cured within 60 days and the cure is being diligently pursued, no termination can occur before the expiration of the 60 day period);

  •
  The closing of the merger does not occur by May 31, 2006, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by the party before closing;

  •
  Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired; or

  •
  FNB shareholders or Tower shareholders vote but do not approve the merger agreement at a special meeting called to approve the merger agreement.

        In addition, the merger agreement contains a provision under which FNB may terminate the merger agreement if the average final price of Tower common stock is less than $36.02 and the decline in the price of Tower common stock is at least 10% more than the decline during the period beginning September 21, 2005 in a peer group index. See Exhibit 7.01(c) to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

        The bank holding companies comprising the peer group index is the SNL Bank Index of Banks with Assets Less Than $500 Million.

        Tower may terminate the merger agreement if FNB enters into a definitive term sheet, letter of intent or agreement to merge with someone else. However, FNB may terminate the merger agreement if it enters into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of FNB board of directors.

        Tower may also terminate the merger agreement if FNB withdraws, changes or modifies its recommendation to its shareholders to approve the merger agreement and the merger.

        By FNB if Tower enters into any definitive term sheet, letter of intent, agreement to merge with someone else, as a result of which Tower is not the surviving entity or Tower's directors as of the date of this Agreement do not comprise the majority of the surviving entity's board of directors, with any person other than FNB and the FNB board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the FNB Shareholders.

        FNB's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of Tower common stock is triggered. In considering whether to exercise its right to terminate the merger agreement, FNB's board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.

        The fairness opinion received by FNB from R.P. Financial, LLC is dated as of September 21, 2005, updated as of January 25, 2006 and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of Tower common stock is triggered, including the possibility that FNB's board of directors might elect to continue with the merger even if FNB has the ability to terminate the merger agreement under that provision. See "The Merger—Opinion of FNB's Financial Advisor," beginning at page 41.

        Approval of the merger agreement by FNB's shareholders will confer on FNB's board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of FNB shareholders.

        FNB shareholders should be aware that the market price of Tower common stock will fluctuate and could possibly decline. Accordingly, the value of the Tower common stock actually received by holders of FNB common stock may be more or less than the value of Tower common stock used in applying the market price test or on the effective date of the merger.

Termination Fee.

        FNB has agreed to pay a fee of $1,350,000.00 to Tower if FNB fails to complete the merger and Tower is not in material breach of the merger agreement after the occurrence of any one of the following events:

        A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower acquires beneficial ownership of 25% or more of the outstanding common stock of FNB; or

        Enters into an agreement, letter of intent or memorandum of understanding with FNB pursuant to which such person or group or any affiliate of such person or group would:

  •
  Merge or consolidate, or enter into any similar transaction, with FNB;

  •
  Acquire all or substantially all of the assets or liabilities of FNB;

  •
  Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of FNB common stock; or

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  FNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described above; or

        The FNB shareholders vote but fail to approve the merger at the FNB shareholders meeting, or the FNB shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

  •
  The FNB board of directors has withdrawn or modified its recommendation to shareholders to approve the merger and the merger agreement;

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  Another group or person has announced an offer or proposal to acquire 25% or more of the outstanding common stock of FNB or to merge or consolidate with FNB or to acquire all or substantially all of FNB's assets and within 18 months thereafter enters into an agreement with the group or person for such a transaction;

  •
  Any one or more directors or officers of FNB or other persons who have signed a voting agreement with Tower relating to the ownership of FNB common stock over which the director, officer or other person has voting power, fails to maintain continued ownership over 90% of all the shares over which he or she exercises sole or shared voting power, in accordance with the voting agreement; or

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  Any director or officer of FNB or other person, who has signed a voting agreement with Tower relating to voting of FNB common stock over which the director, officer or other person has voting power, fails to vote all the shares subject to the voting agreement for the merger. See "Summary—FNB Directors have Agreed to Vote in Favor of the Merger" on page 8.

No Solicitation of Other Transactions.

        FNB has agreed that it will not, and will not allow others under its control to, directly or indirectly:

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  Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party that relates to a merger, consolidation or acquisition of FNB or any of its subsidiaries, acquisition of all or substantially all of the assets of FNB or any of its subsidiaries or acquisition of ownership or voting power over 10% or more of the outstanding common stock of FNB or any of its subsidiaries;

  •
  Enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or

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  Agree to or endorse any acquisition proposal or inquiry described above;

unless it believes, after receipt of written advice from its legal counsel, that failure to do so would violate the FNB directors' fiduciary duties.

        FNB has also agreed to notify Tower promptly, if any acquisition proposal or inquiry described above is received by FNB from any third party.

        For a discussion of circumstances under which certain actions relating to a possible change in control involving FNB could result in FNB being required to pay the termination fee of $1,350,000.00. See "The Merger—Terms of the Merger—Termination Fee," beginning on page 62.

Expenses.

        Tower and FNB will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Regulatory Approvals.

        Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the merger of Tower and FNB.

        Tower and FNB have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Pennsylvania Department of Banking ("Department of Banking"). The merger cannot proceed in the absence of these required regulatory approvals.

        A merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

  •
  That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

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  That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

        The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Tower and FNB in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of the bank holding companies in combating money laundering activities. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        Applications.    Tower has not filed applications with the Federal Reserve Board and the Pennsylvania Department of Banking, requesting approval of the merger of FNB with and into Tower. However, Tower anticipates filing the applications as soon as possible but it expects to file no later than February 13, 2006. The applications describe the terms of the merger, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

        State Approvals and Notices.    The merger is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 of the Banking Code, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved.

        We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Management and Operations After the Merger.

        As a result of the merger, FNB will be merged into Tower and First National Bank of McConnellsburg will operate as a subsidiary of Tower until such time as the Tower board of directors determines otherwise. Following the merger, First National Bank of McConnellsburg's board of directors will consist of the current members of the board of directors with the addition of Jeff B. Shank, President and Chief Executive Officer of Tower. Further, following the merger, FNB's current President and Chief Executive Officer, John C. Duffey will serve as Senior Vice President of Tower and President of The First National Bank of McConnellsburg until such time as The First National Bank of McConnellsburg is merged with and into The First National Bank of Greencastle and thereafter as Executive Vice President of The First National Bank of Greencastle. See "Financial Interests of Directors, Officers and Others in the Merger," beginning on page 66. Upon completion of the merger, Tower has agreed that Patricia A. Carbaugh, Harry D. Johnston D.O. and Terry L. Randall will serve as Tower directors.

Employment; Severance

        Following the merger, Tower is not obligated to continue the employment of any FNB employee. As a result of the merger, some FNB positions, primarily in-house back office, support, processing and other operational activities and services, may be eliminated. However, Tower will endeavor to continue the employment of all non-management employees in positions that will contribute to the successful performance of the combined organization. If a position is duplicative, Tower will attempt to reassign the individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or Tower does not have available a comparable position, Tower will grant an eligible exempt employee who is terminated two weeks of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay. Tower will grant an eligible non-exempt employee one week of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay. All employees of FNB will be eligible for severance benefits, except that no employee of FNB who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any "change in control" agreement, employment agreement, salary continuation agreement or similar plan or right. Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for "cause," or voluntarily terminates his or her employment after being offered a position that is not "comparable employment", within twelve months after the effective date of the agreement. Any person whose employment with Tower is terminated without "cause" after twelve months from the effective date of the agreement shall receive such severance benefit from Tower as is provided for in Tower's general severance policy for such terminations (with full credit being given for each year of service).

Employee Benefits

        The merger agreement provides that as of the effective date of the merger, each employee of FNB who becomes an employee of Tower shall be entitled to full credit for each year of service with FNB for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Tower's, or as appropriate, in the Tower Subsidiary's, employee benefit plans, programs and policies. Tower shall use the original date of hire by FNB or a FNB Subsidiary in making these determinations. After the effective date of the merger, Tower may discontinue, amend, convert to, or merge with, a Tower benefit plan any FNB benefit plan, subject to the plan's provisions and applicable law.

Financial Interests of Directors, Officers and Others in the Merger.

        Certain members of management of FNB and the boards of directors, may have interests in the transaction in addition to their interests as shareholders of FNB. The FNB board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

Share Ownership

        As of January 20, 2006, the record date for the special meeting of FNB shareholders, the directors, executive officers and other significant shareholders of FNB may be deemed to be the beneficial owners of 152,108 shares, representing 19.01% of the outstanding shares of FNB common stock. See "Information with Respect to FNB-Stock Ownership of Principal Shareholders and Management," beginning on page 135).

Indemnification and Insurance

        Tower has agreed for six years after the merger's effective date to indemnify the directors and officers of FNB and its subsidiaries against all costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement prior to, at or after the merger's effective date, to the fullest extent permitted under Tower's articles of incorporation, bylaws, and applicable law.

        Tower has also agreed that for three years after the merger's effective date, Tower will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of FNB and its subsidiaries with respect to matters occurring at or prior to the merger's effective date.

        The insurance coverage is to be on based on conditions and terms substantially comparable to the director and officer liability policy of FNB as of the date of the merger agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of the date of the merger agreement. In the event Tower is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, Tower shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

Board Positions and Compensation

        Upon completion of the merger, Patricia A. Carbaugh, Harry D. Johnston, D.O. and Terry L. Randall, shall be appointed as Tower directors and shall be entitled to compensation in such capacity on the same basis as other Tower directors.

        In addition, following the merger, Tower has agreed that the current directors of The First National Bank of McConnellsburg shall continue as directors of The First National Bank of McConnellsburg and shall be entitled to receive compensation for such service that is equal to the directors' current levels of compensation by FNB.

Existing Employment and Change-in-Control Agreements

        FNB and The First National Bank of McConnellsburg are parties to a change in control agreement with Margaret A. Kobel, Senior Vice President and Human Resources Officer/Branch Administrator of The First National Bank of McConnellsburg. Under the agreement, Ms. Kobel will be entitled to a lump sum severance payment of one times her annual salary in the event her employment is terminated by FNB or The First National Bank of McConnellsburg other than for cause (as defined in the agreement) within one year following a change-in-control or in the event she terminates her employment within six months following a change-in-control. The severance payment would equal her annual compensation for the year in which her employment is terminated. Ms. Kobel is expected to receive a payment of approximately $63,497 if her employment is terminated after the merger.

Supplemental Executive Retirement Plan Agreements

        Each of Mssrs. John Duffey and Daniel E. Waltz is a party to supplement employee retirement plans ("SERPS") with The First National Bank of McConnellsburg and FNB. The SERPs provide for salary continuation in certain circumstances. The SERPs provide that upon a change in control, the acquiring entity is obligated to abide by the terms of the SERPs. Under these agreements which are financed by certain life insurance policies on the life of each executive, the First National Bank of McConnellsburg is obligated to provide each executive or his beneficiaries benefits payable in a lump sum or in five or ten equal annual installments. Mr. Waltz is currently receiving benefits under his SERP. As Mr. Waltz terminated his employment prior to attaining age sixty (60), he is entitled to receive fifty percent (50%) plus ten percent (10%) times the number of years he has served since implementation of the plan up to one-hundred percent (100%) times the balance in his pre-retirement account. In the event, Mr. Duffey remains employed until his sixtieth birthday, he shall be entitled to receive the amount in his Pre-Retirement Account payable in a lump sum or in five or ten equal annual installments. The merger will constitute a change of control under the agreement; after the change of control, if Mr. Duffey is terminated, his benefits under the agreement become vested as if he had remained until normal retirement age. In addition, death benefits are payable to the beneficiary.

Director Fee Continuation Agreements

        The First National Bank of McConnellsburg has entered into Director Fee Continuation Agreements with Patricia A. Carbaugh, Harry D. Johnston, Lonnie W. Palmer, David A. Washabaugh, III, Craig E. Paylor, Terry L. Randall, Harvey J. Culler, H. Lyle Duffey, Paul T. Ott, George S. Grissinger, and H. Warren Daniels. The agreements provide for an annual benefit to the director for ten years commencing upon termination of directorship. Upon a change of control, the director becomes one-hundred percent (100%) vested in the benefit. As a result of the merger, the directors will become vested in the amounts as follows: Patricia A. Carbaugh $5,420.00 per year; Harry D. Johnston $5,001.00 per year; Lonnie Palmer $6,199.00 per year; David A. Washabaugh $5,001.00 per year; Craig E. Paylor $8,350.00 per year; Terry L. Randall $6,990.00 per year; Harvey J. Culler $5,028.00 per year; H. Lyle Duffey $5,028.00 per year; Paul T. Ott $5,028.00 per year; George S. Grissinger $5,028.00 per year; and H. Warren Daniels $5,028.00 per year. If the director is discharged for cause, the director forfeits the benefits under the agreement.

Voting Agreements

        As a condition to Tower entering into the merger agreement, each of the directors of FNB entered into an agreement with Tower, dated as of September 21, 2005, pursuant to which each director agreed to vote all of their shares of FNB common stock in favor of the merger agreement. A form of voting agreement is Exhibit A to the merger agreement, which is attached to this document as Annex A. The voting agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving FNB. The following is a brief summary of the material provisions of the voting agreements.

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  Each director of FNB agreed, among other things, to vote, or cause to be voted, in person or by proxy, all of the FNB common stock as to which the he or she has or shares voting power, individually or jointly with other persons, and will use his or her reasonable best efforts to cause any other shares of FNB common stock over which he or she shares voting power to be voted (a) for approval and adoption of the merger agreement and the transactions contemplated thereby at any meeting of the FNB shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the merger agreement.

  •
  Each director of FNB agreed to not directly or indirectly deposit any of his or her FNB common stock in a voting trust or subject any of his or her FNB commons stock to any arrangement with respect to the voting of the FNB stock in any manner inconsistent with the voting agreement.

  •
  Each director of FNB agreed to not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, the FNB common stock or any voting rights with respect to the FNB common stock.

Accounting Treatment.

        Tower will account for the merger under the purchase method of accounting. Tower will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of FNB. Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Tower will include in its results of operations the results of FNB's operations only after completion of the merger.

Certain Federal Income Tax Consequences.

        The following discussion addresses the material United States federal income tax consequences of the merger to a FNB shareholder who holds shares of FNB common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to FNB shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to FNB shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, FNB shareholders who hold their shares of FNB common stock as part of a hedge, straddle or conversion transaction, FNB shareholders who acquired their shares of FNB common stock pursuant to the exercise of employee stock options or otherwise as compensation, and FNB shareholders who are not "United States persons" as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

        FNB shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

        The closing of the merger is conditioned upon the receipt by Tower of the opinion of Shumaker Williams, P.C., counsel to Tower, and the receipt by FNB of the opinion of Ober--Kaler, special counsel to FNB, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of FNB and Tower) which are consistent with the state of facts existing as of the effective date of the merger:

  •
  The merger constitutes a reorganization under Section 368(a) of the Code; and

  •
  Any gain realized in the merger will be recognized only to the extent of cash or other property (other than Tower common stock) received in the merger, including cash received in lieu of fractional share interests.

        The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither FNB nor Tower intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

        Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the opinions of Shumaker Williams P.C., and Ober--Kaler as to the material United States federal income tax consequences of the merger to FNB shareholders. Such consequences generally will depend on whether FNB shareholders exchange their FNB common stock for cash, Tower common stock or a combination of cash and Tower common stock.

        Exchange for Tower common stock.    If, pursuant to the merger, a FNB shareholder exchanges all of his or her shares of FNB common stock solely for shares of Tower common stock, the holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Tower common stock (as discussed below). The aggregate adjusted tax basis of the shares of Tower common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of FNB common stock surrendered for the Tower common stock (reduced by the tax basis allocable to any fractional share of Tower common stock for which cash is received), and the holding period of the Tower common stock will include the period during which the shares of FNB common stock were held by the FNB shareholder. If a FNB shareholder has differing bases or holding periods in respect of his or her shares of FNB common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Tower common stock received in the exchange.

        Exchange solely for cash.    In general, if, pursuant to the merger, a FNB shareholder exchanges all of his or her shares of FNB common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of FNB common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder's holding period with respect to the FNB common stock surrendered is more than one year. If, however, the FNB shareholder owns (or is deemed for tax purposes to own) shares of Tower common stock after the merger, the cash received may be treated as a dividend under certain circumstances. See "—Possible treatment of cash as a dividend" below.

        Exchange for Tower common stock and cash.    If, pursuant to the merger, a FNB shareholder exchanges all of his or her shares of FNB common stock for a combination of Tower common stock and cash, the shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Tower common stock received pursuant to the merger over such shareholder's adjusted tax basis in the shares of FNB common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of FNB shares. Any recognized gain generally will be long-term capital gain if the FNB shareholder's holding period with respect to the FNB common stock surrendered is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See "—Possible treatment of cash as a dividend" below.

        The aggregate tax basis of Tower common stock received by a FNB shareholder that exchanges his or her shares of FNB common stock for a combination of Tower common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of FNB common stock surrendered for Tower common stock and cash, reduced by the amount of cash received by the FNB shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the FNB shareholder on the exchange. The holding period of the Tower common stock will include the holding period of the shares of FNB common stock surrendered. If a FNB shareholder has differing bases or holding periods in respect of his or her shares of FNB common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Tower common stock received in the exchange.

        Cash received in lieu of a fractional share.    Cash received by a FNB shareholder in lieu of a fractional share of Tower common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the protion of the shareholder's aggregate adjusted tax basis of the shares of FNB common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of FNB common stock is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See "—Possible treatment of cash as a dividend" below.

        Possible treatment of cash as a dividend.    In general, the determination of whether the receipt of cash in the merger will be treated as a dividend depends upon the extent to which the exchange reduces the FNB shareholder's deemed percentage stock ownership of Tower. For purposes of this determination, FNB shareholders will be treated as if they first exchanged all of their shares of FNB common stock solely for Tower common stock and then Tower immediately redeemed (the "deemed redemption") a portion of the Tower common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is "substantially disproportionate" with respect to the FNB shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Tower common stock) or (2) the deemed redemption is not "essentially equivalent to a dividend."

        The deemed redemption generally will be "substantially disproportionate" with respect to a FNB shareholder if the percentage of the outstanding stock of Tower that is actually and constructively owned by the shareholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding common stock of Tower that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption. If this test is not satisfied, the deemed redemption will not be considered to be "essentially equivalent to a dividend," if it results in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of Tower. In applying the above tests, a FNB shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder.

        The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if the shareholder has a relatively minor reduction in such shareholder's percentage stock ownership under the above analysis. Accordingly, few if any FNB shareholders should be impacted by these rules. However, as these rules are complex and dependent upon a FNB shareholder's specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor.

        Backup Withholding.    A FNB shareholder receiving cash in the merger may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) has been notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

        This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a FNB shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of Tower common stock received by you in the merger.

Source or Amount of Funds.

        Tower will pay a combination of cash and Tower common stock as the consideration for FNB. Based upon the maximum allocation percentage of cash consideration to be paid (15%) excluding cash amounts for fractional shares (if any), Tower will pay a maximum of $4,680,000 to FNB shareholders.

        Tower has not yet determined how it will fund the cash consideration; however, it has several alternative funding sources available to it. Tower may draw down on an existing line of credit, it may enter into a loan agreement with an unrelated financial institution on terms that would be customary for a transaction of comparable size or it may sell its investments. Tower does not anticipate that the funding of the cash portion of the merger consideration will have a significant impact on its financial condition, results of operations, liquidity or regulatory capital.

Resale of Tower Common Stock.

        The Tower common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any FNB shareholder who may be deemed to be:

  •
  An "affiliate" of FNB for purposes of Rule 145 under the Securities Act; or

  •
  An "affiliate" of Tower for purposes of Rule 144 under the Securities Act.

        Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, Tower or FNB at the time of the FNB special meeting, and with respect to Tower, at or after the effective date of the merger.

        Rules 144 and 145 will restrict the sale of shares of Tower common stock received in the merger by affiliates and certain of their family members and related interests.

FNB affiliates:

  •
  Generally, during the year following the effective date of the merger, those persons who are affiliates of FNB at the time of the FNB special meeting, provided they are not affiliates of Tower at or following the merger's effective date, may publicly resell any shares of Tower common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Tower common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Tower.

  •
  After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Tower as required by Rule 144.

Tower affiliates:

  •
  Persons who are affiliates of Tower after the effective date of the merger may publicly resell the shares of Tower common stock received by them in the merger subject to the same limitations and requirements as apply to FNB affiliates in the first year and subject to certain filing requirements specified in Rule 144.

        The ability of affiliates to resell shares of Tower common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Tower's having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

        Affiliates also would be permitted to resell shares of Tower common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

        This joint prospectus/proxy statement does not cover any resales of shares of Tower common stock received by persons who may be deemed to be affiliates of Tower or FNB.

        As a condition of the merger, Tower will receive from each FNB director and executive officer an affiliates letter that, as a FNB affiliate, they will not to transfer any shares of Tower common stock received in the merger except in compliance with the Securities Act.

Rights of Dissenting Shareholders.

        Tower and FNB shareholders have rights to dissent from the merger agreement and obtain the "fair value" of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. A summary of the rights of dissenting shareholders follows. The summary is qualified in its entirety by reference to Annex D, which sets forth the applicable dissenters' rights provisions of Pennsylvania law. If you are considering exercising your dissenters' rights, you should read carefully the summary below and the full text of the law set forth in Annex D. You are also encouraged to consult with your own legal advisor as to your appraisal rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these appraisal rights.

Timing of Notice Requirement

        In the discussion of dissenters' rights, the term "fair value" means the value of a share of Tower or FNB common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

        Before the Tower shareholder vote, Tower shareholders must send any written notice or demand required in order to exercise you dissenter's rights to John H. McDowell, Sr., Secretary, Tower Bancorp, Inc., 40 Center Square, Post Office Box 8, Greencastle, PA 17225. Before the FNB shareholder vote, FNB shareholders must send any written notice or demand required in order to exercise your dissenters' rights to Margaret A. Kobel, Secretary, FNB Financial Corporation, 101 Lincoln Way West, McConnellsburg, PA 17233. After the effective date of the merger, both Tower and FNB shareholders must send any correspondence to John H. McDowell, Sr., Secretary, Tower Bancorp, Inc., 40 Center Square, Post Office Box 8, Greencastle, PA 17225.

Notice of Intention to Dissent

        If you wish to dissent from the merger, you must do the following:

  •
  If you are a Tower shareholder, file a written notice of intent to dissent with Tower prior to the shareholder vote at the Tower special meeting of shareholders and if you are a FNB shareholder, file a written notice of intent to dissent with FNB prior to the shareholder vote at the FNB special meeting of shareholders;

  •
  Make no change in your beneficial ownership of Tower or FNB common stock after you give notice of your intention to demand fair value of your shares of Tower or FNB common stock; and

  •
  Not vote in favor of the merger agreement at the special meeting.

        Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent.

Notice to Demand Payment

        If the merger is approved by the required vote of Tower and FNB shareholders, Tower will mail a notice to all Tower and FNB shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates of Tower common stock or FNB common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply With Required Steps to Dissent

        You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters' rights. If you fail to follow these steps, you will lose the right to dissent. FNB shareholders who lose the right to dissent will receive the same merger consideration as those FNB shareholders who do not dissent.

Payment of Fair Value of Shares

        Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Tower will send dissenting shareholders, who have deposited their stock certificates, the amount that Tower estimates to be the fair value of the Tower common stock or FNB common stock. The remittance or notice will be accompanied by:

  •
  A closing balance sheet and statement of income of Tower or FNB for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

  •
  A statement of Tower's estimate of the fair value of Tower or FNB common stock; and

  •
  A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

        If a dissenting shareholder believes that the amount stated or remitted by Tower is less than the fair value of the Tower common stock or FNB common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Tower common stock or FNB common stock to Tower within 30 days after Tower mails its remittance. If the dissenting shareholder does not file its estimate of fair value within 30 days after the mailing by Tower of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Tower.

Valuation Proceedings

        If any demands for payment remain unsettled within 60 days after the latest to occur of:

  •
  The effective date of the merger;

  •
  Timely receipt by Tower of any demands for payment; or

  •
  Timely receipt by Tower of any estimates by dissenters of the fair value,

then, Tower may file an application, in the Court of Common Pleas of Franklin County, requesting that the court determine the fair value of the Tower common stock or FNB common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

        If Tower were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Tower, may file an application in the name of Tower at any time within the 30 day period after the expiration of the 60 day period and request that the Franklin County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Franklin County Court of Common Pleas may, but need not, equal the dissenting shareholders' estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Tower's estimate of the fair value of the FNB common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Franklin County Court of Common Pleas finds fair and equitable.

        Tower intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Tower will file an application requesting that the fair value of the FNB common stock be determined by the Franklin County Court of Common Pleas.

Cost and Expenses

        The costs and expenses of any valuation proceedings performed by the Franklin County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Tower, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

        FNB shareholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Information with Respect to Tower

General.

        Tower is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Tower was organized on October 12, 1983, under the laws of the Commonwealth of Pennsylvania for the purpose of acquiring The First National Bank of Greencastle, Greencastle, Pennsylvania and such other banks and bank related activities as are permitted by law and desirable. On June 1, 1984, Tower acquired 100% ownership of The First National Bank of Greencastle.

        Tower's common stock is quoted on the OTCBB under the symbol "TOBC".

        The authorized capital stock of Tower consists of five million (5,000,000) shares of common stock, no par value, and five hundred thousand (500,000) shares of preferred stock, $2.50 par value. As of January 20, 2006, the record date for the special meetings, there are 1,780,100 shares of Tower common stock issued and outstanding, 51,328 shares held by Tower as treasury stock, and no shares of Tower preferred stock issued or outstanding. There are no other shares of capital stock of Tower authorized, issued or outstanding.

        Tower has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Tower's various stock compensation and dividend reinvestment plans.

Description of Business of Tower

        Tower's primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin County, where its ten branches are located in Quincy, Shady Grove, Waynesboro, Mercersburg, Chambersburg (2), and Laurich, Pennsylvania, and Hagerstown (2), Maryland, as well as its main office in Greencastle, Pennsylvania. The day-to-day management of The First National Bank of Greencastle is conducted by the subsidiary's officers. Tower derives the majority of its current income from The First National Bank of Greencastle.

        Tower has no employees other than its four officers who are also employees of The First National Bank of Greencastle, its subsidiary. On September 30, 2005 The First National Bank of Greencastle had 90 full- time and 22 part-time employees.

        Tower contemplates that in the future it will evaluate and may acquire, or may cause its subsidiaries to acquire, other banks. Tower also may seek to enter businesses closely related to banking or to acquire existing companies already engaged in such activities. Any acquisition by Tower will require prior approval of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking, and, in some instances, other regulatory agencies and its shareholders.

Description of Business of The First National Bank of Greencastle

        The First National Bank of Greencastle was organized as a national bank in 1864. On June 1, 1984 Tower became the one-bank holding company of The First National Bank of Greencastle.

        The First National Bank of Greencastle, is engaged in commercial banking as authorized by the National Bank Act. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate, business) to individuals, corporations, partnerships, associations, municipalities and other governmental bodies.

        The First National Bank of Greencastle, grants agribusiness, commercial, and residential loans to customers throughout the Cumberland Valley area. It maintains a diversified loan portfolio and evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate.

        In 2000, The First National Bank of Greencastle, entered into an affiliation agreement with Sentry Trust Company, a Pennsylvania Limited Purpose Bank, whereby Sentry Trust Company acquired from The First National Bank of Greencastle, the right to service the trust accounts of The First National Bank of Greencastle. Through this affiliation agreement trust and other financial services are provided to The First National Bank of Greencastle's customers by Sentry Trust Company.

        As of September 30, 2005, Tower, had total assets of approximately $347.1 million shareholders' equity of approximately $47.3 million and total deposits of approximately $255.7 million.

Competition

        The First National Bank of Greencastle's principal market area consists of the southern two thirds portion of Franklin County, Pennsylvania and the north central portion of Washington County, Maryland. It services a substantial number of depositors in this market area, with the greatest concentration within a limited radius of Greencastle, Pennsylvania.

        The First National Bank of Greencastle, like other depository institutions, has been subjected to competition from less heavily regulated entities such as brokerage firms, money market funds, consumer finance and credit card companies and other commercial banks, many of which are larger than The First National Bank of Greencastle. The First National Bank of Greencastle is generally competitive with all competing financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

Properties

        The First National Bank of Greencastle owns buildings at Center Square, Greencastle, Pennsylvania (its corporate headquarters); Shady Grove, Pennsylvania; 4136 Lincoln Way West, (Laurich Branch), Chambersburg, Pennsylvania; Quincy, Pennsylvania; Waynesboro, Pennsylvania; 18233 Maugans Avenue, Hagerstown, Maryland; and Lincoln Way East, Chambersburg, Pennsylvania. In addition, The First National Bank of Greencastle leases approximately 1,500 square feet in a building located at 11906 Buchanan Trail West, Mercersburg, Pennsylvania and 565 square feet located at 785 Fifth Avenue, Chambersburg, Pennsylvania. In November 2005, The First National Bank of Greencastle opened a branch at 1101 Professional Court, Hagerstown, Maryland (the Eastern Boulevard Branch) and leases approximately 2,889 square feet at that location. Offices of The First National Bank of Greencastle are located in each of these buildings. In addition, The First National Bank of Greencastle owns undeveloped lots in the Chambersburg and Mercersburg, Pennsylvania areas.

Legal Proceedings

        Tower is an occasional party to legal actions arising in the ordinary course of its business. In the opinion of Tower's management, Tower has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect Tower's operations or financial position.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Tower Bancorp, Inc.

        The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for Tower and its wholly-owned subsidiary, The First National Bank of Greencastle. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this joint proxy statement/prospectus. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

        In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. Tower's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, Tower assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Critical Accounting Policies

        Note 1 to Tower's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Tower and its results of operations.

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require Tower to make estimates and assumptions. Tower believes that its determination of the allowance for loan losses involves a higher degree of judgment and complexity than Tower's other significant accounting policies. Further, these estimates can be materially impacted by changes in market conditions or the actual or perceived financial condition of The First National Bank of Greencastle's borrowers, subjecting Tower to significant volatility of earnings.

        The allowance for loan losses is established through the provision for loan losses, which is a charge against earnings. Provisions for loan losses are made to reserve for estimated probable losses on loans. The allowance for loan losses is a significant estimate and is regularly evaluated by management for adequacy by taking into consideration factors such as changes in the nature and volume of the loan portfolio; trends in actual and forecasted credit quality, including delinquency, charge-off and bankruptcy rates; and current economic conditions that may affect a borrower's ability to pay. The use of different estimates or assumptions could produce different provisions for loan losses. For additional discussion concerning The First National Bank of Greencastle's allowance for loan losses and related matters, see "Provision for Loan Losses" and "Credit Risk and Loan Quality".

        As permitted by SFAS No. 123, Tower accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under Tower's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in Note 1 to the consolidated financial statements.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment". Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Tower is currently evaluating the impact from this standard on its results of operations and financial position.

Overview

  Nine Months Ending September 30, 2005 Compared to September 30, 2004

        Net income for the nine months ended September 30, 2005 and 2004 was $3,593,000 and $2,959,000, respectively. The increase of $634,000, or 21.4%, is attributable to Tower's core banking business, where net interest income increased 11.6%, other income increased 15.0% and the provision for loan losses decreased 22.2%. On a basic and diluted per share basis, net income for the nine months ended September 30, 2005 was $2.08 and $2.04, respectively, as compared with $1.71 and $1.68 for the nine months ended September 30, 2004. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, increased to 1.46% for the first nine months of 2005 from 1.31% for the first nine months of 2004 as a result of increased net income. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 10.54% and 9.48% for the first nine months of 2005 and 2004, respectively. The increase in this ratio is also attributable to an increased level of net income.

        During the first nine months of 2005, Tower's assets grew $30,198,000, or 9.5%, to $347,088,000 as of September 30, 2005 from $316,890,000 as of December 31, 2004. This increase is primarily attributable to growth in security investments, which increased to $85,593,000 as of September 30, 2005 from $62,871,000 as of December 31, 2004. Total deposits increased by $25,429,000, or 11.0%, during the first nine months of 2005 to $255,719,000 as of September 30, 2005 from $230,290,000 as of December 31, 2004. This compares to an increase of $18,820,000, or 9.1%, to $225,785,000 at September 30, 2004 from $206,965,000 as of December 31, 2003. The growth in total deposits during the first nine months of June 2005 was more than the growth in deposits during the same period in 2004 due primarily to one new money market account for an estate, in the amount of $11,300,000 opened in 2005. That account is expected to close sometime in the first quarter of 2006. As a result of competition in the market, and, to a certain degree, customers' continued uncertainty as to how to best invest their monies, deposit growth may not continue to grow at the current rates. Since deposit growth was more than sufficient to fund the increased loan demand, investment securities were purchased.

  2004 Compared to 2003

        Net income for the years ended December 31, 2004 and 2003 was $4,723,000 and $4,951,000, respectively. The decrease of $228,000, or 4.6%, is attributable to a $495,000 decrease of investment security gains, from $3,143,000 in 2003 to $2,648,000 in 2004. On a basic and diluted per share basis, net income for the year ended December 31, 2004 was $2.73 and $2.69, respectively, as compared with $2.86 and $2.81 for the year ended December 31, 2003. Net income as a percentage of average assets on an annualized basis, also known as return on average assets decreased to 1.55% for the year ended December 31, 2004 from 1.80% for the year ended December 31, 2003 as a result of decreased net income and an increase of average assets from $274,972,000 for 2003 to $305,515,000 for 2004. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 11.24% and 14.46% for the years ended December 31, 2004 and 2003, respectively. The decrease in this ratio is also attributable to a decreased level of net income and an increase of average equity.

        For the year ended December 31, 2004, Tower's assets grew $16,152,000, or 5.4%, to $316,890,000 as of December 31, 2004 from $300,738,000 as of December 31, 2003. The increase is primarily attributable to growth in loans, which increased to $227,567,000 as of December 31, 2004 from $212,203,000 as of December 31, 2003, an increase of $15,364,000 or 7.2%. Total deposits increased by $23,325,000, or 11.3%, to $230,290,000 as of December 31, 2004 from $260,965,000 as of December 31, 2003. Overnight borrowings decreased by $12,441,000 or 26.3% to $34,932,000 as of December 31, 2004 from $47,373,000 as of December 31, 2003. Deposit growth was more than sufficient to fund loan growth. Deposit growth was also used to reduce overnight borrowings.

  2003 Compared to 2002

        Net income for the years ended December 31, 2003 and 2002 was $4,951,000 and $4,853,000, respectively. The decrease of $98,000, or 2.0%, is attributable to a $1,423,000 increase of investment security gains, from $1,720,000 in 2002 to $3,143,000 in 2003, offset by a $495,000 decrease of net interest income and an $817,000 increase of other expenses. Net interest income decreased due to 100 basis point decrease of yield on loans from 7.10% in 2002 to 6.10% in 2003. On a basic and diluted per share basis, net income for the year ended December 31, 2003 was $2.86 and $2.81, respectively, as compared with $2.79 and $2.76 for the year ended December 31, 2002. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.80% for the year ended December 31, 2003 from 1.91% for the year ended December 31, 2002 as a result increased average assets of $274,972,000 for 2003 from $254,082,000 for 2002. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 14.46% and 15.81% for the years ended December 31, 2003 and 2002, respectively. The decrease in this ratio is due to an increased level of average equity.

        For the year ended December 31, 2003, Tower's assets grew $38,149,000, or 14.5%, to $300,738,000 as of December 31, 2003 from $262,589,000 as of December 31, 2002. The increase is primarily attributable to growth in loans, which increased to $212,203,000 as of December 31, 2003 from $185,905,000 as of December 31, 2002, an increase of $26,298,000 or 14.1%. Total deposits increased by $19,408,000, or 10.3%, to $206,965,000 as of December 31, 2003 from $187,557,000 as of December 31, 2003. Overnight borrowings decreased by $3,321,000 and long term borrowings increased $5,000,000. Borrowings were used to fund loans not supported by deposit growth.

Results of Operations

  Net Interest Income and Net Interest Margin

        Net interest income continues to be the largest source of Tower's operating income. It is the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. Tower's principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio. Interest-bearing liabilities consist primarily of time deposits, money market accounts and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

        Table 1 compares Tower's average balances, yields, and interest income and expense on interest-bearing assets and liabilities for the years ended December 31, 2004, 2003, and 2002, and the interim periods ended September 30, 2005 and 2004.

Table 1

Distribution of Assets, Liabilities and Stockholders' Equity
Interest Rates and Interest Differential
Fiscal Years Ended December 31; Interim periods ended September 30

	December 31, 2004			December 31, 2003			December 31, 2003			September 30, 2005			September 30, 2004
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(000 omitted)			(000 omitted)			(000 omitted)			(000 omitted)			(000 omitted)
Assets
Investment Securities:
Taxable interest income	$41,994	$997	2.40%	$34,041	$1,091	3.20%	$30,551	$1,352	4.40%	$52,967	$893	2.20%	$45,050	$789	2.30%
Nontaxable interest income	19,552	1,059	5.40%	20,559	1,117	5.40%	21,222	1,153	5.40%	20,069	783	5.20%	19,659	755	5.10%

Total investment securities	61,546	2,056	3.30%	54,600	2,208	4.00%	51,773	2,505	4.84%	73,036	1,676	3.10%	64,709	1,544	3.20%
Loans	220,789	12,031	5.50%	198,599	12,073	6.10%	183,805	13,130	7.10%	228,672	10,241	6.00%	218,206	8,913	5.40%
Other short-term investments	3,623	39	1.10%	4,428	69	1.60%	5,666	145	2.60%	5,472	139	2.50%	2,962	32	1.40%

Total interest earning assets	285,958	$14,126	4.90%	257,627	$14,350	5.60%	241,244	$15,780	6.60%	307,180	$12,056	5.20%	285,877	$10,489	4.90%

Allowance for loan losses	(1,872)			(1,722)			(1,606)			(2,012)			(1,875)
Cash and due from banks	8,261			6,869			8,511			10,690			7,852
Bank premises and equipment	4,732			4,126			3,416			4,074			4,650
Other assets	8,436			8,072			2,517			10,174			8,543

Total assets	$305,515			$274,972			$254,082			$330,106			$305,047

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$92,933	$443	0.50%	$84,107	$539	0.60%	$76,373	$932	1.20%	$102,465	$704	0.90%	$91,983	$320	0.50%
Savings deposits	28,787	84	0.30%	25,702	110	0.40%	22,792	200	0.90%	30,736	69	0.30%	28,614	62	0.30%
Time deposits	75,463	1,780	2.40%	72,307	1,993	2.80%	71,631	2,665	3.70%	83,717	1,645	2.60%	74,154	1,298	2.30%
Borrowed funds	41,160	1,704	4.10%	40,252	1,625	4.00%	41,487	1,455	3.50%	36,731	1,304	4.70%	42,128	1,341	4.20%

Total interest bearing liabilities	238,343	$4,011	1.70%	222,368	$4,267	1.90%	212,283	$5,252	2.50%	253,649	$3,722	2.00%	236,879	$3,021	1.70%

Demand deposits	19,386			15,144			12,470			22,919			21,098
Other liabilities	5,753			3,216			1,367			7,204			6,086

Total liabilities	263,482			240,728			223,390			283,772			264,063
Stockholders' equity	42,033			34,244			30,692			46,334			40,984

Total liabilities & stockholders' equity	$305,515			$274,972			$254,082			$330,106			$305,047

Net interest income/net yield on average earning assets		$10,115	3.5%		$10,083	3.9%		$10,528	4.4%		$8,334	3.6%		$7,468	3.5%

1.
Installment loans are stated net of unearned income.
2.
Average loan balances include nonaccrual loans. Interest income on nonaccrual loans has been included.
3.
Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of stockholders' equity.

        Table 2 compares changes in net interest income for calendar years 2004 versus 2003 and 2003 versus 2002, and interim period September 30, 2005 versus 2004.

Table 2

Changes in Net Interest Income

	December 31, 2004 Versus 2003 Increase (Decrease) Due to Change in			December 31, 2003 Versus 2002 Increase (Decrease) Due to Change in			September 30, 2005 Versus 2004 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)
Interest Income
Loans (net of unearned discounts)	$1,354	($1,396)	($42)	$1,065	($2,122)	($1,057)	$299	$1,029	$1,328
Taxable investment securities	382	(482)	(100)	154	(415)	(261)	144	(40)	104
Nontaxable investment securities	(51)	(66)	(117)	(36)	0	(36)	13	15	28
Other short-term investments	(31)	66	35	(32)	(44)	(76)	62	45	107

Total interest income	1,654	(1,878)	(224)	1,151	(2,581)	(1,430)	518	1,049	1,567

Interest Expense
Interest bearing demand	53	(149)	(96)	93	(486)	(393)	77	307	384
Savings deposits	12	(38)	(26)	26	(116)	(90)	7	0	7
Time deposits	88	(301)	(213)	25	(697)	(672)	159	188	347
Other short-term borrowings	39	40	79	(43)	213	170	(174)	137	(37)

Total interest expense	192	(448)	(256)	101	(1,086)	(985)	69	632	701

Net interest income			$32			($445)			$866

  Nine months ending September 30, 2005 compared to September 30, 2004

        For the nine months ended September 30, 2005, total interest income increased by $1,567,000, or 14.9%, to $12,056,000, compared with $10,489,000 for the nine months ended September 30, 2004. This increase is partially the result of an 8.3% increase in average interest-earning assets, which grew to $307,180,000 for the first nine months of 2005, from $283,549,000 for the first nine months of 2004. Management expects total interest income to increase provided the prime rate and one year Treasury rate do not fall as in 2003 and 2004 and average earning assets continue to increase. The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from the reduction of overnight borrowings and deposit growth. Management targeted efforts to attract mortgage and small commercial loans. Management believes that our experience in making mortgage and small commercial loans positions Tower well to meet the financing demands of individuals and small businesses. Further impacting interest income were six 25-basis point increases in the prime rate and increases in the one year Treasury rate during the first nine months of 2005 that resulted in higher yields on interest earning assets.

  2004 Compared to 2003

        Total interest income decreased by $224,000, or 1.6%, to $14,126,000 for 2004 from $14,350,000 for 2003. The yield on interest earning assets declined to 4.90% in 2004 from 5.60% in 2003. Average interest earning assets increased 11.0% to $285,958,000 in 2004 from $257,627,000 in 2003. The additional interest income earned on increased average earning assets was offset by the decrease in yields, resulting in an overall decrease in interest income for the year. The growth in interest earning assets was funded primarily from an increase in interest bearing liabilities, primarily from growth in deposits.

        Total interest expense for 2004 was $4,011,000 compared to $4,267,000 in 2003. The decrease of $256,000, or 6.0%, is attributable to a decreased cost of funds from 1.90% in 2003 to 1.70% in 2004. Average interest-bearing liabilities increased $15,975,000, or 7.2%, to $238,343,000 for 2004 from $222,368,000 for 2003. Interest expense decreased due to management's efforts in managing the interest rates paid on interest bearing liabilities.

        Net interest income increased by $32,000, or 0.3%, to $10,115,000 for the year ended December 31, 2004 from $10,083,000 for the year ended December 31, 2003. Tower's net interest rate spread decreased to 3.2% in 2004 from 3.7% in 2003, and the net interest margin decreased to 3.5% in 2004 from 3.9% in 2003. Although interest rates remained at their historic lows for the first half of 2004, there were five interest rate increases during the second half of the year resulting in a 125 basis point increase in the prime rate, which resulted in increases in The First National Bank of Greencastle's lending rates. The rate increases as well as Tower's efforts to manage the growth and pricing of interest earning assets and interest bearing liabilities, helped to minimize the deterioration of its net interest spread and net interest margin.

        Tower's ability to manage net interest income over a variety of interest rate and economic environments is important to its financial success. Growth in net interest income is generally dependent upon the growth of the balance sheet and maintaining or growing the net interest margin. See the "Market Risk Management" section of Management's Discussion for a further discussion of Tower's efforts to control interest rate risk and manage net interest income.

  2003 Compared to 2002

        Total interest income decreased on a fully tax equivalent basis, by $1,430,000, or 9.1%, to $14,350,000 for the year ended December 31, 2003 from $15,780,000 for the year ended December 31, 2002. The yield on interest earning assets declined to 5.60% in 2003 from 6.60% in 2002. Lower yields were due primarily to lower treasury rates resulting in lower yields on mortgages repricing and rewritten. Average interest earning assets increased 6.8% to $257,627,000 in 2003 from $241,244,000 in 2002. The additional interest income earned on increased average earning assets was offset by the decrease in yields, resulting in an overall decrease in interest income for the year. The growth in interest earning assets was funded primarily from an increase in interest bearing liabilities, primarily from growth in deposits.

        Total interest expense decreased by $985,000, or 18.8%, to $4,267,000 in 2003 from $5,252,000 in 2002. This decrease is attributable to a decrease in interest rates paid on deposits even though average interest-bearing liabilities increased 4.8% to $222,368,000 for the year ended December 31, 2003 from $212,283,000 for the year ended December 31, 2002. Cost of funds decreased to 1.9% in 2003 as compared with 2.5% in 2002.

        Net interest income decreased by $445,000, or 4.2%, to $10,083,000 in 2003 from $10,528,000 in 2002. Tower's net interest rate spread decreased to 3.7% for the year ended 2003 as compared with 4.1% for the year ended 2002. Tower's net interest margin decreased to 3.9% in 2003 from 4.4% in 2002. Although interest rates remained at their historic lows during 2003, Tower was able to limit the decline or deterioration of its net interest spread and net interest margin by managing the growth and pricing of interest sensitive assets and liabilities.

Provision for Loan Losses

        Tower accounts for credit risk associated with lending activities through its allowance and provision for loan losses. Although Tower maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of Tower's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential, yet undetermined future losses. The provision for loan losses is the amount charged against Tower's earnings. Its appropriateness and adequacy are determined based upon several factors including:

  •
  a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

  •
  analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

  •
  management's judgment with respect to the nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio, and

  •
  regular examinations and review of the portfolio by regulatory authorities.

        The allowance is allocated to specific loan categories based upon management's classification of loans under Tower's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

        Allocations to commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous five years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

        The provision for loan losses was $360,000 for 2004, $360,000 for 2003, and $310,000 for 2002. The provision expense for 2004 was equal to the provision for 2003 and as compared with the 16.1% increase of the provision expense for 2003 as compared with 2002.

        For the nine months ended September 30, 2005, the provision for loan losses was $210,000, a decrease of $60,000, or 22.2%, compared with $270,000 for the nine months ended September 30, 2004. The decrease in the provision is attributable to the consistency in the high quality of the loan portfolio.

        The allowance for loan losses represented 0.83% of total loans receivable at December 31, 2004, as compared with 0.87% and 0.87% at December 31, 2003 and 2002, respectively. The allowance for loan losses represented 0.91% of total loans at September 30, 2005, compared with 0.81% as of September 30, 2004. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The First National Bank of Greencastle has no credit exposure to foreign countries or foreign borrowers.

        Table 3 sets forth the period-end loans receivable balances and summarizes The First National Bank of Greencastle's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

Table 3
Summary of Loan Loss Experience

	Years Ended December 31						Nine Months Ended September 30,
	2004		2003	2002	2001	2000	2005	2004
	(Dollars In Thousands)
Amount of loans receivable outstanding at end of period	$229,469		$214,067	$187,537	$167,677	$147,570	$230,103	$225,768

Average loans receivable	$220,789		$198,599	$183,805	$158,575	$140,788	$229,083	$218,767

Allowance for loan losses:
Beginning balance	$1,864		$1,632	$1,577	$1,586	$1,719	$1,902	$1,864
Charge-offs:
Commercial loans	(276)		(29)	(101)	0	(4)	0	(267)
Real estate loans	0		0	0	0	0	0	0
Consumer loans	(106	) (	162)	(205)	(192)	(149)	(53)	(82)

Total charge-offs	(382)		(191)	(306)	(192)	(153)	(53)	(349)
Recoveries	60		63	51	63	20	44	51

Net charge-offs	(322)		(128)	(255)	(129)	(133)	(9)	(298)
Provisions for loan losses	360		360	310	120	0	210	270

Ending balance	$1,902		$1,864	$1,632	$1,577	$1,586	$2,103	$1,836

Ratios:
Net charge-offs to average loans	0.15%		0.06%	0.14%	0.08%	0.09%	0.00%	0.14%

Other Income

  Nine months ending September 30, 2005 compared to September 30, 2004

        Other income for the nine months ended September 30, 2005 increased $430,000, or 15.0%, to $3,292,000 from $2,862,000 for the first nine months ended September 30, 2004. This increase was primarily due to a $142,000 increase in gains from the sale of investment securities and $144,000 increase in brokerage and advisory investment services. Other income was positively impacted by increases of $87,000 in non-sufficient funds (NSF) fees, $59,000 in ATM fees dues to an increased surcharge fee as of July 2004, $31,000 in mortgage banking activities, $17,000 in safe deposit box fees and $16,000 in other service charges due to increased activity. Offsetting these increases were declines in income as a result of there being $6,000 less income from loan late charges and a $32,000 loss on sale of Federal Home Loan Mortgage Corporation preferred stock sold in 2005.

  2004 Compared to 2003

        Other income represents a considerable source of income for Tower, representing 23.5% of the total of interest income and other income in 2004 and 24.0% in 2003. Other income consists primarily of gains from the sale of investment securities, dividend income, NSF fees, customer service fees, ATM fees, and income from investment in bank owned life insurance (BOLI).

        Other income decreased $189,000, or 4.2%, to $4,336,000 for 2004 from $4,525,000 for 2003. Contributing to this decrease were investment security gains realized from the sale of securities, which decreased $495,000 to $2,648,000 in 2004 from $3,143,000 in 2003. Dividend income increased $112,000, from $520,000 in 2004 compared to $408,000 in 2004. Other income was positively impacted by increases of $112,000 in NSF fees due to increased customer activity, $79,000 in ATM fees due to an increased surcharge fee as of July 2004, and $72,000 in customer service fees due to increased customer activity. BOLI income decreased 8.9% to $255,000 in 2004 compared to $280,000 due to a lower interest rate environment. In October 2004, The First National Bank of Greencastle began to offer investment services, with commissions of $31,000 earned in 2004.

  2003 Compared to 2002

        Other income for 2003 increased $1,468,000, or 48.0%, to $4,525,000 from $3,057,000 in 2002. The increase was primarily attributable to an increase of $1,423,000 in gains realized from the sale of investment securities, which increased to $3,143,000 in 2003 from $1,720,000 in 2002. NSF fees increased $237,000 due to increased customer activity. Dividend income increased $74,000 due to a $3,763,000 increase in the equity securities portfolio. BOLI income increased $9,000 due to additional purchases of BOLI. ATM fees increased $29,000 and customer service fees increased $9,000, both due to increased customer activity.

Other Expenses

        Salary expense and employee benefits represent the largest component, or 53.1%, of other expenses for 2004. Other expenses also include an array of other expenses such as:

  •
  occupancy and equipment expenses,

  •
  stationary, printing and supplies,

  •
  advertising and promotion costs,

  •
  outside service providers relating to data processing and ATM services,

  •
  professional fees for legal, accounting and consulting services,

  •
  shareholder related services,

  •
  costs associated with the due diligence process of extending and maintaining loans and the collection process,

  •
  Pennsylvania Bank Shares tax and FDIC assessment, and

  •
  other types of expenses incurred as part of the normal course of operation of Tower.

  Nine months ending September 30, 2005 compared to September 30, 2004

        For the nine months ended September 30, 2005, total other expenses increased $424,000, or 7.0%, to $6,478,000 from $6,054,000 for the nine months ended September 30, 2004. The increase is the result of Tower's growth, increases in legal and accounting fees, SOX 404 compliance costs and expenses for a new office.

        Salary expenses and related employee benefits were $3,308,000 for the nine months ended September 30, 2005, an increase of $254,000, or 8.3%, compared with $3,054,000 for the nine months ended September 30, 2004. The increase is primarily attributable to the increase in salary expenses of $169,000 or 7.7% and the associated benefit costs.

        Occupancy and equipment expenses for the nine months ended September 30, 2005 increased to $840,000 from $759,000 for the first nine months ended September 30, 2004. The increase of $81,000, or 10.7%, is primarily due to an increase of $40,000 rent expense associated with a new office on Eastern Boulevard, Hagerstown. Occupancy and equipment expenses were also negatively impacted by increases of $8,000 in real estate taxes and $5,000 in building depreciation costs.

        Other operating expenses increased $89,000, or 4.0%, to $2,330,000 for the nine months ended September 30, 2005 from $2,241,000 for the nine months ended September 30, 2004. This increase was primarily the result of accounting fees increasing $126,000 due to SOX 404 compliance, legal fees increasing $82,000 and a $48,000 increase of donation expense. Other expenses increasing were $9,000 insurance expense, $8,000 dues and subscription expenses and $8,000 PA shares tax expense. Offsetting the increased expenses were a $30,000 decrease in check losses and an $8,000 decrease in postage expense.

  2004 Compared to 2003

        Other expense totaled $7,679,000 for 2004, an increase of $203,000, or 2.7%, over $7,476,000 for 2003. The percentage increase of these expenses was less than the 12.3% increase experienced during 2003 as compared with 2002

        Salary expenses and related employee benefits increased by $177,000, or 4.5%, to $4,078,000 for 2004 from $3,901,000 for 2003. The increase was primarily due to a 24.9% or $95,000 increase in group medical insurance expense to $477,000 in 2004 compared to $382,000 in 2003. Salary expense increased $32,000 to $2,913,000 in 2004, a 1.1% increase from 2003, due to management's review and curtailment of hourly wages. At December 31, 2004, full-time equivalent employees totaled 102 compared to 100 for 2003, the increase being primarily due to the opening of the Lincoln Way East Branch (Chambersburg, Pennsylvania) in December of 2004.

        Occupancy and equipment expenses increased by $108,000, or 6.8%, to $1,702,000 for 2004 from $1,594,000 for 2003. The increase was related to real estate taxes increasing $20,000 due to additional land purchases, increased equipment maintenance due to additional branches opened and $14,000 increase of building depreciation associated with full a year of costs for the Maugans Avenue (Hagerstown, Maryland) office which was opened in October 2003.

        Other operating expenses decreased $82,000, or 4.1%, to 2004 compared with 2003. Check losses decreased $73,000 to $32,000 for 2004 compared to $105,000 for 2003, due to a $60,000 loss on a check improperly endorsed in 2003. Other expenses decreasing were $48,000 professional fees for management of investment securities, and $30,000 in office supplies. Advertising expenses increased $40,000 from $200,000 for 2003 to $240,000 for 2004.

        Management expects the percentage of growth in other expenses in the upcoming year to be higher than the growth experienced in the previous two years, not only as a result of Tower's organic growth, but also because of merger and consolidation expenses and compliance and SOX 404 costs.

  2003 Compared to 2002

        Other expenses for 2003 were $7,476,000, representing an increase of $817,000, or 12.3%, compared to $6,659,000 for 2002.

        Salary expenses and related employee benefits increased by $343,000, or 9.6%, to $3,901,000 for 2003 from $3,558,000 for 2002. This increase was primarily the result of salaries increasing $186,000 and group medical insurance expense increasing $64,000. At December 31, 2003, there were 100 full-time equivalent employees as compared to 95 at December 31, 2002.

        Occupancy and equipment expenses increased by $19,000, or 1.2%, to $1,594,000 for 2003 from $1,575,000 for 2002. This increase was due to a $40,000 increase of equipment maintenance, $16,000 increase of real estate tax, and a $14,000 increase of utility expenses, all due to additional branch locations. Depreciation expense decreased $44,000.

        Other operating expenses increased $455,000, or 29.8%, to $1,981,000 in 2003 from $1,526,000 in 2002. The increase in other expenses is primarily attributable to the expenses associated opening the Lincoln Way East branch and operating the Chambersburg branch for a full year. In addition, The First National Bank of Greencastle experienced a $60,000 check loss in 2003 due to improper endorsements.

Income Taxes

        For the nine months ended September 30, 2005, the tax provision was $1,345,000 compared with $1,047,000 for the nine months ended September 30, 2004. This increase of $298,000, or 28.5%, is the result of achieving a higher level of pre-tax net income coupled with a lower amount of tax-exempt income. The effective tax rate was 27.2% for 2005 and 26.1% for 2004.

        Income tax expense was $1,689,000 for 2004 as compared with $1,821,000 for 2003 and $1,763,000 for 2002. The 7.2% decrease in tax expense incurred in 2004 as compared to 2003 was the result of lower level of pre-tax net income. The effective tax rate remained relatively constant at 26.3%, 26.9% and 26.6% for 2004, 2003, and 2002, respectively.

Net Income

  Nine months ending September 30, 2005 compared to September 30, 2004

        Net income for the nine months ended September 30, 2005 was $3,593,000, an increase of $634,000, or 21.4%, compared with $2,959,000 for the nine months ended September 30, 2004. The increase in net income is the result of increases of $866,000 in net interest income, a decrease of $60,000 in the provision for loan losses, and an increase of $430,000 in other income, offset by increases of $424,000 in other expenses and $298,000 in taxes. Factors contributing to the increased level of net income include increased interest income from the impact of rate increases and increased interest income from investment security growth, as well as The First National Bank of Greencastle's efforts to manage its cost of funds. Increased other income, derived from investment service fees, gains on sale of investments and increased customer service fees further enhanced net income. Basic and diluted earnings per share for the nine months ended September 30, 2005 were $2.08 and $2.04 compared with $1.71 and $1.68 for the nine months ended September 30, 2004.

  2004 Compared to 2003

        Net income for 2004 was $4,723,000, a decrease of $228,000, or 4.6%, from $4,951,000 for 2003. The decrease in net income was the result of decreases of $495,000 in realized gains on sale of investment securities and $203,000 increase in other expenses offset by an increase of $32,000 net interest income, an increase of $306,000 in other income and a $132,000 decrease in the provision for income taxes. Basic and diluted earnings per share for 2004 were $2.73 and $2.69 per share as compared with 2003, which were $2.86 and $2.81 per share. Factors contributing to the decreased level of net income included the large portfolio of adjustable rate mortgages repricing in a low rate environment, offset by loan growth and a rate increase following the 125-basis point increase in the prime rate, which occurred during the second-half of 2004. The First National Bank of Greencastle's prudent efforts to manage its cost of funds also had a positive impact on net income.

        Management anticipates that 2005 net income will exceed 2004 net income. Tower's business is sensitive to general business and economic conditions, such as interest rates, consumer perception and confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, Tower remains focused on monitoring its risk/return profile. While management believes that financial institutions likely could see compression of the net interest margin in the future, Tower's balance sheet is positioned to experience higher net income in a rising interest rate environment. It is further believed that Tower can adequately manage its net interest margin within a relatively stable range and offset its effect on net income by focusing on fee income, growth in business relationships, cost control and quality interest earning assets.

  2003 Compared to 2002

        Net income increased to $4,951,000 for 2003 from $4,853,000 for 2002. This increase of $98,000, or 2.0%, was the result of increases $1,468,000 in other income, offset by a decrease of $445,000 in net interest income, an increase of $50,000 in the provision for loan losses, an increase of $817,000 in other expense and an increase of $58,000 in the provision for income taxes. Basic and diluted earnings per share for 2003 were $2.86 and $2.81 per share as compared to $2.79 and $2.76 per share for 2002.

Financial Condition

  Securities

  September 30, 2005 compared to December 31, 2004

        Tower's securities portfolio is comprised of securities that not only provide interest and dividend income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.

        Although Tower generally intends to hold its investment securities to maturity, a significant portion of the securities portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. All securities held as of September 30, 2005 are classified as available for sale. Tower holds no trading securities in its portfolio. The securities portfolio includes equities owned by Tower, most of which are investments in banks, bank holding companies and financial institutions. Equity investments are accounted for at fair market value. The remaining securities, primarily debt instruments, are owned by The First National Bank of Greencastle.

        The consolidated securities portfolio at September 30, 2005 was $85,593,000, compared to $62,871,000 at December 31, 2004, an increase of $22,722,000, or 36.1%. The increase is due primarily to the purchase of $15,000,000 short-term bank owned investments funded by a large money market deposit account opened in June 2005 for an estate.

Bank Owned Securities

        The bank owned securities portfolio at September 30, 2005 was $48,638,000, compared to $29,888,000 at December 31, 2004, an increase of $18,750,000, or 62.7%. The increase is attributable to June 2005 purchases of $15,000,000 available for sale securities maturing within nine to twelve months and July 2005 purchases of $5,000,000 available for sale securities maturing in late 2008 and 2009.

        The carrying value of the available for sale portion of the portfolio at September 30, 2005 includes an unrealized gain of $1,084,000 (reflected as accumulated other comprehensive income of $715,000 in stockholders' equity, net of a deferred income tax liability of $369,000). This compares with an unrealized gain at December 31, 2004 of $1,122,000 (reflected as accumulated other comprehensive income of $741,000 in stockholders' equity, net of a deferred income tax liability of $381,000).

Holding Company Owned Securities

        The securities portfolio owned by Tower at September 30, 2005 was $36,955,000, compared to $32,983,000 at December 31, 2004, an increase of $3,972,000, or 12.0%. The increase is attributable to the purchase of $4,903,000 equity securities plus $986,000 increase of unrealized gains less the sale of $1,917,000 equity securities. Gain on sale of equity securities was $1,606,000.

        The carrying value of the available for sale portion of the portfolio at September 30, 2005 includes an unrealized gain of $13,198,000 (reflected as accumulated other comprehensive income of $8,711,000 in stockholders' equity, net of a deferred income tax liability of $4,487,000). This compares with an unrealized gain at December 31, 2004 of $12,212,000 (reflected as accumulated other comprehensive income of $8,060,000 in stockholders' equity, net of a deferred income tax liability of $4,152,000).

  2004 Compared to 2003 and 2002

        The securities portfolio at December 31, 2004 was $62,871,000, compared to $63,076,000 at December 31, 2003 and $50,838,000 at December 31, 2002. The decrease of $205,000 between December 31, 2004 and 2003 was the net of $2,546,000 of maturing bonds and principal payments on mortgage backed securities offset by $2,341,000 purchases of equity securities.

        The carrying value of the available for sale portion of the portfolio at December 31, 2004 includes an unrealized gain of $13,335,000 with $8,801,000 reflected as accumulated other comprehensive income in stockholders' equity. This compares with an unrealized gain at December 31, 2003 of $10,616,000 with $7,006,000 reflected as accumulated other comprehensive income in stockholders' equity.

        Table 4 illustrates the composition of the securities portfolio for the periods presented.

Table 4
Securities

	December 31,			September 30,
	2004	2003	2002	2005	2004
	(Dollars In Thousands)
Available for sale securities:
U.S. Government agencies	$1,996	$4,636	$3,241	$16,862	$2,001
State and political subdivisions	21,168	22,490	23,186	25,744	21,758
Mortgage-backed and asset-backed securities	2,722	4,023	5,202	2,078	2,963
Corporate bonds	4,003	4,274	2,455	3,954	4,060
Equity securities	32,982	27,653	16,754	36,955	30,607

Total Securities	$62,871	$63,076	$50,838	$85,593	$61,389

The following table 5 shows the maturities of investment securities at amortized cost as of December 31, 2004, and weighted average yields of such securities. Yields are based on historical costs and are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

Table 5
Maturities of Investment Securities
December 31, 2004

	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
	(000 omitted)
Bonds:
U.S. Government agencies/mortgage-backed securities
Book value	$16	$2,248	$2,036	$411	$4,711
Yield	5.97%	3.84%	4.07%	4.65%	4.02%
State and municipal
Book value	$344	$1,616	$4,333	$13,810	$20,103
Yield	5.92%	6.02%	7.65%	7.76%	7.56%
Other
Book value	$1,002	$1,505	$1,444	$0	$3,951

Yield	6.18%	5.71%	2.98%	0.00%	4.83%

Total book value	$1,362	$5,369	$7,813	$14,221	$28,765

Yield	6.11%	5.02%	5.85%	7.67%	6.61%

Equity Securities:
Total Equity Securities					$20,771

Yield					2.63%

Total Investment Securities (at amortized cost)					$49,536

Yield					4.94%

Loans

  September 30, 2005 compared to December 31, 2004

        The loan portfolio comprises the major component of Tower's earning assets and generally is the highest yielding asset category. Loans are made primarily in Franklin County, Pennsylvania and Washington County, Maryland and are secured by real estate. At September 30, 2005, 64.3% of the loans were secured by one to four family residences. Gross loans receivable, net of unearned fees and origination costs, increased $634,000, or 0.3%, to $230,103,000 at September 30, 2005 from $229,469,000 at December 31, 2004. Gross loans represented 90.0% of total deposits at September 30, 2005 as compared with 99.6% at December 31, 2004, since deposit growth has outpaced loan growth. Loan growth thus far in 2005 was modest in mortgage loans, commercial loans and lines of credit. A higher interest rate environment and more aggressive loan pricing have slowed demand for all loans. Management is reviewing loan product offerings and adjusting product features and rates to attract increased loan volumes. Tax free loans at September 30, 2005 were $815,000, compared to $4,924,000 at December 31, 2004, a decrease of $4,109,000 or 83.4%. The First National Bank of Greencastle, in June 2005, began selling mortgage loans to Federal Home Loan Bank of Pittsburgh in order to offer long term fixed rate mortgages while managing long term interest rate risk. At September 30, 2005 The

First National Bank of Greencastle had sold $6,194,000 mortgage loans to the Federal Home Loan Bank of Pittsburgh.

  2004 Compared to 2003

        Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $15,364,000, or 7.2%, to $227,567,000 as of December 31, 2004, from $212,203,000 as of December 31, 2003. Loans receivable, net of the allowance for loan losses, represent 71.8% of total assets and 98.8% of total deposits as of December 31, 2004, as compared to 70.6% and 102.5%, respectively, at December 31, 2003. All of Tower's loans are to domestic borrowers.

        Mortgage lending activity, defined as non-commercial loans secured by real estate, continued its steady increase of $15,766,000, or 10.1%, to $171,415,000 and was key to the growth of the loan portfolio in 2004. Increased mortgage loan demand and the impact of low interest rates presented The First National Bank of Greencastle with the opportunity to prospect clients of other financial institutions through mortgage loan refinancing activity. The First National Bank of Greencastle was successful in this effort, and attracted a significant number of adjustable rate mortgages, positioning it to do well as interest rates rise.

  2003 Compared to 2002

        Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased $26,298,000, or 14.1%, to $212,203,000 as of December 31, 2003, from $185,905,000 as of December 31, 2002. Loans receivable, net of the allowance for loan losses, represent 70.8% of total assets and 99.1% of total deposits as of December 31, 2002.

        Mortgage lending activity increased $20,545,000, or 15.2%, to $155,649,000 as of December 31, 2003, from $135,104,000 as of December 31, 2002.

        Table 6 presents the loan portfolio at the end of each of the last five fiscal years ended December 31 and the two interim periods ended September 30.

Table 6
Loan Portfolio

	December 31,					September 30,
	2004	2003	2002	2001	2000	2005	2004
	(000 omitted)
Commercial, financial and agricultural	$40,257	$38,703	$32,422	$33,606	$20,903	$39,599	$34,698
Real estate—Construction	6,793	7,156	7,246	6,029	4,827	3,553	5,823
Real estate—Mortgage	171,415	155,649	135,104	111,709	104,838	175,249	173,931
Installment and other personal loans (net of unearned income)	11,004	12,559	12,765	16,333	17,002	11,702	11,316

Total loans	$229,469	$214,067	$187,537	$167,677	$147,570	$230,103	$225,768

Loan Maturities

        The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$20,019	$25,805	$29,881	$9	$75,714
Loans at floating or adjustable interest rates	20,865	28,491	104,399	0	153,755

Total	$40,884	$54,296	$134,280	$9	$229,469

Credit Risk and Loan Quality

        Tower continues to be prudent in its efforts to minimize credit risk. Tower's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, internal loan review monitors the loan portfolio on an ongoing basis. The Credit Administration area then prepares an analysis of the allowance for loan losses on a quarterly basis, which is then submitted to the board of directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expense that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio. The quarterly analysis of the allowance for loan losses involves the assessment of loan quality and growth, delinquencies, specific impaired loans, potential charge-offs, and general economic conditions and trends. Large commercial, financial and agricultural loans are individually risk related and evaluated for impairment. Consumer and residential real estate loans are generally analyzed in homogeneous pools. There were no impaired loans at the end of any of the periods identified in table 6.

        Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2004, decreased $696,000, or 96.9%, to $22,000 as compared to $718,000 as of December 31, 2003. This decrease was primarily attributable to two large commercial loans and one construction mortgage totaling $461,000 in non-accrual status as of December 31, 2003. All three were cured as of December 31, 2004, with one of them being charged off for $233,000 in 2004. Total nonperforming loans as a percentage of total loans were 0.60% at December 31, 2004 as compared to 0.34% at December 31, 2003. To minimize losses that may occur on these non-accrual and delinquent loans, the collections department and loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management does not expect any material adverse impact on the allowance for loan losses.

        Tower had no other real estate owned acquired through foreclosure as of December 31, 2004, December 31, 2003 and December 31, 2002.

        The First National Bank of Greencastle's lending policy is executed through the assignment of tiered loan limit authorities to individual officers of The First National Bank of Greencastle, the Officers' Loan Committee and the Board of Directors. Although The First National Bank of Greencastle maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The First National Bank of Greencastle's policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented and reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis presented to the Board of Directors. Management is not aware of any material potential loan problems that have not been disclosed in this joint proxy statement/prospectus.

        Table 7 presents detailed information about Tower's nonperforming loans and nonperforming assets for the periods presented.

Table 7
Asset Quality Ratios

	December 31,					September 30,
	2004	2003	2002	2001	2000	2005	2004
	(Dollars in thousands)
Non-accruing loans	$9	$540	$782	$64	$63	$0	$10
Accruing loans past due 90 days or more	13	285	178	734	25	318	20

Total Nonperforming Loans	22	825	960	798	88	318	30
Other real estate	0	0	0	0	0	0	86

Total Nonperforming Assets	$22	$825	$960	$798	$88	$318	$116

Interest income at original contract rates	$0	$12	$85	$7	$2
Interest income recognized	$0	$4	$6	$1	$0
Ratios:
Nonperforming loans to total loans	0.60%	0.38%	0.51%	0.47%	0.06%	0.00%	0.01%
Allowance for loan losses to nonperforming loans	8,645.45%	225.94%	170.00%	197.62%	1,802.27%	661.32%	6,120.00%
Nonperforming assets to total assets	0.00%	0.27%	0.37%	0.32%	0.04%	0.09%	0.04%

        The $22,000 in non-performing loans as of December 31, 2004 is comprised of eight consumer borrowings. Management does not expect any material adverse impact to the allowance from the final disposition of these problem credits. As of September 30, 2005, The First National Bank of Greencastle had $318,000 in non-performing loans which included a commercial loan past due more than 90 days for $314,000. The First National Bank of Greencastle has subsequently been paid off on this loan, with no loss incurred.

        Based on the asset quality statistics presented, as well as current economic and market conditions, management expects that non-performing assets and charge-off experience should remain relatively low and stable, although it could increase should the economy slow or energy prices remain high for an extended period of time. The resultant provision expense is expected to remain at levels similar to recent years to address steady growth in loan volume and modest loan losses.

Bank Owned Life Insurance

        Tower has Bank Owned Life Insurance ("BOLI") for certain officers, where The First National Bank of Greencastle is the owner and beneficiary of the policies. The First National Bank of Greencastle's deposits and proceeds from the sale of investment securities funded the BOLI. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its related tax advantage to Tower. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for Tower's Chief Executive Officer.

        Tower had $6,071,000 and $5,851,000 in BOLI as of September 30, 2005 and September 30, 2004, respectively. 2004. Although the BOLI is an asset that may be liquidated, it is Tower's intention to hold this pool of insurance because it provides tax-exempt income that lowers Tower's tax liability, while enhancing its overall capital position. Tower also expects to collect future proceeds as the beneficiary of the policies.

        Tower had $5,905,000 and $5,580,000 in BOLI as of December 31, 2004 and 2003, respectively. The $325,000 increase in the BOLI was due to an additional investment of $102,000 as well $233,000 from the appreciation of the cash surrender values of the insurance. As of December 31, 2002, Tower had $5,326,000 in BOLI.

Deposits

  September 30, 2005 compared to December 31, 2004

        Deposits are the major source of Tower's funds for lending and investment purposes. Total deposits at September 30, 2005 were $255,719,000, an increase of $25,429,000, or 11.0%, from total deposits of $230,290,000 at December 31, 2004. The increase in deposits included a money market account opened June 2005 for an estate with an $11,300,000 balance on September 30, 2005. These funds are expected to be transferred out as the estate is settled during the first quarter of 2006. In addition, savings and interest bearing demand deposit accounts increased $11,144,000 from December 31, 2004 to September 30, 2005. During the same nine months non-interest demand deposits increased $3,307,000 as a result of introducing free checking in 2005. From December 2005 to March 2006 approximately $11,500,000 in a special 14-month time deposit product will mature. Management has reviewed options to manage the funding of The First National Bank of Greencastle and respond to the maturing time deposits. The cost of deposits has increased due to the increased costs associated with attracting deposits at a time when short term interest rates are rising. Higher rates impacted the cost of interest bearing deposits, which increased to 1.49% as of September 30, 2005 from 1.17% as of December 31, 2004 and 1.15% as of September 30, 2004.

  2004 Compared to 2003

        Total deposits at December 31, 2004 were $230,290,000, an increase of $23,325,000, or 11.3%, over total deposits of $206,965,000 as of December 31, 2003.

        Tower experienced the following increases as of December 31, 2004 as compared to December 31, 2003:

Non-interest bearing demand deposits	33.3%
Interest-bearing demand deposits	9.9%
Savings deposits	1.9%
Time deposits	16.5%

  2003 Compared to 2002

        Total deposits at December 31, 2003 were $206,965,000, an increase of $19,408,000, or 10.3%, over total deposits of $187,557,000 as of December 31, 2002.

        Tower experienced the following increases as of December 31, 2003 as compared to December 31, 2002:

Non-interest bearing demand deposits	36.6%
Interest-bearing demand deposits	20.9%
Savings deposits	5.5%
Time deposits	3.1%

        The following table 8 sets forth the composition of Tower's deposits (all domestic) at the dates indicated (dollars in thousands):

Table 8
Deposits

	December 31			September 30
	2004	2003	2002	2005	2004
Demand	$23,944	$18,412	$13,297	$27,251	$24,021
Savings, NOW and Money Market	122,625	116,484	104,186	145,069	126,602
Time	83,721	72,069	70,074	83,399	75,162

Total deposits	$230,290	$206,965	$187,557	$255,719	$225,785

        Time deposits of $100,000 and over at December 31, 2004 aggregated $17,500,000 and had scheduled maturities as follows (dollars in thousands):

3 months or less	$2,977
Over thru 3 months to 12 months	7,022
Over 12 months	7,501

$17,500

Borrowings

Short-Term Borrowings

        Short term borrowings at September 30, 2005 were $7,293,000, compared to $4,931,000 at December 31, 2004, an increase of $2,362,000, or 47.9%. Short term borrowings were $17,374,000 and $14,052,000 at December 31, 2003 and 2002, respectively, which included $13,236,000 and $10,944,000 on a line-of-credit from Federal Home Loan Bank of Pittsburgh, respectively. Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings. Short term borrowings fluctuate daily to meet the liquidity needs of Tower. Tower had short term sources of borrowings in the amount of a $25,000,000 overnight line from the Federal Home Loan Bank of Pittsburgh and $10,100,000 lines of credit from area banks and Atlantic Central Bankers Bank.

Long-Term Debt and Borrowing Capacity

        There were $30 million outstanding in fixed rate term loans with the Federal Home Loan Bank of Pittsburgh at September 30, 2005, the same amount borrowed at December 31, 2004 and September 30,

2004, December 31, 2003 and December 31, 2002. The $30 million borrowing is comprised of the following fixed rate borrowings (in thousands):

Maturity	Loan Type	Amount	Rate
September 15, 2008	Convertible	$5,000	5.40%
November 20, 2008	Convertible	5,000	4.63%
November 24, 2008	Convertible	5,000	5.01%
April 6, 2011	Convertible	5,000	5.25%
November 27, 2012	Convertible	5,000	3.99%
May 7, 2018	Convertible	5,000	4.13%

Total		$30,000	4.74%

        The First National Bank of Greencastle has a total maximum borrowing capacity for both short and long-term borrowings of approximately $166,791,000 with the Federal Home Loan Bank of Pittsburgh, out of which $30 million represents fixed rate term loans, that were outstanding at September 30, 2005, and resulted in an unused borrowing capacity of $136,791,000.

Liquidity

        Liquidity measures the ability to satisfy current and future cash flow needs as they become due. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding, whether through deposit growth or borrowings.

        Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $15,868,000 at September 30, 2005, compared to $10,241,000 at December 31, 2004. Additional asset liquidity sources include principal and interest payments from securities in Tower's investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At September 30, 2005, there were $69,416,000 in liquid securities as compared to $45,991,000 at December 31, 2004. Liquid securities increased by $23,425,000 since year end due to purchases exceeding sales, calls and maturity of investment securities, primarily the $15,000,000 in short term investments purchased in June 2005.

        Liability liquidity sources include attracting deposits at competitive rates. Deposits at September 30, 2005 were $255,719,000, compared to $230,290,000 at December 31, 2004. In addition, Tower has borrowing capacity and lines of credit the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and several local banks.

        Tower's financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

        There are a number of factors that may impact Tower's liquidity position, which include core deposit growth, volume of loan originations and prepayments, and the interest rate and maturity structure of existing loans and deposits. Management consistently monitors and manages these factors to ensure that the associated risks are minimized.

        Management believes there is uncertainty as to whether the recent influx of deposited funds will remain in the banking sector, particularly if consumer confidence in the equities market continues to improve. Management further believes there is also some uncertainty in the loan portfolio if interest rates begin to rise quickly, motivating borrowers to refinance variable rate loans into fixed rate loans possibly at the bottom of the rising interest rate cycle. Tower consistently monitors its available alternatives to deal with such events, if they should occur, to protect for interest rate uncertainties.

        Management is of the opinion that its liquidity position, at September 30, 2005, is adequate to respond to fluctuations "on" and "off" the balance sheet. Except as discussed above, there are no known demands, trends, commitments, events or uncertainties that may result in, or that are reasonably likely to result in, Tower's inability to meet anticipated or unexpected needs.

Contractual Obligations

        The following table 9 presents the contractual obligations of Tower at December 31, 2004:

Table 9
Contractual Obligations

	December 31, 2004
	Less Than 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total
Long-term borrowings	$0	$0	$15,000	$15,000	$30,000
Short-term borrowings	4,932	0	0	0	4,932
Operating leases	43	60	4	0	107

Total	$4,975	$60	$15,004	$15,000	$35,039

        In June 2005, The First National Bank of Greencastle entered into a long term lease for a branch in Hagerstown, Maryland with a monthly payment of $8,000 per month.

Off-Balance Sheet Arrangements

        Tower's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments. Unused commitments at September 30, 2005 were $73,553,000, which consisted of $72,195,000 in unfunded commitments to existing loans and unfunded new loans and $1,358,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to Tower. Management believes that any amounts actually drawn upon can be funded in the normal course of operations. Tower has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Capital Requirements/Ratios

        Tower places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

        Current capital guidelines issued by federal regulatory authorities require Tower to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to a Company's on and off-balance sheet items.

        Risk-based capital provides the basis for which all bank holding companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of Tier I capital plus the allowance for loan losses and any qualifying debt obligations. Risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

        Tower is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 4%.

        A comparison of Tower's capital ratios to regulatory minimums is as follows:

	December 31			September 30
						Regulatory Minimum Requirement
	2004	2003	2002	2005	2004
Leverage ratio	11.3%	11.7%	11.7%	11.0%	11.3%	4.0
Risk-based capital ratios
• Tier I (core capital)	16.6%	17.0%	17.5%	16.9%	16.7%	4.0
• Combined Tier I and Tier II (core capital plus allowance for loan losses)	20.0%	20.1%	19.0%	20.5%	19.8%	8.0

        At all periods presented, Tower exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

        Management believes that Tower's capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating Tower's capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of Tower's capital position.

        The following chart indicates the growth in equity capital for the past three years.

	2004	2003	2002
Equity capital at December 31 ($000 omitted)	$44,071	$40,438	$32,866
Equity capital as a percent of assets at December 31	13.91%	13.45%	12.52%
Return on average assets	1.55%	1.80%	1.91%
Return on average equity	11.24%	14.46%	15.81%
Cash dividend payout ratio	48.90%	44.13%	30.04%

Effects of Inflation

        The majority of assets and liabilities of Tower are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon Tower is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of Tower's assets. Inflation may also affect the general level of interest rates, which can have a more significant impact on Tower's performance.

        Management believes the most significant impact on the financial results has been Tower's ability to react to changes in interest rates in a timely manner. On an ongoing basis, Tower has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by Tower in a rising or falling interest rate environment.

Regulatory Activity

        From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Tower. Management cannot predict whether legislation will be adopted or, if adopted, how this legislation would affect the business of Tower. As a consequence of the extensive regulation of commercial banking activities in the United States, Tower's business is particularly susceptible to being affected by federal regulation and regulations that may increase the cost of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of Tower will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if adopted, would have a materially adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future, may have a negative impact on Tower's results of operations.

        Further, the business of Tower is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience a certain amount of consolidations and mergers. Management believes that these consolidations and mergers may enhance its competitive position as a community bank holding company.

Recent Accounting Pronouncements

        In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, ("SFAS No. 154") "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3." The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Tower does not anticipate this revision will have a material effect on its financial statements.

        On December 16, 2004, FASB issued Statement No. 123R (revised 2004), "Share-Based Payment," (FAS 123R) that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic method and requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income. The effective date of FAS 123R (as amended by the SEC) is for annual periods beginning after June 15, 2005.

        In March 2005, the SEC issued Staff Accounting Bulleting No. 107 (SAB 107). SAB 107 expresses the views of the SEC staff regarding the interaction of FAS 123R and certain SEC rules and regulations and provides the SEC staff's view regarding the valuation of share-based payment arrangements for public companies. Tower is currently evaluating the impact from these standards on its results of operations and financial position.

        In November 2004, the Emerging Issues Task Force ("EITF") published Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The Task Force discussed the meaning of other-than-temporary impairment and its application to certain investments carried at cost. The Task Force requested that the FASB staff consider other impairment models within U.S. Generally Accepted Accounting Principles ("GAAP") when developing its views. The Task Force also requested that the scope of the impairment issue be expanded to include equity investments and investments subject to FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and that the issue be addressed by the Task Force as a separate EITF issue. At the EITF meeting, the Task Force reached a consensus on one issue that certain quantitative and qualitative disclosures should be required for securities accounted for under Statement 115 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Board ratified the consensus on that one issue at its November 25, 2004 meeting. In September 2004, the Financial Accounting Standards Board ("FASB") directed the FASB staff to issue two proposed FASB Staff Positions ("FSP"): Proposed FSP EITF Issue 03-1-a, which provides guidance for the application of paragraph 16 of EITF Issue 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases, and Proposed FSP EITF Issue 03-1-b, which delays the effective date of Issue 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. In June 2005, the FASB reached a decision whereby they declined to provide additional guidance on the meaning of other-than-temporary impairment. The Board directed the FASB staff to issue EITF 03-1-a as final and to draft a new FSP that will replace EITF 03-1. The final FSP (retitled FAS 115-1, "The Meaning of Other-Than-Temporary Impairment and it Application to Certain Investments") would be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005. Tower does not anticipate this revision will have a material effect on its financial statements.

Market Risk Management

        Tower has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.

        Management continuously monitors liquidity and interest rate risk through The First National Bank of Greencastle's Asset/Liability Committee (ALCO) reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

Asset/Liability Management

        The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest-earning assets and interest-bearing liabilities at specific points in time. The imbalance between interest-earning assets and interest-bearing liabilities is commonly referred to as the interest rate gap. The interest rate gap is one measure of the risk inherent in the existing balance sheet as it relates to potential changes in net interest income. Maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities is a means of monitoring and possibly avoiding material fluctuations in the net interest margin during periods of changing interest rates.

        Tower's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. Tower manages its balance sheet with the intent of stabilizing net interest income and net economic value under a broad range of interest rate environments. Tower has the ability to effect various strategies to manage interest rate risk, which include, but are not limited to, selling newly originated residential mortgage loans, controlling the volume mix of fixed/variable rate commercial loans, mortgage loans and securities, increasing/ decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling securities. Adjustments to the mix of assets and liabilities are made periodically in an effort to give Tower dependable and steady growth in net interest income, while at the same time, managing the related risks.

        The First National Bank of Greencastle closely monitors its interest rate risk as such risk relates to its operational strategies. The First National Bank of Greencastle's board of directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets quarterly and reports to the board on interest rate risk and trends on a quarterly basis.

        The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004 which are anticipated by Tower, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

	Due 0–90 Days	Due 91–360 Days	Due After 1 Year	Total
	(000 omitted)
Rate sensitive assets
Interest bearing deposits with banks and investment securities	$5,302	$3,174	$24,537	$33,013
Real estate, commercial and consumer loans	56,334	97,089	76,046	229,469

	$61,636	$100,263	$100,583	$262,482

Rate sensitive liabilities
NOW accounts, savings deposits, and money market accounts	$124,513	$2,004	$20,052	$146,569
Certificate of deposits	11,742	29,392	42,587	83,721
Borrowings	4,932	0	30,000	34,932

	$141,187	$31,396	$92,639	$265,222

Cumulative interest sensitive GAP/total assets from financial statements	(79,551)	(10,684)	(2,740)	(2,740)
Cumulative interest sensitive GAP ratio	(25.11%)	(3.38%)	(0.87%)	(0.87%)

        The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities at December 31, 2004 based on the following assumptions. All fixed and variable rate loans were based on original maturity of the note since Tower has not experienced a significant rewriting of loans. Investments are based on a maturity date. Tower has historically experienced very little deposit runoff and has in fact had net gains in deposits over the past fifteen years. Based on this experience, it was estimated that maximum runoff of noninterest bearing checking would be 33% and for all other deposits except time deposits, which would be 10%. Time deposits are classified by original maturity date.

	Principal/Notional Amount Maturing In:
Rate sensitive assets	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
	(In Thousands)
Fixed interest rate loans	20,019	8,375	6,808	6,030	4,592	29,890	75,714	76,145
Average interest rate	6.02	6.93	6.79	6.68	6.57	6.39	6.42
Variable interest rate loans	20,865	6,796	6,997	7,228	7,470	104,399	153,755	155,811
Average interest rate	5.65	4.81	4.80	4.82	4.81	4.67	4.83
Fixed interest rate securities	1,489	1,591	895	2,481	612	23,017	30,085	30,323
Average interest rate	5.80	5.12	5.42	4.28	5.07	4.86	4.89
Noninterest bearing checking	3,991	1,197	1,197	1,197	399	15,963	23,944	23,944
Savings and interest bearing checking	3,679	2,453	2,453	2,453	1,226	110,361	122,625	122,625
Average interest rates	0.45	0.45	0.45	0.45	0.45	0.45	0.45
Time deposits	42,499	22,768	8,654	5,582	4,218	0	83,721	82,020
Average interest rates	2.19	2.47	3.21	3.16	3.43	0	2.50
Fixed interest rate borrowings	0	0	0	15,000	0	15,000	30,000	30,381
Variable interest rate barrowings	4,932	0	0	0	0	0	4,932	4,932
Borrowings average interest rate	4.22	0	0	5.01	0	4.46	4.66

Directors and Executive Officers

        The following table contains certain information, as of September 30, 2005, with respect to current directors and certain officers of Tower:

Name	Age	Principal Occupation for Past Five Years and Position Held with Tower and the Bank	Director Since Tower/Bank
Class A Directors—Term Expires 2006
Mark E. Gayman	52	Owner—Gaymere Farms	2003/2003
James H. Craig, Jr.	71	Retired Dentist	1990/1990
Class B Directors—Term Expires 2007
Jeff B. Shank	49	President of Tower and The First National Bank of Greencastle	1992/1992
Frederic M. Frederick	48	Partner in engineering firm of Frederick, Seibert & Associates, Inc.	2002/2002
Lois E. Easton	70	Retired Marketing Manager of The First National Bank of Greencastle	1996/1996
Class C Directors—Term Expires 2008
Kermit G. Hicks	70	Chairman of the Board, Hicks Chevrolet, Inc.	1983/1969
Robert L. Pensinger	72	Retired Insurance Agent for State Farm	1987/1987

New Tower Directors.

        Prior to the closing of the merger, Patricia A. Carbaugh, Harry D. Johnston, D.O., and Terry L. Randall will be selected as directors of Tower. Tower has designated, with FNB's consent Harry D. Johnston, D.O. as a Class A director with a term of office through the 2006 Annual Meeting of Shareholders of Tower, Terry L. Randall as a Class B director with a term of office through the 2007 Annual Meeting of Shareholders of Tower, and Patricia A. Carbaugh as a Class C director with a term of office through the 2008 Annual Meeting of Shareholders of Tower.

Stock Ownership of Principal Shareholders and Management.

        The following table sets forth, as of September 30, 2005 the name and address of each person who owns of record or who is known by the board of directors to be the beneficial owner of more than 5% of Tower's outstanding shares of common stock, the number of shares beneficially owned by such person, and the percentage of Tower's outstanding shares of common stock so owned. Unless otherwise indicated, each shareholder owns the shares directly as an individual.

        Beneficial ownership of Tower's common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock;

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after September 30, 2005.

Name and Address	Shares Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned
First National Bank of Greencastle Employee's Stock Ownership Plan Center Square Greencastle, Pennsylvania 17225	90,391(1)	5.14%

(1)
Shares held for the account of plan participants are voted by the Plan Trustee in accordance with the instructions given by the individual participants. The Plan Trustee does not share voting power with the participants.

        The following table sets forth, as of September 30, 2005, the amount and percentage of the outstanding common stock of Tower beneficially owned by each director and all executive officers and directors as a group. All shares are directly owned by the reporting person as an individual unless otherwise indicated.

        Beneficial ownership of Tower's common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock;

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after September 30, 2005.

Name and Address	Shares Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned(8)
Class A Directors (to serve until 2006)
Mark E. Gayman	2,958	(1)	—
James H. Craig, Jr.	10,724	(2)	—
Class B Directors (to serve until 2007)
Jeffrey B. Shank	25,821	(3)	1.47%
Frederic M. Frederick	2,486	(4)	—
Lois E. Easton	11,945	(5)	—
Class C Directors (to serve until 2008)
Kermit G. Hicks	33,644	(6)	1.91%
Robert L. Pensinger	12,245	(7)	—
All Officers and Directors as a Group (10 persons)	131,449		7.59%

(1)
Includes 474 shares held by Mr. Gayman's spouse and 352 shares held by each of this two children. Shares and percent include 774 shares subject to vested options.

(2)
Shares and percent include 6,603 shares subject to vested options.

(3)
Includes 13,924 shares held jointly with his spouse, 200 shares held by each of his two children and 10,947 shares held by the ESOP that are allocated to Mr. Shank's account and over which he exercises investment control. Shares and percent include 550 shares subject to vested options.

(4)
Includes 1,412 shares held jointly with his spouse and 100 shares held by each of his three children. Shares and percent include 774 shares subject to vested options.

(5)
Includes 310 shares held by Ms. Easton's spouse. Shares and percent include 5,923 shares subject to vested options.

(6)
Includes 8,252 shares held by Mr. Hick's spouse and 792 shares held in the Hicks Chevrolet, Inc. Profit Sharing Plan. Shares and percent include 6,603 shares subject to vested options.

(7)
Includes 2,078 shares held jointly with Mr. Pensinger's spouse. Shares and percent include 5,923 shares subject to vested options.

(8)
The percent of class assumes all outstanding options issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 1,758,468 shares of common stock outstanding.

Audit Committee and Disclosure of Audit Committee Financial Expert

        The audit committee, of which all the members of the board of directors are members except Mr. Shank and Mr. Frederick, held 5 meetings during fiscal year 2004. The members of the committee are all independent under Nasdaq independence standards. The audit committee oversees the accounting and tax functions of the corporation, recommends to the board the engagement of independent accountants for the year, reviews with management and the accountants the plan and scope of the audit engagement, reviews the annual financial statements of Tower and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the accountants Tower's system of internal controls and its accounting and reporting practices. The audit committee has adopted a charter.

        Tower has no "audit committee financial expert." Tower believes the cost to retain a financial expert at this time is prohibitive. However, the board of directors believes that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The audit committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Executive Compensation

        The table below reflects information concerning the annual compensation for services in all capacities to Tower for the fiscal years ended December 31, 2004, 2003 and 2002 of those persons who were: the Chief Executive Officer, and the four other most highly compensated Executive Officers of Tower to the extent that the person's total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Long-Term Compensation
					Awards		Payouts
Annual Compensation
				Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)		All Other Compensation ($)(1)(2)
Name and Principal Position	Year	Salary ($)	Bonus ($)				LTIP Payouts ($)
Jeffrey B. Shank President/CEO	2004 2003 2002	139,000 134,000 130,400	3,194 13,742 13,906	— — —	— — —	774 812 720	— — —	72,741 70,140 51,823
John H. McDowell, Sr. Executive Vice President	2004 2003 2002	97,800 95,000 91,500	1,909 9,107 10,283	— — —	— — —	619 487 432	— — —	27,772 28,033 25,909

(1)
Includes ESOP, profit sharing, pension plan contributions, deferred salary, and earnings on deferred salary.

(2)
Includes $6,876 of accrued benefit expense and $1,025 of associated service fees in 2002 and $21,161 of accrued benefit expense and $300 of associated service fees in 2003 and $22,947 of accrued benefit expense and $300 of associated service fees in 2004 in connection with a supplemental executive retirement plan obtained by the bank on behalf of Mr. Shank.

Options Grants and Fiscal Year-End Values

        The following table shows all grants for the fiscal year ended December 31, 2004 of stock options to the Executive Officers named in the summary compensation table above, adjusted to reflect stock dividends.

Option/SAR Grants In Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration on Date	Grant Date Present Value
Jeffrey B. Shank President and CEO	774	45%	$1/sh	None	$29,141
John H. McDowell, Sr. Executive Vice President	619	36%	$1/sh	None	$23,305

(1)
All options were granted on January 7, 2004, and became exercisable on the same day with no vesting schedule or expiration date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Option/SAR at FY Exercisable/Unexercisable
Jeffrey B. Shank President/CEO	774	$30,813	0/0	0/0
John H. McDowell, Sr. Executive Vice President	619	$24,723	0/0	0/0

Non-Qualified Stock Option Plan

        Tower maintains a non-qualified stock option plan that was adopted by the board of directors in March 1995. The purpose of the stock incentive plan is to advance the development, growth and financial condition of the corporation and its subsidiaries by providing incentives through participation in the appreciation of capital stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of the corporation and its subsidiaries.

        The board of directors administers the stock incentive plan. The persons eligible to receive awards under the stock incentive plan are key officers and other management employees of the corporation and its subsidiaries as determined by the board of directors.

        Tower granted 1,703 options under this plan during 2004. There were 1,703 options exercised during 2004. At December 31, 2004, 40,951 shares, reflecting adjustment for stock dividends, remained available for future grants under the non-qualified stock option plan.

Stock Option Plan for Outside Directors

        Tower maintains a stock option plan that was adopted by the board of directors in March 1996. The purpose of the stock option plan is to advance the development, growth and financial condition of the corporation and its subsidiaries; to secure, retain and motivate non-employee directors, and to align the interest of non-employee directors with the interests of shareholders, including the interest in the appreciation of the corporation's stock.

        Tower granted 4,644 options under this plan during 2004. There were no options exercised during 2004. At December 31, 2004, 66,857 shares, reflecting adjustment for stock dividends, remained available for future grants under the stock option plan for outside directors.

Profit Sharing Plan

        The First National Bank of Greencastle maintains a profit-sharing plan that generally covers all employees who have completed one year of service, worked one thousand hours, and attained the age of 20. Contributions to the plan are based on bank performance as a percentage of equity and are computed as a percentage of the participant's total earnings. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2004 amounted to $131,891.

Employee Stock Ownership Plan

        The First National Bank of Greencastle maintains an Employee Stock Ownership Plan that generally covers all employees who have completed one year, worked one thousand hours, of service and attained the age of 20. Contributions to the plan are based on The First National Bank of Greencastle's performance as a percentage of equity and are computed as a percentage of the participants' total earnings. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2004 amounted to $131,891.

Cash Bonus Plan

        In addition to contributions to the Employee Stock Ownership Plan and the Profit Sharing Plan, The First National Bank of Greencastle desires to return a portion of its profit to its employees in the form of a quarterly cash bonus. To be eligible, an employee must work 2 full quarters, and be employed on the last day of the quarter. Officers of The First National Bank of Greencastle must work one full quarter and be employed on the last day of the quarter. After meeting this criteria, employees will receive any applicable bonus for the last quarter they worked. Cash bonuses are paid at the discretion of The First National Bank of Greencastle's board of directors.

        Cash bonuses are considered compensation for tax purposes and are taxed accordingly. All full-time and part-time employees of the bank are eligible for the cash bonus. The plan was established in 2000. The First National Bank of Greencastle paid $36,325 during 2004 pursuant to the terms of the plan.

Insurance

        The First National Bank of Greencastle maintains executive bonus agreements and group term replacement plans for certain key executives and certain members of its board of directors including Messrs. Shank, McDowell, and Kunkle designated by the executive committee of the board of directors. This plan provides payments after retirement, which supplement The First National Bank of Greencastle's pension plan and provides certain life insurance benefits. The deferred payments will be paid from the general funds of The First National Bank of Greencastle; however, The First National Bank of Greencastle purchases and is the beneficiary of insurance on the lives of participants, the proceeds of which are used to help recover the net after-tax cost of the benefits and insurance premiums paid. Premiums may also be offset by borrowing against the cash values of the insurance policies. At December 31, 2004, these policies had a net accumulated cash value of $714,044. The cost of the insurance premiums in 2004 was $30,004.

Pension Plan

        The First National Bank of Greencastle maintains a non-contributory money purchase pension plan with employer contributions based upon a fixed formula of salary. Currently, the plan provides a base contribution of 3% of pay for all eligible participants with an additional 3% of pay based upon a social security integrated formula. Once contributions are determined, they are placed into a pension trust and accumulated for each participant with investment earnings each year. The ultimate benefit payable to each employee under this pension plan is the total account balance of the employee at their respective retirement date. The normal retirement date for employees is the later of the participant's 65th birthday, or the 5th anniversary of the participant joining the plan. An employee must be at least 20 years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service; there is no partial vesting. For the 2004 plan year, the estimated employer contribution for all plan participants was $85,016. The pension plan was terminated on December 31, 2004, and The First National Bank of Greencastle is in the process of making final distributions.

Supplemental Executive Retirement Plan Agreement

        In 2002, Tower implemented a Supplemental Executive Retirement Plan ("SERP") covering Jeffrey B. Shank. The SERP provides for salary continuation in certain circumstances.

        If a change of control of Tower occurs or Mr. Shank terminates his employment on or after the retirement age of 65, The First National Bank of Greencastle will pay Mr. Shank $75,000 per year. The benefit will be paid monthly, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

        If no change of control has occurred and Mr. Shank's employment is terminated before the retirement age of 65 due to voluntary termination by Mr. Shank, non-renewal of his change of control agreement, or for reasons other than cause, The First National Bank of Greencastle pays Mr. Shank an accrued amount of benefit, as of the date of termination. This benefit is paid monthly, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

        If Mr. Shank dies while he is actively employed at The First National Bank of Greencastle and before reaching age 65, his beneficiary receives a scheduled death benefit that depends on the plan year in which Mr. Shank dies. If Mr. Shank dies after reaching age 65 or following a change of control, but before receiving any lifetime benefits, his beneficiary receives a designated death benefit. If he has received lifetime benefits, his estate or beneficiary will continue to receive lifetime benefits.

        If The First National Bank of Greencastle terminates Mr. Shank's employment for cause, he forfeits the benefits provided under the SERP. In addition, if Mr. Shank violates the restrictive covenant contained in the SERP, he forfeits his right to any further benefits under the SERP.

Shank Change of Control Agreement

        In 2002, Tower and The First National Bank of Greencastle entered into a Change of Control Agreement with Jeffrey B. Shank, President and Chief Executive Officer of Tower and The First National Bank of Greencastle. The agreement provides certain benefits to Mr. Shank in the event of a change of control, as more fully described below.

        In the event that Tower and The First National Bank of Greencastle undergo a change of control, as defined in the agreement, Mr. Shank's agreement provides that it shall automatically become an employment agreement, binding on any acquirer of Tower and The First National Bank of Greencastle. Once triggered by a change of control, the agreement has a 3-year term from the date of the change of control and provides for an automatic renewal for an additional 12-month period annually, unless terminated as provided in the agreement. The agreement provides that Mr. Shank continue his duties as President and Chief Executive Officer of Tower and The First National Bank of Greencastle and remain a member of the respective boards of directors. The agreement restricts Mr. Shank's ability to gain other employment during the term of the agreement.

        The agreement provides that, immediately following the change of control, Mr. Shank is entitled to an annual direct salary of at least the median salary for peer group financial institutions, as set forth in

L.R. Webber Associates, Inc. Annual Salary Survey for the calendar year immediately preceding the change of control. In no event, shall Mr. Shank's salary, pursuant to the agreement, be less than his actual salary for the calendar year during which the change of control occurred. Mr. Shank's annual direct salary after the change of control is subject to annual review, but, in no event, may the salary be reduced below the initial direct salary level set forth in the agreement. The agreement also provides that Mr. Shank is eligible to receive periodic bonuses at the discretion of the respective boards of directors of Tower and The First National Bank of Greencastle all in accordance with the bonus programs in place immediately prior to the change of control. The agreement also provides that Mr. Shank is entitled to director's fees and certain fringe benefits, vacation, reimbursement of business expenses and perquisites.

        If, following a change of control, Mr. Shank is discharged or resigns for good reason, as defined in the agreement, he is entitled to a lump sum payment equal to 2.99 times his base amount, as defined in the agreement, plus certain benefits.

McDowell, Klink and Kunkle Change of Control Agreements

        Tower and The First National Bank of Greencastle entered into a Change of Control Agreement with John H. McDowell, Sr., Franklin T. Klink, III, and Donald G. Kunkle. The agreements provide certain benefits to Messrs. McDowell, Klink and Kunkle in the event of a change of control, as more fully described below.

        In the event that Tower and The First National Bank of Greencastle undergo a change of control, as defined in the agreement, the agreements provide that certain severance benefits will be paid to each. The benefits were granted in order to recognize their past and present service and to provide incentive for his continued valued service. The agreement continues until either party gives the other written notice of termination of employment with, or without cause. The agreement is not intended to affect their employment status in the absence of a change of control. In the event of a change of control and the severance benefit is triggered, Messrs. McDowell, Klink and Kunkle will each receive a payment, of twenty-four (24) months of his then current annual direct salary, paid on a biweekly basis on regular bank paydays.

Compensation of Directors

        During 2004, Tower's board of directors held 9 meetings. Tower's directors received no compensation for attendance at board or committee meetings. During 2004, The First National Bank of Greencastle's board of directors held 28 meetings. Directors received $300 for each meeting they attended. Each director is permitted 4 absences each year, and will not receive the $300 meeting fee for any meeting missed in excess of 4 meetings per year. In addition, each director received a fee of $4,000 per year, payable in installments of $1,000 each quarter. The chairman of the board received $1,750 per quarter. Other than the supplemental insurance plan described below, there are no other special arrangements with any directors. In 2004, the board of directors of The First National Bank of Greencastle received $77,400, in the aggregate, for all board of directors meetings attended and all fees paid.

        The First National Bank of Greencastle maintains a supplemental insurance plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for board meetings for at least 4 years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. Fees and interest paid by The First National Bank of Greencastle will be recovered through insurance policies on the lives of participating directors. Funds from the deferred fees of a participating director will be used to reimburse The First National Bank of Greencastle for the costs of the premium for the insurance policies. The cost of the insurance premiums in 2004 was $19,790.

Compensation Committee Interlocks and Insider Participation

        Jeffrey B. Shank, President and Chief Executive Officer of Tower, is a member of the board of directors. Mr. Shank makes recommendations to the board of directors regarding compensation for employees. Mr. Shank does not participate in conducting his own review. The entire board of directors votes to establish Tower's compensation policies.

Certain Transactions

        With the exceptions noted below, there have been no material transactions between Tower and The First National Bank of Greencastle, nor any material transactions proposed, with any director or executive officer of Tower and The First National Bank of Greencastle or any associate or any of the foregoing persons. Tower and The First National Bank of Greencastle have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of Tower and The First National Bank of Greencastle and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Total loans outstanding from The First National Bank of Greencastle at December 31, 2004, to Tower's and The First National Bank of Greencastle's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,113,000 or approximately 5% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Securities Authorized for Issuance Under Equity Compensation Plans.

        The following table discloses the number of outstanding options, warrants and rights granted by Tower to participants in equity compensation plans, not approved by shareholders, as well as the number of securities remaining available for future issuance under these plans as of December 31, 2004.

	(A) (#) Number of Securities to be Issued Upon of Excerise Outstanding Warrants, and Rights	(B) ($) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(C) (#) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Exzcluding Securities Excluding Securities Reflected in Column (A)
Non-Qualified Stock Option Plan	-0-	N/A	40,951
Stock Option For Outside Directors Plan	27,960	25.00	66,857

 Information with Respect to FNB

General

        FNB is a registered financial holding company registered under the Bank Holding Company Act of 1965, as amended. FNB was organized as a Pennsylvania business corporation and incorporated under the laws of the Commonwealth of Pennsylvania in 1987 for the purpose of acquiring The First National Bank of McConnellsburg, McConnellsburg, Pennsylvania. FNB's common stock is quoted on the OTCBB under the symbol "FNBBD".

        FNB intends to deregister as a financial holding company after the sale of its partial interest in Community Bankers Insurance Agency, LLC. FNB expects this to occur no later than closing.

Description of Business of FNB

        FNB's principal activities consist of owning and supervising The First National Bank of McConnellsburg, which engages in a full service commercial and consumer banking business in Franklin County, Pennsylvania. FNB, through The First National Bank of McConnellsburg, derives substantially all of its income from the furnishing of banking and banking-related services.

        In 2003, FNB formed a new company called FNB Mortgage Brokers, Inc. The company was organized as a "C" Corporation and is a wholly-owned subsidiary of FNB. The company's primary activity is to broker secondary mortgage loans in the Pennsylvania and Maryland markets. On August 29, 2003, FNB Mortgage Brokers, Inc. acquired substantially all the assets of MMI Mortgage Broker's, Inc. and entered into an executive employment agreement with the owner of MMI. The purchase price of the assets acquired by FNB was $25,000. On January 3, 2006, The First National Bank of McConnellsburg applied to the Office of the Comptroller of the Currency to move FNB Mortgage Brokers, Inc. from a subsidiary of FNB to a subsidiary of The First National Bank of McConnellsburg. The First National Bank of McConnellsburg is awaiting final resolution of its application.

        First National Bank of McConnellsburg was incorporated in 1906, as a National banking institution and is under the supervision of the Office of the Comptroller of the Currency. Its headquarters is located at 101 Lincoln Way West, McConnellsburg, PA 17233.

Description of Business of The First National Bank of McConnellsburg

        The First National Bank of McConnellsburg engages in a full service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, and making construction and mortgage loans. The bank's business is not seasonal in nature. Its deposits are insured by the FDIC to the extent provided by law.

        As of September 30, 2005, FNB had consolidated assets, deposits and shareholders' equity of approximately $185.1 million, $142.0 million and $15.5 million, respectively.

Competition

        FNB's primary market area includes all of Fulton County and portions of Huntingdon, Bedford, and Franklin Counties in Pennsylvania, portions of Washington County, Maryland, and portions of Morgan County, West Virginia. FNB's primary competitor are a one-bank holding company headquartered in McConnellsburg, Pennsylvania which has 7 branches located throughout Fulton, Franklin, and Huntingdon Counties in Pennsylvania. Also, in this market area, FNB competes with regionally-based commercial banks (all of which have greater assets, capital and lending limits), savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and with issuers of commercial paper and other securities.

        Although deregulation has allowed FNB to become more competitive in the market place in regard to pricing of loan and deposit rates, there are disparities in taxing law which give some of FNB's nonbank competitors advantages which commercial banks do not enjoy and many burdensome and costly regulations with which FNB must comply. FNB meets these challenges by developing and promoting FNB's locally-owned community bank image, by offering friendly and professional customer service, and by striving to maintain competitive interest rates for both loans and deposits.

Properties

        The First National Bank of McConnellsburg owns its main office located at 101 Lincoln Way West, McConnellsburg, PA 17233. The physical properties where FNB conducts its business in the Commonwealth of Pennsylvania are all owned by us while the property where it conducts business in the State of Maryland is leased. The properties owned by FNB are as follows: The main office located at 101 Lincoln Way West, McConnellsburg, Pennsylvania, has been attached by a two story brick and frame addition, to a building located at 111 South Second Street, McConnellsburg, Pennsylvania, which houses the FNB McConnellsburg consumer loan department on the first floor and commercial loan department and future expansion space on the second floor; a property adjacent to the main office facility at 115 Lincoln Way West in downtown McConnellsburg comprised of a 54' by 218' vacant city lot; a branch office located on Route 522 South, Needmore, Pennsylvania; a property located at Routes 16 and 30 East, McConnellsburg, Pennsylvania, which contains a drive-up automatic teller machine and a five (5) lane drive-up branch accessible from both Route 30 and Route 16; and a branch office located at 30 Mullen Street, Fort Loudon, Pennsylvania.

Legal Proceedings

        Neither FNB nor The First National Bank of McConnellsburg is a party to any material pending legal proceedings other than routine legal proceedings incidental to its business.

Management's Discussion and Analysis of Financial Condition and Results of Operations of FNB Financial Corporation

        The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for FNB and its wholly-owned subsidiaries, The First National Bank of McConnellsburg and FNB Mortgage Brokers, Inc. The consolidated financial condition and results of operations consist almost entirely of The First National Bank of McConnellsburg's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this report. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

        In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. FNB's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, FNB assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Overview

        FNB's assets consist primarily of its investment in The First National Bank of McConnellsburg and its primary activities are conducted through The First National Bank of McConnellsburg. The First National Bank of McConnellsburg is committed to providing quality services in a constantly changing interest rate environment. Through The First National Bank of McConnellsburg, FNB provides a full range of banking services to individual and corporate customers in South Central Pennsylvania and Northwestern Maryland. At September 30, 2005, FNB's consolidated total assets were $185.0 million, its consolidated net loans were $135.5 million, its total deposits were $142.0 million and its total shareholders' equity was $15.5 million. At December 31, 2004, FNB's consolidated total assets were $168.9 million, its consolidated net loans were $112.6 million, its total deposits were $128.1 million and its total shareholders equity was $15.2 million.

        FNB's results of operations depend primarily on The First National Bank of McConnellsburg's net interest income, which is the difference between the income earned on The First National Bank of McConnellsburg's loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by The First National Bank of McConnellsburg's provision for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of fees and service charges. The First National Bank of McConnellsburg's noninterest expense consists principally of compensation and employee benefits, occupancy, equipment, data processing and other operating expenses. Results of operations are significantly affected by general economic and competitive conditions and changes in interest rates, as well as government policies and actions of regulator authorities. Additionally, future changes in applicable law, regulations or government policies may materially affect FNB's results of operations and financial condition.

        The accompanying tables and the discussion and financial information are presented to aid in understanding FNB's financial condition and results of operations. The emphasis of this discussion will be on the years 2004 and 2003; however, financial information for prior years will also be discussed where appropriate. This discussion should be read in conjunction with FNB's consolidated financial statements and the notes to consolidated financial statements beginning on page F-30 this joint proxy statement/prospectus.

Critical Accounting Policies

        The financial statements of FNB are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within these statements is, to a significant extent, based on measurements of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained when earning income, recognizing an expense, recovering an asset or relieving a liability. FNB uses historical loss factors as one element in determining the inherent loss that may be present in the loan portfolio. Actual losses could differ significantly from the historical factors that are used. In addition, GAAP itself may change from one previously-acceptable method to another method. Although the economics of the transactions would be the same, the timing of events that would impact the transactions could change.

        The allowance for loan losses is an estimate of the losses that may be sustained in FNB's loan portfolio. The allowance for loan losses is based on two accounting principles: (1) Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies, which requires that losses be accrued when their occurrence is probable and they can be estimated, and (2) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the loan balance and the value of its collateral, the present value of future cash flows, or the price established in the secondary market. FNB's allowance for loan losses has three basic components: the formula allowance, the specific allowance and the unallocated allowance. Each of these components is determined based upon estimates that can and do change when actual events occur. The formula allowance uses historical experience factors to estimate future losses and, as a result, the estimated amount of losses can differ significantly from the actual amount of losses which would be incurred in the future. However, the potential for significant differences is mitigated by continuously updating the loss history of FNB. The specific allowance is based upon the evaluation of specific loans on which a loss may be realized. Factors such as past due history, ability to pay, and collateral value are used to identify those loans on which a loss may be realized. Each of these loans is then classified as to how much loss would be realized on its disposition. The sum of the losses on the individual loans becomes FNB's specific allowance. This process is inherently subjective and actual losses may be greater than or less than the estimated specific allowance. The unallocated allowance captures losses that are attributable to various economic events which may affect a certain loan type within the loan portfolio or a certain industrial or geographic sector within FNB's market. As the loans which are affected by these events are identified, or losses are experienced on the loans which are affected by these events, they will be reflected within the specific or formula allowances. The Notes to the Consolidated Financial Statements provide additional information related to the allowance for loan losses.

Results of Operations

  Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

  Net Interest Income

        Total interest and dividend income for the first nine months of 2005 was $7,126,131 compared to $6,293,185 for the first nine months of 2004, an increase of $832,946 or 13.2%.

        This increase was due primarily to an increase in interest and fees on loans of $708,369 and an increase in income from investments of $122,525. The increase in interest and fees on loans is attributable primarily to an increase in loan balances. Total loans have grown 20.23% from September 30, 2004 to September 30, 2005. Yields on loans have declined in 2005 due to higher rate loans maturing and being replaced with lower rate loans. The result of the decline in yields has been an increase in interest and fees on loans of only 13.48% for the nine months ended September 30, 2005 versus the nine months ended September 30, 2004, despite an increase of 20.23% in loan balances over the same period.

        Interest expense, which consists of interest paid on deposits and borrowings, for the nine months ended September 30, 2005, was $2,796,828, an increase of $401,277 from the $2,395,551 for the same period in 2004. From September 30, 2004 to September 30, 2005, deposit liabilities and other borrowed funds increased 10.21%. However, due to higher costs for these funds, total interest expense increased 16.75%. The average cost of borrowing increased by 87 basis points.

        The net interest margin has decreased 10 basis points to 3.56% for the first nine months of 2005 from that of the first nine months of 2004, which was 3.66%. Management will continue to competitively price its loan and deposit products to maintain desired net interest spreads.

        The following table presents a summary of FNB's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the nine months ended September 30, 2005 and 2004.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL
Nine Months Ended September 30

	2005			2004
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(In Thousands)
ASSETS
Interest-bearing deposits with banks and federal funds sold	$445	$13	3.89%	$944	$11	1.55%
Investment securities	38,636	1,150	3.97%	36,382	1,027	3.76%
Loans	122,991	5,963	6.46%	104,513	5,255	6.70%

Total interest-earning assets	162,072	$7,126	5.86%	141,839	$6,293	5.92%

Cash and due from banks	4,806			4,527
Bank premises and equipment	3,154			3,222
Other assets	6,355			4,580

Total assets	$176,387			$154,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing transaction accounts	$12,379	$14	15.00%	$10,756	$13	16.00%
Money market deposit accounts and other savings deposits	29,113	220	1.01%	22,814	103	0.60%
All time deposits	72,448	1,846	3.40%	68,047	1,841	3.61%
Liability for borrowed funds	24,481	717	3.90%	19,336	439	3.03%

Total interest-bearing liabilities	138,421	$2,797	2.69%	120,953	$2,396	2.64%

Demand deposits	21,400			17,412
Other liabilities	1,199			997

Total liabilities	161,020			139,362
Stockholders' equity	15,367			14,806

Total liabilities and stockholders' equity	$176,387			$154,168

Net interest income/net interest margin		$4,329	3.56%		$3,897	3.66%

Note: Average loan balances presented include loans placed on non-accrual status.

        The following table presents the relative contribution of changes in volumes and changes in rates to changes in the net interest income for the periods indicated.

CHANGES IN NET INTEREST INCOME

Nine Months Ended September 30

	2005 Compared to 2004
	Average Volume	Average Rate	Total Increase (Decrease)
	(In Thousands)
Interest Income
Interest-bearing deposits with banks and federal funds sold	$(6)	$8	$2
Investment securities	64	59	123
Loans	929	(221)	708

Total interest income	$987	$(154)	$833

Interest Expense
Interest-bearing transaction accounts	$1	$0	$1
Money market deposit accounts and other savings	28	89	117
All time deposits	119	(114)	5
Liability for borrowed funds	117	161	278

Total interest expense	$265	$136	$401

Net interest income			$432

Provision and Allowance for Loan Losses

        Provision for loan losses decreased from $206,000 during the first nine months of 2004, to $90,000 during the first nine months of 2005. This represents a decrease of 56.31% between the two periods.

        Activity in the allowance for loan losses is summarized as follows:

	Nine Months Ended
	9/30/2005	9/30/2004
	(In Thousands)
Allowance for loan losses beginning of the period	$1,088	$893
Loans charged-off during the year
Real estate mortgages	33	0
Installment loans	25	86
Commercial and all other	0	38

Total charge offs	58	124

Recoveries of loans previously charged-off:
Real estate mortgages	0	0
Installment loans	14	58
Commercial and all other	0	0

Total recoveries	14	58

Net loans charged-off (recovered)	44	66
Provision for loan losses charged to operations	90	206

Allowance for loan losses, September 30	$1,134	$1,033

        The First National Bank of McConnellsburg utilizes a comprehensive systematic review of our loan portfolio on a quarterly basis in order to determine the adequacy of the Allowance for Loan losses. Each quarter the loan portfolio is categorized into various Pools as follows:

POOL #1	Specific allowances for any individually identified trouble loans
POOL #2	Commercial and Industrial
POOL #3	Commercial and Industrial—Real Estate Secured
POOL #4	Consumer Demand and Installment
POOL #5	Consumer Mortgage and Home Equity

        Lines of credit and non-secured commercial loans with balances of $100,000 and over are individually reviewed. Also, loans that are 90 days or more past due or have been previously classified as substandard are individually reviewed. Allocations to the Allowance for Loan Losses are based upon classifications assigned to those loans.

        Loan classifications utilized are consistent with OCC regulatory guidelines and are as follows:

Loss	Allowance Factors Charge-off
Doubtful	20% – 50%
Substandard	10% – 20%
Special Mention	5% – 10%
Watch	1% – 5%

        The remaining portion of the Pools are evaluated as groups with allocations made to the Allowance based on historical loss experience, current and anticipated trends in delinquencies, and general economic conditions within The First National Bank of McConnellsburg's trading area.

        In addition to the aforementioned internal loan review, The First National Bank of McConnellsburg engaged an outside Firm to conduct an independent loan review during the first quarter of 2005 in order to validate the methodologies used internally and to independently test the adequacy of the Allowance for Loan Losses.

        Delinquencies are well below peer group averages and management is not aware of any problem loans that are indicative of trends, events, or uncertainties that would significantly impact operations, liquidity or capital.

Non-Interest Income and Expenses

        Total non-interest income for the first nine months of 2005 increased $71,592 over totals for the first nine months of 2004. This was due primarily to an increase in deposit levels stemming from the two branch acquisitions in Hancock, Maryland in June, 2004 and June, 2005. Operating expenses for the period ended September 30, 2005, were $3,800,716, a $535,135 increase from the operating expenses incurred for the same period in 2004 of $3,265,581. This increase was mainly the result of costs associated with branch acquisitions, increased regulatory costs, and increased personnel costs, supplies, assessments, and other expenses associated with higher deposit levels.

Results of Operations

  Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 and Year Ended December 31, 2002

        Consolidated net income for 2004 was $1,359,891, a $135,332, or 11.05% increase from the net income for 2003 of $1,224,559, and an increase in 2003 net income of $11,246, or 0.93% from the net income of $1,213,315 for 2002. On a per share basis, net income for 2004 was $1.70, based upon average shares outstanding of 800,000, compared to $1.53 for 2003 and $1.52 for 2002.

Net Interest Income

        Total interest income increased $222,000 from 2003 to 2004 and decreased $62,000 from 2002 to 2003. The increase in 2004 was due to increases in average balances of investment securities. The decrease in 2003 was due to reduction in rates. Average loans outstanding in 2004 increased 3.6% over 2003 as The First National Bank of McConnellsburg continues to penetrate the Washington County, Maryland market. Average rates continued to decline throughout 2004 which caused a $406,000 decrease in earnings from loans compared to 2003. However, this decrease was offset somewhat by the increase in volume of average loans outstanding in 2004 resulting in a net decrease in interest earnings from loans of only $144,000 or 2.0% compared to 2003. Earnings on investments (excluding gains from sales) increased 36.9% in 2004 compared to a 12.8% increase in 2003. The increases in 2004 and 2003 were attributed to the expansion of the investment portfolio. Total average earning assets increased 11.1% in 2004 compared to 7.6% in 2003. Increases in earning assets during 2003 were proportionately higher in loans than in 2004, which typically produce higher yields than investments thus producing the higher net interest margins during 2003 than 2004.

        Interest from loans accounted for 82.9% of total interest income for 2004, as compared to 86.8% and 87.3% for 2003 and 2002, respectively.

        Total interest expense was $3,236,000 for 2004, a decrease of $126,000 from the $3,362,000 for 2003. The increase in total average deposits was 6.1% in 2004 compared to 2.7% in 2003. A portion of the increase in average deposits in 2004 resulted from a purchase of deposits in Hancock, Maryland from another financial institution. Increases in deposits during 2004 were concentrated in interest-bearing transaction accounts and money market accounts, which increased 23.1% and 51.6%, respectively over 2003. However, the average rates paid on these deposits decreased 39 basis points contributing to the overall decrease in the cost of funds in 2004. In addition, these deposits typically carry lower interest rates than time deposits. The increase in total average deposits was 2.7% in 2003 compared to 0.9% in 2002. Increases in deposits during 2003 were concentrated in regular savings and time deposits, which increased 6.7% and 2.9%, respectively over 2002. However, the average rates paid on these deposits decreased 56 basis points contributing to the overall decrease in the cost of funds in 2003. Average borrowed funds increased 87.0% in 2004 compared to 2003, resulting in increased interest expense on borrowed funds of 36.2%. Average borrowed funds increased 100.7% in 2003 compared to 2002, resulting in increased interest expense of 26.2%. The average volume of interest-bearing liabilities increased relatively more from 2003 to 2004 than the average volume of interest-earning assets, resulting in the overall net interest margin decreasing from 3.81% in 2003 to 3.67% in 2004.

        The following table presents a summary of FNB's average balances, rates, interest income and expense, the interest rate spread and the net interest margin for the years ended December 31, 2004, 2003 and 2002.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS'
EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL
Years Ended December 31

	2004			2003			2002
(000 omitted)	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Interest bearing deposits with banks and federal funds sold	$1,009	$14	1.39%	$1,310	$38	2.90%	$5,870	$123	2.10%
Investment securities	37,814	1,447	3.82%	26,785	1,057	3.95%	19,048	937	4.92%
Loans	105,922	7,094	6.70%	102,219	7,238	7.08%	96,209	7,335	7.62%

Total interest earning assets	144,745	$8,555	5.91%	130,314	$8,333	6.40%	121,127	$8,395	6.93%

Cash and due from banks	3,948			3,723			3,743
Bank premises and equipment	3,219			3,009			2,827
Other assets	5,389			3,239			2,854

Total assets	$157,301			$140,285			$130,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing transaction accounts	$7,821	$16	0.20%	$6,353	$38	0.60%	$6,876	$49	0.70%
Money market deposit accounts	8,274	67	0.81%	5,459	69	1.26%	8,303	150	1.81%
Other savings deposits	18,078	76	0.42%	16,323	110	0.67%	15,299	191	1.25%
All time deposits	68,502	2,501	3.65%	67,810	2,722	4.01%	65,920	2,999	4.54%
Liability for borrowed funds	20,383	576	2.83%	10,902	423	3.88%	5,433	335	6.17%

Total interest bearing liabilities	123,058	$3,236	2.63%	106,847	$3,362	3.15%	101,831	$3,724	3.66%

Demand deposits	17,830			17,615			14,172
Other liabilities	1,451			1,023			1,097

Total liabilities	142,339			125,485			117,100
Stockholders' equity	14,962			14,800			13,451

Total liabilities and stockholders' equity	$157,301			$140,285			$130,551

Net interest income/net interest margin		$5,319	3.67%		$4,971	3.81%		$4,671	3.86%

Note:
Average loan balances presented include loans placed on non-accrual status.

        The following table presents the relative contribution of changes in volumes and changes in rates to changes in the net interest income for the periods indicated.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

CHANGES IN NET INTEREST INCOME

	2004 Compared to 2003			2003 Compared to 2002
(000 omitted)	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)
Interest Income
Interest bearing deposits with banks and federal funds sold	$(9)	$(15)	$(24)	$(96)	$11	$(85)
Investment securities	436	(46)	390	381	(261)	120
Loans	262	(406)	(144)	458	(555)	(97)

Total interest income	$689	$(467)	$222	$743	$(805)	$(62)

Interest Expense
Interest bearing transaction accounts	$9	$(31)	$(22)	$(4)	$(7)	$(11)
Money market deposit accounts	35	(37)	(2)	(51)	(30)	(81)
Other savings	12	(46)	(34)	13	(94)	(81)
All time deposits	28	(249)	(221)	86	(363)	(277)
Liability for borrowed funds	368	(215)	153	337	(249)	88

Total interest expense	$452	$(578)	$(126)	$381	$(743)	$(362)

Net interest income			$348			$300

Provision for Credit Losses and Allowance for Credit Losses

        The following table provides an analysis of the allowance for credit losses for the years ended December 31:

	2004	2003	2002	2001	2000
Balance, beginning of period	$893	$928	$882	$811	$746
Loans charged off	141	233	127	109	203
Recoveries	94	55	31	36	37
Net charge-offs	47	178	96	73	166
Provision charged to operating expense	242	144	142	144	231

Balance, end of period	$1,088	$893	$928	$882	$811

Average loans for period	$105,922	$102,219	$96,209	$86,059	$80,900
Net charge-offs to average loans—annualized	.04%	.17%	.10%	.08%	.20%

        A breakdown of the allowance for loan losses as of December 31 is as follows:

	2004		2003		2002		2001		2000
(000 omitted)	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category
Commercial, industrial and agriculture loans	$659	19.74%	$726	22.55%	$645	21.71%	$644	25.03%	$529	33.78%
1-4 family residential mortgages	206	72.62%	130	68.92%	179	68.88%	131	64.40%	92	42.30%
Consumer and installment loan	65	7.64%	37	8.53%	55	9.41%	58	10.57%	69	7.65%
Unallocated	158	N/A	0	N/A	49	N/A	49	N/A	121	16.36%

Total	$1,088	100.00%	$893	100.00%	$928	100.00%	$882	100.00%	$811	100.00%

        Delinquencies are well below peer group averages and management is not aware of any problem loans other than those disclosed herein that are indicative of trends, events, or uncertainties that would significantly impact operations, liquidity or capital. See notes to the consolidated financial statements of FNB for information regarding nonaccrual, past due and restricted loans located elsewhere in this joint proxy statement/prospectus.

Other Operating Income and Other Operating Expenses

        Other income represents service charges on deposit accounts, commissions and fees received for the sale of travelers' checks, money orders and savings bonds, fees for trust referrals, fees for investment services, securities gains, and losses, increases in cash surrender value of life insurance, and other income, such as safe deposit box rents. In the second quarter of 2003, FNB formed a new company called FNB Mortgage Brokers, Inc. FNB Mortgage Brokers, Inc. was organized as a "C" Corporation and is a wholly-owned subsidiary of FNB. FNB Mortgage Brokers, Inc.'s primary activity is to broker secondary mortgage loans in the Pennsylvania and Maryland markets. On August 29, 2003, FNB Mortgage Brokers, Inc. acquired substantially all the assets of MMI Mortgage Brokers, Inc. and entered into an executive employment agreement with the owner of MMI. On January 3, 2006, The First National Bank of McConnellsburg applied to the OCC, to move ownership of FNB Mortgage Brokers from a subsidiary of FNB to a subsidiary of The First National Bank of McConnellsburg and is awaiting final resolution of its application. Other income increased $399,000 or 56.6% for 2004 over 2003, and increased $50,000 or 7.6% for 2003 over 2002. Increases in 2004 relate primarily to a new overdraft protection program instituted during the year, and to the fact that 2004 was the first full year of operation for FNB Mortgage Brokers, Inc. Overdraft and check return charges increased from $147,000 in 2003 to $296,000 in 2004. This is an increase of $149,000, or 100.7%. Increases in 2003 relate primarily to the mortgage brokerage fees and commissions earned by FNB Mortgage Brokers, Inc.

        The noninterest expenses are classified into five main categories: salaries; employee benefits; occupancy expenses, which include depreciation, maintenance, utilities, taxes and insurance; equipment expenses, which include depreciation, rents and maintenance; and other operating expenses, which include all other expenses incurred in operating FNB.

        Overall personnel related expenses increased 17.4% in 2004 over 2003. Salaries and wages increased as a result of personnel changes and as a result of 2004 being the first year to include the full impact of changes in personnel caused by a core data processing system conversion and acquisition of a mortgage brokerage business in 2003. Salaries and wages increased 5.1% in 2003 over 2002 as a result of changes in personnel caused by the core data processing system conversion and acquisition of the mortgage brokerage business.

        Occupancy, furniture, and equipment expenses increased 17.4% in 2004 compared to 2003. This increase was the result of 2004 being the first year to include the full impact of expenses associated with the core processing conversion and acquisition of the mortgage brokerage business, both of which occurred in 2003.

        Other expenses increased 13.9% in 2004 compared to 2003. Increases were primarily due to expenses associated with the acquisition of deposits in Hancock, Maryland from another financial institution.

Income Taxes

        Applicable income taxes changed between 2002, 2003, and 2004 as a result of changes in pre-tax accounting income and taxable income. Details of income tax expense are presented in Note 7 to the financial statements. As described in Note 1 of the Notes to Consolidated Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation, and unrealized gains and losses on investment securities available for sale. The marginal tax rate at which deferred taxes were provided during 2004 and 2003 is 34%. At December 31, 2004 and 2003, deferred taxes amounted to $130,783 and $(33,839), respectively. If all timing differences reversed in 2005, the actual income taxes saved by the recognition of the aforementioned expenses would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

        The current level of nontaxable investment and loan income is such that FNB is not affected by the alternative minimum tax rules.

  Financial Condition at September 30, 2005 Compared to September 30, 2004

        The financial condition and operating results of FNB are affected by the volatility of interest rates on investments, loans, deposits and borrowings, competition from other financial institutions in South Central Pennsylvania and Northwestern Maryland, loan demand from customers and the creditworthiness of existing borrowers.

Earning Assets

        Earning assets are composed of interest or dividend-bearing assets, including loans, securities, and short-term investments. Interest income associated with earning assets is FNB's primary source of income. Earning assets averaged $162.1 million for the nine months ended September 30, 2005, a $20.1 million or 14.2% increase compared to $142.0 million for the same period in 2004. This increase was primarily the result of loan growth. The average loan portfolio increased $18.5 million or 17.7% for the first nine months of 2005 compared to the same period for 2004. FNB's loan to deposit ratio at September 30, 2005 and September 30, 2004 was 96.2% and 87.8%, respectively.

        Commercial and agricultural loans were $12.0 million at September 30, 2005, compared to $11.1 million at September 30, 2004. Real estate construction loans were $14.6 million at September 30, 2005, a $6.7 million or 84.8% increase compared to $7.9 million at September 30, 2004. Residential real estate loans were $73.1 million at September 30, 2005, a $13.5 million or 22.6% increase compared to $59.6 million at September 30, 2004. Growth in loans came from traditional sectors with no single customer representing a disproportionate percentage of the increase.

        Total consumer loans for the nine months ended September 30, 2005 were $7.2 million, a $900,000 or 14.3% increase from $6.3 million for the nine months ended September 30, 2004.

        Nonperforming assets, defined as nonaccrual loans, accruing loans past due 90 days or more and foreclosed property, amounted to $400,000 or 0.2% of total assets at September 30, 2005 compared to $200,000 or 0.1% at September 30, 2004. The allowance for loan losses amounted to $1.1 million or 0.8% of total loans at September 30, 2005 compared to $1 million or 0.9% of total loans at September 30, 2004.

        Loans consist of the following at September 30:

	2005	2004
	(In Thousands)
Real estate loans:
Construction and land development	$14,660	$7,984
Secured by farmland	4,404	4,167
Secured by 1-4 family residential properties	72,880	59,325
Secured by multi-family residential properties	263	308
Secured by nonfarmland nonresidential properties	23,122	19,327
Loans to farmers (except loans secured primarily by real estate)	1,444	1,501
Commercial, industrial and state and political subdivision loans	10,546	9,603
Loans to individuals for household, family, or other personal expenditures	7,195	6,282
All other loans	2,158	2,314

Total loans	136,672	110,811
Less: Unearned discount on loans	40	85
Allowance for loan losses	1,134	1,033

Net Loans	$135,498	$109,693

        The amortized cost and fair values of investment securities available for sale at September 30 were:

	2005		2004
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Obligations of other U.S. Government agencies	$4,300	$4,231	$4,850	$4,833
Obligations of states and political subdivisions	7,595	7,733	10,196	10,541
Mortgage-backed securities	19,996	19,794	26,008	25,974
SBA Loan Pool certificates	255	254	340	341
Equities	234	244	262	281

Totals	$32,380	$32,256	$41,656	$41,970

        The amortized cost and fair values of investment securities held to maturity at September 30 were:

	2005		2004
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
SBA Loan Pool certificates	$209	$207	$267	$266

        FNB's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by FNB's Asset/Liability Committee.

        Although FNB generally intends to hold its investment securities to maturity, 99.4% of the securities portfolio is classified as available for sale, with new purchases generally categorized as available for sale. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. FNB invests in securities for the yield they produce and not to profit from trading. FNB holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of September 30, 2005.

Deposits and Other Interest Bearing Liabilities

        Deposits obtained from customers in its primary market area are FNB's principal source of funds for use in lending and other business purposes. FNB attracts local deposit accounts by offering a wide variety of accounts, competitive interest rates and excellent customer service. Increasing core deposits through the development of client relationships is a continuing focus of FNB. Other funding sources include short-term and long-term borrowings, and shareholders' equity.

        In June 2004, The First National Bank of McConnellsburg acquired the deposits of F&M Trust of Hagerstown Maryland's Hancock office. The purchase resulted in additional deposits of approximately $10 million. In June 2005, The First National Bank of McConnellsburg acquired the deposits of Hagerstown Trust's Hancock, Maryland office. The purchase resulted in additional deposits of approximately $13 million.

        Total deposits at September 30, 2005 were $142.0 million, a $16.0 million or 12.7% increase compared to $126.0 million at September 30, 2004. The following table sets forth the composition of FNB's deposits at the dates indicated:

	September 30
(In Thousands)
	2005	2004
Demand	$24,237	$20,217
Savings, NOW and money market	42,488	34,760
Certificates of deposit	75,305	71,075

	$142,030	$126,052

  Financial Condition at December 31, 2004 Compared to December 31, 2003 and 2002

Earning Assets

        Earning assets averaged $144.7 million for the year ended December 31, 2004, a $14.4 million or 11.0% increase compared to $130.3 million for the year ended December 31, 2003 and an increase of $23.6 million or 19.5% compared to $121.1 million for the year ended December 31, 2002. This increase was primarily the result of loan growth. The loan portfolio averaged $105.9 million for the year ended December 1, 2004, a $3.7 million or 3.6% increase compared to $102.2 million for the year ended December 1, 2003 and an increase of $9.7 million or 10.1% compared to $96.2 million for the year ended December 1, 2002.

        At December 31, 2004, commercial and agriculture loans were $10.3 million compared to $11.6 million at December 31, 2003 and $13.9 million at December 31, 2002. Real estate construction loans were $8.2 million at December 31, 2004, a $1.0 million or 13.9% increase compared to $7.2 million at December 31, 2003 and $4.6 million or 127.1% increase compared to $3.6 million at December 31, 2002. Residential real estate loans were $61.9 million at December 31, 2004, a $9.9 million or 19.0% increase compared to $52.0 million at December 31, 2003 and a $7.5 million or 13.8% increase compared to $54.4 million at December 31, 2002.

        Total consumer loans at December 31, 2004 were $6.5 million, a $100,000 or 1.5% decrease from $6.6 million at December 31, 2003, and a $900,000 or 11.4% decrease compared to $7.4 million at December 31, 2002.

        Nonperforming assets, defined as nonaccrual loans, accruing loans past due 90 days or more and foreclosed property, amounted to $306,000 or 0.1% of total assets at December 31, 2004, compared to $1.3 million or 0.9% at December 31, 2003, and $1.1 million or 0.8% at December 31, 2002. The allowance for loan losses amounted to $1.1 million or 1.0% of total loans at December 31, 2004, compared to $893,000 or 0.87% of total loans at December 31, 2003, and $928,000 or 0.91% of total loans at December 31, 2002.

        Loans consist of the following at December 31:

	2004	2003	2002	2001	2000
(In Thousands)
Real estate loans:
Construction and land development	$8,212	$7,267	$3,679	$3,946	$1,583
Secured by farmland	3,862	4,190	4,453	5,216	5,428
Secured by 1-4 family residential properties	61,604	51,696	52,668	43,945	42,768
Secured by multi-family residential properties	303	321	1,781	538	524
Secured by nonfarmland nonresidential properties	20,655	18,462	15,537	14,360	11,943
Loans to farmers (except loans secured primarily by real estate)	1,501	1,423	3,237	3,314	3,613
Commercial, industrial and state and political subdivision loans	8,864	10,182	10,690	10,392	9,440
Loans to individuals for household, family, or other personal expenditures	6,504	6,667	7,457	7,848	7,640
All other loans	2,193	2,055	2,099	1,812	1,616

Total loans	113,698	102,263	101,601	91,371	84,555
Less: Unearned discount on loans	59	85	146	321	632
Allowance for loan losses	1,088	893	928	882	811

Net Loans	$112,551	$101,285	$100,527	$90,168	$83,112

        The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

(In Thousands)	Due Within 1 Year	Due Over 1 But Within 5 Years	Due Over 5 Years	Nonaccruing Loans	Total
Loans at pre-determined interest rates	$1,543	$8,250	$19,559	$98	$29,450
Loans at floating or adjustable interest rates	25,980	54,430	3,650	188	84,248

Total(1)	$27,523	$62,680	$23,209	$286	$113,698

(1)
These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

        Investment securities increased $7.8 million or 24.4% to $39.8 million at December 31, 2004, compared to $32.0 million at December 31, 2003, and increased $19.2 or 93.2% compared to $20.6 million at December 31, 2002.

        FNB's securities portfolio is comprised of securities, which not only provide interest income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines. Adherence to these policies is monitored by FNB's Asset/Liability Committee.

        Although FNB generally intends to hold its investment securities to maturity, 99.4% of the securities portfolio is classified as available for sale, with new purchases generally categorized as available for sale. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category are accounted for at amortized cost. FNB invests in securities for the yield they produce and not to profit from trading. FNB holds no trading securities in its portfolio, and the securities portfolio contained no high-risk securities or derivatives as of December 31, 2004.

        Note 2 to the consolidated financial statements presents cost and fair values of investment securities at December 31, 2004 and 2003.

        The following table shows the maturities of investment securities at amortized cost as of December 31, 2004, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

(In Thousands)	Within 1 Year	1–5 Years	5–10 Years	Over 10 Years	Total
Obligations of other U.S. Government agencies:
Amortized cost	$4,750	$0	$0	$0	$4,750
Yield	4.28%	0.00%	0.00%	0.00%	4.28%
Obligations of state and political subdivisions:
Amortized cost	364	1,680	2,590	5,123	9,757
Yield	5.58%	6.11%	7.61%	6.09%	6.48%
Mortgage-Backed securities and SBA
Guaranteed Loan Pool Certificates(1):
Amortized cost	0	169	5,436	19,516	25,121
Yield	0.00%	5.07%	3.72%	4.12%	4.04%

Subtotal amortized cost	5,114	1,849	8,026	24,639	39,628

Subtotal yield	5.70%	6.04%	4.65%	4.49%	4.67%

Equity Securities & Money Market Mutual Funds					$262
Yield					3.12%

Total investment securities					$39,890

Yield					4.66%

(1)
It is anticipated that these mortgage-backed securities and SBA Guaranteed Loan Pool Certificates will be repaid prior to their contractual maturity dates.

Deposits and other Interest Bearing Liabilities

        Total deposits at December 2004 were $128.1 million, a $11.4 million or 9.8% increase compared to $116.7 million at December 31, 2003, and a $17.5 million or 15.8% increase compared to

$110.6 million at December 31, 2002. The following table sets forth the composition of FNB's deposits at the dates indicated:

	December 31 (In thousands)
	2004	2003	2002
Demand	$19,026	$15,901	$13,931
Savings, NOW and money market	39,625	32,535	30,521
Certificates of deposit	69,498	68,285	66,241
Total deposits	$128,149	$116,721	$110,693

        Maturities and amounts of time deposits issued in denominations of $100,000 or more at December 31, 2004 and scheduled maturities of all certificates of deposit at December 31, 2004 are presented in Note 9 to the consolidated financial statements.

Liquidity/Rate Sensitivity and Capital Resources

        FNB's optimal objective is to maintain adequate liquidity while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals, and for funding corporate operations. Sources of liquidity are maturing/called investment securities; maturing overnight investments in federal funds sold; maturing investments in time deposits at other banks; readily accessible interest-bearing deposits at other banks; payments on loans, mortgage-backed securities and SBA Guaranteed Loan Pool Certificates; a growing core deposit base; and borrowings from the FHLB.

        In order to assure a constant and stable source of funds, FNB is a member of the Federal Home Loan Bank of Pittsburgh. This membership assures the availability of both short term and long term fixed rate funds. As of December 31, 2004, FNB had borrowings of $24,434,759 from this institution and had readily available over $66,015,000 in additional borrowing capacity. As of December 31, 2003, FNB had borrowings of $14,680,992 from this institution and had readily available over $72,171,000 in additional borrowing capacity. See Note 16 to the consolidated financial statements for details of FNB's borrowings.

        The objective of managing interest rate sensitivity is to maintain or increase net interest income by structuring interest-sensitive assets and liabilities in such a way that they can be repriced in response to changes in market interest rates. Based upon contractual maturities of securities and the capability of NOW, Money Market, and Savings accounts, we have maintained a negative rate-sensitivity position, in that, rate sensitive liabilities exceed rate sensitive assets. Therefore, in a period of declining interest rates our net interest income is generally enhanced versus a period of rising interest rates where our net interest margin may be decreased. In a period of declining interest rates, more securities with call features will most likely be called and will be reinvested into lower yielding investments resulting in the loss of higher interest earnings assets.

        Presently, interest rates are anticipated to increase moderately resulting in an increasing cost of deposits while a portion of our adjustable rate loans and securities will begin repricing to higher interest rates. The previous period of declining interest rates has resulted in increased liquidity as some securities with call options have been, and continue to be, redeemed by their issuers. The level of securities being called will likely begin to taper off as interest rates increase. We have begun implementing plans to shift toward a moderately positive rate-sensitivity position over the coming months. The anticipated result will be a slight increase in our net interest spread and interest margin during the latter half of 2005. We continually review interest rates on those deposits which can be changed immediately, specifically NOW accounts, Money Market Accounts, and Savings Accounts to determine if interest rate changes are necessary to maintain our net interest spread, net interest margin and liquidity goals.

Liquidity/Rate Sensitivity and Capital Resources (Continued)

        Our interest rate sensitivity analysis as of December 31, 2004, based upon our historical prepayment mortgage-backed securities, contractual maturities, and the earliest possible repricing opportunity for loans and deposits is as follows:

December 31, 2004	Within 3 Months	After 3 But Within 12 Months	After 1 But Within 5 Years	After 5 Years	Total
	(In thousands)
Rate Sensitive Assets:
Investment securities	$4,807	$995	$13,421	$20,667	$39,890
Interest-bearing balances due from banks	95	0	100	0	195
Loans	14,800	9,006	58,647	30,099	112,552

	$19,702	$10,001	$72,168	$50,766	$152,637

Rate Sensitive Liabilities:
NOW accounts and savings accounts	$39,625	$0	$0	$0	$39,625
Time deposits	9,931	17,141	42,142	0	69,214
Other time deposits	0	284	0	0	284
Other borrowed money	19,049	0	0	5,386	24,435

	$68,605	$17,425	$42,142	$5,386	$133,558

Interest sensitivity gap	$(48,903)	$(7,424)	$30,026	$45,380	$19,079
Cumulative interest sensitivity gap	(48,903)	(56,327)	(26,301)	19,079
RSA/RSL—cumulative	(0.30)	(0.36)	(0.80)	1.15

        We have risk management policies to monitor and limit exposure to market risk. By monitoring reports that assess our exposure to market risk, we strive to enhance our net interest margin and take advantage of opportunities available in interest rate movements.

Capital

        The primary method by which FNB increases total stockholders' equity is through the accumulation of earnings. FNB maintain ratios that are well above the minimum total capital levels required by federal regulatory authorities including the risk-based capital guidelines. Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio is defined as total stockholders' equity less intangible assets to total assets. The risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of our capital ratios to regulatory minimums at December 31 is as follows:

				September 30,
						Regulatory Minimum Requirements
	2004	2003	2002	2005	2005
Leverage ratio	8.33%	10.17%	10.50%	7.62%	8.11%	4.00%
Risk-based capital ratio Tier I (core capital)	12.57%	15.20%	15.63%	10.83%	12.20%	4.00%
Combined Tier I and Tier II (core capital plus allowance for loan losses	13.57%	16.15%	16.69%	11.73%	13.16%	8.00%

        FNB has traditionally been well-capitalized with ratios well above required levels and, we expect equity capital to continue to exceed regulatory guidelines and industry averages.

        Certain ratios are useful in measuring the ability of a company to generate capital internally. The following chart indicates the growth in equity capital.

				September 30,
	2004	2003	2002	2005	2004
Equity capital at December 31 (000 omitted)	$15,206	$14,719	$14,177	$15,496	$15,131
Equity capital as a percent of assets at December 31	9.00%	10.01%	10.63%	8.37%	9.02%
Return on average assets	0.86%	.87%	0.93%	0.74%	0.78%
Return on average equity	9.09%	8.28%	9.01%	8.47%	8.32%
Cash dividend payout ratio	48.24%	52.26%	48.79%	48.36%	40.52%

Off-Balance Sheet Arrangements

        FNB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

        FNB's exposure to credit loss in the event or nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. FNB uses the same credit policies in making commitments and conditional obligations as they do for instruments that are included in the consolidated balance sheets.

        In the normal course of business, FNB made various off-balance sheet commitments to extend credit of $17.6 million and $16.3 million at September 30, 2005 and September 30, 2004, respectively. Commitments included unfunded loan commitments of $16.4 million and standby letters of credit of $1.2 million at September 30, 2005. While FNB faces risks associated with potential deterioration or credit quality of borrowers to whom a commitment to extend credit has been made, no significant credit losses are expected from these commitments and arrangements. FNB has no contracts accounted for as derivatives.

Contractual Obligations

        The following table represents the contractual obligations of FNB at December 31, 2004:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(In thousands)
Long-term debt obligations	$24,435	$19,056	$16	$18	$5,345
Operating lease obligations	38	22	16	0	0

Total	$24,473	$19,078	$32	$18	$5,345

Recent Accounting Pronouncements

        In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, ("SFAS No. 154") "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3." The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement. "The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. FNB does not anticipate this revision will have a material effect on its financial statements.

        On December 16, 2004, FASB issued Statement No. 123R (revised 2004), "Share-Based Payment," (FAS 123R) that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of FNB's equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic method and requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income. The effective date of FAS 123R (as amended by the SEC) is for annual periods beginning after June 15, 2005. Since FNB has no stock compensation plan, the provisions of FAS 123R do not have an impact on FNB's results of operations.

        In March 2005, the SEC issued Staff Accounting Bulleting No. 107 (SAB 107). SAB 107 expresses the views of the SEC staff regarding the interaction of FAS 123R and certain SEC rules and regulations and provides the SEC staff's view regarding the valuation of share-based payment arrangements for public companies. Since FNB has no stock compensation plan, SAB 107 does not impact FNB's results of operations.

        In November 2004, the Emerging Issues Task Force ("EITF") published Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The Task Force discussed the meaning of other-than-temporary impairment and its application to certain investments carried at cost. The Task Force requested that the FASB staff consider other impairment models within U.S. Generally Accepted Accounting Principles ("GAAP") when developing its views. The Task Force also requested that the scope of the impairment issue be expanded to include equity investments and investments subject to FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and that the issue be addressed by the Task Force as a separate EITF issue. At the EITF meeting, the Task Force reached a consensus on one issue that certain quantitative and qualitative disclosures should be required for securities accounted for under Statement 115 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Board ratified the consensus on that one issue at its November 25, 2004 meeting. In September 2004, the Financial Accounting Standards Board ("FASB") directed the FASB staff to issue two proposed FASB Staff Positions ("FSP"): Proposed FSP EITF Issue 03-1-a, which provides guidance for the application of paragraph 16 of EITF Issue 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases, and Proposed FSP EITF Issue 03-1-b, which delays the effective date of Issue 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. In June 2005, the FASB reach a decision whereby they declined to provide additional guidance on the meaning of other-than-temporary impairment. The Board directed the FASB staff to issue EITF 03-1-a as final and to draft a new FSP that will replace EITF 03-01. The final FSP (retitled FAS 115-1, "The Meaning of Other-Than-Temporary Impairment and it Application to Certain Investments") would be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005. FNB does not anticipate this revision will have a material effect on its financial statements

Market Risk Management

        The continual monitoring of liquidity and interest rate risk is a function of ALCO reporting. Upon review and analysis of these reports, we determine the appropriate methods we should utilize to reprice our products, both loans and deposits, and the types of securities we should purchase in order to achieve desired net interest margin and interest spreads. We continually strive to attract lower cost deposits, and we competitively price our time deposits and loan products in order to maintain favorable interest spreads while minimizing interest rate risk.

        The following table sets forth the projected maturities and average rate for all rate sensitive assets and liabilities. The following assumptions were used in the development of this table:

        All fixed rate loans were based on the original maturity of the note.

        All variable rate loans were based on the next repricing date of the note.

        All fixed rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the original maturity of the obligation.

        All variable rate U. S. Agency and Treasury securities and obligations of state and political subdivisions in the U.S. were based upon the next repricing date of the obligation.

        All fixed and variable rate Mortgage-backed securities were based upon adjusted duration of the obligation.

        We have large business and municipal deposits in non-interest bearing checking and savings and interest-bearing checking. These balances may fluctuate significantly. Therefore, a 50% maximum runoff of both non-interest-bearing checking and savings and interest-bearing checking was used as an assumption in this table.

        Fixed rate time deposits were based upon original contract maturity dates.

        Variable rate time deposits were based upon the next repricing date of the account.

Rate Sensitive Assets	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
	(000 omitted)
Interest bearing deposits	$95	$0	$100	$0	$0	$0	$195	$202
Average interest rate	1.01%	0.00%	2.08%	0.00%	0.00%	0.00%	1.58%
Fixed interest rate loans	3,229	1,733	2,389	2,768	1,959	17,372	29,450	29,384
Average interest rate	4.60%	8.39%	8.46%	7.45%	7.96%	6.90%	6.96%
Variable interest rate loans	34,450	6,057	18,305	9,895	15,541	0	84,248	84,060
Average interest rate	5.36%	6.04%	5.92%	6.02%	5.82%	0.00%	5.76%
Variable interest rate U.S. Agency and Treasury	4,000	0	0	0	0	0	4,000	3,953
Average interest rate	4.00%	0.00%	0.00%	0.00%	0.00%	0.00%	4.00%
Fixed interest rate U.S. Agency and Treasury	750	0	0	0	0	0	750	760
Average interest rate	5.84%	0.00%	0.00%	0.00%	0.00%	0.00%	5.84%
Fixed interest rate mortgage-backed & SBA GLPC securities	0	0	0	0	170	8,327	8,497	8,458
Average interest rate	0.00%	0.00%	0.00%	0.00%	5.11%	4.02%	4.03%
Variable interest rate mortgaged-backed & SBA GLPC securities	725	1,774	4,037	1,657	4,103	4,328	16,624	16,550
Average interest rate	3.40%	3.30%	4.08%	4.26%	4.79%	4.32%	4.22%
Fixed interest rate obligations of state and political subdivisions in the U.S.	364	196	346	644	494	7,713	9,757	10,063
Average interest rate	3.68%	4.34%	4.02%	4.09%	4.43%	4.18%	4.17%
Rate Sensitive Liabilities
(000 omitted)
Noninterest-bearing checking	4,756	1,189	1,189	1,189	1,189	0	9,512	9,512
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Savings and interest-bearing checking	9,908	2,476	2,476	2,476	2,476	0	19,812	19,812
Average interest rate	46.00%	46.00%	46.00%	46.00%	46.00%	0.00%	46.00%
Fixed interest rate time deposits	18,957	10,638	12,819	9,746	7,519	0	59,679	59,870
Average interest rate	3.08%	3.32%	4.17%	3.51%	3.45%	0.00%	3.48%
Variable interest rate time deposits	8,114	1,421	0	0	0	0	9,535	9,550
Average interest rate	3.33%	3.30%	0.00%	0.00%	0.00%	0.00%	3.32%
Fixed interest rate borrowing	19,049	0	0	0	0	5,386	24,435	25,020
Average interest rate	2.21%	0.00%	0.00%	0.00%	0.00%	6.10%	3.07%

Directors and Executive Officers

        The following table contains certain information, as of September 30, 2005, with respect to current directors and certain officers of FNB:

Class Three Directors—Terms Expire in 2008
Terry L. Randall
Mr. Randall (age 57) is President and CEO of Mellott Enterprises, Inc., a manufacturer of stone crushing and processing equipment. He is Vice-Chairman of the The First National Bank of McConnellsburg, a position he has held since 2004. He has served as a director of FNB and The First National Bank of McConnellsburg since 2001.
David A. Washabaugh III
Mr. Washabaugh (age 69) is the retired owner of Fulton Motor Sales, Inc., an automobile dealership. He has served as a director of FNB since 1987 and The First National Bank of McConnellsburg since 1980.
Class One Directors—Terms Expire in 2006
Patricia A. Carbaugh	Ms. Carbaugh (age 61) is an Administrative Assistant to the John L. Grove Estate. She has served as a director of FNB since 1997 and The First National Bank of McConnellsburg since 1990.
Harry D. Johnston, D.O.
Dr. Johnston (age 68) is a physician. He is Vice President of FNB, a position he has held since 1987. He has served as a director of FNB since 1987 and The First National Bank of McConnellsburg since 1980.
Lonnie W. Palmer	Mr. Palmer (age 53) is a Dairy Farmer. He has served as a director of FNB since 1997 and The First National Bank of McConnellsburg since 1994.
Class Two Directors—Terms Expire in 2007
Harvey J. Culler
Mr. Culler (age 79) is the Chairman of the Board of H.J. Culler, Inc., a bulk milk transportation Business. He is Chairman of FNB, a position he has held since 2002. He has served as a director of FNB since 1987 and of The First National Bank of McConnellsburg since 1960.
John C. Duffey
Mr. Duffey (age 51) has served as President and Chief Executive Officer of FNB since 1995 and of The First National Bank of McConnellsburg since 1993. He has been a director of FNB and The First National Bank of McConnellsburg since 1988.
Craig E. Paylor
Mr. Paylor (age 49) is a Senior Vice President with JLG Industries, Inc., a manufacturer of mobile lifts and cranes. He is Chairman of The First National Bank of McConnellsburg a position he has held since 2004. He has served as a director of FNB and The First National Bank of McConnellsburg since 2001.

Stock Ownership of Principal Shareholders and Management.

        The following table sets forth, as of September 30, 2005, the name and address of each person who owns of record or who is known by the board of directors to be the beneficial owner of more than 5% of FNB's outstanding shares of common stock, the number of shares beneficially owned by such person, and the percentage of FNB's outstanding shares of common stock so owned. Unless otherwise indicated, each shareholder owns the shares directly as an individual.

        Beneficial ownership of FNB's common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock;

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after September 30, 2005.

Name and Address	Shares Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned
Cede & Company Box 20 Bowling Green Station New York, NY 10005	153,595	19.19%
Terry L. Randall 100 Mellott Drive Warfordsburg, PA 17267	63,552	7.94%

        The following table sets forth, as of September 30, 2005, the amount and percentage of the outstanding common stock of FNB beneficially owned by each director and all executive officers and directors as a group. All shares are directly owned by the reporting person as an individual unless otherwise indicated.

        Beneficial ownership of FNB's common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock;

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after September 30, 2005.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
Current Class 3 Directors (to serve until 2008)
Terry L. Randall	63,552	(4)	7.94%
David A. Washabaugh III	10,669	(5)	1.33%
Current Class 1 Directors (to serve until 2006)
Patricia A. Carbaugh	540		—
Harry D. Johnston, D.O.	25,746	(6)	3.22%
Lonnie W. Palmer	420	(7)	—
Current Class 2 Directors (to serve until 2007)
Harvey J. Culler	35,437	(8)	4.43%
John C. Duffey	4,254	(9)	—
Craig E. Paylor	970	(10)	—
All Officers, Directors and Nominees As a Group (8 persons)	141,588		17.70%

(1)
The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after September 30, 2005. Beneficial ownership may be disclaimed as to certain securities.

(2)
Information furnished by the directors and FNB.

(3)
Less than 1% unless otherwise indicated.

(4)
Includes 63,452 shares over which Mr. Randall has shared voting rights as trustee.

(5)
Includes 10,500 shares held jointly with Mr. Washabaugh's spouse.

(6)
Includes 15,746 shares held individually by Dr. Johnston's spouse; 10,000 shares jointly with his son.

(7)
Includes 320 shares held jointly with Mr. Palmer's spouse.

(8)
Includes 35,233 shares held in trust for the benefit of Mr. Culler's children. Mr. Culler has sole power to vote the shares held in trust and to revoke the trust.

(9)
Includes 1,500 shares held jointly with Mr. Duffey's father.

(10)
Includes 250 shares held jointly with Mr. Paylor's mother.

Disclosure of Audit Committee Financial Expert

        Independent Director Terry L. Randall, under the rules and standards of the Securities and Exchange Commission and NASDAQ qualifies as a "financial expert".

Executive Compensation

        The following table provides information concerning the annual compensation for services in all capacities to FNB and The First National Bank of McConnellsburg for fiscal years ended December 31, 2004, 2003, and 2002 for the Chief Executive Officer. There were no other executive officers of FNB or The First National Bank of McConnellsburg whose total annual salary and bonus during 2004 exceeded $100,000.

Summary Compensation Table

	Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Stock Award(s) ($)	Options/SAR (#)	All Other Compensation ($)(3)
John C. Duffey CEO	2004 2003 2002	106,901 102,766 98,537	2,350 2,250 3,000	6,250 6,000 6,250	— — —	— — —	6,900 7,130 6,893

(1)
Represents Mr. Duffey's salary as Chief Executive Officer.

(2)
Represents an annual director's retainer fee of $3,000, and $3,250 in fees for his service as a director in 2004, 3,000 in 2003 and $3,250 in 2002.

(3)
Represents the bank's share of the contribution to Mr. Duffey's 401-K Plan of $3,510 in 2004, $3,510 in 2003, and $3,010 in 2002 and the value of the personal use of a bank owned vehicle valued at $3,390 in 2004, $3,620 in 2003 and $3,833 in 2002.

John C. Duffey does not receive Options/Grants, Securities Authorized for Issuance under Equity Compensation Plans or a Stock Incentive Plan.

Annual Bonus Plan

        The First National Bank of McConnellsburg provides for bonus payments to reward all executives for accomplishing certain bank-wide annual goals and objectives.

        The bonus earned by the Chief Executive Officer in 2004 was 2.10% of his base salary as compared to 2.06% in 2003. The average bonus earned in 2004 by the remaining four executive officers of The First National Bank of McConnellsburg other than the Chief Executive Officer in 2004 was 2.32% of base salary compared with 2.37% in 2003.

        Members of the Compensation Committee -Craig E. Paylor, Chairman; Harry D. Johnston; Lonnie W. Palmer; Terry L. Randall; David A. Washabaugh III.

Duffey Employment Agreement

        John C. Duffey has entered into an employment agreement with FNB, which was amended on September 28, 2005. This agreement specifies a term of employment of five years beginning August 1, 2005 and ending July 31, 2010. This agreement provides that the executive shall serve as the Chief Executive Officer of FNB and The First National Bank of McConnellsburg and as a board member of FNB and The First National Bank of McConnellsburg, subject to shareholders' election of directors. During this employment term, the executive has agreed to devote substantially all of his working time to the business of FNB and The First National Bank of McConnellsburg and has agreed not to enter into any business arrangement that would be deemed competitive to FNB and The First National Bank of McConnellsburg.

        The employment agreement provides for an incentive compensation bonus plan to be awarded at FNB's discretion as described in the above section entitled "Annual Bonus Plan".

        The employment agreement provides fringe benefits equal to those of other employees of FNB. In addition, the employment agreement provides for the use of a corporate purchased or leased automobile and reimbursement for all operating expenses of this automobile. The employment agreement also provides for reimbursement of all expenses for the executive and, if applicable, the executive's spouse to attend Pennsylvania trade association conventions. The agreement also provides for payment of physical examinations of the executive on an every other year basis by a physician chosen by the executive, however, such an examination is not a requirement of employment.

        The employment agreement provides employment shall be at will, but if employment is terminated without cause as defined in the agreement, or the executive resigns for good reason as defined in the agreement, the executive can receive twenty-four months' salary, and the corporation may also be required to pay certain additional benefits. The employment agreement also provides that once the executive's employment has been terminated, he shall keep certain information confidential and shall not compete with the corporation or its subsidiaries for a period of one year.

        The employment agreement contains a "Change of Control" clause, which provides for a severance allowance for the executive in the event of a "Change of Control" equal to twenty-four months' salary. The executive has certain payment options in the event of a Change of Control. The employment agreement defines "Change of Control" as:

  •
  The acquisition of the beneficial ownership of at least 25% of FNB's voting securities or substantially all of the assets of the corporation by a single person or entity or a group of affiliated persons or entities other than the corporation or a person or persons who are officers or directors of FNB;

  •
  The merger, consolidation or combination of FNB and The First National Bank of McConnellsburg with an unaffiliated corporation in which the directors of FNB and The First National Bank of McConnellsburg, as a result constitute less than a majority of the corporate board of directors of the surviving, new or combined entity, unless the change results from catastrophic accident;

  •
  During any period of two consecutive terms of this agreement, individuals who at the beginning of such period constitute the board of directors of FNB cease, for any reason, to constitute at least a majority of the board, unless the election of each director who was not a director at the beginning of the two year period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; and

  •
  An event deemed "Change of Control" by any federal or state regulatory body.

Barton Employment Agreement

        Edgar Barton entered into an employment agreement with FNB, the First National Bank of McConnellsburg, and FNB Mortgage Brokers, Inc., dated August 29, 2003, and currently is employed as Vice President of FNB Mortgage Brokers, Inc.

        The term of Mr. Barton's employment under the employment agreement will continue until the earlier of: five years from August 29, 2003; Mr. Barton's death; Mr. Barton's inability to perform his duties for a period of at least 90 consecutive days as a result of physical or mental disability; Mr. Barton's discharge "for cause" (as defined in the agreement); Mr. Barton's resignation from his position; or the termination of Mr. Barton's employment "without cause."

        Under the terms of the employment agreement, if Mr. Barton's employment is terminated for death, disability, cause, or Mr. Barton voluntarily terminates his employment, Mr. Barton would be entitled to receive his salary and certain other benefits accrued to the date of termination.

        Cause is defined as the willful failure by Mr. Barton to substantially perform his duties under the agreement, other than a failure resulting from physical or mental incapacity; the willful engaging by the Mr. Barton in gross misconduct materially injurious to FNB, the First National Bank of McConnellsburg or FNB Mortgage Brokers, Inc.; the willful violation by Mr. Barton of the provisions of the employment agreement, after notice and a failure to cure within ten days; the gross negligence of Mr. Barton in the performance of his duties; Mr. Barton's conviction of or pleas of guilty or nolo contender to felony, a crime of falsehood or a crime involving moral turpitude, or actual incarceration for a period of ten consecutive days or more; his failure to follow the good faith lawful instructions of the board of directors, and a failure to cure within ten days of notice of such failure; Mr. Barton's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or Comptroller of Currency; conduct on the part of Mr. Barton which brings public discredit to FNB, the First National Bank of McConnellsburg or FNB Mortgage Brokers, Inc. as determined by 75% of the disinterested board members; breach of fiduciary duty involving personal profit; unlawful discrimination as determined by 75% of the disinterested board members; or theft or material abuse of property of FNB, the First National Bank of McConnellsburg or FNB Mortgage Brokers, Inc., or their customers, employees or associates.

        If Mr. Barton's employment is terminated at any time "without cause," Mr. Barton would be entitled to receive his salary accrued to the date of termination, plus a lump sum severance pay in an amount equal to one times his annual compensation includible in gross income, plus continued participation by Mr. Barton for one year in all employee benefit plans, programs or arrangements in which he was entitled to participate immediately prior to the date of termination. If Mr. Barton's employment is terminated as a result of the discontinuation of the mortgage business, he shall be entitled to receive seventy-five (75) percent of his annual direct salary payable in equal installments on regularly scheduled paydays and continuation of benefits for the remaining term of his agreement.

        The employment agreement also contains a non-compete provision which restricts Mr. Barton from engaging in certain activities of a competitive nature to FNB or its successor and its affiliates during the term of his employment and for one year after termination if Mr. Barton terminates his employment, unless such termination occurs at the expiration of the employment period or if the bank discontinues all of its mortgage operations and does not offer Mr. Barton a position with FNB.

Kobel Change of Control Agreement

        FNB and the First National Bank of McConnellsburg are parties to a change in control agreement with Margaret A. Kobel, Vice President and Human Resources Officer/Branch Administrator of the First National Bank of McConnellsburg. Under the agreement, Ms. Kobel will be entitled to a lump sum severance payment of one times her annual salary in the event her employment is terminated by FNB or the First National Bank of McConnellsburg other than for cause (as defined in the agreement) within one year following a change-in-control or in the event she terminates her employment within six months following a change-in-control. The severance payment would equal her annual compensation for the year in which her employment is terminated.

Duffy and Waltz SERPs

        Each of Mssrs. John Duffey and Daniel E. Waltz is a party to supplement employee retirement plans ("SERPS") with the First National Bank of McConnellsburg and FNB. The SERPs provide for salary continuation in certain circumstances. The SERPs provide that upon a change in control, the acquiring entity is obligated to abide by the terms of the SERPs. Under these agreements which are financed by certain life insurance policies on the life of each executive, the First National Bank of McConnellsburg is obligated to provide each executive or his beneficiaries benefits payable in a lump sum or in five or ten equal annual installments. Mr. Waltz is currently receiving benefits under his SERP. As Mr. Waltz terminated his employment prior to attaining age sixty (60), he is entitled to receive fifty percent (50%) plus ten percent (10%) times the number of years he has served since implementation of the plan up to one-hundred percent (100%) times the balance in his pre-retirement account. In the event, Mr. Duffey remains employed until his sixtieth birthday, he shall be entitled to receive the amount in his pre-retirement account payable in a lump sum or in five or ten equal annual installments. remained until normal retirement age. In addition, death benefits are payable to the beneficiary.

Director Fee Continuation Agreements

        The First National Bank of McConnellsburg has entered into Director Fee Continuation Agreements with Patricia A. Carbaugh, Harry D. Johnston, Lonnie Palmer, David A. Washabaugh, Craig E. Paylor, Terry L. Randall, Harvey J. Culler, H. Lyle Duffey, Paul T. Ott, George S. Grissinger, and H. Warren Daniels. The agreements provide for an annual benefit to the director for ten years commencing upon termination of directorship. Upon a change of control, the director becomes one-hundred percent (100%) vested in the benefit. If the director is discharged for cause, the director forfeits the benefits under the agreement.

401(k) Plan

        FNB maintains a 401(k) Profit Sharing Plan covering all eligible employees who have attained the age of 20 years and completed six months of service. Benefits are payable to employees in the event of death, disability, termination or retirement. Employees become fully vested after six years of service. Normal retirement is at sixty-five years of age, with a provision for early retirement at age fifty-five. The 401(k) Plan permits employees to elect to defer compensation by a specific percentage or dollar amount and have that amount contributed to the plan on a pre-tax basis as a salary deferral. In addition, each year the employer may make discretionary profit sharing contributions. The First National Bank of McConnellsburg's total contribution to the plan for the year ending December 31, 2004 was $45,593.

Non-Executive Officer Cash Bonus Policy

        The First National Bank of McConnellsburg's board of directors has adopted a formal bonus plan, which includes all non-executive officer employees. Bonuses as related to this plan are performance based, that is based on the performance of The First National Bank of McConnellsburg as compared to the pre-approved budget and prior year earnings. If a bonus payment is warranted, the bonus is distributed to this group of employees based on a percentage of total wages and their individual contribution to the organization.

Split Dollar Plans

        The First National Bank of McConnellsburg has entered into Split Dollar Plans with John Duffey, Daniel E. Waltz, Patricia Carbaugh, Harry D. Johnston, Lonnie W. Palmer, and David A. Washabaugh. Title and ownership of the insurance policy resides with the First National Bank of McConnellsburg. The agreement provides that if the director is a member of the board of directors at the time of his death, his beneficiary will receive fifty percent (50%) of the proceeds of the policy minus the cash value of the policy. In the event that the director is no longer a member of the board of directors, the beneficiary will receive an amount determined by a vesting formula outlined in the agreement. The agreement provides that the plan may be terminated only upon the termination of the insured for cause which includes conviction of a felony or gross-misdemeanor involving fraud, dishonesty or willful violation of any law that results in any adverse effect on the First National Bank of McConnellsburg.

Joint Beneficiary Designation Agreement

        The First National Bank of McConnellsburg maintains a Joint Beneficiary Designation Agreement with Terry L. Randall. Under the terms of this agreement, The First National Bank of McConnellsburg purchased a life insurance policy with Massachusetts Mutual Life Insurance Company to provide certain life insurance benefits for Mr. Randall. Title and ownership of the insurance policy resides with the First National Bank of McConnellsburg. The agreement provides that if the director is a member of the board of directors at the time of his death, his beneficiary will receive fifty percent (50%) of the proceeds of the policy minus the cash value of the policy. In the event that the director is no longer a member of the board of directors, the beneficiary will receive an amount determined by a vesting formula outlined in the agreement. The agreement allows the First National Bank of McConnellsburg to terminate the policy at any time and for any reason.

Certain Transactions

        There have been no material transactions between FNB and The First National Bank of McConnellsburg and any director or executive officer of FNB and The First National Bank of McConnellsburg, or any associate of any of the foregoing persons during 2004, nor have any material insider transactions been proposed. FNB and The First National Bank of McConnellsburg have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and executive officers of FNB and The First National Bank of McConnellsburg and their associates on comparable terms and with similar interest rates and collateral as those prevailing at the time for other customers of The First National Bank of McConnellsburg.

        Total loans outstanding from FNB and The First National Bank of McConnellsburg as of December 31, 2004 to FNB's and The First National Bank of McConnellsburg's directors and executive officers as a group, and to members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,289,984, or 15.6% of The First National Bank of McConnellsburg's total equity capital. Loans to these persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve unfavorable features. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 2004 to directors and executive officers of the corporation and the bank was $2,406,245. The aggregate amount of indebtedness outstanding as of the latest practicable date, January 31, 2005 to the above- described group was $2,332,386.

Compensation of Directors

        During 2004, Board meetings were held monthly, and each member of The First National Bank of McConnellsburg's board of directors received $350 for each meeting attended, and a $2,000 annual retainer fee. The directors of FNB do not receive compensation for attendance at FNB's Board of

Director's meetings, but receive a $1,000 annual retainer fee. In the aggregate, FNB and The First National Bank of McConnellsburg paid $57,850 in 2004 to all directors for attending all of The First National Bank of McConnellsburg and committee meetings of both FNB and The First National Bank of McConnellsburg's board of directors.

 Description of Tower Capital Securities

        The authorized capital stock of Tower consists of five million (5,000,000) shares of common stock, no par value, and five hundred thousand (500,000) shares of preferred stock, $2.50 par value.

        As of January 20, 2005, the record date for the Tower special meeting, there are 1,780,100 shares of Tower common stock issued and outstanding, 51,328 shares held by Tower as treasury stock, and no shares of Tower preferred stock issued or outstanding. There are no other shares of capital stock of Tower authorized, issued or outstanding.

        Tower has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Tower's various stock compensation and dividend reinvestment plans.

Description of Tower's Common Stock.

Dividends

        The holders of Tower common stock share ratably in dividends when and if declared by Tower's board of directors from legally available funds. Declaration and payment of cash dividends by Tower depends upon cash dividend payments to it by The First National Bank of Greencastle, which is Tower's primary source of revenue and cash flow. Tower is a legal entity separate and distinct from The First National Bank of Greencastle. Accordingly, the right of Tower, and consequently the right of creditors and shareholders of Tower, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Tower in its capacity as a creditor may be recognized.

Pre-Emptive Rights, Redemption

        Holders of Tower common stock do not have pre-emptive rights to acquire any additional shares of Tower common stock. Tower common stock is not subject to redemption.

Liquidation Rights

        In the event of Tower's liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Tower common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of Tower preferred stock.

Preferred Stock

        Tower's board of directors is authorized to issue shares of Tower preferred stock, without shareholder approval. Tower's board will determine the rights, qualifications, limitations and restrictions of each series of Tower preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Tower common stock. Shares of Tower preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the Tower common stock, and may be convertible into Tower common stock.

Anti-Takeover Article and Bylaw Provisions

        Tower's articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Tower. Among other things these provisions:

  •
  Empower Tower's board of directors, without shareholder approval, to issue shares of Tower preferred stock the terms of which, including voting power, are set by Tower's board of directors;

  •
  Divide Tower's board of directors into three classes serving staggered three-year terms;

  •
  Require that shares with at least 66 2/3% or, in certain instances, a majority of total voting power approve the repeal or amendment of certain provisions of Tower's articles of incorporation;

  •
  Eliminate cumulative voting in the election of directors; and

  •
  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

        The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Tower that may have the effect of deterring or discouraging an attempt to take control of Tower. These provisions, among other things:

  •
  Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Pennsylvania Business Corporation Law);

  •
  Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power (Subchapter 25F of the Pennsylvania Business Corporation Law);

  •
  Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights (Subchapter 25G of the Pennsylvania Business Corporation Law);

  •
  Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the Pennsylvania Business Corporation Law);

  •
  Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

  •
  Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  •
  Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

 Comparison of Shareholders' Rights

        Upon completion of the merger, shareholders of FNB will become shareholders of Tower. Accordingly, their rights as shareholders will be governed by Tower's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended. Certain differences in the rights of shareholders arise from differences between Tower's and FNB's articles of incorporation and bylaws.

        The following is a summary of material differences in the rights of Tower shareholders and FNB shareholders. This discussion is not a complete statement of all differences affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the respective articles of incorporation and bylaws of Tower and FNB.

	Tower	FNB
Director Nominations	Tower's bylaws provide that the board of directors or any shareholder entitled to vote for the election of directors may make nominations for the election of directors.	FNB's bylaws provide that the board of directors or any shareholder of record entitled to vote in the election of directors may make nominations for the election of directors.
	Other than the existing board of directors, shareholders of Tower must make their nominations for director in writing to the attention of the secretary of Tower. Nominations must be submitted not less than 45 days before the annual meeting of shareholders. Nominations must contain certain information regarding the identity and background of the proposed nominee.	Shareholders of FNB are required to submit any nomination of a candidate for election to the board of directors, to the attention of the secretary of FNB. Shareholders must submit nominations by the close of business on the 30th day immediately preceding the date of the annual meeting of shareholders. Shareholders submitting nominations also must supply certain information regarding the identity and background of the proposed nominee.
Election of Directors	Tower's bylaws provide that its board of directors must be comprised of between five and twenty-five directors as determined by the board of directors. Presently, the board of directors has seven members.	FNB's bylaws provide that its board of directors must be comprised of five to twenty-five directors, as determined by the board of directors. Presently, the board of directors has eight members.
	Tower's board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.	FNB's board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of shareholders.
Qualification	Tower's bylaws provide that no person who is age 75 or older can be elected a director of Tower.	FNB's bylaws do not provide any age limit for qualification for the board of directors. FNB bylaws require that each director be a shareholder.

	Tower	FNB
Vacancies on the Board of Directors	Tower's bylaws provide that vacancies on Tower's board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum. Any director elected to fill a vacancy on the board of directors shall hold office until the next expiration of the term office of the class of directors which he was appointed.	FNB's bylaws provide that vacancies on FNB's board of directors, including vacancies resulting from an increase in the number of directors may be filled by a majority vote of the remaining board of directors. Any director elected to fill a vacancy on the board of directors shall become a director until his or her successor is elected by the shareholders who may make such election at the next annual meeting of the shareholders or any special meeting called for that purpose.
Shareholder Meetings—Call	The Tower annual meeting shall be held at a time and place fixed by the board of directors. The annual meeting must be held no later than May 31 each year subject to certain adjustments. Special meetings of Tower's shareholders may be called at any time by the chairman of the board, the President, the Executive Vice President, if any, a majority of the board of directors or of its executive committee or by shareholders entitled to cast at least one-fourth of the votes which shareholders are entitled to cast at the particular meeting.	The FNB annual meeting shall be held at a time and place fixed by the board of directors. Special meetings of FNB's shareholders may be called at any time by the board of directors, or by three (3) or more shareholders entitled to cast at least 25% of the votes that all shareholders are entitled to cast at the particular meeting.
Shareholder Meetings—Notice	Tower's bylaws provide that written notice of every meeting of shareholders shall be given. The notice shall state the date, hour and place of the meeting, and in the cases of special meetings, the purpose of the meeting. Notice shall be served upon or mailed, postage prepaid or telegraphed, charges prepaid at least 10 days prior to a meeting unless a greater period is required by law or the bylaws.	Under Pennsylvania law, written notice of every meeting of shareholders shall be given. The notice shall state the date, hour, and place of the meeting, and in the cases of special meetings, the purpose of the meeting. Notice shall be served upon or mailed, postage prepaid, or telegraphed, charges prepaid, at least 10 days prior to a meeting that will consider a fundamental change and at least 5 days prior to the meeting in all other cases.

	Tower	FNB
Shareholder Meetings—Quorum	Tower's bylaws provide that the presence, in person or by proxy, of Tower shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast in a particular matter shall constitute a quorum.	Under Pennsylvania law, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum.
Fundamental Changes—Including Voluntary Dissolution	Tower's articles of incorporation provide that the approval by a vote of at least 66 2/3% of the outstanding shares of out the corporation is required for the merger, consolidation, liquidation, or dissolution of the corporation.	FNB's articles of incorporation provide that the approval by a vote of at least 75% of the standing shares of the corporation or by a vote of at least 66 2/3% of the outstanding shares of the corporation, provided that the transaction has received the prior approval of 80% of the entire board of directors is required for the merger, consolidation, liquidation, or dissolution of the corporation.
If the business combination involves a 5% shareholder, who beneficially owned, is an affiliate during the last 2 years who owned, or an assignee of not less than 5% of the outstanding stock entitled to vote, then in addition to the above percentage approval shall require the percentage approval of the 5% shareholder.
Amendment of Articles of Incorporation	In general, FNB's articles of incorporation may be amended by a majority of shares cast by shareholders entitled to vote. Under Pennsylvania law, any amendment to Tower's articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote with the exception of fundamental change provisions.	In general, FNB's articles of incorporation may be amended by a majority of shares cast by shareholders entitled to vote. Under Pennsylvania law, any amendment to FNB's articles of incorporation requires the approval of a majority of the votes cast by all shareholders entitled to vote with the exception of fundamental change provisions.
Amendment of Bylaws	The board of directors may amend Tower's bylaws subject to the power of Tower's shareholders to change the action by an affirmative vote of the holders of a majority of the outstanding shares of common stock.	The board of directors may amend FNB's bylaws by a majority of the members of the board of directors.

	Tower	FNB
Inspection Rights	As required by Pennsylvania law, Tower makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. This list is made available during usual business hours at the registered office or principle place of business of Tower at the time and place of the shareholder meeting. In addition, shareholders of Tower may examine the share register books and records of account, and records of proceedings, for any proper purpose by making written verified demand therefore.	As required by Pennsylvania law, FNB makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting. This list is made available during usual business hours at the registered office or principle place of business of FNB at the time and place of the shareholder meeting. In addition, shareholders of FNB may examine the share register books and records of account, and records of proceedings, for any proper purpose by making a written verified demand therefore.
Anti-Takeover Provisions	Tower's Articles of Incorporation provide that Tower's Board may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation.	FNB's articles of incorporation provide that FNB's board of directors may oppose a tender offer or other business combination proposal on the basis of factors other than the economic benefit to shareholders, including the impact the transaction would have on the communities in which FNB conducts business; the effect of the transaction upon shareholders, employees, depositors, suppliers and customers; and the reputation and business practices of the offeror.
Dissenters' Rights	Shareholders will generally have dissenters' rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. Tower is currently not listed on a national securities exchange or national market system. As of the record date of Tower's special meeting of shareholders, Tower has approximately 993 shareholders of record; consequently, Tower's shareholders have dissenters' rights under Pennsylvania law.	Shareholders will generally have dissenters' rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 shareholders of record at the time in question. FNB is currently not listed on a national securities exchange or national market system. As of the record date of the FNB special shareholders meeting, FNB has approximately 448 shareholders of record; consequently, FNB's shareholders have dissenters' rights under Pennsylvania law.

Adjournment

        In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the Tower or FNB special meeting, we intend to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by Tower or FNB at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

        The board of directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If we adjourn the special meeting, we will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

Experts

        The consolidated financial statements of Tower and FNB, as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Smith Elliott Kearns & Company, LLC, independent registered public accounting firm, which is included herein upon authority of Smith Elliott Kearns & Company, LLC as experts in accounting and auditing.

Legal Matters

        The validity of the Tower common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Tower by the law firm of Shumaker Williams, P.C., Camp Hill, Pennsylvania

        Certain legal matters relating to the merger are being passed upon by the law firm of Ober--Kaler, Baltimore, Maryland as special counsel to FNB.

Other Business

        As of the date of this document, Tower's and FNB's boards of directors know of no matters that will be presented for consideration at either special meeting other than as described in this document. However, if any other matter shall properly come before either special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of Tower's and FNB's management; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of either special meeting.

Shareholder Proposals

Tower Annual Meeting

        Tower expects that its next annual meeting of shareholders will be held during April 2006. Any proposal of a Tower shareholder intended to be presented for action at that annual meeting would have to have been received by Tower in writing at its main office in Greencastle, Pennsylvania, no later than November 7, 2005, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by Tower in connection with that meeting.

        In order for a proposal to be included in Tower's proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of Tower's securities entitled to be voted on that proposal at its annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with other eligibility and procedural requirements continued in rules of the SEC.

FNB Annual Meeting

        If the merger agreement is approved and the merger takes place, FNB will not have an annual meeting of its shareholders in 2006. If the merger does not take place, and the 2006 annual meeting of shareholders is held, any shareholder who wished to submit a proposal for inclusion in FNB's proxy statement for its 2006 annual meeting of shareholders must have delivered the proposal in writing to the secretary of FNB at its principal executive offices no later than November 21, 2005. Also, FNB must receive by February 1, 2006, notice of a shareholder proposal that will not be included in the company's 2006 proxy statement in order for the proposal received to be considered at the annual meeting. Any such proposal should be addressed to the Secretary. In addition, under FNB's bylaws a shareholder must deliver a notice of any nomination for director to the Secretary no later than the close of business on the 30th day immediately preceding the date of the annual meeting of shareholders.

CONSOLIDATED FINANCIAL STATEMENTS OF TOWER BANCORP, INC.

INDEX

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets as of December 31, 2003 and 2004 and September 30, 2005 (unaudited)	F-3
Statements of income for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-4
Statements of changes in stockholders' equity for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2005 (unaudited)	F-5
Statements of cash flows for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-6 and 7
Notes to consolidated financial statements	F-8 - 29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Tower Bancorp Inc.
Greencastle, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of Tower Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp Inc. and its wholly-owned subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with U. S. generally accepted accounting principles.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
January 18, 2005, except for
    Note 21, as to which the
    date is September 21, 2005

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)	(Audited)	(Audited)
	(000 omitted)
ASSETS
Cash and due from banks	$11,336	$10,045	$8,929
Federal funds sold	1,475	0	0
Interest bearing deposits with banks	3,057	196	675
Investment Securities
Available for sale	85,593	62,871	63,076
Restricted Bank stock; at cost which approximates fair value	2,484	2,858	3,219
Loans
Commercial, financial and agricultural	40,914	40,257	38,703
Real estate—Mortgages (net of deferred loan origination fees; $1,151—2004; $998—2003)	173,742	171,415	155,649
Real estate—Construction and land development	3,553	6,793	7,156
Consumer	11,894	11,004	12,559

	230,103	229,469	214,067
Less: Allowance for loan losses	2,103	1,902	1,864

Total loans	228,000	227,567	212,203
Premises, equipment, furniture and fixtures	4,117	4,030	4,158
Real estate owned other than premises	1,350	983	476
Prepaid federal taxes	315	0	241
Accrued interest receivable	1,232	904	962
Cash surrender value of life insurance	7,296	7,070	6,659
Other assets	833	366	140

Total assets	$347,088	$316,890	$300,738

LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$27,251	$23,944	$18,412
Savings	145,069	122,625	116,484
Time	83,399	83,721	72,069

Total deposits	255,719	230,290	206,965
Liabilities for other borrowed funds	37,293	34,932	47,373
Accrued interest payable	327	265	204
Accrued federal tax	0	37	0
Deferred income tax charges	4,506	4,114	3,274
Other liabilities	1,977	3,181	2,484

Total liabilities	299,822	272,819	260,300

STOCKHOLDERS' EQUITY
Stockholders' equity
Common Stock: no par value, authorized 5,000,000 shares, issued 1,780,100 shares	2,225	2,225	2,225
Additional paid-in capital	6,791	6,782	6,763
Retained earnings	30,594	28,177	25,765
Accumulated other comprehensive income	9,426	8,801	7,006

	49,036	45,985	41,759
Less: Cost of treasury stock, 52,318 shares—September 30, 2005; 58,109 shares—December 31, 2004; 45,595 shares—December 31, 2003	(1,770)	(1,914)	(1,321)

Total stockholders' equity	47,266	44,071	40,438

Total liabilities and stockholders' equity	$347,088	$316,890	$300,738

The Notes to Financial Statements are an integral part of these statements.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(000 omitted) (Unaudited)		(000 omitted) (Audited)
Interest and Dividend Income
Interest and fees on loans	$10,241	$8,913	$12,031	$12,073	$13,130
Interest and dividends on investment securities
Taxable	893	744	997	1,091	1,352
Federal tax exempt	783	800	1,059	1,117	1,153
Interest on federal funds sold	97	0	0	1	0
Interest on deposits with banks	42	32	39	68	145

Total interest income	12,056	10,489	14,126	14,350	15,780

Interest Expense
Interest on time certificates of deposit of $100,000 or more	323	269	378	442	709
Interest on other deposits	2,095	1,411	1,929	2,200	3,088
Interest on borrowed funds	1,304	1,341	1,704	1,625	1,455

Total interest expense	3,722	3,021	4,011	4,267	5,252

Net interest income	8,334	7,468	10,115	10,083	10,528
Provision for loan losses	210	270	360	360	310

Net interest income after provision for loan losses	8,124	7,198	9,755	9,723	10,218

Other Income
Investment services income	178	34	79	31	0
Service charges on deposit accounts	819	728	992	864	621
Other service charges, collection and exchange charges, commissions and fees	481	324	559	431	390
Investment securities gains	240	344	2,648	3,143	1,720
Other income	1,574	1,432	58	56	326

	3,292	2,862	4,336	4,525	3,057

Other Expenses
Salaries, wages and other employee benefits	3,308	3,054	4,078	3,901	3,558
Occupancy expense	415	526	456	397	353
Furniture and equipment expenses	1,149	929	1,246	1,197	1,222
Other operating expenses	1,606	1,545	1,899	1,981	1,526

	6,478	6,054	7,679	7,476	6,659

Income before income taxes	4,938	4,006	6,412	6,772	6,616
Applicable income tax expense	1,345	1,047	1,689	1,821	1,763

Net income	$3,593	$2,959	$4,723	$4,951	$4,853

Earnings per share:
Basic earnings per share	$2.08	$1.71	$2.73	$2.86	$2.79
Weighted average shares outstanding	1,726,899	1,729,788	1,727,856	1,733,477	1,737,298
Diluted earnings per share	$2.05	$1.68	$2.69	$2.81	$2.76
Weighted average shares outstanding	1,758,483	1,758,053	1,756,044	1,760,563	1,760,989

The Notes to Financial Statements are an integral part of these statements.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	(000 omitted)
Balance at December 31, 2001 (Audited)	$2,225	$6,707	$19,604	$863	$(881)	$28,518
Comprehensive income:
Net income	0	0	4,853	0	0	4,853
Net unrealized gain on available for sale securities (net of tax $686)	0	0	0	1,332	0	1,332

Total comprehensive income						6,185

Cash dividends declared on common stock ($.84 per share)	0	0	(1,458)	0	0	(1,458)
Purchase of treasury stock (21,127 shares)	0	0	0	0	(546)	(546)
Sale of treasury stock (6,637 shares)	0	6	0	0	161	167

Balance at December 31, 2002 (Audited)	2,225	6,713	22,999	2,195	(1,266)	32,866
Comprehensive income:
Net income	0	0	4,951	0	0	4,951
Net unrealized gain on available for sale securities (net of tax $2,478)	0	0	0	4,811	0	4,811

Total comprehensive income						9,762

Cash dividends declared on common stock ($1.26 per share)	0	0	(2,185)	0	0	(2,185)
Purchase of treasury stock (14,833 shares)	0	0	0	0	(513)	(513)
Sale of treasury stock (16,528 shares)	0	50	0	0	458	508

Balance at December 31, 2003 (Audited)	2,225	6,763	25,765	7,006	(1,321)	40,438

Comprehensive income:
Net income	0	0	4,723	0	0	4,723
Net unrealized gain on available for sale securities (net of tax $925)	0	0	0	1,795	0	1,795

Total comprehensive income						6,518

Cash dividends declared on common stock ($1.34 per share)	0	0	(2,311)	0	0	(2,311)
Purchase of treasury stock (20,436 shares)	0	0	0	0	(835)	(835)
Sale of treasury stock (8,079 shares)	0	19	0	0	242	261

Balance at December 31, 2004 (Audited)	$2,225	$6,782	$28,177	$8,801	$(1,914)	$44,071
Comprehensive income:
Net income	0	0	3,593	0	0	3,593
Net unrealized gain on available for sale securities (net of tax $925)	0	0	0	625	0	625

Total comprehensive income						4,218

Cash dividends declared on common stock ($1.34 per share)	0	0	(1,176)	0	0	(1,176)
Purchase of treasury stock (20,436 shares)	0	0	0	0	(189)	(189)
Sale of treasury stock (8,079 shares)	0	9	0	0	333	342

Balance at September 30, 2005 (Unaudited)	$2,225	$6,791	$30,594	$9,426	$(1,770)	$47,266

The Notes to Financial Statements are an integral part of these statements.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(000 omitted)		(000 omitted)
	(Unaudited)		(Audited)
Cash flows from operating activities:
Net income	$3,593	$2,959	$4,723	$4,951	$4,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297	288	392	386	429
Provision for loan losses	210	270	360	360	310
(Gain) on sale of investment securities	(1,574)	(1,432)	(2,648)	(3,143)	(1,720)
Provision for deferred taxes	69	(1)	(83)	(8)	8
(Increase) decrease in:
Other assets	(467)	(407)	(226)	229	412
Interest receivable	(328)	(9)	58	51	183
Prepaid income taxes	(352)	333	278	(58)	(132)
Cash surrender value of life insurance	(226)	(345)	(411)	(353)	(409)
Increase (decrease) in:
Interest payable	62	33	61	(83)	(142)
Other liabilities	(379)	144	(196)	425	135

Net cash provided by operating activities	905	1,833	2,308	2,757	3,927

Cash flows from investing activities:
Net (increase) in loans	(643)	(11,999)	(15,724)	(26,658)	(20,116)
Purchases of property and equipment	(750)	(1,272)	(773)	(794)	(1,058)
Net decrease in interest bearing deposits with banks	(2,861)	380	479	969	1,073
Maturity/sales of available for sale securities	5,717	7,265	11,617	12,800	15,820
Purchases of available for sale securities	(24,921)	(3,056)	(4,512)	(13,754)	(6,136)
Purchase of Federal Home Loan Bank stock	(623)	132	(1,172)	(909)	(940)
Purchase of life insurance policies	0	0	0	0	(1,850)

Net cash (used) by investing activities	$(24,081)	$(8,550)	$(10,085)	$(28,346)	$(13,207)

The Notes to Financial Statements are an integral part of these statements.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(000 omitted) (Unaudited)		(000 omitted) (Audited)
Cash flows from financing activities:
Net increase in deposits	$25,429	$18,820	$23,325	$19,408	$9,958
Borrowings (payments) on short term borrowings	2,361	(9,006)	(12,441)	3,321	(3,289)
Borrowings on long-term debt	0	0	0	5,000	5,000
Purchase of treasury stock	(189)	(826)	(835)	(513)	(546)
Proceeds from sale of treasury stock	342	242	261	508	167
Cash dividends paid	(2,001)	(1,071)	(1,417)	(2,149)	(1,147)

Net cash provided by financing activities	25,942	8,159	8,893	25,575	10,143

Net increase (decrease) in cash and cash equivalents	2,766	1,442	1,116	(14)	863
Cash and cash equivalents at beginning of year	10,045	8,929	8,929	8,943	8,080

Cash and cash equivalents at end of year	$12,811	$10,371	$10,045	$8,929	$8,943

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest			$3,949	$4,350	$5,393
Income taxes			1,737	1,755	1,861
Supplemental schedule of noncash investing and financing activities:
Unrealized gain (loss) on securities available for sale (net of tax effects)			$1,795	$4,811	$1,332

The Notes to Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Summary of Significant Accounting Policies

  Nature of Operations

        Tower Bancorp's primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle (the Bank), which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin County. Its nine offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg (2), and Mercersburg, Pennsylvania; and Hagerstown, Maryland.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, The First National Bank of Greencastle. All significant intercompany transactions and accounts have been eliminated.

        The accompanying unaudited interim balance sheet as of September 30, 2005, the statements of income and cash flows for the nine months ended September 30, 2005 and 2004 and the statement of stockholders' equity for the nine months ended September 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position as of September 30, 2005, and the results of operations and its cash flows for the nine months ended September 30, 2005 and 2004. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references to September 30, 2005 or to the nine months ended September 30, 2005 and 2004 in the notes to the financial statements are unaudited.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

  Investment Securities

        The Corporation's investments in securities are classified in three categories and accounted for as follows:

  •
  Trading Securities.    Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

  •
  Securities to be Held to Maturity.    Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  •
  Securities Available for Sale.    Securities available for sale consist of securities not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

        Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.

        Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

        Fair values for investment securities are based on quoted market prices.

        The Corporation had no trading or held to maturity securities in 2004 or 2003.

  Restricted Bank Stock

        The Corporation is required to maintain minimum investment balances in The Federal Reserve Bank, Federal Home Loan Bank and Atlantic Central Banker's Bank. These investments are carried at cost because they are not actively traded and have no readily determinable market value.

  Premises, Equipment, Furniture and Fixtures and Depreciation

        Premises, equipment, and furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:

Years
Premises	15-40
Equipment, furniture and fixtures	3-15

        Repairs and maintenance are charged to operations as incurred.

  Foreclosed Property

        Includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.

        At the time of foreclosure, the real estate is recorded at the lower of the Corporation's cost (loan balance) or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in operations.

  Retirement Plan

        The Corporation has a money purchase pension plan which covers all full-time employees who have attained the age of twenty (20) and have completed a minimum of one year of continuous service with the Corporation. The Corporation's policy is to fund pension costs accrued.

  Loans and Allowance for Loan Losses

        Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

        Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.

  Nonaccrual/Impaired Loans

        The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

  Earnings per Share of Common Stock

        Earnings per share of common stock were computed based on weighted average shares outstanding. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The corporation's common stock equivalents consist of outstanding stock options. See Note 11 for further details.

        A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

	2004	2003	2002
Weighted average shares outstanding (basic)	1,727,856	1,733,477	1,737,298
Impact of common stock equivalents	28,188	27,086	23,691

Weighted average shares outstanding (diluted)	1,756,044	1,760,563	1,760,989

  Federal Income Taxes

        For financial reporting purposes, the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid. There are also differences between the amount of depreciation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities. As a result of these timing differences, deferred income taxes are provided in the financial statements. See Note 14 for further details.

  Cash Flows

        For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less. They are included in the balance sheet caption "cash and due from banks". As permitted by generally accepted accounting principles, the company has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

  Fair Values of Financial Instruments

        Generally Accepted Accounting Principles (GAAP) require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. GAAP exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation. See Note 19 for further details.

        The following methods and assumptions were used by the corporation in estimating fair values of financial instruments as disclosed herein:

          Cash and Cash Equivalents.    The carrying amounts of cash and short-term instruments approximate their fair value.

          Interest Bearing Balances with Banks.    Interest bearing balances with banks having a maturity greater than one year have estimated fair values using discounted cash flows based on current market interest rates.

          Securities to be Held to Maturity and Securities Available for Sale.    Fair values for investment securities are based on quoted market prices.

          Loans Receivable.    For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          Deposit Liabilities.    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

          Federal Funds Purchased and Other Borrowed Funds.    The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued Interest.    The carrying amounts of accrued interest approximate their fair values.

          Off-Balance-Sheet Instruments.    The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

  Advertising

        The Corporation expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2004, 2003, and 2002 was $240,029, $199,968, and $210,196, respectively.

  Comprehensive Income

        The Corporation follows generally accepted accounting principles when reporting comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

        The Corporation has elected to report its comprehensive income in the statement of stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gains or losses on available for sale securities.

        During 2003, the Corporation revised estimated calculations for unrealized holding gains (losses) on certain equity securities in its available-for-sale portfolio due to the continuing development of reliable sources for market values of securities traded in the over-the-counter market. Consequently, investments that were not marked to market in the past are recorded at market value in 2003.

        The components of the change in net unrealized gains (losses) on securities are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(000 Omitted)		(000 Omitted)
	(Unaudited)
Gross unrealized holding gains (losses) arising during the year	$2,521	$2,523	$5,368	$10,432	$3,738
Reclassification adjustment for (gains) realized in net income	(1,574)	(1,432)	(2,648)	(3,143)	(1,720)

Net unrealized holding gains (losses) before taxes	947	1,091	2,720	7,289	2,018
Tax effect	(322)	(371)	(925)	(2,478)	(686)

Net change	$625	$720	$1,795	$4,811	$1,332

  Stock Option Plans

        The Corporation applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, only compensation cost for the intrinsic value of options has been recognized. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		Nine Months Ended September 30,		Year Ended December 31,
		2005	2004	2004	2003	2002
		(Unaudited)
Net income (000 omitted)	As reported	$3,593	$2,959	$4,723	$4,951	$4,853
	Pro forma	3,559	2,937	4,701	4,942	4,842
Earnings per share	As reported	2.08	1.71	2.73	2.86	2.79
	Pro forma	2.06	1.70	2.72	2.85	2.78
Earnings per share assuming dilution	As reported	2.04	1.68	2.69	2.81	2.76
	Pro forma	2.02	1.67	2.68	2.80	2.75

        See Note 11 for further details concerning the Corporation's Stock Options Plans.

  Reclassifications

        Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to reporting for 2004.

Note 2.    Investment Securities

        The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2004 and 2003, resulting in investment securities available for sale being carried at fair value.

        The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	2004
	(000 omitted)
Obligations of other U.S. government agencies	$2,000	$0	$4	$1,996
Mortgage-backed securities	2,711	22	11	2,722
Corporate bonds	3,950	79	26	4,003
Equities	20,771	12,331	120	32,982
Obligations of state and political subdivisions	20,104	1,066	2	21,168

	$49,536	$13,498	$163	$62,871

	2003
Obligations of other U.S. government agencies	$4,605	$31	$0	$4,636
Mortgage-backed securities	3,994	46	17	4,023
Corporate bonds	4,159	157	42	4,274
Equities	18,430	9,408	185	27,653
Obligations of state and political subdivisions	21,272	1,221	3	22,490

	$52,460	$10,863	$247	$63,076

        The fair values of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
	(000 omitted)
Due in one year or less	$1,345	$1,373
Due after one year through five years	5,121	5,230
Due after five years through ten years	4,333	4,608
Due after ten years	15,255	15,956

	26,054	27,167
Mortgage-backed securities	2,711	2,722
Equity securities	20,771	32,982

	$49,536	$62,871

        Proceeds from sales and maturities of investment securities available for sale during 2004, 2003, and 2002, were $11,617,000, $12,800,000, and $15,820,000, respectively. Gross realized gains and losses on those sales and maturities were $2,648,000 and $0 for 2004, $3,143,000 and $0 for 2003, and $1,720,000 and $0 for 2002, respectively.

        Securities carried at $16,880,300 and $19,589,285 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

        Restricted bank stock includes:

	2004	2003
	(000 omitted)
Federal Reserve Bank stock	$81	$81
Federal Home Loan Bank stock	2,477	2,838
Federal Home Loan Mortgage Corporation preferred stock	250	250
Atlantic Central Bankers Bank	50	50

	$2,858	$3,219

        The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 Months		12 Months or Greater		Total
Description	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss
	(000 omitted)
Obligations of other U.S. government agencies	$1,996	$4	$0	$0	$1,996	$4
Mortgage-backed securities	1,885	11	0	0	1,885	11
Corporate bonds	468	6	950	20	1,418	26
Equities	1,399	61	154	59	1,553	120
Obligations of state and political subdivisions	0	0	178	2	178	2

Total	$5,748	$82	$1,282	$81	$7,030	$163

        Management considers several factors in determining that these losses are temporary, such as market analysis, security price volatility, and specific security analysis.

Note 3.    Allowance for Loan Losses

        Activity in the allowance for loan losses is summarized as follows:

	2004	2003	2002
	(000 omitted)
Balance at beginning of period	$1,864	$1,632	$1,577
Recoveries	60	63	51
Provision for possible loan losses charged to income	360	360	310

Total	2,284	2,055	1,938
Losses	382	191	306

Balance at end of period	$1,902	$1,864	$1,632

Note 4.    Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
	2004
	(000 omitted)
Premises (including land $1,316)	$5,684	$2,257	$3,427
Equipment, furniture and fixtures	3,375	2,772	603

Totals, December 31, 2004	$9,059	$5,029	$4,030

	2003
Premises (including land $798)	$5,477	$1,971	$3,506
Equipment, furniture and fixtures	3,191	2,539	652

Totals, December 31, 2003	$8,668	$4,510	$4,158

        Depreciation expense amounted to $392,404 in 2004, $385,580 in 2003, and $429,480 in 2002.

Note 5.    Real Estate Owned Other Than Premises

        Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg and Waynesboro. The Bank intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Bank decides they are needed. The depreciated cost of these properties was $982,636 and $476,136 at December 31, 2004 and 2003, respectively.

Note 6.    Loans

  Related Party Loans

        The company's subsidiary has granted loans to the officers and directors of the company and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,112,724 and $3,289,663 at December 31, 2004 and 2003, respectively. During 2004, $592,315 of new loans were made and repayments totaled $1,769,254.

        Outstanding loans to bank employees totaled $2,458,889 and $2,467,001 at December 31, 2004 and 2003, respectively.

  Loan Maturities

        The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$20,019	$25,805	$29,881	$9	$75,714
Loans at floating or adjustable interest rates	20,865	28,491	104,399	0	153,755

Total(1)	$40,884	$54,296	$134,280	$9	$229,469

(1)
These amounts have not been reduced by the allowance for possible loan losses.

Note 7.    Financial Instruments With Off-Balance-Sheet Risk

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

	Contract or Notional Amount
	2004	2003
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$33,517	$25,919
Standby letters of credit and financial guarantees written	587	671

	$34,104	$26,590

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.

Note 8.    Nonaccrual/Impaired Loans

        Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	2004	2003	2002
	(000 omitted)
Commercial loans	$0	$112	$0
Real estate mortgages	0	97	141
Consumer loans	13	76	24

Total	$13	$285	$165

        The following table shows the principal balances of nonaccrual loans as of December 31:

	2004	2003	2002
	(000 omitted)
Nonaccrual loans	$9	$540	$782

Interest income that would have been accrued at original contract rates	0	$12	$85
Amount recognized as interest income	0	4	6

Foregone revenue	$0	$8	$79

        The Corporation had no impairment of loans at December 31, 2004, 2003, or 2002.

Note 9.    Retirement Plan

        The Corporation maintains a money purchase retirement plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Corporation's employees are covered by the plan. The Corporation's funding policy is to contribute annually an amount, as determined under plan provisions, necessary to meet the minimum funding standards established by the plan. Contributions charged to operations were $102,000 for 2004, $82,000 for 2003, and $47,000 for 2002.

Note 10.    Employee Benefit Plans

        The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation's Board of Directors. Substantially all of the Corporation's employees are covered by the plan and the contribution charged to operations was $120,000, $120,000, and $110,000, for 2004, 2003, and 2002, respectively.

Note 10.    Employee Benefit Plans (Continued)

        The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary. The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $766,685 and $781,039 at December 31, 2004 and 2003, respectively. Annual expense of $80,405, $84,146, and $82,680 was charged to operations for 2004, 2003, and 2002, respectively.

        During 1999 a director who was a participant of the plan deceased. The present value of this participant's benefits, which will be paid out over ten years, was $116,611, $140,287, and $162,108, as of December 31, 2004, 2003, and 2002, respectively.

        The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation. This plan is funded with single premium life insurance on the plan participants. The cash surrender value of the policies is an unrestricted asset of the Corporation. The estimated present value of the future benefits to be paid totaled $82,940 and $52,925 at December 31, 2004 and 2003, respectively. Total annual expense for this plan was $60,996, $59,841, and $23,989, for 2004, 2003, and 2002, respectively.

        The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty. Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants' total compensation. Compensation for the plan is defined as compensation paid including salary reduction and Sections 125 and 401(k) but excluding nontaxable fringe benefits and any compensation over $200,000. The payments of benefits to participants are made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations amounted to $120,000, $120,000, and $110,000, for 2004, 2003, and 2002, respectively. All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares. Total shares of the plan were 86,215 and 81,586 at December 31, 2004 and 2003, respectively.

Note 11.    Stock Option Plans

        In 1996 the Corporation implemented two nonqualified stock option plans, which are described below. The compensation cost that has been charged against income for those plans was $67,965, $104,819, and $51,353 for 2004, 2003, and 2002, respectively.

        The first plan is for select key employees. This plan granted options for up to 1,703 shares at a purchase price of $1.00 per share. These options can be exercised only by the key employees during his/her lifetime.

        The second plan is for outside directors. This plan granted options of 4,644, 4,060, and 3,600 shares for each director at $38.75, $30.00, and $24.25, per share for the years ended December 31, 2004, 2003, and 2002, respectively, which was based on the market value of the stock at the grant date. Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation. At December 31, 2004 the range of exercise prices was from $11.91 to $38.75 per share. At December 31, 2004, there were 107,808 shares that can still be granted under these plans.

        A summary of the status of the Corporation's two fixed stock option plans as of December 31 is as follows:

	2004		2003		2002
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	23,316	$22	23,691	$21	25,102	$21
Granted	6,347	29	5,683	22	5,040	18
Exercised	1,703	1	6,058	21	3,548	10
Forfeited/expired	0	0	0	0	2,903	21

Outstanding at end of year	27,960	$25	23,316	$22	23,691	$21

Options exercisable at year end	23,316		20,068		20,091
Weighted average fair value of options per share granted during the year	$7.11		$4.40		$3.33

        Outstanding options at December 31, 2004 consist of the following:

	Shares Outstanding	Shares Exercisable	Remaining Contractual Life	Exercise Price
	2,720	2,720	2 years	11.91
	2,856	2,856	3 years	16.19
	2,856	2,856	4 years	22.25
	2,720	2,720	5 years	32.13
	2,600	2,600	6 years	24.37
	3,436	3,436	7 years	20.13
	2,880	2,880	8 years	24.25
	3,248	3,248	9 years	30.00
	4,464	0	10 years	38.75

Total/Average	27,960	23,316	8 years	$25.00

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2004	2003	2002
Dividend yield	3.0%	2.8%	2.8%
Expected life	8	8	8
Expected volatility	15.02	14.26	13.50
Risk-free interest rate	4.55	3.50	3.50

Note 12.    Deposits

        Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $93,168,000 and $90,089,000 for 2004 and 2003, respectively.

        Time deposits of $100,000 and over aggregated $17,500,000 and $14,509,480 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003 the scheduled maturities of time deposits of $100,000 and over are as follows:

	2004	2003
	(000 omitted)
Maturity
Three months or less	$2,977	$1,965
Over three months through twelve months	7,022	5,036
Over twelve months	7,501	7,508

	$17,500	$14,509

        At December 31, 2004 scheduled maturities of all time deposits are as follows:

(000 omitted)
2005	$42,499
2006	22,768
2007	8,654
2008	5,582
2009	4,218

$83,721

        The aggregate amount of demand deposits reclassified as loan balances were $70,541 and $506,904 at December 31, 2004 and 2003, respectively.

        The Corporation accepts deposits of the officers, directors, and employees on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled $2,594,629 and $2,422,286 at December 31, 2004 and 2003, respectively.

Note 13.    Liabilities for Other Borrowed Funds

        The total amount available under lines of credit at other area banks at December 31, 2004 and 2003 was $11,600,000 and $5,800,000, respectively. Of this amount, $4,350,000 and $3,935,000 were outstanding at December 31, 2004 and 2003, respectively. Interest on these lines ranged from 3.00% to 5.25% for 2004 and 2003.

        In addition, $356,709 and $202,595 of the balance of liabilities for other borrowed funds at December 31, 2004 and 2003, respectively, represents the balance of the Treasury Tax and Loan Investment Program. The Corporation elected to enter into this program in accordance with federal regulations. This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank. Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate. The note is secured by U.S. Government obligations with a par value of $756,950 and $439,915 at December 31, 2004 and 2003, respectively.

        The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2004		2003
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity
Convertible	5.25	$5,000,000	5.25	$5,000,000	04/06/11
Convertible	5.01	5,000,000	5.01	5,000,000	11/24/08
Convertible	4.63	5,000,000	4.63	5,000,000	11/20/08
Convertible	5.395	5,000,000	5.395	5,000,000	09/15/08
Line of credit(1)	2.21	225,000	1.03	13,236,000	02/27/05
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18

		$30,225,000		$43,236,000

(1)
Total remaining amount available under this line is $24,775,000 at December 31, 2004.

        Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2004 was $151,216,000. Collateral for borrowings consists of certain securities and the Corporation's 1-4 family mortgage loans totaling approximately $151 million at December 31, 2004.

Note 14.    Income Taxes

        The components of income tax expense are summarized as follows:

	2004	2003	2002
	(000 omitted)
Current year provision:
Federal	$1,512	$1,535	$1,604
State	260	294	151
Deferred income taxes (benefit)	(83)	(8)	8

	$1,689	$1,821	$1,763

        Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $1,703,078, $1,810,195, and $1,741,545 for 2004, 2003, and 2002, respectively.

        A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2004	2003	2002
Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	3.9	4.2	2.3
Reduction resulting from:
Nontaxable interest income	11.6	11.3	9.7

Effective income tax rate	26.3%	26.9%	26.6%

        Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, deferred compensation, and interest on nonaccrual loans. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available for sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

	2004	2003	2002
Deferred Tax Assets
Bad debts	$496	$483	$404
Deferred compensation	261	266	276
Non-accrual loan income	0	4	27

	757	753	707

Deferred Tax Liabilities
Depreciation	(63)	(50)	(13)
Unrealized gain on investment securities	(4,808)	(3,977)	(1,498)

	(4,871)	(4,027)	(1,511)

Net deferred tax (liability)	$(4,114)	$(3,274)	$(804)

        The company has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 15.    Tower Bancorp Inc. (Parent Company Only) Financial Information

        The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets
December 31 2004

	2004	2003
	(000 omitted)
Assets
Cash	$13	$3
Securities available for sale	32,983	27,653
Investment in The First National Bank of Greencastle	24,564	24,333

Total assets	$57,560	$51,989

Liabilities
Other liabilities	$6,739	$5,416
Notes payable—subsidiary	2,400	2,200
Notes payable—other	4,350	3,935

Total liabilities	13,489	11,551

Stockholders' Equity
Common stock, no par value; authorized 5,000,000 shares, issued 1,780,100 shares	2,225	2,225
Additional paid-in capital	6,782	6,763
Retained earnings	28,177	25,765
Accumulated other comprehensive income	8,801	7,006

	45,985	41,759
Less: Cost of Treasury stock, 58,109 shares—2004; 45,595 shares—2003	(1,914)	(1,321)

Total stockholders' equity	44,071	40,438

Total liabilities and stockholders' equity	$57,560	$51,989

Statements of Income
Years Ended December 31

	2004	2003	2002
	(000 omitted)
Income
Dividends	$520	$409	$334
Net gain on sale of securities	2,648	3,130	1,720
Cash dividends from wholly-owned subsidiary	2,711	2,149	1,147

	5,879	5,688	3,201

Expenses
Interest	272	197	185
Taxes	896	1,057	573
Postage and printing	38	39	36
Management fees	108	102	102
Professional fees	249	286	152
Other expenses	2	36	0

	1,565	1,717	1,048

Income before equity in undistributed income	4,314	3,971	2,153
Equity in undistributed income of subsidiary	409	980	2,700

Net Income	$4,723	$4,951	$4,853

Statements of Cash Flows
Years Ended December 31

	2004	2003	2002
	(000 omitted)
Cash flows operating activities:
Net income	$4,723	$4,951	$4,853
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(2,648)	(3,130)	(1,720)
Equity in undistributed income of subsidiary	(409)	(980)	(2,700)
Increase in accrued expenses	(587)	808	304

Net cash provided by operating activities	1,079	1,649	737

Cash flows from investing activities:
Purchase of investment securities	(4,512)	(6,644)	(6,145)
Sales of investment securities	4,819	6,011	5,416

Net cash provided (used) by investing activities	307	(633)	(729)

Cash flows from financing activities:
Purchase of treasury stock	(835)	(513)	(545)
Proceeds from sale of treasury stock	261	508	167
Dividends paid	(1,417)	(2,149)	(1,147)
Net proceeds (payments) on/from short-term borrowings	615	1,135	1,521

Net cash (used) by financing activities	(1,376)	(1,019)	(4)

Net increase (decrease) in cash	10	(3)	4
Cash, beginning	3	6	2

Cash, ending	$13	$3	$6

Note 16.    Compensating Balance Arrangements

        Included in cash and due from banks are required deposit balances at the Federal Reserve of $615,000 at December 31, 2004 and 2003 and required deposit balances at Equifax of $41,822 and $39,391 at December 31, 2004 and 2003, respectively. These are maintained to cover processing costs and service charges.

Note 17.    Concentration of Credit Risk

        The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area. The Corporation maintains a diversified loan portfolio and evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate.

        The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 18.    Commitments and Contingencies

        The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires in 2006. Total annual rent expense charged to operations was $22,200 for 2004, 2003, and 2002.

        The Corporation leases its facilities in Chambersburg under a noncancellable lease that expires in September 2007, with a year-to-year basis thereafter. Total rent expense charged to operations was $9,600, $9,600, and $3,200 for 2004, 2003, and 2002, respectively.

        The Corporation also leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2008 with the right to negotiate an extended lease of two additional five year terms. Total rent expense charged to operations was $10,800, $10,200, and $9,000 for 2004, 2003, and 2002, respectively. The lease rental for the second five years of the initial term is subject to negotiation.

        Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2004:

Year Ending
2005	$42,600
2006	42,600
2007	17,200
2008	3,600

$106,000

Note 19.    Fair Value of Financial Instruments

        The estimated fair values of the Corporation's financial instruments were as follows at December 31:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$10,045	$10,045	$8,929	$8,929
Interest bearing deposits with banks	196	196	675	675
Securities available for sale	62,871	62,871	63,076	63,076
Loans receivable	229,469	231,956	214,067	214,048
Accrued interest receivable	904	904	962	962
Other bank stock	2,858	2,858	3,219	3,219
FINANCIAL LIABILITIES
Time certificates	83,721	82,020	72,069	72,988
Other deposits	146,569	146,569	134,896	134,896
Other borrowed funds	34,932	35,313	47,373	47,314
Accrued interest payable	265	265	204	204

Note 20.    Regulatory Matters

        Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank's dividends to Tower. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent. The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus retained earnings (as defined) from the prior two years. Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $6,778,739 and $6,777,799 for 2004 and 2003, respectively.

        The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios. The "leverage ratio", compares capital to adjusted total balance sheet assets while risk-based ratios compare capital to risk-weighted assets and off-balance sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Tower Bancorp's capital ratios to regulatory minimums at December 31 is as follows:

	Tower Bancorp
			Regulatory Minimum Requirements
	2004	2003
Leverage ratio	11.27%	11.74%	4%
Risk-based capital ratio
Tier I (core capital)	16.55%	17.03%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	20.02%	20.06%	8%

        As of December 31, 2004 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the financial institution's category.

Note 21.    Events Occurring Subsequent to the Audit Report Date

  Entry into a Material Definitive Agreement

        On September 21, 2005, Tower Bancorp, Inc. (OTC BB: TOBC OB) ("Tower") parent company of The First National Bank of Greencastle and FNB Financial Corporation (OTC BB: FNBBD OB) ("FNB") parent company of The First National Bank of McConnellsburg signed a definitive agreement to combine their companies.

        Pursuant to the terms of the agreement, FNB shareholders will be entitled to receive either 0.8663 shares of Tower common stock or $39.00 for each share of FNB common stock. Each shareholder of FNB will have the right to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares. Shareholder election will be subject to allocation procedures, which are intended to ensure that a minimum 85% of the FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash. The total value of the merger is valued at $31.2 million.

        The transaction is subject to shareholder approvals by Tower and FNB shareholders and customary regulatory approvals. The transaction is expected to close late in the first quarter or early second quarter of 2006.

CONSOLIDATED FINANCIAL STATEMENTS OF FNB FINANCIAL CORPORATION

INDEX

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-31
CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets as of December 31, 2003 and 2004 and September 30, 2005 (unaudited)	F-32
Statements of income for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-33
Statements of changes in stockholders' equity for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2005 (unaudited)	F-34
Statements of cash flows for each of the three years in the period ended December 31, 2004 and for the nine months ended September 30, 2004 and 2005 (unaudited)	F-35 and 36
Notes to consolidated financial statements	F-37 - 56

The Notes to Consolidated Financial Statements are an integral part of these statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
FNB Financial Corporation
McConnellsburg, Pennsylvania

        We have audited the accompanying consolidated balance sheets of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of FNB Financial Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Financial Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
March 12, 2005, except for
    Note 19, as to which the date is
    November 3, 2005

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$4,769,775	$5,612,686	$3,307,442
Interest-bearing deposits with banks	495,721	195,131	1,518,766
Investment securities:
Available for sale	32,255,770	39,831,248	32,039,636
Held to maturity (fair value $206,624, $253,216, and $325,957 at September 30, 2005, December 31, 2004, and December 31, 2003, respectively	208,620	255,170	326,809
Federal Reserve, Atlantic Central Banker's Bank and Federal Home Loan Bank stock	1,625,000	1,746,700	1,136,500
Loans, net of unearned discount and allowance for loan losses	135,497,767	112,551,531	101,284,984
Bank building, equipment, furniture and fixtures, net	3,086,924	3,205,810	3,269,724
Accrued interest and dividends receivable	660,989	589,724	555,296
Deferred income taxes	283,806	130,783	0
Cash surrender value of life insurance	2,874,028	2,823,035	2,747,474
Intangible assets	2,169,980	1,153,913	100,501
Other assets	1,160,111	784,923	728,307

Total assets	$185,088,491	$168,880,654	$147,015,439

LIABILITIES
Deposits:
Demand deposits	$24,237,118	$19,025,816	$15,900,574
Savings deposits	42,488,358	39,624,814	32,535,398
Time certificates	74,613,755	69,214,188	68,000,625
Other time deposits	690,393	283,521	284,667

Total deposits	142,029,624	128,148,339	116,721,264
Liability for borrowed funds	26,126,212	24,434,759	14,680,992
Accrued dividends payable	168,000	280,000	272,000
Accrued interest payable and other liabilities	1,268,955	811,837	588,202
Deferred income taxes	0	0	33,839

Total liabilities	169,592,791	153,674,935	132,296,297

STOCKHOLDERS' EQUITY
Capital stock, common, par value $.315; 12,000,000 shares authorized; 800,000 shares issued and outstanding	252,000	252,000	252,000
Additional paid-in capital	1,789,833	1,789,833	1,789,833
Retained earnings	13,535,749	13,034,620	12,330,729
Accumulated other comprehensive income (loss)	(81,882)	129,266	346,580

Total stockholders' equity	15,495,700	15,205,719	14,719,142

Total liabilities and stockholders' equity	$185,088,491	$168,880,654	$147,015,439

The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)		(Audited)
Interest and Dividend Income
Interest and fees on loans	$5,963,476	$5,255,107	$7,094,269	$7,238,453	$7,335,083
Interest on investment securities:
Obligations of other U.S. Government agencies	819,232	679,146	984,490	677,913	509,073
Obligations of States and political subdivisions	287,995	325,328	429,066	354,446	402,302
Dividends on equity securities	42,662	22,890	32,904	24,709	25,907
Interest on deposits with banks	12,766	10,019	13,133	31,848	54,221
Interest on federal funds sold	0	695	1,233	6,368	68,424

	7,126,131	6,293,185	8,555,095	8,333,737	8,395,010

Interest Expense
Interest on borrowed funds	716,840	439,190	576,871	422,941	335,318
Interest on deposits	2,079,988	1,956,361	2,659,164	2,939,438	3,388,291

	2,796,828	2,395,551	3,236,035	3,362,379	3,723,609

Net interest income	4,329,303	3,897,634	5,319,060	4,971,358	4,671,401
Provision for Loan Losses	90,000	206,000	242,000	144,000	142,000

Net interest income after provision for loan losses	4,239,303	3,691,634	5,077,060	4,827,358	4,529,401

Other Income
Service charges on deposit accounts	343,442	329,766	425,127	286,066	284,234
Other service charges, collection and exchange charges, commissions and fees	339,061	336,459	513,199	249,264	201,777
Other income, net	147,871	82,159	86,582	120,594	124,141
Securities gains	69,019	79,417	79,417	49,046	44,776

	899,393	827,801	1,104,325	704,970	654,928

Other Expenses
Salaries and wages	1,452,397	1,276,675	1,735,005	1,530,400	1,428,559
Pensions and other employee benefits	413,197	350,030	497,358	370,636	382,512
Net occupancy expense of bank premises	331,511	235,298	315,534	292,147	273,763
Furniture and equipment expenses	230,283	213,609	291,910	292,598	257,403
Other operating expenses	1,373,328	1,189,969	1,565,252	1,383,056	1,155,363

	3,800,716	3,265,581	4,405,059	3,868,837	3,497,600

Income before income taxes	1,337,980	1,253,854	1,776,326	1,663,491	1,686,729
Applicable income taxes	364,851	326,149	416,435	438,932	473,416

Net income	$973,129	$927,705	$1,359,891	$1,224,559	$1,213,313

Earnings per share of common stock:
Net income	$1.22	$1.16	$1.70	$1.53	$1.52
Cash dividend declared per share	$0.59	$0.47	$0.82	$0.80	$0.74
Weighted average shares outstanding	800,000	800,000	800,000	800,000	800,000

The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, December 31, 2001 (audited)	252,000	1,789,833	11,124,857	221,307	13,387,997
Comprehensive income:
Net income	0	0	1,213,313	0	1,213,313
Changes in unrealized gain on securities available for sale, net of taxes of $86,293	0	0	0	167,513	167,513

Total comprehensive income					1,380,826

Cash dividends declared on common stock ($.74 per share)	0	0	(592,000)	0	(592,000)

Balance, December 31, 2002 (audited)	252,000	1,789,833	11,746,170	388,820	14,176,823
Comprehensive income:
Net income	0	0	1,224,559	0	1,224,559
Changes in unrealized gain on securities available for sale, net of taxes of $21,760	0	0	0	(42,240)	(42,240)

Total comprehensive income					1,182,319

Cash dividends declared on common stock ($.80 per share)	0	0	(640,000)	0	(640,000)

Balance, December 31, 2003 (audited)	252,000	1,789,833	12,330,729	346,580	14,719,142
Comprehensive income:
Net income	0	0	1,359,891	0	1,359,891
Changes in unrealized gain on securities available for sale, net of taxes of $111,950	0	0	0	(217,314)	(217,314)

Total comprehensive income					1,142,577

Cash dividends declared on common stock ($.82 per share)	0	0	(656,000)	0	(656,000)

Balance, December 31, 2004 (audited)	252,000	1,789,833	13,034,620	129,266	15,205,719
Comprehensive income:
Net income	0	0	973,129	0	973,129
Changes in unrealized gain on securities available for sale, net of taxes of $71,790	0	0	0	(211,148)	(211,148)

Total comprehensive income					761,981

Cash dividends declared on common stock ($.59 per share)	0	0	(472,000)	0	(472,000)

Balance, September 30, 2005 (unaudited)	$252,000	$1,789,833	$13,535,749	$(81,882)	$15,495,700

The Notes to Consolidated Financial Statements are an integral part of these statements.

FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)		(Audited)
Cash flows from operating activities:
Net income	$973,129	$927,705	$1,359,891	$1,224,559	$1,213,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	354,492	240,707	341,240	312,172	260,581
Provision for loan losses	90,000	206,000	242,000	144,000	142,000
Deferred income taxes	(153,023)	0	(52,672)	107,304	22,532
(Gain) loss on sale of other real estate	0	0	(3,437)	20,026	(15,673)
Increase in cash surrender value of life insurance	(50,993)	(54,681)	(75,561)	(92,454)	(91,891)
(Gain) loss on sales/maturities of investments	(69,019)	(79,417)	(79,417)	(49,046)	(44,776)
(Gain) loss on disposal of equipment	36,298	0	1,592	31,766	0
(Increase) decrease in accrued interest receivable	(71,265)	(125,243)	(34,429)	103,561	(39,392)
Increase (decrease) in accrued interest payable and other liabilities	457,118	357,564	223,635	(411,362)	(191,117)
(Increase) decrease in other assets	(232,987)	(161,315)	(56,641)	(456,876)	33,543

Net cash provided by operating activities	1,333,750	1,311,320	1,866,201	933,650	1,289,120

Cash flows from investing activities:
Net (increase) decrease in interest bearing deposits with banks	(300,590)	245,392	1,323,635	(550,500)	1,604,308
Maturities of held-to-maturity securities	46,550	59,940	0	366,030	421,925
Proceeds from sales of available-for-sale securities	1,893,475	5,986,028	5,250,191	1,337,376	942,253
Maturities of available-for-sale securities	5,431,102	3,365,206	6,197,065	6,741,340	3,840,642
Purchases of available-for-sale securities	0	(19,413,310)	(19,417,076)	(19,549,625)	(5,513,706)
Proceeds from sales of other real estate owned	0	0	3,437	46,486	119,241
Purchased intangibles	(1,093,190)	(1,068,060)	(1,068,060)	0	0
Net (increase) in loans	(23,093,664)	(8,613,412)	(11,508,547)	(902,117)	(10,567,701)
Sale (purchase) of other bank stock	121,700	(584,500)	(610,200)	(470,500)	167,700
Purchase of life insurance	0	0	0	(250,000)	0
Purchases of bank premises and equipment, net	(170,783)	(197,354)	(264,244)	(890,287)	(69,540)

Net cash (used) by investing activities	(17,165,400)	(20,220,070)	(20,093,799)	(14,121,797)	(9,054,878)

Cash flows from financing activities:
Net increase (decrease) in deposits	13,881,285	9,330,513	11,427,075	6,028,905	(1,270,021)
Cash dividends paid	(584,000)	(512,000)	(648,000)	(632,000)	(544,000)
Net short-term borrowings	196,700	13,180,700	12,260,400	(1,835,000)	1,835,000
Proceeds from long-term borrowings	1,500,000	0	0	9,289,000	0
Principal payments on long-term borrowings	(5,246)	(2,504,941)	(2,506,633)	(5,667)	(5,799)

Net cash provided by financing activities	$14,988,739	$19,494,272	$20,532,842	$12,845,238	$15,180

The Notes to Consolidated Financial Statements are an integral part of these statements.

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)		(Audited)
Net increase (decrease) in cash and cash equivalents	$(842,911)	$585,522	$2,305,244	$(342,909)	$(7,750,578)
Cash and cash equivalents, beginning balance	5,612,686	3,495,604	3,307,442	3,650,351	11,400,929

Cash and cash equivalents, ending balance	$4,769,775	$4,081,126	$5,612,686	$3,307,442	$3,650,351

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest			$3,231,454	$3,463,813	$3,874,078
Income taxes			447,552	661,864	321,247
Supplemental schedule of noncash investing and financing activities:
Unrealized gain (loss) on securities available-for-sale, net of income tax effect			$(217,314)	$(42,240)	$167,513
Other real estate acquired in settlement of loans			0	0	66,512

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Significant Accounting Policies

  Nature of Operations

        FNB Financial Corporation's primary activity consists of owning and supervising its subsidiaries, FNB Mortgage Brokers, Inc., which brokers secondary mortgage loans in the Pennsylvania and Maryland markets, and The First National Bank of McConnellsburg, which is engaged in providing banking and bank related services in South Central Pennsylvania and Northwestern Maryland. Its five offices are located in McConnellsburg (2), Fort Loudon and Needmore, Pennsylvania, and Hancock, Maryland.

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries of FNB Mortgage Brokers, Inc. and The First National Bank of McConnellsburg. All significant intercompany transactions and accounts have been eliminated.

        First Fulton County Community Development Corporation (FFCCDC) was formed as a wholly-owned subsidiary of The First National Bank of McConnellsburg. The purpose of FFCCDC is to serve the needs of low-to-moderate income individuals and small business in Fulton County under the Community Development and Regulatory Improvement Act of 1995.

        The accompanying unaudited interim balance sheet as of September 30, 2005, the statements of income and cash flows for the nine months ended September 30, 2005 and 2004 and the statement of shareholders' equity for the nine months ended September 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position, results of operations and its cash flows for the nine months ended September 30, 2005 and 2004. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references to September 30, 2005 or to the nine months ended September 30, 2005 and 2004 in the notes to the financial statements are unaudited.

  Basis of Accounting

        The Corporation uses the accrual basis of accounting.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

  Cash Flows

        For purposes of the statements of cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold". The Corporation has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

  Investment Securities

        The Corporation's investments in securities are classified in three categories and accounted for as follows:

  •
  Trading Securities.    Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

  •
  Securities to be Held to Maturity.    Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  •
  Securities Available for Sale.    Securities available for sale consist of equity securities, and bonds and notes not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

        Fair values for investment securities are based on quoted market prices.

        The Corporation had no trading securities in 2004 or 2003.

  Federal Reserve Bank, Atlantic Central Banker's Bank, and Federal Home Loan Bank Stock

        These investments are carried at cost. The Corporation is required to maintain minimum investment balances in these stocks, which are not actively traded and therefore have no readily determinable market value.

  Other Real Estate Owned

        Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value of the underlying collateral less estimated cost to sell. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred.

  Loans and Allowance for Possible Loan Losses

        Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Amortization of premiums and accretion of discounts on acquired loans are recognized in interest income using the interest method over the period to maturity. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.

  Nonaccrual/Impaired Loans

        The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal.

        A loan is considered impaired when, based on current information and events, it is probable that scheduled collections of principal or interest will not be made according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis (except for consumer loans, which are collectively evaluated) by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the underlying collateral.

        Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

  Bank Building, Equipment, Furniture and Fixtures and Depreciation

        Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Expenditures for replacements are capitalized and the replaced items are retired. Maintenance and repairs are charged to operations as incurred. Depreciation is computed based on straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Years
Bank building	15-40
Equipment, furniture and fixtures	3-20
Land improvements	10-20
Leasehold improvements	7-20

  Earnings Per Share

        Earnings per common share were computed based upon weighted average shares of common stock outstanding of 800,000 for 2004, 2003, and 2002.

  Intangible Assets

        Intangible assets represent premiums from purchases of core deposit relationships at the Corporation's Hancock and Fort Loudon branch offices. Intangible assets are being amortized over fifteen years on a straight line basis.

  Federal Income Taxes

        As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See Note 7 for further details.

  Advertising

        The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $115,172, $66,620, and $52,267 for 2004, 2003, and 2002, respectively.

  Fair Values of Financial Instruments

        Generally accepted accounting principles require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

        The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

  •
  Cash and Short-Term Instruments.    The carrying amounts of cash and short-term instruments approximate their fair value.

  •
  Securities to be Held to Maturity and Securities Available for Sale.    Fair values for investment securities are based on quoted market prices.

  •
  Loans Receivable.    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

  •
  Deposit Liabilities.    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate certificates of deposit, and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

  •
  Short-Term Borrowings.    The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

  •
  Long-Term Borrowings.    The fair value of the Corporation's long-term debt is estimated using a discounted cash flow analysis based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

  •
  Accrued Interest.    The carrying amounts of accrued interest approximate their fair values.

  •
  Off-Balance-Sheet Instruments.    The Corporation generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

  Comprehensive Income

        Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

        The Corporation has elected to report its comprehensive income in the statement of stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.

        The components of the change in net unrealized gains (losses) on securities were as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Gross unrealized holding gains (losses) arising during the year	$(250,902)	$(131,767)	$(249,847)	$(14,954)	$298,582
Reclassification adjustment for (gains)/losses realized in net income	(69,019)	(79,417)	(79,417)	(49,046)	(44,776)

Net unrealized holding gains (losses) before taxes	(319,921)	(211,184)	(329,264)	(64,000)	253,806
Tax effect	108,773	71,803	111,950	21,760	(86,293)

Net change	$(211,148)	$(139,381)	$(217,314)	$(42,240)	$167,513

  Reclassifications

        Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to reporting for 2004.

Note 2.    Investment Securities

        The amortized cost and fair values of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	2004
Obligations of other U.S. Government agencies	$4,749,991	$10,144	$(47,480)	$4,712,655
Obligations of states and political subdivisions	9,757,135	310,564	(3,961)	10,063,738
Mortgage-backed securities	24,575,254	54,786	(165,610)	24,464,430
SBA Loan Pool certificates	291,151	513	(1,184)	290,480
Equities in local bank stock	261,861	46,284	(8,200)	299,945

Totals	$39,635,392	$422,291	$(226,435)	$39,831,248

	2003
Obligations of other U.S. Government agencies	$1,200,162	$51,915	$0	$1,252,077
Obligations of states and political subdivisions	8,592,013	372,735	(6,875)	8,957,873
Mortgage-backed securities	21,141,232	125,758	(55,424)	21,211,566
SBA Loan Pool certificates	419,809	2,778	(951)	421,636
Equities in local bank stock	161,301	35,183	0	196,484

Totals	$31,514,517	$588,369	$(63,250)	$32,039,636

        The amortized cost and fair values of investment securities held to maturity at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	2004
SBA loan pool certificates	$255,170	$305	$(2,259)	$253,216

	2003
SBA loan pool certificates	$326,809	$1,416	$(2,268)	$325,957

        The amortized cost and fair values of investment securities available for sale and held to maturity at December 31, 2004 by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or repay obligations with or without call or repayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,109,897	$1,123,992	$0	$0
Due after one year through five years	1,609,375	1,680,956	0	0
Due after five years through ten years	6,690,016	6,772,859	0	0
Due after ten years	5,097,838	5,198,586	0	0

	14,507,126	14,776,393	0	0
Mortgage-backed securities	24,575,254	24,464,430	0	0
SBA loan pool certificates	291,151	290,480	255,170	253,216
Equities in local bank stock	261,861	299,945	0	0

Totals	$39,635,392	$39,831,248	$255,170	$253,216

        Proceeds from sales of securities available-for-sale during 2004 were $5,250,191 resulting in gross losses of $0 and gross gains of $79,417. Related taxes were $27,002.

        Proceeds from sales of investment securities available-for-sale during 2003 were $1,337,376 resulting in gross losses of $0 and gross gains of $49,046. Related taxes were $16,675.

        Proceeds from sales of investment securities available-for-sale during 2002 were $942,253 resulting in gross losses of $3,156 and gross gains of $47,932. Related taxes were $16,294.

        There were no sales of investment securities held-to-maturity in 2004, 2003, or 2002.

        Investment securities carried at $6,955,410 and $3,968,687 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

        The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less than 12 months		12 Months or Greater		Total
	Market Value	Unrealized Loss	Market Value	Unrealized Loss	Market Value	Unrealized Loss
U. S. Government Agencies	$3,952,520	$47,480	$0	$0	$3,952,520	$47,480
States & Political Divisions	1,100,834	3,961	0	0	1,100,834	3,961
Mortgage-backed Securities	2,907,797	7,833	8,821,053	157,777	11,728,850	165,610
SBA loan pool certificates	198,414	561	215,254	2,882	413,668	3,443
Equities in local bank Stock	137,360	8,200	0	0	137,360	8,200

Totals	$8,296,925	$68,035	$9,036,307	$160,659	$17,333,232	$228,694

        Management considers several factors in determining that these losses are temporary, such as market analysis, security price volatility, and specific security analysis.

Note 3.    Loans

        Loans consist of the following at December 31:

	2004	2003
	(000 omitted)
Real estate loans:
Construction and land development	$8,212	$7,267
Secured by farmland	3,862	4,190
Secured by 1-4 family residential properties	61,604	51,696
Secured by multi-family residential properties	303	321
Secured by nonfarmland nonresidential properties	20,655	18,462
Loans to farmers (except loans secured primarily by real estate)	1,501	1,423
Commercial, industrial and state and political subdivision loans	8,864	10,182
Loans to individuals for household, family, or other personal expenditures	6,504	6,667
All other loans	2,193	2,055

Total loans	113,698	102,263
Less: Unearned discount on loans	59	85
Allowance for loan losses	1,088	893

Net Loans	$112,551	$101,285

        The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

	Due Within 1 Year	Due Over 1 But Within 5 Years	Due Over 5 Years	Nonaccruing Loans	Total
	(000 omitted)
Loans at pre-determined interest rates	$1,543	$8,250	$19,559	$98	$29,450
Loans at floating or adjustable interest rates	25,980	54,430	3,650	188	84,248

Total(1)	$27,523	$62,680	$23,209	$286	$113,698

(1)
These amounts have not been reduced by the allowance for possible loan losses or unearned discount.

        The Corporation has granted loans to its officers and directors, and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,293,975 and $1,472,943 at December 31, 2004 and 2003, respectively. During 2004, $3,375,462 of new loans were made and repayments totaled $2,554,429. During 2003, $540,236 of new loans were made and repayments totaled $189,288.

        Outstanding loans to Corporate employees totaled $1,156,682 and $1,226,637 at December 31, 2004 and 2003, respectively.

Note 4.    Allowance for Loan Losses

        Activity in the allowance for loan losses is summarized as follows:

	2004	2003	2002
	(000 omitted)
Allowance for loan losses, beginning of the year	$893	$928	$882
Loans charged-off during the year:
Real estate mortgages	0	0	39
Installment loans	105	168	88

Commercial and all other loans	36	65	0
Total charge-offs	141	233	127
Recoveries of loans previously charged-off:
Real estate mortgages	0	0	9
Installment loans	94	55	22
Commercial and all other loans	0	0	0

Total recoveries	94	55	31
Net loans charged-off (recovered)	47	178	96
Provision for loan losses charged to operations	242	144	142

Allowance for loan losses, end of the year	$1,088	$893	$928

Ratio of net charge-offs to average loans	0.04%	0.17%	0.10%

        A breakdown of the allowance for loan losses as of December 31 is as follows:

	2004		2003
	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category
	(000 omitted)
Commercial, industrial and agriculture loans	$659	19.74%	$726	22.55%
1-4 family residential mortgages	206	72.62%	130	68.92%
Consumer and installment loan	65	7.64%	37	8.53%
Unallocated	158	N/A	0	N/A

Total	$1,088	100.00%	$893	100.00%

        Impairment of loans having a recorded investment of $611,022, $698,454, and $803,043 at December 31, 2004, 2003, and 2002, respectively, was recognized in conformity with generally accepted accounting principles. The average recorded investment in impaired loans was $ 679,506, $743,650, and $828,615 during 2004, 2003, and 2002, respectively. The total allowance for loan losses related to these loans was $90,954 at December 31, 2004, $224,000 at December 31, 2003, and $241,000 at December 31, 2002. Interest income on impaired loans of $34,551, $35,513, and $77,330 was recognized for cash payments received in 2004, 2003, and 2002, respectively.

Note 5.    Nonaccrual, Past Due and Restructured Loans

        The following table shows the principal balances of nonaccrual loans as of December 31:

	2004	2003	2002
Nonaccrual loans	$285,794	$1,219,660	$934,673

Interest income that would have been accrued at original contract rates	$29,667	$131,028	$85,292
Amount recognized as interest income	6,690	94,631	56,361

Foregone revenue	$22,977	$36,397	$28,931

        Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	2004	2003	2002
	(000 omitted)
Real estate mortgages	$0	$85	$91
Installment loans	5	21	47
Commercial and industrial	15	0	53

Total	$20	$106	$191

Note 6.    Bank Building, Equipment, Furniture and Fixtures

        Bank building, equipment, furniture and fixtures consisted of the following at December 31:

Description	Cost	Accumulated Depreciation	Depreciated Cost
		2004

Land	$284,120	$0	284,120
Bank building and improvements	3,297,113	1,431,725	1,865,388
Equipment, furniture and fixtures	2,976,860	1,957,168	1,019,692
Leasehold improvements	64,028	27,418	36,610

	$6,622,121	$3,416,311	$3,205,810

		2003

Land	$246,905	$0	$246,905
Bank building and improvements	3,241,967	1,336,893	1,905,074
Equipment, furniture and fixtures	2,809,729	1,732,471	1,077,258
Leasehold improvements	64,028	23,541	40,487

	$6,362,629	$3,092,905	$3,269,724

        Depreciation expense amounted to $326,566, $312,172, and $260,581 for 2004, 2003, and 2002, respectively.

Note 7.    Income Taxes

        The components of federal income tax expense are summarized as follows:

	2004	2003	2002
Current year provision	$469,107	$331,628	$450,884
Deferred income taxes resulting from:
Differences between financial statement and tax depreciation charges	49,955	89,105	48,049
Differences between financial statement and tax loan loss provision	(66,239)	8,820	(15,129)
Differences between financial statement and tax retirement benefit expense	(36,388)	9,379	(10,388)

Applicable income tax	$416,435	$438,932	$473,416

        Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amount of $531,661, $476,207, and $537,475 for 2004, 2003, and 2002, respectively.

        A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2004	2003	2002
Federal income tax rate	34.0%	34.0%	34.0%
Reduction resulting from:
Nontaxable income	10.6	7.6	5.9

Effective income tax rate	23.4%	26.4%	28.1%

        Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss and retirement benefit reserve. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized gains on securities available-for-sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

	2004	2003
Deferred Tax Assets
Retirement benefit reserve	$98,092	$61,704
Allowance for loan losses	308,326	242,087

	406,418	303,791

Deferred Tax Liabilities
Net unrealized (gains) losses on on securities available-for-sale	(66,590)	(178,540)
Depreciation	(209,045)	(159,090)

	(275,635)	(337,630)

Net deferred tax asset (liability)	$130,783	$(33,839)

        The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

Note 8.    Employee Benefit Plans

        The Corporation has a 401(k) plan which covers all employees who have attained the age of 20 and who have completed six months of full-time service. The plan provides for the Corporation to match employee contributions to a maximum of 5% of annual compensation. The Corporation also has the option to make additional discretionary contributions to the plan based upon the Corporation's performance and subject to approval by the Board of Directors. The Corporation's total expense for this plan was $89,410, $79,942, and $84,699, for the years ended December 31, 2004, 2003, and 2002, respectively.

        The Corporation adopted three supplemental retirement benefit plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $266,970 and $226,633 at December 31, 2004 2003, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $57,688, $36,311, and $81,516, for 2004, 2003, and 2002, respectively.

Note 9.    Deposits

        Included in savings deposits are NOW and Super NOW account balances totaling $8,345,021 and $7,755,240 at December 31, 2004 and 2003, respectively. Also included in savings deposits at December 31, 2004 and 2003 are Money Market account balances totaling $12,363,905 and $8,437,791, respectively.

        Time certificates of $100,000 and over as of December 31 were as follows:

	2004	2003
	(000 omitted)
Three months or less	$1,362	$2,697
Three months to six months	1,382	1,256
Six months to twelve months	1,578	2,965
Over twelve months	10,600	8,836

Total	$14,922	$15,754

        Interest expense on time deposits of $100,000 and over aggregated $582,000, $529,000, and $658,000 for 2004, 2003, and 2002, respectively.

        At December 31, 2004 the scheduled maturities of certificates of deposit are as follows (000 omitted):

2005	$27,018
2006	12,058
2007	12,873
2008	9,746
2009	7,519

$69,214

        The Corporation accepts deposits of the officers, directors and employees of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors, and employees totaled $1,101,043 and $1,400,818 at December 31, 2004 and 2003, respectively.

        The aggregate amount of demand deposit overdrafts reclassified as loan balances were $40,604 and $8,479 at December 31, 2004 and 2003, respectively.

  Derivative Instruments

        Included in time deposits are Index Powered Certificates of Deposit ("IPCD's") totaling $1,408,195 and $1,351,228 at December 31, 2004 and 2003, respectively. The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB). The ultimate pay off at maturity, which is in five years, is the initial deposited principal plus the appreciation in the S&P 500 Index ("S&P Call Option"). The S&P Call Option is considered an embedded derivative designated as a non-hedging item. The change in fair value of the S&P Call Option resulted in a loss of $83,559, a loss of $74,765 and a gain of $219,023 for 2004, 2003 and 2002, respectively, which are included in other income.

        In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge

(ranging from 4.2% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date. The change in fair value of the FHLB Derivative Contract resulted in a gain of $91,005, a gain of $78,561 and a loss of $176,702 for 2004, 2003 and 2002, respectively, which is included in other income.

Note 10.    Financial Instruments With Off-Balance-Sheet Risk

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
	2004	2003
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$16,233	$12,392
Commercial and standby letters of credit	1,192	2,136

	$17,425	$14,528

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

        Standby letters of credit are conditional commitments issued by the corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.

Note 11.    Concentration of Credit Risk

        The Corporation grants agribusiness, commercial and residential loans to customers located in South Central Pennsylvania and Northwestern Maryland. Although the Corporation has a diversified loan portfolio, a portion of its customers' ability to honor their contracts is dependent upon the construction and land development and agribusiness economic sectors as disclosed in Note 3.

        The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

        The Corporation maintains deposit balances at correspondent banks, which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 12.    FNB Financial Corporation (Parent Company Only) Financial Information

        The following are the condensed balance sheets, statements of income and statements of cash flows for the parent company.

Balance Sheets
December 31

	2004	2003
Assets
Cash	$44,643	$77,302
Money market funds	5,684	100,511
Marketable equity securities available for sale	299,945	196,484
Investment in wholly-owned subsidiaries	14,812,319	14,289,088
Other assets	336,077	327,757

Total assets	$15,498,668	$14,991,142

	2004	2003
Liabilities and Stockholders' Equity
Dividends payable	$280,000	$272,000
Other liabilities	12,949	0

Total liabilities	292,949	272,000

Common stock, par value $.315; 12,000,000 shares authorized; 800,000 shares issued and outstanding	252,000	252,000
Additional paid-in capital	1,789,833	1,789,833
Retained earnings	13,034,620	12,330,729
Accumulated other comprehensive income	129,266	346,580

Total stockholders' equity	15,205,719	14,719,142

Total liabilities and stockholders' equity	$15,498,668	$14,991,142

Statements of Income
Years Ended December 31

	2004	2003	2002
Cash dividends from wholly-owned subsidiaries	$678,000	$1,082,000	$569,000
Interest on deposits with banks	5	137	388
Dividend income—Marketable equity securities	8,173	4,778	4,641
Securities gains	0	44,395	42,691
Miscellaneous income (loss)	(3,643)	18,305	11,397
Equity in undistributed income of subsidiaries	712,459	118,596	621,158

	1,394,994	1,268,211	1,249,275
Less: holding company expenses	35,103	43,652	35,962

Net income	$1,359,891	$1,224,559	$1,213,313

Statements of Cash Flows
Years Ended December 31

	2004	2003	2002
Cash flows from operating activities:
Net income	$1,359,891	$1,224,559	$1,213,313
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed income of subsidiaries	(712,459)	(118,596)	(621,158)
(Gain) on sales of investments	0	(44,395)	(42,691)
Deferred income taxes	(987)	0	0
Decrease in other assets	(8,320)	(301,798)	(14,537)
Increase (decrease) in other liabilities	12,949	(32,754)	32,754

Net cash provided by operating activities	651,074	727,016	567,681

Cash flows from investing activities:
Investment in subsidiary	(30,000)	(75,000)	0
Net (increase) decrease in money market funds	94,827	65,386	(159,502)
Purchase of marketable equity securities available for sale	(100,560)	(196,299)	(143,866)
Sales of marketable equity securities available for sale	0	179,094	266,127

Net cash provided (used) by investing activities	(35,733)	(26,819)	(37,241)

Cash flows from financing activities:
Cash dividends paid	(648,000)	(632,000)	(544,000)

Net increase (decrease) in cash	(32,659)	68,197	(13,560)
Cash, beginning balance	77,302	9,105	22,665

Cash, ending balance	$44,643	$77,302	$9,105

Note 13.    Regulatory Matters

        Dividends paid by FNB Financial Corporation are generally provided from the dividends it receives from its Subsidiary Bank. The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Office of the Comptroller of the Currency (OCC). Under such restrictions, the Corporation may not, without prior approval of the OCC, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends that the Bank could declare without the approval of the OCC amounted to approximately $2,885,365 and $3,872,654 at December 31, 2004 and 2003, respectively.

        FNB Financial Corporation's balance of retained earnings at December 31, 2004 is $13,034,620 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

        The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The "leverage ratio" compares capital to adjusted total balance sheet assets. "Tier I" and "Tier II" capital ratios compare capital to risk-weighted assets and off-balance sheet activity. A comparison of the Corporation's capital ratios to regulatory minimums at December 31 is as follows:

	FNB Financial Corporation
			Regulatory Minimum Requirements
	2004	2003
Leverage ratio	8.33%	10.17%	4%
Risk-based capital ratios:
Tier I (core capital)	12.57%	15.20%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	13.57%	16.15%	8%

        As of December 31, 2004 the most recent regulatory exam from the Office of the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory frame work for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation's category.

Note 14.    Compensating Balance Arrangements

        Required deposit balances at the Federal Reserve were $400,000 for 2004 and 2003. Required deposit balance at Atlantic Central Banker's Bank was $425,000 at December 31, 2004 and 2003. These balances are maintained to cover processing costs and service charges.

Note 15.    Fair Value of Financial Instruments

        The estimated fair values of the Corporation's financial instruments were as follows at December 31:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$5,612,686	$5,612,686	$3,307,442	$3,307,442
Interest-bearing deposits in banks	195,131	201,752	1,518,766	1,527,341
Securities available for sale	39,831,248	39,831,248	32,039,636	32,039,636
Securities to be held to maturity	255,170	253,216	326,809	325,957
Other bank stock	1,746,700	1,746,700	1,136,500	1,136,500
Loans receivable	112,551,531	112,355,536	101,284,984	100,803,961
Accrued interest receivable	589,724	589,724	555,760	555,760
FINANCIAL LIABILITIES
Time certificates	69,214,188	69,420,120	68,000,625	69,500,472
Other deposits	58,934,151	58,934,151	48,721,284	48,721,284
Accrued interest payable	306,860	306,860	302,279	302,279
Liability for borrowed funds	24,434,759	25,019,939	14,680,992	15,516,087

Note 16.    Liability for Borrowed Funds

        Included in liabilities for borrowed funds at December 31 are borrowings from The Federal Home Loan Bank as follows:

		Principal Outstanding
Type	Advance Amount			Interest Rate	Maturity Date
		2004	2003
Fixed	$2,500,000	$0	$2,500,000	1.30%	03/08/04
Convertible(1)	2,250,000	2,250,000	2,250,000	6.23%	08/30/10
Convertible(1)	2,000,000	2,000,000	2,000,000	5.83%	08/10/10
Convertible(1)	500,000	500,000	500,000	5.68%	07/21/10
Convertible(1)	500,000	500,000	500,000	6.54%	07/12/10
Credit Line	25,000,000	19,049,400	6,789,000	2.21%	12/20/05
CIP/Term(2)	175,000	135,359	141,992	6.64%	07/14/17

		$24,434,759	$14,680,992

(1)
Interest rates on Convertible Loans are fixed until the market rate reaches a pre-determined Comparative Rate/Index or Strike Rate/Index, at which time the interest rate becomes adjustable quarterly based upon the three month LIBOR rate. At the time any loan rate becomes adjustable, the Corporation has the option to repay the debt entirely without penalty or convert to a repayment schedule.

(2)
The Corporation received Community Investment Program funding from the Federal Home Loan Bank of Pittsburgh for $175,000 at a fixed rate of 6.64% and an amortization term of 20 years. Required payments on this loan are as follows:

2005	$7,054
2006	7,538
2007	8,054
2008	8,605
2009	9,194
Thereafter	94,914

$135,359

        The total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2004 was $90,450,000. Collateral for borrowings at the Federal Home Loan Bank consists of various securities and the Corporation's 1-4 family mortgages with a total value of approximately $102,564,000.

Note 17.    Operating Lease

        The Corporation leases its Hancock, Maryland office. The original lease term is ten years with three separate successive options to extend the lease for a term of five years each. Monthly rent is $1,800 and the lessee pays a proportionate share of other operating expenses. For the years ended December 31, 2004, 2003, and 2002, rent expense under this operating lease was $21,600 for each year. Required lease payments for the remaining two years are as follows:

2005	$21,600
2006	16,200

$37,800

Note 18.    Intangible Assets

        During 2004, the Corporation purchased approximately $10,000,000 of core deposit relationships for a premium of $1,068,060. Total intangible assets amounted to $1,153,913 and $100,501 at December 31, 2004 and 2003, respectively.

        Amortization expense amounted to $14,674, $14,649, and $14,249 for 2004, 2003, and 2002, respectively. The estimated amortization expense for the next five years is as follows:

2005	$85,853
2006	85,853
2007	85,853
2008	85,853
2009	85,853

Note 19.    Events Occurring Subsequent to the Audit Report Date

        Entry into a Material Definitive Agreement

        On September 21, 2005, FNB Financial Corporation ("FNB") the parent company of The First National Bank of McConnellsburg and Tower Bancorp, Inc. ("Tower") the parent company of The First National Bank of Greencastle signed a definitive agreement to combine their companies.

        Pursuant to the terms of the agreement, FNB shareholders will be entitled to receive either 0.8663 shares of Tower common stock or $ 39.00 for each share of FNB common stock. Each share holder of FNB will have the ability to elect to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of their shares. Shareholder elections will be subject to allocation procedures, which are intended to ensure that a minimum 85% of the outstanding FNB common stock will be converted into shares of Tower common stock and up to 15% of the FNB common stock will be paid in cash. The total value of the merger is valued at approximately $31.2 million.

        The merger is subject to shareholder approvals by FNB and Tower shareholders and customary regulatory approvals. Directors and executive officers of FNB holding approximately 150,940 shares (18.8% of the outstanding FNB shares) have agreed to vote their shares in favor of the merger pursuant to individually signed voting agreements. FNB expects to circulate a proxy statement and other relevant documents once they become available.

        The merger is expected to close late in the first quarter or early second quarter of 2006.

        A copy of the merger agreement was attached to Form 8-K filed September 23, 2005 by FNB with the Securities and Exchange Commission.

        Branch Acquisition

        On June 24, 2005, FNB acquired the Hancock, Maryland branch office of Hagerstown Trust. Details of the acquisition were as follows:

Deposits assumed		$13,474,600
Less:	Premium	1,093,190
	Loans acquired	881,947
	Property acquired	134,313
Plus:	Vault cash	82,574

Total cash received		$11,447,724

Tower and FNB pro forma financial information	F-58
Unaudited pro forma combined balance sheets as of September 30, 2005	F-59
Unaudited pro forma combined income statements for the nine months ended September 30, 2005	F-60
Unaudited pro forma combined income statements for the twelve months ended December 31, 2005	F-61
Notes to Unaudited pro forma combined financial information	F-62 to F-65

TOWER AND FNB
UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Tower and FNB may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at September 30, 2005 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2004 and nine months ended September 30, 2005 gives effect to the merger as if the merger had been completed on January 1, 2004 and January 1, 2005, respectively. The unaudited pro forma combined financial information shows the impact of the merger on Tower's and FNB's combined financial position and results of operations under the purchase method of accounting with Tower treated as the acquiror. Under this method of accounting, Tower will be required to record the assets and liabilities of FNB at their estimated fair values as of the date the merger is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Tower and FNB that can be found elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

100% Common Stock as Consideration

Unaudited Pro Forma Combined Balance Sheets As of September 30, 2005

(In Thousands)

	Tower	FNB	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$11,336	$4,770	$0		$16,106
Federal funds sold	1,475	0	0		1,475
Interest-bearing balances with banks	3,057	496	0		3,553
Investment securities held to maturity	0	208	(2	)(9)	206
Investment securities available for sale	85,593	32,255	(82	)(13)	117,766
Restricted bank stock	2,484	1,625	0		4,109
Loans	230,103	136,632	(2,773	)(10)(12)	363,962
Less: reserve for possible loan loss	(2,103)	(1,134)	0	(11)	(3,237)
Bank premises, equipment, furniture and fixtures	4,117	3,087	1,551	(8)	8,755
Accrued interest receivable	1,232	661	0		1,893
Cash surrender value of life insurance	7,296	2,874	0		10,170
Goodwill	0	858	14,430(1)		15,288
Identifiable intangible assets	0	1,312	1,031	(1)	2,343
Other assets	2,498	1,444	0		3,942

Total assets	$347,088	$185,088	$14,156		$546,332

LIABILITIES AND CAPITAL
Deposits in domestic offices:
Demand	$27,251	$24,237	$0		$51,488
Savings	145,069	42,488	0		187,557
Time	83,399	75,304	(382	)(3)	158,321
Federal funds purchased	0	0	0		0
Liabilities for borrowed money	37,293	26,126	(2,740	)(4)(12)	60,679
Accrued interest payable	327	617	0		944
Other liabilities	6,483	820	2,546	(2)(5)	9,849

Total liabilities	299,822	169,592	(576)		468,838

EQUITY CAPITAL
Common stock	2,225	252	614	(6)(7)	3,091
Additional paid-in-capital	6,791	1,790	27,648	(6)(7)	36,229
Retained earnings	30,594	13,536	(13,536	)(7)	30,594
Accumulated other comprehensive income	9,426	(82)	80	(1)(7)	9,424
Less: cost of treasury stock	(1,770)	0	(75	)(13)	(1,845)

Total equity capital	47,266	15,496	14,732		77,494

Total liabilities and capital	$347,088	$185,088	$14,156		$546,332

100% Common Stock as Consideration

Unaudited Pro Forma Combined Income Statements

For the Nine Months Ended September 30, 2005

(In Thousands, except per share data)

	Tower	FNB	Pro Forma Adjustments		Pro Forma Combined
Interest & fees on loans	$10,241	$5,963	$(223	)(l0)(12)	$15,981
Interest on investment securities	1,676	1,150	39	(9)(13)	2,865
Interest on deposits with banks	139	13	0		152

Total interest & dividend income	12,056	7,126	(184)		18,998

Interest Expense
Interest on deposits	2,418	2,080	106	(3)	4,604
Interest on borrowed money	1,304	717	(237	)(4)(12)	1,784

Total interest expense	3,722	2,797	(131)		6,388

Net interest income	8,334	4,329	(53)		12,610
Provision for loan losses	210	90	0		300

Net interest income after provision for loan losses	8,124	4,239	(53)		12,310

Other Income
Investment service income	178	0	0		178
Service charges on deposit accounts	819	343	0		1,162
Other service charges	481	339	0		820
Other operating income	240	148	0		388
Investment securities gains	1,574	69	0		1,643

Total other income	3,292	899	0		4,191

Other Expense
Salaries, wages and other benefits	3,308	1,866	0		5,174
Occupancy and equipment expense	840	562	44	(8)	1,447
Other operating expenses	2,330	1,373	320	(1)	4,023

Total other expenses	6,478	3,801	364		10,643

Income before taxes	4,938	1,337	(417)		5,858
Applicable income taxes	1,345	364	(142	)(2)	1,567

Net income	$3,593	$973	$(275)		$4,291

Earnings per share:
Basic Earnings per share	$2.08	$1.22			$1.77
Weighted average shares outstanding	1,726,899	800,000	(108,833)		2,418,066
Diluted Earnings per share	$2.05	$1.22			$1.75
Weighted average shares outstanding	1,758,483	800,000	(108,833)		2,449,650

100% Common Stock as Consideration

Unaudited Pro Forma Combined Income Statements

For the Twelve Months Ended December 31, 2004

(In Thousands, except per share data)

	Tower	FNB	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest & fees on loans	$12,031	$7,094	$(297	)(10)(12)	$18,828
Interest on investment securities available for sale	2,056	1,447	52	(9)(13)	3,555
Interest on federal funds sold	0	1			1
Interest on deposits with banks	39	13	0		52

Total interest & dividend income	14,126	8,555	(245)		22,436

Interest Expense
Interest on deposits	2,307	2,659	141	(3)	5,107
Interest on borrowed money	1,704	577	(315	)(4)(12)	1,966

Total interest expense	4,011	3,236	(174)		7,073

Net interest income	10,115	5,319	(71)		15,363
Provision for loan losses	360	242	0		602

Net interest income after provision for loan losses	9,755	5,077	(71)		14,761
Other Income
Investment service income	79	—	0		79
Service charges on deposit accounts	992	425	0		1,417
Other service charges	559	513	0		1,072
Other operating income	58	87	0		145
Investment securities gains	2,648	79	0		2,727

Total other income	4,336	1,104	0		5,440

Other Expense
Salaries, wages and other benefits	4,078	2,232	0		6,310
Occupancy and equipment expense	1,702	607	59	(8)	2,369
Other operating expenses	1,899	1,565	426	(1)	3,890

Total other expenses	7,679	4,405	485		12,569

Income before taxes	6,412	1,776	(556)		7,632
Applicable income taxes	1,689	416	(189	)(2)	1,916

Net income	$4,723	$1,360	$(367)		$5,716

Earnings per share:
Basic Earnings per share	$2.73	$1.70			$2.36
Weighted average shares outstanding	1,727,856	800,000	(108,833)		2,419,023
Diluted Earnings per share	$2.69	$1.70			$2.34
Weighted average shares outstanding	1,756,044	800,000	(108,833)		2,447,211

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma combined financial information relating to the merger is presented as of and for the nine months ended September 30, 2005 and the unaudited pro forma combined income statement for the year ended December 31, 2004. Tower and FNB are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of Tower's or FNB's policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

        The pro forma adjustments consist of the expected purchase price adjustments necessary to combine Tower and FNB, including the conversion of FNB common stock into shares of Tower common stock using an exchange ratio of 0.8663 applied to 799,800 shares of FNB common stock (800,000 shares of FNB common stock issued and outstanding at September 30, 2005 less 200 shares owned by Tower at a cost of $20.00 per share and a market value of $35.00 share) multiplied by the average share price of $43.738 per share of Tower common stock. The share price was computed using the average closing price of Tower common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on September 22, 2005. FNB had no employee stock options outstanding, warrants or any other stock based obligations at September 30, 2005 that will need to be converted into Tower common stock upon consummation of the merger. The unaudited pro forma combined financial information reflects the issuance of 692,867 shares of Tower common stock with an aggregate value of $30.3 million

        Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $1.4 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

        The total estimated purchase price for the purpose of this pro forma financial information is $31.7 million.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

		September 30, 2005
		($ in thousands except per share data)
Purchase Price: FNB common stock outstanding	799,800
Exchange ratio	0.8663

Tower common stock to be issued	692,867
Average purchase price per Tower common share	$43.738

Purchase price assigned to shares exchanged for stock		$30,305
Purchase price assigned to FNB shares owned by Tower		4
Transaction costs		1,394

Total Purchase Price		$31,703
Net Assets Acquired:
FNB shareholders' equity	15,496
FNB goodwill and intangibles	(2,170)
Estimated adjustments to reflect assets acquired at fair value:
Investments	(2)
Loans	153
Core deposit intangible	2,343
Bank Premises & Furniture, Fixtures and Equipment	1,551
Deferred tax assets	(1,153)
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	382
FHLB Advances	(185)
		16,415

Goodwill resulting from merger		$15,288

        The merger will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of FNB be adjusted to fair value as of the date of the acquisition.

        The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of FNB at their respective fair values and represents managements' best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of FNB's tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

        The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

(1)
Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets, including identifiable intangible assets—$15.3 million; (b) the recognition of core deposit intangible of $2.3 million, and (c) the reversal of $2.2 million of pre-existing goodwill and intangibles of FNB arising from acquisitions that had been completed by FNB in prior years. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized on a sum of the years method over a ten year period.

(2)
Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)
Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the next 6 years using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to increase pro forma pre-tax interest expense by $141,000 in the first year following consummation.

(4)
Adjustment to fair value FNB's long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized over the next 20 years using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $52,000 in the first year following consummation.

(5)
Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, contract cancellations and third party data processing conversion expenses.

(6)
Adjustment to reflect Tower common stock expected to be issued in exchange for issued and outstanding shares of FNB assuming the exchange ratio of 0.8663 Tower common shares for each share of FNB common shares.

(7)
Adjustment to eliminate FNB's historical shareholders' equity.

(8)
Adjustment to reflect the fair value of owned buildings to estimated current market values. Estimated adjustment also reflects a reduction of capitalized computer software that will not be utilized by the combined company in the future. Annual depreciation expense will increase approximately $59,000 annually for this adjustment.

(9)
Adjustment to reflect the fair values of investments based on current market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized over the next 4 years using the sum of the years amortization method based upon the expected life of the investments. This adjustment is expected to increase pro forma pre-tax interest income by $54,000 in the first year following consummation.

(10)
Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the next 8 years using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to reduce pro forma pre-tax interest income by $34,000 in the first year following consummation. .

(11)
Management reviewed the FNB loan portfolio to reflect the impact of adoption of Statement of Position 03-03, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations. Based upon management's analysis there is no adjustment needed at the current time related to the adoption of Statement of Position 03-03.

(12)
Elimination of $825,000 loan that Tower has outstanding to FNB at September 30, 2005 and $2,100,000 loan that FNB has outstanding to Tower at September 30, 2005 and associated interest income and interest expense related to these loans, both loans are at a rate of 9%.

(13)
Retirement of 1,700 shares of Tower shares owned by FNB, at September 30, 2005. These shares had a market value of $44.00 per share. Interest income on investments was adjusted to eliminate dividend income related to the 1,700 Tower shares owned by FNB to be retired as treasury shares at an annualized current dividend of $0.96 per share and to eliminate dividend income related to the 200 FNB shares owned by Tower that will be cancelled at the merger closing at an annualized current dividend of FNB of $0.80 per share.

ANNEX A

AGREEMENT
AND
PLAN OF MERGER

TOWER BANCORP, INC.
AND
FNB FINANCIAL CORPORATION

September 21, 2005

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2005, is made by and between Tower Bancorp, Inc., a Pennsylvania corporation ("Tower"), and FNB Financial Corporation, a Pennsylvania corporation ("FNB").

BACKGROUND

        1.     FNB owns directly all of the outstanding capital stock of The First National Bank of McConnellsburg, a national banking association ("Bank").

        2.     Tower owns directly all of the outstanding capital stock of First National Bank of Greencastle, a national banking association ("Greencastle").

        3.     Tower and FNB desire for FNB to merge with and into Tower, with Tower surviving the merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

        4.     As a condition and inducement to Tower to enter into this Agreement, the directors, certain officers, and shareholders with ownership interests in excess of ten percent (10%) of FNB are each concurrently executing a Voting Agreement in the form attached hereto as Exhibit A (the "Voting Agreement").

        5.     Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

        6.     Tower and FNB desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I—GENERAL

Section 1.01—Definitions.

        As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Acquisition Proposal has the meaning given to the term in Section 5.06 of this Agreement.

        Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of the corporation.

        Aggregate Cash Consideration means the number of shares of FNB Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date.

        Aggregate Common Stock Consideration means the number of shares of FNB Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date.

        Aggregate Merger Consideration means the sum of the Aggregate Cash Consideration and the Aggregate Common Stock Consideration.

        Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

        Application means an application for regulatory approval, which is required by the Contemplated Transactions.

        Articles of Merger mean the articles of merger to be executed by Tower and FNB and to be filed with the PDS, in accordance with the provisions of the BCL.

        Average Closing Price means the arithmetic average of the per share last prices for Tower Common Stock as quoted on the OTC Bulletin Board, calculated to four decimal places, for each trading day during the Determination Period immediately preceding the Determination Date. For the purposes of this Agreement, the last price for each day shall be the last price as quoted as of the end of a trading day on www.otcbb.com.

        Bank has the meaning given to such term in the Background Section of this Agreement.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHC Act means the Bank Holding Company Act of 1956, as amended.

        Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which Greencastle or Bank is authorized or obligated by law or executive order to close.

        Cash Consideration has the meaning given to the term in Section 2.02(a)(ii) of this Agreement.

        Cash Election means an Election to receive the Cash Consideration with respect to all or a portion of a holder's shares of FNB Common Stock.

        Cash Election Shares has the meaning given to the term in Section 2.02(b)(ii) of this Agreement.

        CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

        Closing has the meaning given to the term in Section 1.02(a) of this Agreement.

        Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the closing) has been fulfilled or waived, or as soon as practicable thereafter.

        Common Stock Consideration has the meaning given to the term in Section 2.02(a)(i) of this Agreement.

        Common Stock Election means an Election to receive the Common Stock Consideration with respect to all or a portion of a holder's shares of FNB Common Stock.

        Common Stock Election Shares has the meaning given to the term in Section 2.02(b)(i) of this Agreement.

        Contemplated Transactions means all of the transactions contemplated by this Agreement, including: (a) the merger of FNB with and into Tower, with Tower surviving such merger; and (b) the performance by Tower and FNB of their respective covenants and obligations under this Agreement.

        Costs has the meaning given to the term in Section 5.08(c)(iv)(A) of this Agreement.

        CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

        Determination Date means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

        Determination Period means the fifteen (15) trading days ending on the Determination Date.

        Dissenting FNB Shares has the meaning given to the term in Section 2.05(a) of this Agreement.

        Dissenting Tower Shares has the meaning given the term in Section 2.06 of this Agreement.

        Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

        Election means either a Common Stock Election, a Cash Election or a Mixed Election.

        Election Deadline means 5:00 p.m., prevailing Eastern Time, on the day that is five (5) Business Days prior to the Closing Date.

        Election Form means a form, in such form as Tower and FNB shall mutually agree, on which holders of FNB Common Stock shall make an Election.

        Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

        Exchange Agent means the agent designated by Tower (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(b) and the exchange procedure described in Section 2.07.

        Exchange Fund has the meaning given to the term in Section 2.07(a).

        Exchange Ratio means the exchange ratio set forth in Section 2.02(a)(i), as it may be adjusted pursuant to Section 2.08.

        FDIC means the Federal Deposit Insurance Corporation.

        FNB has the meaning given to the term in the preamble section of this Agreement.

        FNB Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FNB or any other entity that, together with FNB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

        FNB Certificate means a certificate that immediately prior to the Effective Date represented issued and outstanding shares of FNB Common Stock.

        FNB Common Stock has the meaning given to the term in Section 3.02(a) of this Agreement.

        FNB Disclosure Schedule means, collectively, the disclosure schedules delivered by FNB to Tower at or prior to the execution and delivery of this Agreement.

        FNB ERISA Affiliate means any entity that, together with FNB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

        FNB Financials means (a) the consolidated balance sheets of FNB at December 31, 2004 and 2003 and consolidated statements of income, statements of stockholders' equity, and consolidated statements of cash flows for FNB for the years ended December 31, 2004, 2003 and 2002 as audited by Smith Elliott Kearns & Company, LLC and as set forth in its annual report on Form 10-K; and (b) the quarterly call reports of FNB and material representations attached to the call report of FNB and FNB's quarterly report on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2005, to be delivered within 45 days after the end of the respective quarter; and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2005 to be delivered within 15 days after the end of the respective month.

        FNB Nominees has the meaning given to the term in Section 1.02(d)(i) of this Agreement.

        FNB Regulatory Agreement has the meaning given to the term in Section 3.11(d)(iv).

        FNB Shareholders Meeting means the meeting of the holders of FNB Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

        FRB means Board of Governors of the Federal Reserve Board.

        GAAP means accounting principles generally accepted in the United States.

        Greencastle has such meaning given to such term in the Background Section of this Agreement.

        Indemnified Party has the meaning given to such term in Section 5.08(c)(iv)(A) of this Agreement.

        IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        IRS means the Internal Revenue Service.

        Knowledge of Tower means the knowledge of Tower's executive officers and directors.

        Knowledge of FNB means the knowledge of FNB's executive officers and directors.

        Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of FNB on a consolidated basis (when the term is used in Article III hereof) or Tower on a consolidated basis (when the term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of Tower or FNB resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by FNB pursuant to Section 5.08 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

        Merger means the merger of FNB with and into Tower, pursuant to the provisions of the BCL, whereupon (i) the separate existence of FNB shall cease and Tower shall be the surviving corporation and (ii) all of the outstanding shares of FNB Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

        Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

        Mixed Election has the meaning given the term in Section 2.02(c) of this Agreement.

        No-Election Shares has the meaning given to such term in Section 2.02(b) of this Agreement.

        OCC means the Office of the Comptroller of the Currency.

        PDB means the Department of Banking of the Commonwealth of Pennsylvania.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of FNB Common Stock and holders of Tower Common Stock in connection with the Contemplated Transactions.

        Reallocated Common Stock Shares has the meaning given to the term in Section 2.02(e)(ii)(C) of this Agreement.

        Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Tower Common Stock to be issued in connection with the Contemplated Transactions.

        Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OCC, the PDB, the FRB, the FDIC, and the respective staffs thereof.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

        Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

        Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

        Subsidiary means any entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another entity, except any entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

        Superior Proposal has the meaning given to the term in Section 5.08(a)(i) of this Agreement.

        Tower has the meaning given to the term in the preamble section of this Agreement.

        Tower Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Tower or any other entity that, together with Tower, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

        Tower Certificate has the meaning given to the term in Section 2.07(d) of this Agreement.

        Tower Common Stock has the meaning given to the term in Section 4.02(a) of this Agreement.

        Tower Disclosure Schedule means, collectively, the disclosure schedules delivered by Tower to FNB at or prior to the execution and delivery of this Agreement.

        Tower ERISA Affiliate means any entity that, together with Tower, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

        Tower Financials means (a) the consolidated balance sheets of Tower at December 31, 2004 and 2003 and consolidated statements of income, statements of stockholders' equity, and consolidated statements of cash flows for Tower for the years ended December 31, 2004, 2003 and 2002 as audited by Smith Elliott Kearns & Company, LLC and as set forth in its annual report on Form 10-K; and (b) the quarterly call reports of Tower and material representations attached to the call report of Tower and Tower's quarterly report on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2005, to be delivered within 45 days after the end of the respective quarter; and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2005 to be delivered within 15 days after the end of the respective month.

        Tower Regulatory Agreement has the meaning given to the term in Section 4.12(d)(iv).

        Tower Shareholders Meeting means the meeting of the holders of Tower Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

        Voting Agreement has the meaning given to the term in the Background Section of this Agreement.

Section 1.02—The Merger.

  (a)
  Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

  (b)
  The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

  (i)
  FNB shall merge with and into Tower;

  (ii)
  The separate existence of FNB shall cease;

  (iii)
  Tower shall be the surviving corporation in the Merger;

  (iv)
  Each share of FNB Common Stock issued and outstanding prior to the Effective Date shall be converted into the right to receive either Common Stock Consideration or Cash Consideration as provided in Article II of this Agreement; and

  (v)
  All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of FNB shall be taken and deemed to be transferred to and vested in Tower, as the surviving corporation in the Merger, without further act or deed;

    all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

  (c)
  Tower's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Tower, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Tower, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

  (d)
  Tower's Board of Directors and Officers.

  (i)
  On and after the Effective Date, (A) the directors of Tower duly elected and holding office immediately prior to the Effective Date, and (B) three (3) persons (the "FNB Nominees") selected by FNB's Board of Directors and subject to:

  (1)
  compliance with the Tower bylaws,

  (2)
  two (2) of the FNB Nominees meeting the board of director and audit committee standards for "independence" as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor thereto,

  (3)
  the FNB Nominees meeting the eligibility requirements for a director of Tower of any Regulatory Authority relating to Tower, and

  (4)
  approval of the FNB Nominees by Tower which shall not be unreasonably withheld,

      shall be the directors of Tower, with the same compensation as the Tower board of directors, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Tower. Tower shall designate, with FNB's consent which shall not be unreasonably withheld, one (1) of the FNB Nominees as a Class A director with a term of office through the 2006 Annual Meeting of Shareholders of Tower, one (1) of the FNB Nominees as a Class B director with a term of office through the 2007 Annual Meeting of Shareholders of Tower, and one (1) of the FNB Nominees as a Class C director with a term of office through the 2008 Annual Meeting of Shareholders of Tower.

    (ii)
    On the Effective Date, the officers of Tower duly elected and holding office immediately prior to the Effective Date shall be the officers of Tower, as the surviving corporation in the Merger, with the addition of John C. Duffey as Senior Vice President, provided he accepts the offer of employment from Tower, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Tower. If he accepts the offer of employment, John C. Duffey shall serve as President of Bank until such time as Bank is merged with and into Greencastle and thereafter as Executive Vice President of Greencastle in accordance with his employment agreement and the articles of incorporation, articles of association, and bylaws of Tower and Greencastle, respectively.

  (e)
  As a result of the Merger, Bank shall be a wholly-owned operating subsidiary of Tower subject to the provisions of this Section 1.02 (e). Tower shall continue the separate corporate existence of Bank as an operating bank subsidiary until such time as the Tower board of directors determines otherwise.

  (f)
  Bank Board of Directors.

  (i)
  Immediately following the Effective Date, and for so long as Bank is maintained as a separate subsidiary of Tower the board of directors of Bank shall consist of the members of the board immediately preceding the Effective Date, with the addition of Jeffrey B. Shank.

  (ii)
  Immediately following the Effective Date and for so long as Bank is maintained as a separate subsidiary of Tower, the non-employee members of the Bank board of directors who remain members of the Bank board of directors after the Effective Date, shall receive compensation for services as a member of the Bank board of directors in the amounts listed on Schedule 1 to this Agreement.

ARTICLE II—CONSIDERATION; ELECTION
AND EXCHANGE PROCEDURES

Section 2.01—Tower Common Stock.

  (a)
  Outstanding Shares. Each share of Tower Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Tower Common Stock.

  (b)
  Treasury Stock. Each share of Tower Common Stock issued and held in the treasury of Tower immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Tower.

Section 2.02—FNB Common Stock.

  (a)
  Conversion Alternatives. Subject to Sections 2.02(f), 2.03, 2.04 and 2.05 below with respect to Tower owned stock, treasury stock, fractional shares, and dissenting shares of FNB Common Stock, each share of FNB Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

    (i)
    0.8663 Shares of Tower Common Stock (the "Exchange Ratio"), subject to adjustment as provided in Section 2.08 below (the "Common Stock Consideration"); or

    (ii)
    $39.00 in cash (the "Cash Consideration," and, collectively, with the Common Stock Consideration, the "Merger Consideration").

  (b)
  Election Procedures. Tower and FNB will include a copy of an Election Form with each copy of the Prospectus/Proxy Statement mailed to holders of FNB Common Stock in connection with the FNB Shareholders Meeting:

  (i)
  To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of FNB Common Stock (the "Common Stock Election Shares"); or

  (ii)
  To elect to receive the Cash Consideration with respect to all or a portion of their shares of FNB Common Stock (the "Cash Election Shares").

    Tower and FNB shall each use its reasonable efforts to make the Election Form available to all persons who become holders of FNB Common Stock during the period between the record date for the FNB Shareholders Meeting and the Election Deadline. Any holder's Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the FNB Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such FNB Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such FNB Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of FNB Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to Section 2.05(b) of this Agreement, the shares of FNB Common Stock held by such holder shall be designated "No-Election Shares." Nominee record holders who hold FNB Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

    For purposes of this Section 2.02, any Dissenting FNB Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

  (c)
  Mixed Election. Subject to the immediately following sentence, each record holder of shares of FNB Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of Tower Common Stock for a portion of such holder's shares of FNB Common Stock and cash for the remaining portion of such holder's shares of FNB Common Stock (the "Mixed Election"). With respect to each holder of FNB Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.02(e) below, the shares of FNB Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

  (d)
  Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election

    Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Tower, FNB, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

  (e)
  Allocation. Subject and after giving effect to Section 2.02(b), the Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of FNB Common Stock in accordance with their respective Election Forms and the following allocation rules:

  (i)
  Aggregate Common Stock Consideration Equal to or more than Eighty-Five Percent. If the number of Common Stock Election Shares is equal to or more than eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then:

  (A)
  All Cash Election Shares (subject to Section 2.05 with respect to FNB Dissenting Shares) shall be converted into the right to receive the Cash Consideration; and

  (B)
  All Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration;

      such that the Aggregate Common Stock Consideration is at least eighty-five percent (85%), and the Aggregate Cash Consideration is no more than fifteen percent (15%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date.

    (ii)
    Aggregate Common Stock Consideration Undersubscribed. If the number of Common Stock Election Shares is less than eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then:

    (A)
    All No-Election Shares shall be converted into the right to receive Common Stock Election Shares;

    (B)
    All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

    (C)
    If all of the No-Election Shares are converted to Common Stock Election Shares under Section 2.02(e)(ii)(A) and the number of Common Stock Election Shares then remains less than eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iii) below, a sufficient number of Cash Election Shares (excluding Dissenting FNB Shares) into Common Stock Election Shares ("Reallocated Common Stock Shares") such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals eighty-five percent (85%) of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and

    (D)
    All Cash Election Shares (subject to Section 2.05 with respect to FNB Dissenting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;

    such that the Aggregate Common Stock Consideration is at least eighty-five percent (85%), and the Aggregate Cash Consideration is no more than fifteen percent (15%), of the total number of shares of FNB Common Stock issued and outstanding on the Effective Date.

    (iii)
    Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

  (f)
  Cancellation of Certain Common Stock. Notwithstanding any other provision of this Section 2.02, on the Effective Date, each share of FNB Common Stock, which is owned, directly or indirectly, by Tower or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.03—Treasury Stock.

        Each share of FNB Common Stock issued and held in the treasury of FNB as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.04—Fractional Shares.

        No fractional shares of Tower Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FNB Common Stock who would otherwise be entitled to receive a fraction of a share of Tower Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Average Closing Price.

Section 2.05—Dissenting FNB Shareholders.

  (a)
  The outstanding shares of FNB Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting FNB Shares") pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

  (b)
  If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting FNB Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting FNB Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

  (c)
  All payments in respect of Dissenting FNB Shares, if any, will be made by Tower.

Section 2.06—Dissenting Tower Shareholders.

        The outstanding shares of Tower Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting Tower Shares") pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL.

Section 2.07—Surrender and Exchange of FNB Stock Certificates.

  (a)
  Exchange Fund. On or prior to the Effective Date, Tower shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FNB Common Stock, sufficient cash and certificates representing shares of Tower Common Stock to make all payments and deliveries to shareholders of FNB pursuant to this Article II. Any cash and certificates for Tower Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." All costs and expenses associated with the surrender and exchange procedures of this Section 2.07 shall be borne by Tower.

  (b)
  Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Date, Tower shall cause the Exchange Agent to mail the Merger Consideration to shareholders of FNB who have submitted effective Election Forms prior to the Election Deadline.

  (c)
  Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Date, Tower shall cause the Exchange Agent to mail to each record holder of FNB Common Stock immediately prior to the Effective Date who has not surrendered FNB Certificates representing all of the shares of FNB Common Stock owned by such holder pursuant to Section 2.02(b), a letter of transmittal which shall specify that delivery of the FNB Certificates shall be effected, and risk of loss and title to the FNB Certificates shall pass, only upon delivery of the FNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Tower and FNB may reasonably specify and instructions for effecting the surrender of such FNB Certificates in exchange for the Cash Consideration and/or the Common Stock Consideration, as the case may be. Upon surrender of a FNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FNB Certificate shall be entitled to receive as soon as reasonably practicable and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of Tower Common Stock that such holder has the right to receive pursuant to this Article II and/or (ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.07.

  (d)
  Each certificate for shares of Tower Common Stock (each, a "Tower Certificate") issued in exchange for FNB Certificates pursuant to this Section 2.07 shall be dated the Effective Date and be entitled to dividends, distributions, and all other rights and privileges pertaining to such shares of Tower Common Stock from the Effective Date. Until surrendered, each FNB Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

  (e)
  If an FNB Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of Tower Common Stock, Tower shall pay to the holder of such FNB Certificate cash in an amount equal to dividends payable on the shares of Tower Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable with respect to dividends or any other distribution otherwise payable under this Section 2.07(e) upon surrender of FNB Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of FNB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as FNB Certificates are surrendered to Tower for exchange, Tower shall have the right to withhold dividends or any other distributions on the shares of Tower Common Stock issuable to such shareholder.

  (f)
  Upon the Effective Date, the stock transfer books for FNB Common Stock will be closed and no further transfers of FNB Common Stock will thereafter be made or recognized. All FNB Certificates surrendered pursuant to this Section 2.07 will be cancelled.

  (g)
  If there is a transfer of ownership of FNB Common Stock that is not registered in the transfer records of FNB, one or more Tower Certificates evidencing, in the aggregate, the proper number of shares of Tower Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(e), as applicable and appropriate, may be issued with respect to such FNB Common Stock to such a transferee if the FNB Certificate representing such shares of FNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (h)
  If any FNB Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed FNB Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.07 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such FNB Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed FNB Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against FNB, Tower or the Exchange Agent or any other party with respect to the FNB Certificate alleged to have been lost, stolen or destroyed.

Section 2.08—Anti-Dilution Provisions.

        If Tower shall, at any time before the Effective Date:

  (a)
  declare a dividend in shares of Tower Common Stock with a record date on or prior to the Closing Date;

  (b)
  combine the outstanding shares of Tower Common Stock into a smaller number of shares;

  (c)
  resolve to effect a split or subdivide the outstanding shares of Tower Common Stock with a record date on or prior to the Closing Date; or

  (d)
  reclassify the shares of Tower Common Stock;

  then, in any such event, the number of shares of Tower Common Stock to be delivered to FNB shareholders who are entitled to receive shares of Tower Common Stock in exchange for shares of FNB Common Stock shall be adjusted so that each FNB shareholder shall be entitled to receive such number of shares of Tower Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Tower shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.)

Section 2.09—Other Matters.

        Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

  (a)
  Preclude Tower or any Tower Affiliate from acquiring or assuming, or to limit in any way the right of Tower or any Tower Affiliate to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of Tower Common Stock or any securities convertible into shares of Tower Common Stock, unless such transaction would result in a Material Adverse Effect. Provided, however, that Tower shall obtain written approval from FNB prior to the acquisition of any stock, assets or liabilities of any other financial services institution or other corporation or entity if such acquisition would require or result in Tower issuing Tower Common Stock or securities convertible into Tower Common Stock with a market value in excess of $5,000,000;

  (b)
  Preclude Tower from issuing, or to limit any way the right of Tower to issue, prior to or following the Effective Date, Tower Common Stock, or other securities. Provided, however, Tower shall obtain approval from FNB prior to the issuance of shares (not associated with the Merger, the exercise of options, or employee or director benefit plan) of Tower Common Stock with a market value in excess of $5,000,000;

  (c)
  Preclude Tower from granting employee, director, or compensatory options at any time with respect to Tower Common Stock or other securities in the ordinary course of business;

  (d)
  Preclude option holders or plan participants of Tower from exercising options at any time with respect to Tower Common Stock or other securities; or

  (e)
  Preclude Tower or any Tower Affiliate from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III—REPRESENTATIONS AND
WARRANTIES OF FNB

        Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article III and delivered concurrently with this Agreement, FNB hereby represents and warrants to Tower as follows:

Section 3.01—Organization.

  (a)
  FNB is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. FNB is a bank holding company duly registered under the BHC Act. FNB has the full corporate power and lawful authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

  (b)
  Bank is a bank duly organized, validly existing and in good standing under the laws of the United States of America. Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

  (c)
  The deposits of Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

  (d)
  FNB has no Subsidiaries other than Bank and FNB Mortgage Brokers, Inc.

  (e)
  The respective minute books of FNB and each FNB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of FNB or any FNB Subsidiary.

  (f)
  FNB has delivered to Tower true and correct copies of the articles of incorporation and bylaws of FNB and the articles of association and bylaws of Bank, each as in effect on the date hereof.

Section 3.02—Capitalization.

  (a)
  The authorized capital stock of FNB consists of 12,000,000 shares of common stock, $0.315 par value ("FNB Common Stock"), of which at the date hereof 800,000 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. FNB has not issued nor is FNB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of FNB Common Stock or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any shares of FNB Common Stock or any other security of FNB. Accordingly, immediately prior to the Effective Date, there will be not more than 800,000 shares of FNB Common Stock issued and outstanding on a fully diluted basis.

  (b)
  Except as set forth in FNB Disclosure Schedule 3.02(b), FNB owns, directly or indirectly, all of the capital stock of Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements, or other Rights outstanding with respect to the capital stock of Bank. Except for Bank, FNB does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in Bank's investment portfolio, (ii) equity interests held in connection with Bank's commercial loan activities and (iii) as set forth on FNB Disclosure Schedule 3.02(b).

  (c)
  To the Knowledge of FNB, except as set forth on FNB Disclosure Schedule 3.02(c) or as disclosed in FNB's proxy materials used in connection with its 2005 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of FNB Common Stock (the terms "person," "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.03—Authority; No Violation.

  (a)
  FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement. The execution and delivery of this Agreement by FNB and the consummation by FNB of the Contemplated Transactions have been duly and validly approved by the Board of Directors of FNB and, except for approval by the shareholders of FNB as required by the BCL and FNB's articles of incorporation, no other corporate proceedings on the part of FNB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by FNB and, subject to approval by the shareholders of FNB and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by FNB, (i) subject to receipt of approvals from the FNB shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and FNB's and Tower's compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by FNB or any FNB Subsidiary with any of the terms or provisions hereof, do not and will not:

  (A)
  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of FNB or any FNB Subsidiary;

  (B)
  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB or any FNB Subsidiary or any of their respective properties or assets; or

  (C)
  except as described in FNB Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB or any FNB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which FNB or any FNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on FNB.

Section 3.04—Consents.

        No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in FNB Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by FNB or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, referred to in Section 4.04, hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of FNB, as required under the BCL, the consummation by FNB of the Contemplated Transactions.

Section 3.05—Financial Statements.

  (a)
  FNB has previously delivered the FNB Financials to Tower, except those pertaining to quarterly and monthly periods commencing after September 30, 2005, which it will deliver by each respective delivery date. The delivered FNB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of FNB as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period and (ii), with respect to any interim period, normal year-end adjustments and footnotes thereto.

  (b)
  To the Knowledge of FNB, FNB did not, as of the date of the FNB Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the FNB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which have not had a Material Adverse Effect and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 3.06—No Material Adverse Change.

        Neither FNB nor any FNB Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since December 31, 2004, which change has had a Material Adverse Effect.

Section 3.07—Taxes.

  (a)
  FNB and FNB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which FNB is the common parent. All federal, state and local tax returns required to be filed by or on behalf of FNB or any FNB Subsidiary have been timely filed, or FNB or any applicable FNB Subsidiary has received an appropriate extension therefore. All tax returns filed are, and the information contained therein is, complete and accurate in all material respects. All tax obligations reflected in such returns have been timely paid. Neither FNB nor any FNB Subsidiary is currently the beneficiary of any extension of time within which to file any tax return. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to FNB or any FNB Subsidiary except as fully reserved for in the FNB Financials. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

  (b)
  Neither FNB nor any FNB Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

  (c)
  Deferred taxes of FNB and each FNB Subsidiary have been and will be provided for in accordance with GAAP;

  (d)
  Neither the IRS nor any state, local, or other taxing authority is now asserting or threatening to assert against FNB or any FNB Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. To the Knowledge of FNB, all income, payroll, withholding, property, excise, sales, use, franchise, and transfer taxes, and all other taxes, charges, fees, levies, or other assessments, imposed upon FNB or any FNB Subsidiary by the United States or by any state, municipality, subdivision, or instrumentality of the Untied States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by FNB or any FNB Subsidiary, either have been paid in full or have been properly accrued and reflected in the FNB Financials.

  (e)
  Neither FNB nor any FNB Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the IRC; and

  (f)
  Neither FNB nor any FNB Subsidiary (i) is a party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was FNB, or (iii) has any tax liability for any person (other than FNB or any FNB Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

Section 3.08—Contracts.

  (a)
  Except as described in FNB Disclosure Schedule 3.08(a) or 3.12, neither FNB nor any FNB Subsidiary is a party to or subject to:

  (i)
  any employment, consulting, severance, "change-in-control", or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for "at will" arrangements;

  (ii)
  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

  (iii)
  any collective bargaining agreement with any labor union relating to employees;

  (iv)
  any agreement which by its terms limits the payment of dividends by FNB or any FNB Subsidiary;

  (v)
  except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB or any FNB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Bank, and transactions in "federal funds," or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

  (vi)
  any contract, other than this Agreement, which restricts or prohibits FNB or Bank from engaging in any type of business permissible under applicable law;

  (vii)
  any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

    (viii)
    except in the ordinary course of business, any lease for real property;

    (ix)
    any contract or arrangement with any broker-dealer or investment adviser;

    (x)
    any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

    (xi)
    any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

  (b)
  All the contracts, plans, arrangements and instruments listed in FNB Disclosure Schedule 3.08(a) or 3.12 are in full force and effect on the date hereof, and neither FNB, any FNB Subsidiary nor, to the Knowledge of FNB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement.

  (c)
  Except as otherwise described in FNB Disclosure Schedule 3.08(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which FNB or any FNB Subsidiary is a party or by which FNB or any FNB Subsidiary may be bound:

  (i)
  contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

  (ii)
  provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of FNB or any FNB Subsidiary; or

  (iii)
  requires FNB or any FNB Subsidiary to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock.

Section 3.09—Ownership of Property; Insurance Coverage.

  (a)
  FNB and each FNB Subsidiary has, or will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by FNB or such FNB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the FNB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

  (i)
  Those items that secure liabilities for borrowed money and that are described in FNB Disclosure Schedule 3.09(a) or permitted under Article V hereof;

  (ii)
  Statutory liens for amounts not yet delinquent or which are being contested in good faith;

  (iii)
  Liens for current taxes not yet due and payable;

  (iv)
  Pledges to secure deposits and other liens incurred in the ordinary course of banking business;

    (v)
    The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;

    (vi)
    Dispositions and encumbrances for adequate consideration in the ordinary course of business. FNB and each FNB Subsidiary have the right under leases of material properties used by FNB or such FNB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them; and

    (vii)
    As reflected as a liability in the FNB Financials or the footnotes thereto.

  (b)
  With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (c)
  FNB and each FNB Subsidiary maintain insurance in amounts considered by FNB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither FNB nor any FNB Subsidiary has received notice from any insurance carrier that:

  (i)
  The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

  (ii)
  Premium costs with respect to such insurance will be substantially increased.

  (d)
  FNB and each FNB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 3.10—Legal Proceedings.

        Except as set forth in FNB Disclosure Schedule 3.10, neither FNB nor any FNB Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNB, threatened, legal, administrative, arbitration, or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

  (a)
  Against FNB or any FNB Subsidiary;

  (b)
  To which the assets of FNB or any FNB Subsidiary are subject;

  (c)
  Challenging the validity or propriety of any of the Contemplated Transactions; or

  (d)
  Which could materially adversely affect the ability of FNB, Bank or any other FNB Subsidiary to perform their respective obligations under this Agreement;

  except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (a) or (b) which, if adversely determined individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNB.

Section 3.11—Compliance with Applicable Law.

  (a)
  FNB and each FNB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting).

  (b)
  FNB and each FNB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

  (c)
  No Regulatory Authority has initiated any proceeding or, to the Knowledge of FNB, investigation into the business or operations of FNB or any FNB Subsidiary.

  (d)
  Neither FNB nor any FNB Subsidiary has received any notification or communication from any Regulatory Authority:

  (i)
  Asserting that FNB or any FNB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

  (ii)
  Threatening to revoke any license, franchise, permit or governmental authorization which is material to FNB or any FNB Subsidiary;

  (iii)
  Requiring or threatening to require FNB or any FNB Subsidiary, or indicating that FNB or any FNB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FNB or any FNB Subsidiary, including without limitation any restriction on the payment of dividends; or

  (iv)
  Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNB or any FNB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to FNB or Bank, herein referred to as a "FNB Regulatory Agreement");

  (e)
  Neither FNB nor any FNB Subsidiary has received, consented to, or entered into any FNB Regulatory Agreement.

  (f)
  There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any FNB Regulatory Agreement.

  (g)
  There is no injunction, order, judgment or decree imposed upon FNB or any FNB Subsidiary or the assets of FNB or any FNB Subsidiary.

Section 3.12—ERISA.

  (a)
  FNB has delivered to Tower true and complete copies of the FNB Benefit Plans, all of which are identified in FNB Disclosure Schedule 3.12, together with:

  (i)
  The most recent actuarial reports (if any) and financial reports relating to those FNB Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

  (ii)
  The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such FNB Benefit Plans filed with the Department of Labor;

  (iii)
  The most recent IRS notices, rulings, or determination letters which pertain to any such FNB Benefit Plans; and

  (iv)
  Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the FNB Benefit Plans.

  (b)
  To the Knowledge of FNB, neither FNB nor any FNB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by FNB or any FNB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to FNB, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

  (c)
  Neither FNB nor any FNB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

  (d)
  Each FNB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, the Exchange Act and any other applicable laws governing the FNB Benefit Plan, and each FNB Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law. Each pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each pension plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that the pension plan meets the requirements of Section 401(a) of the IRC and that the trust associated with the pension plan is tax-exempt under Section 501(a) of the IRC. No event has occurred since the date of each pension plan's last determination letter that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any FNB Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any FNB Benefit Plan. Without limiting the foregoing, the following are true with respect to each FNB Benefit Plan:

  (i)
  With respect to each FNB Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

    (ii)
    No FNB Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no FNB ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

    (iii)
    No FNB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC.

    (iv)
    No FNB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no FNB Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

    (v)
    No Welfare Plan is a Voluntary Employees' Beneficiary Association as defined in Section 501(c)(9) of the IRC.

    (vi)
    All Welfare Plans and their related trusts comply in all material respects with and have been administered in compliance with (a) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (b) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

    (vii)
    With respect to each FNB Benefit Plan maintained by FNB or any FNB ERISA Affiliate, each FNB Benefit Plan provides the plan sponsor the authority to amend or terminate the FNB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the FNB Benefit Plan.

  (e)
  There is no existing, or, to the Knowledge of FNB, contemplated, audit of any FNB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of FNB, there are no pending or threatened claims by, on behalf of or with respect to any FNB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any FNB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of FNB, is there any basis for such claim.

  (f)
  With respect to any services which FNB or any FNB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any FNB Benefit Plan), to the Knowledge of FNB, FNB and each FNB Subsidiary:

  (i)
  Have correctly computed all contributions, payments or other amounts for which it is responsible;

  (ii)
  Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

  (iii)
  Have not breached any duty imposed by ERISA; and

  (iv)
  Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section 3.13—Brokers and Finders.

        Neither FNB, any FNB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for RP Financial, L.C., whose engagement letter with FNB is included in FNB Disclosure Schedule 3.13.

Section 3.14—Environmental Matters.

  (a)
  Except as set forth on FNB Disclosure Schedule 3.14(a), to the Knowledge of FNB, neither FNB nor any FNB Subsidiary, nor any property owned or operated by FNB or any FNB Subsidiary, has been or is in violation of or liable under any Environmental Law. Except as set forth on FNB Disclosure Schedule 3.14(a), there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of FNB, threatened, or any investigation pending, relating to the liability of FNB or any FNB Subsidiary with respect to any property owned or operated by FNB or any FNB Subsidiary under any Environmental Law.

  (b)
  Except as set forth on FNB Disclosure Schedule 3.14(b), to the Knowledge of FNB, no property, now or formerly owned or operated by FNB or any FNB Subsidiary or on which FNB or any FNB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA, on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FNB or any FNB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 3.15—CRA Compliance.

        FNB and Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Bank has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of FNB, there is no fact or circumstance or set of facts or circumstances which would cause FNB or Bank to fail to comply with such provisions.

Section 3.16—Information to be Supplied.

  (a)
  The information supplied by FNB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and Tower, and up to and including the date of the FNB and Tower Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

  (b)
  The information supplied by FNB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.17—Related Party Transactions.

  (a)
  Except as set forth on FNB Disclosure Schedule 3.17, or as is disclosed in the footnotes to the FNB Financials, as of the date hereof, neither FNB nor any FNB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of FNB or any FNB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

  (b)
  Except as set forth in FNB Disclosure Schedule 3.17, as of the date hereof, no loan or credit accommodation to any FNB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default. To the Knowledge of FNB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section 3.18—Loans.

        Except as set forth on the FNB Disclosure Schedule 3.18, all loans reflected as assets in the FNB Financials are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

Section 3.19—Allowance for Loan Losses.

        The allowance for loan losses reflected in FNB's and Bank's reports to Regulatory Authorities has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the FNB Financials has been and will be established and maintained in accordance with GAAP. FNB has disclosed to Tower on FNB Disclosure Schedule 3.19 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of FNB that FNB has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and FNB shall disclose promptly to Tower after the end of each month after the date hereof and on the business day prior to the Closing Date the amount of each such classification on an updated FNB Disclosure Schedule 3.19. FNB has disclosed to Tower on FNB Disclosure Schedule 3.19 the amounts of all overdrafts occurring since January 1, 2005 and FNB shall disclose promptly to Tower after the end of each month after the date hereof and on the business day before the Effective Date the amount of such overdrafts. The OREO and in-substance foreclosures included in any of FNB's non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of FNB that FNB has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import and the amounts of all overdrafts occurring since January 1, 2005 are attached hereto on the FNB Disclosure Schedule 3.19 of this Agreement.

Section 3.20—Investment Securities.

        None of the investments reflected in the FNB Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" and none of the investments made since December 31,

2004, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of FNB to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 3.21—Reorganization.

        As of the date hereof, FNB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. FNB shall not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section 3.22—Fairness Opinion.

        FNB's board of directors has received a written opinion from RP Financial, L.C. to the effect that, as of the date hereof, the consideration to be received by shareholders of FNB pursuant to this Agreement is fair, from a financial point of view, to the shareholders of FNB.

Section 3.23—Reporting Requirements.

        FNB Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 3.24—Securities Documents.

        FNB has delivered to Tower copies of:

  (a)
  FNB's annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

  (b)
  All other reports, registration statements and filings of FNB filed with the SEC since January 1, 2005; and

  (c)
  FNB's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2005 and 2004.

        The Securities Documents complied, in all material respects, and any future Securities Documents will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such Securities Documents did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 3.25—Quality of Representations.

        No representation made by FNB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.26—Absence of Certain Changes

        Except as disclosed in FNB Disclosure Schedule 3.26 and provided for or contemplated in this Agreement, since December 31, 2004 there has not been:

  (a)
  any material transaction by FNB or any FNB Subsidiary other than in the ordinary course of business and in conformity with past practices;

  (b)
  any acquisition or disposition of property by FNB or any FNB Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $40,000.00, other than acquisitions or dispositions made in the ordinary course of business;

  (c)
  any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind on any of the respective properties or assets of FNB or any FNB Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (pledges of and liens on assets to secure Federal Home Loan Bank or Federal Reserve Bank advances being deemed both in the ordinary course of business and consistent with past practices);

  (d)
  any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of FNB or any FNB Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.01(d);

  (e)
  any incurring of, assumption of, or taking of, by FNB or any FNB Subsidiary, any property subject to, any liability in excess of $40,000.00, except for liabilities incurred or assumed or property taken subsequent to December 31, 2004 in the ordinary course of business and in conformity with past practices;

  (f)
  any material alteration in the manner of keeping the books, accounts, or records of FNB or any FNB Subsidiary, or in the accounting policies or practices therein reflected;

  (g)
  any elimination of employee benefits;

  (h)
  any deferred routine maintenance of real property or leased premises;

  (i)
  any elimination of a reserve where the liability related to such reserve has remained;

  (j)
  any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

  (k)
  any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.27—Absence of Undisclosed Liabilities

        To the Knowledge of FNB, neither FNB nor any FNB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the FNB Financials delivered to Tower prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in FNB Disclosure Schedule 3.27, since December 31, 2004, neither FNB nor any FNB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

ARTICLE IV—REPRESENTATIONS AND
WARRANTIES OF TOWER

        Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of Article IV and delivered concurrently with this Agreement, Tower hereby represents and warrants to FNB as follows:

Section 4.01—Organization.

  (a)
  Tower is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Tower is a bank holding company duly registered under the BHC Act. Tower has the full corporate power and lawful authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Tower is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, or qualified will not have a Material Adverse Effect, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

  (b)
  Greencastle is a bank duly organized, validly existing and in good standing under the laws of the United States of America. Greencastle has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Greencastle is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

  (c)
  The deposits of Greencastle are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

  (d)
  Tower has no Subsidiaries other than Greencastle and those identified in Tower Disclosure Schedule 4.01(d).

  (e)
  The respective minute books of Tower and each Tower Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of Tower and the Tower Subsidiary.

  (f)
  Tower has delivered to FNB true and correct copies of the articles of incorporation and bylaws of Tower and the articles of association and bylaws of Greencastle, each as in effect on the date hereof.

Section 4.02—Capitalization.

  (a)
  The authorized capital stock of Tower consists of (a) five million (5,000,000) shares of common stock, no par value ("Tower Common Stock"), of which, as of June 30, 2005: 52,808 shares are validly issued and held by Tower as treasury stock and 1,780,100 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, except as may be defined in Tower's articles of incorporation, and (b) five hundred thousand (500,000) shares of preferred stock, of which none are issued and outstanding. Tower has not issued nor is Tower bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Tower Common Stock or any other security of Tower or any securities representing the right to vote, purchase or otherwise receive any shares of Tower Common Stock or any other security of Tower, except (i) for options to acquire shares of Tower Common Stock issued under Tower's various stock option plans, (ii) pursuant to Tower's employee stock purchase plan, and (iii) this Agreement.

  (b)
  As of the date of this Agreement, Tower owns, directly or indirectly, all of the capital stock of the Tower Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for those subsidiaries identified in Tower Disclosure Schedule 4.02(b). There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital of any Tower Subsidiary, except for those subsidiaries identified in Tower Disclosure Schedule 4.02(b).

Section 4.03—Authority; No Violation.

  (a)
  Tower has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions, subject to receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by Tower's shareholders. The execution and delivery of this Agreement by Tower and the consummation by Tower of the Contemplated Transactions have been duly and validly approved by the Board of Directors of Tower and, except for approval by the shareholders of Tower as required by the BCL and articles of incorporation of Tower, no other corporate proceedings on the part of Tower are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Tower and, subject to approval by the shareholders of Tower and subject to receipt of the required approvals of Regulatory Authorities, described in Section 4.04 hereof, constitutes the valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

  (b)
  The execution and delivery of this Agreement by Tower, subject to receipt of approvals from the Tower shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and Tower's and FNB's compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and compliance by Tower or any Tower Subsidiary with any of the terms or provisions hereof, do not and will not:

  (i)
  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of Tower or any Tower Subsidiary;

  (ii)
  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to Tower or any Tower Subsidiary or any of their respective properties or assets; or

  (iii)
  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tower or any Tower Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Tower or any Tower Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected;

    except to the extent that the failure to comply, in the aggregate, would not have a Material Adverse Effect.

Section 4.04—Consents.

        Except for consents and approvals of, or filings with, Regulatory Authorities and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Tower or the consummation of the Contemplated Transactions.

Section 4.05—Financial Statements.

  (a)
  Tower has previously delivered the Tower Financials to FNB, except those pertaining to quarterly periods commencing after September 30, 2005, which it will deliver by each respective delivery date. The delivered Tower Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Tower as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period and (ii), with respect to any interim period, normal year-end adjustments and footnotes thereto.

  (b)
  To the Knowledge of Tower, Tower did not as of the date of the Tower Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Tower Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 4.06—No Material Adverse Change.

        Neither Tower nor any Tower Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition, or results of operations or any damage, destruction or loss since December 31, 2004, which change has had a Material Adverse Effect.

Section 4.07—Taxes.

  (a)
  Tower and Tower Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Tower is the common parent. All federal, state and local tax returns required to be filed by or on behalf of Tower or any Tower Subsidiary have been timely filed, or Tower or any applicable Tower Subsidiary has received an appropriate extension therefore. All tax returns filed are, and the information contained therein is, complete and accurate in all material respects. All tax obligations reflected in such returns have been timely paid. Neither Tower nor any Tower Subsidiary is currently the beneficiary of any extension of time within which to file any tax return. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might reasonably be expected to result in a determination materially adverse to Tower or any Tower Subsidiary except as fully reserved for in the Tower Financials. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid;

  (b)
  Neither Tower nor any Tower Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect;

  (c)
  Deferred taxes of Tower and each Tower Subsidiary have been and will be provided for in accordance with GAAP;

  (d)
  Neither the IRS nor any state, local, or other taxing authority is now asserting or threatening to assert against Tower or any Tower Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. To the Knowledge of Tower, all income, payroll, withholding, property, excise, sales, use, franchise, and transfer taxes, and all other taxes, charges, fees, levies, or other assessments, imposed upon Tower or any Tower Subsidiary by the United States or by any state, municipality, subdivision, or instrumentality of the Untied States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Tower or any Tower Subsidiary, either have been paid in full or have been properly accrued and reflected in the Tower Financials;

  (e)
  Neither Tower nor any Tower Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the IRC; and

  (f)
  Neither Tower nor any Tower Subsidiary (i) is a party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Tower), or (iii) has any tax liability for any person (other than Tower or any Tower Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

Section 4.08—Contracts.

  (a)
  Each of the material contracts, to which Tower is a party that relates to or affects the assets or operations of Tower is a valid and binding obligation of Tower and is in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

  (b)
  Except as described in Tower's Disclosure Schedule 4.08(b) or 4.13, neither Tower nor any Tower Subsidiary is a party to or subject to:

  (i)
  any employment, severance, or "change-in-control" contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for "at will" arrangements;

  (ii)
  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person; or

  (iii)
  any agreement which by its terms limits the payment of dividends by Tower or any Tower Subsidiary.

Section 4.09—Ownership of Property

  (a)
  Tower and each Tower Subsidiary has good and marketable title to Tower properties and assets (other than property as to which Tower is lessee), except for (i) such items shown in the Tower consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent, or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on Tower.

  (b)
  With respect to all agreements pursuant to which Tower or any Tower Subsidiary has purchased securities subject to an agreement to resell, if any, Tower or such Tower Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

  (c)
  Tower and each Tower Subsidiary maintain insurance in amounts considered by Tower to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither Tower nor any Tower Subsidiary has received notice from any insurance carrier that:

  (i)
  The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

  (ii)
  Premium costs with respect to such insurance will be substantially increased.

  (d)
  Tower and each Tower Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 4.10—Financing.

        At the Effective Date, Tower will have available cash sufficient to pay the amounts required to be paid to FNB shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

Section 4.11—Legal Proceedings.

        Neither Tower nor any Tower Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tower, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

  (a)
  Against Tower or any Tower Subsidiary;

  (b)
  To which the assets of Tower or any Tower Subsidiary are subject;

  (c)
  Challenging the validity or propriety of any of the Contemplated Transactions; or

  (d)
  Which could materially adversely affect the ability of Tower or any other Tower Subsidiary to perform their respective obligations under this Agreement;

  except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12—Compliance with Applicable Law.

        Except as disclosed on Tower Disclosure Schedule 4.12 or where noncompliance would not have a Material Adverse Effect:

  (a)
  Tower and each Tower Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them (including, but not limited to, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting).

  (b)
  Tower and each Tower Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith.

  (c)
  No Regulatory Authority has initiated any proceeding or, to the Knowledge of Tower, investigation into the business operations of Tower or any Tower Subsidiary.

  (d)
  Neither Tower nor any Tower Subsidiary has received any notification or communication from any Regulatory Authority:

  (i)
  Asserting that Tower or any Tower Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

  (ii)
  Threatening to revoke any license, franchise, permit or governmental authorization which is material to Tower or any Tower Subsidiary;

  (iii)
  Requiring or threatening to require Tower or any Tower Subsidiary, or indicating that Tower or any Tower Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends; or

  (iv)
  Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tower or any Tower Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to Tower or Greencastle, herein referred to as a "Tower Regulatory Agreement");

  (e)
  Neither Tower nor any Tower Subsidiary has received, consented to, or entered into any Tower Regulatory Agreement.

  (f)
  There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Tower Regulatory Agreement.

  (g)
  There is no injunction, order, judgment or decree imposed upon Tower or any Tower Subsidiary or the assets of Tower or any Tower Subsidiary.

Section 4.13—ERISA

  (a)
  Tower has delivered or made available to FNB true and complete copies of the Tower Benefit Plans, all of which are set forth in Tower Disclosure Schedule 4.13, together with:

  (i)
  The most recent actuarial reports (if any) and financial reports relating to those Tower Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

  (ii)
  The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such Tower Benefit Plans filed with the Department of Labor;

  (iii)
  The most recent IRS notices, rulings, or determination letters which pertain to any such Tower Benefit Plans; and

  (iv)
  Summary plan descriptions and amendments thereto and any insurance, third party administrator, or administrative services only contracts related to the Tower Benefit Plans.

  (b)
  To the Knowledge of Tower, neither Tower nor any Tower ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Tower or any Tower ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted or will result in a Material Adverse Effect with respect to Tower, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan which could result in a Material Adverse Effect.

  (c)
  Neither Tower nor any Tower ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

  (d)
  Each Tower Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, the Exchange Act and any other applicable laws governing the Tower Benefit Plan, and each Tower Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law. Each pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each pension plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that the pension plan meets the requirements of Section 401(a) of the IRC and that the trust associated with the pension plan is tax-exempt under Section 501(a) of the IRC. No event has occurred since the date of each pension plan's last determination letter that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any Tower Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Tower Benefit Plan. Without limiting the foregoing, the following are true with respect to each Tower Benefit Plan:

  (i)
  With respect to each Tower Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

  (ii)
  No Tower Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no Tower ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

  (iii)
  No Tower Benefit Plan is a Multiemployer Plan as defined in Section 3(37) of ERISA.

  (iv)
  No Tower Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no Tower Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

  (v)
  No Welfare Plan is a Voluntary Employees' Beneficiary Association as defined in Section 501(c)(9) of the IRC.

    (vi)
    All Welfare Plans and their related trusts comply in all material respects with and have been administered in compliance with (a) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (b) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

    (vii)
    With respect to each Tower Benefit Plan maintained by Tower or any Tower ERISA Affiliate, each Tower Benefit Plan provides the plan sponsor the authority to amend or terminate the Tower Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the Tower Benefit Plan.

  (e)
  There is no existing, or, to the Knowledge of Tower, contemplated, audit of any Tower Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of Tower, there are no pending or threatened claims by, on behalf of or with respect to any Tower Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Tower Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Tower, is there any basis for such claim.

  (f)
  With respect to any services which Tower or any Tower Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Tower Benefit Plan), to the Knowledge of Tower, Tower and each Tower Subsidiary:

  (i)
  Have correctly computed all contributions, payments or other amounts for which it is responsible;

  (ii)
  Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

  (iii)
  Have not breached any duty imposed by ERISA; and

  (iv)
  Have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

Section 4.14—Brokers and Finders.

        Neither Tower, any Tower Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Cedar Hill Advisors, LLC whose engagement with Tower is disclosed in Tower Disclosure Schedule 4.14.

Section 4.15—Related Party Transactions.

        Except as set forth on Tower Disclosure Schedule 4.15, or as is disclosed in the footnotes to the Tower Financials, as of the date hereof, neither Tower nor any Tower Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Tower or any Tower Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 4.16—Environmental Matters.

  (a)
  Except as set forth on Tower Disclosure Schedule 4.16, to the Knowledge of Tower, neither Tower, any Tower Subsidiary, nor any property owned or operated by Tower or any Tower Subsidiary, has been or is in violation of or liable under any Environmental Law. Except as set forth on Tower Disclosure Schedule 4.16, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Tower, threatened, or any investigation pending, relating to the liability of Tower or any Tower Subsidiary with respect to any property owned or operated by Tower or any Tower Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

  (b)
  Except as set forth on tower Disclosure Schedule 4.16(b), to the Knowledge of Tower, no property, now owned or operated by Tower or any Tower Subsidiary or on which Tower or any Tower Subsidiary holds a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA, on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Tower or any Tower Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

Section 4.17—CRA Compliance.

        Tower and Greencastle are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Greencastle has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of Tower, there is no fact or circumstance or set of facts or the circumstances which would cause Tower or Greencastle to fail to comply with such provisions.

Section 4.18—Loans.

        Except as set forth on the Tower Disclosure Schedule 4.18, all loans reflected as assets in the Tower Financials have good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charge, rights of first refusal or similar rights or security interests of any nature encumbering such loans and are evidenced by notes, agreements or other evidences of indebtedness with are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.

Section 4.19—Allowance for Loan Losses.

        The allowance for loan losses reflected in Tower's reports to Regulatory Authorities has been and will be established in accordance with and in compliance with the requirements of all regulatory criteria and the allowance for loan losses shown on the Tower Financials has been and will be established in accordance with GAAP.

Section 4.20—Information to be Supplied.

  (a)
  The information supplied by Tower for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Tower and FNB, and up to and including the date of the Tower and FNB Shareholders Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

  (b)
  The information supplied by Tower for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.21—Reporting Requirements

        Tower Common Stock is registered under Section 12 of the Exchange Act and is subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the Exchange Act.

Section 4.22—Reorganization.

        As of the date hereof, Tower does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. Tower shall not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section 4.23—Fairness Opinion.

        Tower's board of directors has received a written opinion from Cedar Hill Advisors, LLC to the effect that, as of the date hereof, the consideration to be paid by Tower pursuant to this Agreement is fair, from a financial point of view, to the Tower Shareholders.

Section 4.24—Tower Common Stock.

        The shares of Tower Common Stock to be issued and delivered to FNB shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of Tower shall have any pre-emptive right with respect thereto.

Section 4.25—Investment Securities.

        None of the investments reflected in the Tower Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" and none of the investments made since December 31, 2004, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Tower to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 4.26—Securities Documents.

        Tower has delivered to FNB copies of:

  (a)
  Tower's annual reports on SEC Form 10-K for the years ended December 31, 2004 and 2003;

  (b)
  All other reports, registration statements and filings of Tower filed with the SEC since January 1, 2005; and

  (c)
  Tower's proxy materials used, or to be used, in connection with its meetings of shareholders held in 2005 and 2004.

        The Securities Documents complied, in all material respects, and any future Securities Documents will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such Securities Documents did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Section 4.27—Quality of Representations.

        To the Knowledge of Tower, no representation made by Tower in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.28—Absence of Certain Changes.

        Except as disclosed in Tower Disclosure Schedule 4.28 and provided for or contemplated in this Agreement, since December 31, 2004 has not been:

  (a)
  any material transaction by Tower or any Tower Subsidiary other than in the ordinary course of business and in conformity with past practices;

  (b)
  any material alteration in the manner of keeping the books, accounts, or records of Tower or any Tower Subsidiary, or in the accounting policies or practices therein reflected;

  (c)
  any elimination of a reserve where the liability related to such reserve has remained; or

  (d)
  any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 4.29—Absence of Undisclosed Liabilities.

        To the Knowledge of Tower, neither Tower nor any Tower Subsidiary has any obligations or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the Tower Financials delivered to FNB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in Tower Disclosure Schedule 4.29, since December 31, 2004, neither Tower nor any Tower Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practices and applicable law.

ARTICLE V—COVENANTS OF THE PARTIES

Section 5.01—Conduct of FNB's Business.

        Through the Closing Date, FNB shall, and shall cause each FNB Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Tower. FNB shall, and shall cause each FNB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of FNB or the FNB Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Tower, which consent shall not be unreasonably withheld, delayed or conditioned; provided that FNB shall have the right to replace customer contact employees in the ordinary course of business without Tower's consent provided the salary of any employee does not exceed $40,000.00 Through the Closing Date, except as otherwise consented to in writing by Tower or as permitted by this Agreement, FNB shall not, and shall not permit any FNB Subsidiary to:

  (a)
  Change any provision of its articles of incorporation or of its bylaws;

  (b)
  Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend except quarterly cash dividends not to exceed $0.21 per share for the fourth quarter of 2005, $0.36 per share for the first quarter of 2006 (including any special dividends), $0.19 per share for the second quarter of 2006 or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of FNB capital stock. Nothing contained in this Section 5.01(b) or in any other section of this Agreement shall be construed to permit FNB shareholders to receive a dividend from both FNB and Tower in any quarter or to deny or prohibit them from receiving one dividend from FNB and Tower in any quarter and FNB shall cooperate with Tower to coordinate dividend payment dates and record dates in the quarter in which the closing is anticipated to occur to achieve such results; subject to applicable regulatory restrictions, if any, Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by FNB permitted hereunder;

  (c)
  Grant any severance or termination pay, other than pursuant to policies or agreements of FNB or any FNB Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, compensation, "change-in-control", or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with FNB or any FNB Subsidiary;

  (d)
  Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with FNB or any FNB Subsidiary, except for routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount for all employees of no greater than Seventy Thousand Dollars ($70,000.00);

  (e)
  Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

  (f)
  Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to Tower;

  (g)
  Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority except as required by Section 5.08(a)(iv) of this Agreement;

  (h)
  Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

  (i)
  Implement any pension, retirement, profit-sharing, bonus, welfare benefit, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement;

  (j)
  Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

  (k)
  Enter into, renew, extend, or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

  (l)
  Enter into any interest rate swap, floor or cap, or similar commitment, agreement, or arrangement;

  (m)
  Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

  (n)
  Purchase any security for its investment portfolio (i) rated less than "baa" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

  (o)
  Except as set forth on FNB Disclosure Schedule 5.01(o), make any capital expenditure of $25,000.00 or more; or undertake or enter into any lease, contract or other commitment for its account;

  (p)
  Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

  (q)
  Not liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity or person (or agree to any merger, consolidation, affiliation, purchase, or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity, or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity, or person; acquire control over any other firm, financial institution, corporation or organization; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of FNB to any party other than Tower or an affiliate of Tower unless the failure to do so shall, in the good faith judgment of the FNB board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by FNB's directors under the laws of the Commonwealth of Pennsylvania;

  (r)
  Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit in excess of $1,000,000.00 for an owner occupied residential first mortgage loan not with an Affiliate of FNB or $700,000.00 for all other transactions; or

  (s)
  Agree to do any of the foregoing.

Section 5.02—Conduct of Tower's Business.

        Tower shall, and shall cause each Tower Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Tower or the Tower Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by FNB or as permitted by this Agreement, Tower shall not, and shall not permit any Tower Subsidiary to:

  (a)
  Change any provision of its articles of incorporation or of its bylaws during the period commencing on the date of this Agreement and ending on the Effective Date except as required by law, this Agreement or to effectuate the Contemplated Transactions;

  (b)
  Declare, set aside or pay any cash dividends to Tower Shareholders except quarterly cash dividends in amounts not to exceed $0.30 per share for the third and fourth quarters of 2005 and for the first and second quarters of 2006, or other cash distribution in respect of capital stock;

  (c)
  Take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to FNB;

  (d)
  Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;

  (e)
  Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

  (f)
  Neither Tower nor any Tower Subsidiary, nor any executive officer or director of Tower or any Tower Subsidiary, nor any shareholder of Tower who may be deemed to be an "affiliate" (as that term is defined for the purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of Tower, shall purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of Tower Common Stock or FNB Common Stock or any options, rights or other securities convertible into shares of Tower Common Stock or FNB Common Stock during the Determination Period; provided, however, that Tower may purchase shares of Tower Common Stock in the ordinary course of business of Tower during the Determination Period for the benefit of a Tower Benefit Plan; or

  (g)
  Agree to any of the foregoing.

Section 5.03—Access; Confidentiality.

  (a)
  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

  (b)
  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships. Neither FNB, Tower, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

Section 5.04—Regulatory Matters.

        Through the Closing Date:

  (a)
  Tower and FNB shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. Tower and FNB shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

  (b)
  FNB and Tower shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions.

  (c)
  FNB and Tower shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, FNB and Tower shall use their reasonable good faith efforts to provide each other certificates, "comfort" letters and other documents reasonably requested by the other.

Section 5.05—Taking of Necessary Actions.

        Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

Section 5.06—No Solicitation.

        FNB shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:

  (a)
  Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

  (b)
  Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

  (c)
  Agree to or endorse any Acquisition Proposal;

  unless the failure to do so shall, in the good faith judgment of the FNB board of directors, after receipt of written advice of counsel, shall constitute a breach of fiduciary duty of the directors under the laws of the Commonwealth of Pennsylvania. FNB shall notify Tower as promptly as practicable (but in no event later than 2 Business Days), in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

  As used herein, the term "Acquisition Proposal" means a bona fide written proposal for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of FNB, any FNB Subsidiary, or any other business combination involving FNB or any FNB Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of FNB Common Stock or the then outstanding shares of common stock of any FNB Subsidiary.

Section 5.07—Update of Disclosure Schedules.

        Through the Closing Date, FNB shall update the FNB Disclosure Schedule, and Tower shall update the Tower Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

Section 5.08—Other Undertakings by Tower and FNB.

  (a)
  Undertakings of FNB.

  (i)
  Shareholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, FNB shall submit this Agreement to its shareholders for approval at the FNB Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

  Notwithstanding the foregoing, the board of directors of FNB may withhold its recommendation or withdraw its recommendation to its shareholders only if (1) the board of directors shall be in receipt of a Superior Proposal, as defined below, and (2) the board of directors of FNB shall have determined that the failure to do so, after receipt of written advice of counsel, would constitute a breach of the FNB directors' fiduciary duty under Pennsylvania Law. FNB agrees that if the FNB board of directors fails to recommend or withdraws its recommendation to its shareholders regarding the Merger, and the shareholders subsequently fail to approve the Merger, the fee and provisions of Section 8.01(b) hereof will be applicable.

  "Superior Proposal" means a bona fide written proposal or written offer (other than by another party hereto) for an Acquisition Proposal on terms which the board of directors of FNB concludes in good faith, based upon the advice of its financial advisors and after written advice from outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), the legal, financial and regulatory aspects of the proposal, FNB's responsibilities under the BCL and the person making the proposal, are in the aggregate more favorable to all the shareholders of FNB than the Merger.

    (ii)
    Phase I Environmental Audit. FNB shall permit Tower, if Tower elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by FNB or any FNB Subsidiary. Tower must commence a "phase I environmental audit" within sixty (60) days of the date of this Agreement or Tower's right to perform such an audit shall be waived. Tower shall provide written notice to FNB of its intention to conduct such an audit prior to commencing such audit.

    (iii)
    Director Fee Continuation Agreements. Prior to Closing, FNB and Bank shall have taken any and all actions required to fully accrue and account for all liabilities and obligations incurred as of the Effective Date for all director fee continuation agreements in effect on the date of this Agreement.

    (iv)
    Prior to the Effective Date, each of FNB and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of Tower; provided, however, that no such modifications or changes need be made prior to the satisfactions of the conditions set forth in Sections 6.01(c) and 6.01(i); and further provided that in any event, no accrual or reserve made by FNB or any of its Subsidiaries pursuant to this Section 5.08(a)(iv) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of FNB or its management with any such adjustments.

  (b)
  Undertakings of Tower and FNB.

  (i)
  Filings and Approvals. Tower and FNB shall cooperate with each other in the preparation and filing, as soon as practicable, of:

  (A)
  The Applications;

  (B)
  The Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

  (C)
  All other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

  (ii)
  Public Announcements. Tower and FNB shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

  (iii)
  Maintenance of Insurance. Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall maintain insurance in such amounts as Tower and FNB, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

  (iv)
  Maintenance of Books and Records. Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

    (v)
    Taxes. Tower and each Tower Subsidiary, and FNB and each FNB Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

    (vi)
    In-House Operations. After the Effective Date but no later than ninety (90) days after the Effective Date, Tower and FNB shall, subject to applicable legal requirements, cooperate with each other, and in the interest of an orderly, cost-effective consolidation of operations and in the sole determination of Tower, terminate any in-house back office, support, processing or other operational activities or services of FNB or any FNB Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Tower or any Tower Subsidiary (as Tower shall select) and FNB for the provision of similar services to FNB or any FNB Subsidiary.

    (vii)
    Delivery of Financial Statements. FNB shall deliver to Tower, the FNB Financials by each respective delivery date, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

    (viii)
    Delivery of SEC or Regulatory Filings and Documents. Tower and FNB shall each deliver to the other copies of all Securities Documents filed with the SEC or reports filed with Regulatory Authorities promptly upon the filing thereof.

  (c)
  Undertakings of Tower.

  (i)
  Shareholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, Tower shall submit this Agreement to its shareholders for approval at the Tower Shareholders Meeting with the recommendation that its shareholders approve this Agreement and the Merger.

  (ii)
  Subject to Tower's articles of incorporation, bylaws, eligibility requirements of any Regulatory Authority relating to Tower and continuing fiduciary duties of the Tower board of directors, Tower shall renominate one (1) FNB Nominee whose term expires at the 2006 Annual Meeting of Shareholders of Tower for one additional three (3) year term.

  (iii)
  Employees, Severance Policy.

  (A)
  Subject to Tower's usual personnel and qualification policies, Tower will endeavor to continue the employment of all current FNB employees in positions that will contribute to the successful performance of the combined organization. If that is impracticable or if Tower elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then Tower will make severance payments to the displaced employee as set forth in this Section 5.08(c)(iii).

  (B)
  Tower will grant an eligible exempt employee two weeks of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay. Tower will grant an eligible non-exempt employee one week of severance pay for each year of service with a minimum of four (4) weeks up to a maximum of twenty-six (26) weeks of severance pay.

      (C)
      All employees of FNB or of any FNB Subsidiary on the date hereof will be eligible for severance benefits as set forth in this Section 5.08(c)(iii), except that no employee of FNB or of any FNB Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any "change in control" agreement, employment agreement, salary continuation agreement or similar plan or right.

      (D)
      Each person eligible for severance benefits as set forth in this Section 5.08(c)(iii) will remain eligible for such benefits if his or her employment is terminated, other than for "cause," or voluntarily terminates his or her employment after being offered a position that is not "comparable employment" as defined in Section 5.08(c)(iii)(A) above, within twelve months after the Effective Date. Any person whose employment with Tower or any Tower Subsidiary is terminated without "cause" after twelve months from the Effective Date shall receive such severance benefit from Tower or such Tower Subsidiary as is provided for in Tower's general severance policy for such terminations (with full credit being given for each year of service with FNB or any FNB Subsidiary).

      (E)
      For purposes of this Section 5.08(c)(iii), "cause" means the employer's good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, Tower, any Tower Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; or (4) failed to adequately perform their duties as an employee.

    (iii)
    Employee Benefits.

    (A)
    As of the Effective Date, each employee of FNB or of any FNB Subsidiary who becomes an employee of Tower or of any Tower Subsidiary shall be entitled to full credit for each year of service with FNB or any FNB Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Tower's, or as appropriate, in the Tower Subsidiary's, employee benefit plans, programs and policies. Tower shall use the original date of hire by FNB or a FNB Subsidiary in making these determinations.

    (B)
    Subject to the other provisions of this Section 5.07(c)(iii) after the Effective Date, Tower may discontinue, amend, convert to, or merge with, a Tower or Tower Subsidiary plan any FNB Benefit Plan, subject to the plan's provisions and applicable law.

    (iv)
    Indemnification, Insurance.

    (A)
    For six (6) years after the Effective Date (except as described below), Tower shall indemnify, defend and hold harmless the present and former directors and officers of FNB and Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Date (and also advance expenses incurred) to the extent permitted by Tower's articles of incorporation, and bylaws, and applicable law, excepting liability for fraud, deception, intentional misrepresentation, intentional action, or self dealing; provided, however, that Tower shall not have an obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction or Regulatory Authority shall ultimately determine, and such determination shall become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or the Regulatory Authority.

      (B)
      For a period of three (3) years following the Effective Date, Tower shall pay the premiums for a director and officer liability insurance tail policy for the directors and officers of FNB and Bank as of the Effective Date and for all former directors and officers of FNB and Bank, if insurable by an insurance carrier within the financial limitations of this Section 5.07(c)(iv), with conditions and terms substantially comparable to the director and officer liability policy of FNB as of the date of this Agreement, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of the date of this Agreement. In the event Tower is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, Tower shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of the rate.

    (v)
    Reorganization. Through the Closing Date, Tower shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of IRC Section 368.

    (vi)
    Conduct of Tower's and Greencastle's Business. Through the Closing Date, Tower and Greencastle shall use their reasonable good faith efforts to preserve their business organizations intact, maintain good relationships with employees, and preserve the good will of their customers and others with whom business relationships exist.

ARTICLE VI—CONDITIONS

Section 6.01—Conditions to FNB's Obligations under this Agreement.

        The obligations of FNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNB pursuant to Section 8.03 hereof:

  (a)
  Corporate Proceedings. All action required to be taken by, or on the part of, Tower to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Tower, and FNB shall have received certified copies of the resolutions evidencing such authorizations.

  (b)
  Covenants; Representations. The obligations of Tower and Greencastle required by this Agreement to be performed by Tower and Greencastle at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Tower set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

  (c)
  Approvals of Regulatory Authorities. Procurement by FNB and Tower of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions.

  (d)
  No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

  (e)
  Officer's Certificate. Tower shall have delivered to FNB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.01 have been satisfied.

  (f)
  Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Tower's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (g)
  Tax Opinion. FNB shall have received an opinion of Ober--Kaler, special counsel to FNB, or Smith Elliott Kearns and Company, LLC, FNB's independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Tower Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FNB, Tower, and others.

  (h)
  Approval by Tower's Shareholders. This Agreement shall have been approved by the shareholders of Tower by such vote as is required by the BCL and the articles of incorporation and bylaws of Tower.

  (i)
  Approval by FNB's Shareholders. This Agreement shall have been approved by the shareholders of FNB by such vote as is required by the BCL and the articles of incorporation and bylaws of FNB.

  (j)
  Other Documents. FNB shall have received such other certificates, documents or instruments from Tower or its officers or others as FNB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

  (k)
  Illegality. No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

  (l)
  Legal Opinion. FNB shall have been furnished with an opinion of Tower's legal counsel, dated the Closing Date, addressed to FNB, substantially to the effect set forth in Exhibit B. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Tower or any Tower Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the Commonwealth of Pennsylvania.

  (m)
  No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Tower or any of the Tower Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 6.02—Conditions to Tower's Obligations under this Agreement.

        The obligations of Tower hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Tower pursuant to Section 8.03 hereof:

  (a)
  Corporate Proceedings. All action required to be taken by, or on the part of, FNB and Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by FNB and Bank, respectively, and Tower shall have received certified copies of the resolutions evidencing such authorizations.

  (b)
  Covenants; Representations. The obligations of FNB and Bank required by this Agreement to be performed by FNB and Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

  (c)
  Approvals of Regulatory Authorities. Procurement by Tower and FNB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement that, in the reasonable opinion of the Board of Directors of Tower, would so materially and adversely impact the economic or business benefits to Tower of the Contemplated Transactions and render consummation of the Merger inadvisable.

  (d)
  No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

  (e)
  Officer's Certificate. FNB shall have delivered to Tower a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.02 have been satisfied.

  (f)
  Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by Tower's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

  (g)
  Tax Opinion or Letter. Tower shall have received an opinion of Shumaker Williams, P.C., special counsel to Tower, or a letter from Smith Elliott Kearns and Company, LLC, Tower's independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than Tower Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of FNB, Tower and others.

  (h)
  Approval by FNB's Shareholders. This Agreement shall have been approved by the shareholders of FNB by such vote as is required by the BCL and the articles of incorporation and bylaws of FNB.

  (i)
  Approval by Tower's Shareholders. This Agreement shall have been approved by the Shareholders of Tower by such vote as is required by the BCL and the articles of incorporation and bylaws of Tower.

  (j)
  Dissenters' Rights. Holders of no more than ten percent (10%) of the issued and outstanding shares of FNB Common Stock shall have exercised their statutory appraisal or Dissenters' Rights and holders of no more than five percent (5%) of the issued and outstanding shares of Tower Common Stock shall have exercised their statutory appraisal or Dissenters' Rights.

  (k)
  Other Documents. Tower shall have received such other certificates, documents or instruments from FNB or its officers or others as Tower shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

  (l)
  Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.08(a)(ii) hereof shall not result in a Material Adverse Effect on FNB; provided, however that (i) any such environmental audit must be initiated within sixty (60) days of the date of this Agreement and (ii) Tower must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(m) within thirty (30) days of receiving the results of such environmental audit.

  (m)
  Director Fee Continuation Agreements. FNB and Bank shall have completed and fully satisfied their obligations as set forth in Section 5.08(a)(iii) of this Agreement.

  (n)
  No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of FNB or any of the FNB Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect.

  (o)
  Voting Agreement. In connection with the execution of this Agreement, each director, executive officer and shareholder owning ten percent (10%) or more of FNB Common Stock or any FNB Subsidiary shall have delivered to Tower an executed Voting Agreement in the form attached hereto as Exhibit A.

  (p)
  Affiliates Letter. Tower shall have received from each director and executive officer of FNB an executed counterpart of an affiliate's letter, in the form attached hereto as Exhibit C.

  (q)
  Landlord Consent. Tower shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which FNB is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect.

  (r)
  Illegality. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

  (s)
  Legal Opinion. Tower shall have been furnished with an opinion of FNB's legal counsel, dated the Closing Date, addressed to Tower, substantially to the effect set forth in Exhibit D. Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FNB or any FNB Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

ARTICLE VII—TERMINATION

Section 7.01—Termination.

        This Agreement may be terminated on or at any time prior to the Closing Date:

  (a)
  By the mutual written consent of the Board of Directors of Tower and the Board of Directors of FNB;

  (b)
  By Tower or FNB:

  (i)
  If there shall have been any breach of any representation, warranty, or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

  (ii)
  If the Closing Date shall not have occurred prior to May 31, 2006 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

  (iii)
  If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

  (iv)
  If the Tower shareholders or FNB shareholders vote but fail to approve the Merger at the Tower Shareholders Meeting or FNB Shareholders Meeting.

  (c)
  By FNB no later than 5:00 p.m. prevailing Eastern Time on the Business Day immediately preceding the Closing Date, following a determination that the conditions described in subsection (a) of Exhibit 7.01(c) attached hereto have been met.

  (d)
  By Tower if FNB or any FNB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than Tower; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

  (e)
  By FNB if FNB or any FNB Subsidiary enters into any transaction described in (d) above after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty by FNB's directors under the laws of the Commonwealth of Pennsylvania.

  (f)
  By FNB if Tower or any Tower Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which Tower is not the surviving entity or Tower's directors as of the date of this Agreement do not comprise the majority of the surviving entity's board of directors, with any person other than FNB and the FNB board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the FNB Shareholders. Provided, however, FNB must exercise the termination option under this subsection 7.01(f) within thirty (30) calendar days after Tower files a Form 8-K regarding events triggering the termination option.

  (g)
  By Tower if the FNB board of directors withdraws, changes, or modifies its recommendation to its shareholders in any manner adverse to Tower regarding this Agreement or the Merger.

Section 7.02—Effect of Termination.

        If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Tower or FNB to the other, except for any liability of Tower or FNB under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII—MISCELLANEOUS

Section 8.01—Expenses and Other Fees.

  (a)
  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel. For the purpose of this Section, the costs of printing and distribution of the Prospectus/Proxy Statement shall be proportionally borne by the parties.

  (b)
  If within 300 days after FNB fails to complete the Merger or fails to obtain approval of the Merger at the FNB Shareholders' Meeting, whichever occurs first, after the occurrence of one of the following events and Tower shall not be in material breach of this Agreement, FNB shall immediately pay Tower a fee of one million three hundred fifty thousand dollars ($1,350,000.00):

  (i)
  A person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower:

  (A)
  Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of FNB Common Stock; or

  (B)
  Enters into an agreement, letter of intent or memorandum of understanding with FNB pursuant to which such person or group or any affiliate of such person or group would:

(1)	Merge or consolidate, or enter into any similar transaction, with FNB;
(2)	Acquire all or substantially all of the assets or liabilities of FNB; or
(3)
Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of FNB Common Stock; or
    (ii)
    FNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (b)(i)(B) above; or

    (iii)
    The FNB shareholders vote but fail to approve the Merger at the FNB Shareholders Meeting, or the FNB Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

    (A)
    The FNB Board of Directors shall have withdrawn or modified its recommendation that FNB shareholders approve and adopt this Agreement;

    (B)
    There has been an announcement by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, of an offer or proposal to acquire 25% or more of the FNB Common Stock then outstanding, or to acquire, merge, or consolidate with FNB, or to purchase all or substantially all of FNB's assets and, within eighteen (18) months of such announcement, FNB enters into an agreement with any person or group (or those terms as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) to acquire, merge, or consolidate with FNB or to purchase all or substantially all of FNB's assets;

    (C)
    Any one or more directors or executive officers of FNB or other persons who have signed a Voting Agreement have failed to maintain continued ownership of less than 90% of the shares of FNB Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Voting Agreements), as required by such signed Voting Agreements, as of the date of the Voting Agreement; or

    (D)
    Any director or executive officer of FNB or other person who has signed a Voting Agreement shall have failed to vote at the FNB Shareholders Meeting the shares of FNB Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Voting Agreement), as required by such signed Voting Agreement.

    (iv)
    This Agreement is terminated pursuant to Section 7.01 (d) or (e).

Section 8.02—Non-Survival of Representations and Warranties; Disclosure Schedules.

        All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), (e) and (f), 2.07, 2.08, and 5.08(c)(ii), (iii), (iv), and (v) shall survive the Closing.

Section 8.03—Amendment, Extension and Waiver.

        Subject to applicable law, at any time prior to the Closing Date, the parties may:

  (a)
  Amend this Agreement;

  (b)
  Extend the time for the performance of any of the obligations or other acts of either party hereto;

  (c)
  Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

  (d)
  To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

        This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04—Entire Agreement.

  (a)
  This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement, dated August 30, 2005.

  (b)
  This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05—No Assignment.

        Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06—Notices.

        All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

  (a)
  If to Tower, to:

Jeffrey B. Shank President and Chief Executive Officer Tower Bancorp, Inc. 40 Center Square P.O. Box 8 Greencastle, PA 17225 Fax: (717) 597-0451
with a copy to:
Nicholas Bybel, Jr., Esquire Shumaker Williams, P.C. 3425 Simpson Ferry Road Camp Hill, PA 17011 Fax: (717) 909-1633
  (b)
  If to FNB, to:

John C. Duffey President and Chief Executive Officer FNB Financial Corporation 101 Lincoln Way West McConnellsburg, PA 17233 Fax: (717) 485-3570
with a copy to:

Frank C. Bonaventure, Jr., Esquire Ober--Kaler 120 East Baltimore Street Suite 800 Baltimore, MD 21202 Fax: (443) 263-7505

Section 8.07—Disclosure Schedules.

        Information contained on either the FNB Disclosure Schedule or the Tower Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.08—Tax Disclosure.

        Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.09—Captions.

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.10—Counterparts.

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.11—Severability.

        If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.12—Governing Law.

        This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TOWER BANCORP, INC.
ATTEST:
/s/ JOHN H. MCDOWELL, SR.		By	/s/ JEFFREY B. SHANK
John H. McDowell, Sr.	, Secretary		Jeffrey B. Shank President and Chief Executive Officer
FNB FINANCIAL CORPORATION
ATTEST:
/s/ MARGARET A. KOBEL		By	/s/ JOHN C. DUFFEY
Margaret A. Kobel	, Secretary		John C. Duffey President and Chief Executive Officer

EXHIBIT A

September 21, 2005

Board of Directors
TOWER BANCORP, INC.
40 Center Square
P.O. Box 8
Greencastle, PA 17225

  Re:
  Voting Agreement (this "Agreement")

Dear Ladies and Gentlemen:

        The undersigned shareholder ("Shareholder") of FNB Financial Corporation, a Pennsylvania corporation ("FNB"), in order to induce Tower Bancorp, Inc., a Pennsylvania corporation ("Tower") to enter into the Agreement and Plan of Merger, of even date, by and between Tower and FNB (the "Merger Agreement") hereby represents, warrants and agrees as follows:

        1. Shareholder hereby represents and warrants that Shareholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the shares of the common stock of FNB, as set forth on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of common stock of FNB owned by Shareholder. For purposes hereof, the shares of common stock of FNB set forth on Exhibit A attached hereto, and any such shares hereafter acquired by Shareholder, shall be referred to herein as the "Stock."

        2. Shareholder will vote, or cause to be voted, in person or by proxy, all of the Stock as to which the Shareholder has or shares voting power, individually or, to the extent of the Shareholder's proportionate interest, jointly with other persons, and will use his or her reasonable best efforts to cause any other shares of Stock over which he or she shares voting power to be voted (a) for approval and adoption of the Merger Agreement and the transactions contemplated thereby at any meeting of the FNB shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement.

        3. Shareholder will not, nor will Shareholder permit any Person under Shareholder's "control" (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

        4. Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder's voting rights with respect to the Stock, except such hypothecation or pledge as otherwise disclosed on Exhibit A; or subsequent to the shareholder meeting of FNB held in connection with the vote on the Merger Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement.

        5. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Tower shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

        6. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) any statute, law, code, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Regulatory Authority, or (iii) the organizational documents of Shareholder, if applicable.

        7. Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

        8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto. The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

        9. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        10. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, nor any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended except by an instrument in writing signed by Shareholder and Tower.

        12. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Shareholder and Tower shall be deemed to be the sole "parties" to this Agreement.

        13. Shareholder understands and acknowledges that Tower is entering into the Merger Agreement in reliance upon Shareholder's execution, delivery and performance of this Agreement.

        14. It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder of FNB and owner of the Stock and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of FNB or any of its Subsidiaries.

        Notwithstanding the foregoing, Shareholder acknowledges and agrees that the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of FNB shall not, in any respect, affect or alter, or be deemed to permit Shareholder to terminate or circumvent, Shareholder's obligation to comply with the terms of this Agreement (including, without limitation, Shareholder's obligations under Section 2 hereof), nor shall the exercise of any such responsibilities and fiduciary duties by Shareholder affect any of Tower's rights hereunder.

Very truly yours,

Printed Name:
ACKNOWLEDGED AND AGREED:
TOWER BANCORP, INC.
By:
	Name:	Jeffrey B. Shank
	Title:	President and Chief Executive Officer

Exhibit A

Name	Class of Shares	Number of Shares

Encumbrances

EXHIBIT B

Form of Legal Opinion of Tower's Counsel

        1. Tower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

        2. Tower has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

        3. The shares of common stock of Tower being issued to the shareholders of FNB upon the consummation of the Contemplated Transactions are duly authorized, validly issued, fully paid and non-assessable.

        4. The Agreement is a valid and binding obligation of Tower, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

        5. The Agreement has been duly approved by the required vote of the directors and shareholders of Tower.

        6. To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for Tower in order for Tower to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

        7. Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of Tower Common Stock to the shareholders of FNB is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the SEC or, to our knowledge, any state securities commissions or administrators.

        8. The execution and delivery of the Agreement by Tower, the incurring of the obligations of Tower set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of Tower, and, to our knowledge, based solely upon a certificate of a responsible officer of Tower, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Tower which are material to its business, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Tower is a party or by which it may be bound, or to which any of its property or assets is subject. In addition, such action will not result in any contravention of the provisions of the articles of incorporation or bylaws of Tower or, to our knowledge, any applicable law, act, regulation or order or court order, writ, injunction or decree.

EXHIBIT C

Form of Legal Opinion of FNB's Counsel

        1.    FNB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

        2.    FNB has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

        3.    Bank is duly organized and is a validly existing commercial bank, organized under the laws of the United States of America, duly authorized to conduct its business in the Commonwealth of Pennsylvania and own its property as described in the Prospectus/Proxy Statement.

        4.    The deposit accounts of Bank are insured by the FDIC up to the maximum amount allowed under law.

        5.    The Agreement is a valid and binding obligation of FNB, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

        6.    The Agreement has been duly approved by the required vote of the directors and shareholders of FNB.

        7.    To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for FNB in order for FNB to consummate the transactions contemplated by the Agreement have been received and to the best of our knowledge, no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

        8.    The execution and delivery of the Agreement by FNB, the incurring of the obligations of FNB set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of FNB, and, to our knowledge, based solely upon a certificate of a responsible officer of FNB, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of FNB or Bank which are material to their business considered as one enterprise, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which FNB or Bank is a party or by which any of them may be bound, or to which any of the property or assets of FNB or Bank is subject. In addition, such action will not result in any contravention of the provisions of the certificate of incorporation, organization certificate or charter, as applicable, or bylaws of FNB or Bank or, to our knowledge, applicable law, act, regulation or order or court order, writ, injunction or decree.

EXHIBIT D

[                        , 2005]

Board of Directors
TOWER BANCORP, INC.
40 Center Square
P.O. Box 8
Greencastle, PA 17225

Ladies and Gentlemen:

        I have been advised that I may be deemed to be an "affiliate" of FNB Financial Corporation, a Pennsylvania business corporation ("FNB"), as that term is used for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of                        , 2005, by and between Tower Bancorp,  Inc. ("Tower") and FNB, FNB will merge with and into Tower (the "Merger"), and all of the outstanding common stock of FNB (the "FNB Common Stock") will be converted into the right to receive cash and common stock of Tower (the "Tower Common Stock"). In connection with the Merger, I will receive a pro rata portion of the shares of Tower Common Stock distributed to the FNB shareholders in accordance with the Agreement.

        In order to induce Tower and FNB to enter into the Agreement, I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of Tower Common Stock distributed to me in the Merger (the "Stock") except (a) in compliance with the applicable provisions of Commission Rule 145 and Commission Rule 144, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act (the compliance with Commission Rule 145 or the availability of such other exemption to be established by the undersigned to the satisfaction of Tower's counsel), or (c) in an offering registered under the Securities Act.

        I hereby consent to the placement of a stop transfer order with Tower's stock transfer agent and registrar and the endorsement on the certificates, representing the shares of Stock issued to me in the Merger, of a restrictive legend that will read, substantially, as follows:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION SUBJECT TO THE REQUIREMENTS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THESE SHARES, MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO TOWER BANCORP, INC. AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 145, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT."

        Tower's transfer agent shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of the Stock, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

        I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed by delivery of substitute certificates without the legend, and the related stop transfer restrictions will be lifted forthwith, if:

  (i)
  any shares of the Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of; or

  (ii)
  any shares of the Stock are sold in accordance with the provisions of paragraphs (c), (e), (f), (g), and (h) of Rule 144, promulgated under the Securities Act; or

  (iii)
  one year shall have elapsed from the date that I acquired the Stock and the provisions of Rule 145(d)(2) are then available to me; or

  (iv)
  two years shall have elapsed from the date that I acquired the Stock and the provisions of Commission Rule 145(d)(3) are then applicable to me; or

  (v)
  Tower shall have received a "no action" letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Tower, to the effect that the restrictions imposed by Commission Rule 145 are no longer applicable to me.

        For so long as and to the extent necessary to permit the undersigned to sell the Stock pursuant to Commission Rule 145, and to the extent applicable, Commission Rule 144, Tower shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144 (c) under the Securities Act.

        Execution of this letter should not be considered as admission on the undersigned's part that the undersigned is an "affiliate" of FNB as such term is defined under the Securities Act, nor as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

        The undersigned hereby acknowledges that if he or she is an "affiliate" of Tower, he or she may be subject to additional restrictions with respect to shares of Tower Common Stock that he or she may own.

        I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for FNB.

Sincerely,

Print Name:

Agreed and accepted this
             day of                 , 2005
by Tower Bancorp, Inc.

By:

EXHIBIT 7.01(c)

Termination Provision

(a)
FNB shall have the right to terminate the Agreement in accordance with Section 7.01(c) if both:

(i)
the Average Closing Price is less than $36.02; and

(ii)
the Tower Ratio is less than the Index Ratio by more than 10%.

(b)
For purposes of this Schedule 7.01(c), the following terms shall have the meanings indicated:

          "Determination Period Peer Bank Index Value" shall mean the average of the Peer Bank Index Values for each of the days in the Determination Period.

          "Index Ratio" shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Peer Bank Index Value by the Starting Date Peer Bank Index Value.

          "Peer Bank Group" shall mean the SNL Bank Index of Banks with Assets Less Than $500 Million.

          "Peer Bank Index Value" shall mean the index value for the Peer Bank Group as reported by SNL Financial LC.

          "Starting Date" shall mean September 21, 2005.

          "Starting Date Peer Bank Index Value" shall mean the Peer Bank Index Value on the Starting Date, which by agreement of the parties hereto is determined to be $843.27.

          "Starting Date Price" shall mean the market value of a share of Tower Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $45.02.

          "Tower Ratio" shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

(c)
If any company within the Peer Bank Group or Tower effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Tower shall be appropriately adjusted for purposes of this Schedule 7.01(c).

Schedule 1

        The remaining directors will receive $350 for each meeting attended and a $2,000 annual retainer fee.

Execution Copy

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
TOWER BANCORP, INC.
AND
FNB FINANCIAL CORPORATION

        WHEREAS, Tower Bancorp, Inc. ("Tower") and FNB Financial Corporation ("FNB") have entered into an Agreement and Plan of Merger dated September 21, 2005 (the "Agreement");

        WHEREAS, Tower and FNB intend that unless specifically defined herein, all capitalized terms in this amendment shall have the same meaning as the defined terms in the Agreement.

        WHEREAS, Tower and FNB mutually agree to amend and modify the Agreement to permit Election Forms to be mailed to FNB shareholders separately from the Prospectus/Proxy Statement;

        WHEREAS, Tower and FNB believe that this amendment is in the best interests of all parties.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tower and FNB, intending to be legally bound hereby, agree as follows:

        1.     Effective as of the date of this amendment, Section 2.02(b) of the Agreement is amended and restated as follows:

  (b)
  Election Procedures. Tower and FNB shall cause the Exchange Agent to mail an Election Form to holders of FNB Common Stock not more than forty (40) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

  (i)
  To elect to receive the Common Stock Consideration with respect to all or a portion of their shares of FNB Common Stock (the "Common Stock Election Shares"); or

  (ii)
  To elect to receive the Cash Consideration with respect to all or a portion of their shares of FNB Common Stock (the "Cash Election Shares").

    Tower and FNB shall each use its reasonable efforts to make the Election Form available to all persons who become holders of FNB Common Stock during the period between the record date for the FNB Shareholders Meeting and the Election Deadline. Any holder's Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the FNB Certificates to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such FNB Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such FNB Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of FNB Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or

    (iii) fails to perfect his, her or its dissenters' rights pursuant to Section 2.05(b) of this Agreement, the shares of FNB Common Stock held by such holder shall be designated "No-Election Shares." Nominee record holders who hold FNB Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

    For purposes of this Section 2.02, any Dissenting FNB Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares as defined herein.

        2.     The parties further agree that this amendment is an amendment within the meaning of Section 8.03 of the Agreement and that this amendment complies with the terms and provisions thereof.

        3.     Except as provided in this amendment, all terms and conditions of the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed thereon this 14th day of December, 2005.

ATTEST:		TOWER BANCORP, INC.

By:	/s/ JOHN H. MCDOWELL, SR. John H. McDowell, Sr., Secretary	By:	/s/ JEFFREY B. SHANK Jeffrey B. Shank President and Chief Executive Officer

ATTEST:		FNB FINANCIAL CORPORATION

By:	/s/ MARGARET A. KOBEL Margaret A. Kobel, Secretary	By:	/s/ JOHN C. DUFFEY John C. Duffey President and Chief Executive Officer

ANNEX B

Cedar Hill Advisors, LLC 105 Stream Court Chalfont, Pennsylvania 18914 Work 215-997-9624, Fax 215-997-9625, Cell 215-206-6617

PERSONAL AND CONFIDENTIAL

September 21, 2005

To The Board of Directors of
Tower Bancorp, Inc.
40 Center Square
Greencastle, PA 17225

Gentlemen:

        Cedar Hill Advisors, LLC ("Cedar Hill") understands that Tower Bancorp, Inc. (the "Company"), the holding company for First National Bank of Greencastle, is contemplating a merger (the "Merger") pursuant to which FNB Financial Corporation ("FNB"), the holding company for First National Bank of McConnellsburg, shall be merged with and into the Company, with the surviving entity being the Company. The terms and conditions of the merger are more fully described in the Agreement and Plan of Merger (the "Agreement") dated September 21, 2005 between the Company and FSB. Under the terms of the Agreement, upon consummation of the Merger, each share of FNB common stock, with par value per share $0.315, issued and outstanding immediately prior to the Merger (the "FNB Shares"), will be converted into the right to receive, at the election of the holder thereof, either (a) 0.8663 shares of Company common stock (the "Stock Consideration"), or (b) $39.00 in cash (the "Cash Consideration"), subject to the election and allocation procedures set forth in the Agreement which provide generally, among other things, that up to 15% of the FNB shares could be converted into the Cash Consideration and a minimum of 85% of the FNB Shares could be converted into the Stock Consideration (the Stock Consideration and the Cash Consideration hereinafter collectively referred to as, the "Merger Consideration"). The agreement allows for 100% of FNB shares to be converted in Company stock if the FNB shareholders so elect. Cash will be paid in lieu of fractional shares in an amount equal to such fraction of a share multiplied by the Average Closing Price, as described in the Agreement.

        In connection with your review and analysis of the Merger, you have requested Cedar Hill's opinion, as financial advisor, as to whether the Merger Consideration in the Agreement is fair from a financial point of view to the stockholders of the Company.

        Cedar Hill has been retained by the Board of Directors of the Company, as an independent contractor to act as financial advisor to the Company with respect to the Merger. Cedar Hill will receive a customary fee for its services, a portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify Cedar Hill against certain liabilities that could arise from rendering advice and expressing this opinion. Cedar Hill, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

        In conducting its analysis and arriving at its opinion as expressed herein, Cedar Hill has among other things:

  •
  Reviewed the Agreement, dated September xx, 2005, and the schedules and exhibits attached thereto;

  •
  Considered the pro forma financial impact of the Merger on the parties to the Agreement, based on assumptions relating to earnings projections, transaction expenses, certain purchase accounting adjustments and cost savings determined by senior management of the Company and provided by it to Cedar Hill;

  •
  Held discussions with the FNB's and the Company's management regarding the business, operations and prospects of their respective operations;

  •
  Reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2003, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005, and March 31, 2005 and certain other documents as filed by the Company with the Securities and Exchange Commission;

  •
  Reviewed the Company's audited consolidated financial statements for the Company's fiscal years ended December 31, 2004 and December 31, 2003;

  •
  Reviewed the Company's Consolidated Financial Statements (Form Y-9C) for the quarter ended June 30, 2005;

  •
  Reviewed First National Bank of Greencastle's Consolidated Report of Condition and Income for its fiscal year ended December 31, 2004 and for its fiscal quarter ended June 30, 2005;

  •
  Reviewed FNB's audited consolidated financial statements for its fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002.

  •
  Reviewed the FNB's Parent Only Financial Statements (Form Y-9LP) for the quarter ended June 30, 2005 and FNB's Consolidated Financial Statements (Form Y-9C) for the quarter ended June 30, 2005;

  •
  Reviewed First National Bank of McConnellsburg's Consolidated Report of Condition and Income for its fiscal year ended December 31, 2004 and for its fiscal quarters ended June 30, 2005 and March 31, 2005, and certain other documents as filed with the Office of the Comptroller of the Currency;

  •
  Reviewed certain internal information relating to FNB and the Company provided to Cedar Hill by management of FNB and the Company, including historical financial information and limited financial forecasts;

  •
  Reviewed certain other publicly available financial statements and other historical financial information of the Company and FNB that Cedar Hill deemed relevant;

  •
  Reviewed the publicly reported historical price and trading activity for the Company's and FNB's common stock, including a comparison of certain financial and stock market information for the Company and FNB with similar publicly available information for certain other companies the securities of which are publicly traded;

  •
  Reviewed certain publicly available information concerning certain other companies engaged in businesses which Cedar Hill believed to be reasonably comparable to FNB and the Company;

  •
  Reviewed the publicly available financial terms of certain recent business combinations in the banking industry which Cedar Hill believed to be reasonably comparable to FNB and the Company;

  •
  Performed various valuation analyses as it deemed appropriate using generally accepted analytical methodologies;

  •
  Reviewed the pro forma impact of the Merger on the Company's branch locations and the demographic of the markets in which the those branches are located;

  •
  Attended, to a limited degree, certain of the discussions and negotiations between the Company and FNB;

  •
  Considered the current market environment generally and the banking environment in particular; and

  •
  Performed such other financial studies, analyses, inquiries, examinations and investigations, as Cedar Hill deemed appropriate.

        In conducting its review and analyses and in rendering this opinion, Cedar Hill has assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at this opinion. Cedar Hill further relied upon the assurances of the respective managements of the Company and FNB that they are not aware of any fact, circumstances or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of the any specific assets or their collectibility or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of the Company or FNB or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for losses for the Company and FNB. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any loan or lease assets or the adequacy of the allowance for loan losses of the Company or FNB, and Cedar Hill has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill has not reviewed or sampled any loan files of FNB, the Company or their respective subsidiaries.

        With respect to financial forecasts provided by the Company and FNB, Cedar Hill was advised by the management of the Company and FNB, and it has assumed without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of the Company and FNB respectively. Cedar Hill has also relied, without independent verification, upon the estimates and judgments of the management of the Company and FNB as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Cedar Hill expresses no opinion as to such financial forecasts or the assumptions on which they are based. Cedar Hill has also assumed that there has been no material change in the Company's or FNB's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill has assumed in all respects material to its analysis that the Company and FNB will each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to Cedar Hill, as of the date hereof. Events occurring after the date hereof could materially affect this opinion. Cedar Hill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date hereof. Cedar Hill has not undertaken to update, revise, reaffirm or withdraw this opinion upon events occurring after the date hereof. Although Cedar

Hill evaluated the consideration to be paid by the Company in connection with the Merger, it did not recommend the specific consideration payable in the Merger, which was determined through negotiations between the Company and FNB. Cedar Hill has also assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the Agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations, and (ii) all regulatory and other approvals and third party consents required for the consummation of the Merger will be obtained without material cost to the Company and FNB. Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company, FNB, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies.    It has further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and has relied upon, with the Company's consent, the advice the Company received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the Merger and the transactions contemplated by the Agreement.

        This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Company for its use in evaluating whether the Merger Consideration specified in the Agreement is fair from a financial point of view to the stockholders of the Company. Cedar Hill's opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Merger. Cedar Hill's opinion relates solely to the fairness, as of the date hereof, of the Merger Consideration specified in the Agreement, from a financial point of view, to the stockholders of the Company. Cedar Hill expresses no opinion herein as to the structure, terms or effect of any other aspect of the Merger, the merits of the underlying decision of the Company to consummate the Merger, any other actions taken or proposed to be taken by the Company in connection with the Merger, or any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger. Cedar Hill is expressing no opinion herein as to (i) the value or price of the Company's common stock when it is issued to FNB shareholders pursuant to the Agreement or (ii) the respective prices at which the Company or FNB stock may trade at any time, included the date hereof.

        This opinion may not be used for any other purpose than as stated in this letter, and may not be published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without Cedar Hill's prior written consent.

        Based upon and subject to the foregoing, it is Cedar Hill's opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,
Cedar Hill Advisors, LLC

ANNEX C

RP FINANCIAL, LC.

Financial Services Industry Consultants

January 25, 2006

Board of Directors
FNB Financial Corporation
101 Lincoln Way West
McConnellsburg, Pennsylvania 17233

Members of the Board:

        You have requested RP® Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of FNB Financial Corporation, McConnellsburg, Pennsylvania ("FNB"), the bank holding company for The First National Bank of McConnellsburg, McConnellsburg, Pennsylvania (the "Bank"), of the Agreement and Plan of Merger (the "Agreement"), dated September 21, 2005, by and between FNB and Tower Bancorp, Inc., Greencastle, Pennsylvania ("Tower"), whereby on the Effective Date FNB will merge with and into Tower pursuant to which FNB shareholders will receive stock and cash of Tower (the "Merger"), as described below. Tower will continue the separate corporate existence of the Bank as an operating bank subsidiary until such time as the Tower board of directors determines otherwise. The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Merger Consideration

        On the Effective Date, each share of FNB's Common Stock ("FNB Common Stock") issued and outstanding, other than shares owned by FNB, Tower, fractional shares and Dissenting Shares shall cease to be outstanding and be converted into the right to receive, at the election of the holder thereof, the "Merger Consideration" of (1) 0.8663 shares of Tower common stock (the "Stock Consideration"), or (2) $39.00 in cash (the "Cash Consideration"). Each shareholder of FNB will have the right to receive shares of Tower common stock for a portion of their shares and cash for the remaining portion of the shares. No fractional shares of Tower Common Stock will be issued and instead will receive cash (rounded to the nearest whole cent) determined by multiplying such fraction by the Average Closing Price.

        Tower may increase the Stock Consideration and decrease the Cash Consideration proportionally so that the Stock Consideration (exclusive of cash in lieu of fractional shares measured at the Average Closing Price) will represent at least 85% of the value of the Merger Consideration payable to FNB stockholders on the Effective Date.

Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of insured financial institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities of insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions, including institutions operating in the eastern U.S., including Pennsylvania.
Materials Reviewed

In rendering this opinion, RP Financial reviewed the following materials: (1) the Agreement, dated September 21, 2005, including exhibits; (2) the following information for FNB and/or the Bank—(a) the annual audited financial statements for the fiscal years ended December 31, 2002, 2003 and 2004 included in the Annual Report for the respective years; (b) the annual proxy statement for the last three fiscal years; and, (c) shareholder, regulatory and internal financial and other reports through September 30, 2005, (3) the following information for Tower, including its bank subsidiary—(a) the annual audited financial statements for the fiscal years ended December 31, 2002, 2003 and 2004, included in the Annual Report and other securities filings, (b) shareholder, regulatory and internal financial and other reports through September 30, 2005, (c) the annual shareholder proxy statements for the last three fiscal years, and (d) other securities filings; (4) discussions with management of FNB and Tower regarding the past and current business, operations, financial condition, and future prospects for both institutions individually and on a merged basis; (5) an analysis of the pro forma value of alternative strategies for FNB as an independent institution; (6) the competitive, economic and demographic characteristics nationally, regionally and in the local market area; (7) the potential impact of regulatory and legislative changes on financial institutions; (8) the financial terms of other recently completed and pending acquisitions of regionally based banks with similar characteristics as FNB; (9) Tower's financial condition as of September 30, 2005 regarding the perceived financial ability to complete the Merger from a cash and capital perspective; (10) the estimated pro forma financial impact of the Merger to Tower, including the pro forma per share data and the pro forma pricing ratios based on Tower's current market price; and (11) the prospective strategic benefits of the Merger to FNB, including, but not limited to, expanded market area, enhanced delivery channels, broadened products and services, increased stock liquidity, expanded management team, the opportunity to realize cost reductions and increased platform for future expansion.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning FNB and Tower furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. FNB and Tower did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of FNB or Tower.

RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Tower that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

Opinion

It is understood that this letter is directed to the Board of Directors of FNB in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of FNB as to any action that such shareholder should take in connection with the Agreement, or otherwise.
It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

It is understood that this opinion may be included in its entirety in any communication by FNB or its Board of Directors to the stockholders of FNB. It is also understood that this opinion may be included in its entirety in any regulatory filing by FNB or Tower, and that RP Financial consents to the summary of this opinion in the proxy materials of FNB, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by the holders of FNB Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.
Respectfully submitted, RP® FINANCIAL, LC.

ANNEX D

DISSENTERS' RIGHTS PROVISIONS

Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

§ 1571. Application and effect of subchapter.

  (a)
  General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special treatment).
  Section 1930 (relating to dissenters rights).
  Section 1931(d) (relating to dissenters rights in share exchanges).
  Section 1932(c) (relating to dissenters rights in asset transfers).
  Section 1952(d) (relating to dissenters rights in division).
  Section 1962(c) (relating to dissenters rights in conversion).
  Section 2104(b) (relating to procedure).
  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
  Section 2325(b) (relating to minimum vote requirement).
  Section 2704(c) (relating to dissenters rights upon election).
  Section 2705(d) (relating to dissenters rights upon renewal of election).
  Section 2904(b) (relating to procedure).
  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
  Section 7104(b)(3) (relating to procedure).

  (b)
  Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

  (i)
  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  (ii)
  held beneficially or of record by more than 2,000 persons.

  (2)
  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

  (i)
  (Repealed).

  (ii)
  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

    (iii)
    Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

  (3)
  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (c)
  Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

  (d)
  Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

  (1)
  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

  (2)
  a copy of this subchapter.

  (e)
  Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (f)
  Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

  (g)
  Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

  (h)
  Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

          "Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

  (a)
  Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b)
  Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

  (a)
  General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1)
    State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2)
    Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3)
    Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4)
    Be accompanied by a copy of this subchapter.

  (b)
  Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

  (a)
  Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b)
  Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (c)
  Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

  (a)
  Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b)
  Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (c)
  Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

  (1)
  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

  (2)
  A statement of the corporation's estimate of the fair value of the shares.

    (3)
    A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (d)
  Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

  (a)
  General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b)
  Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

  (a)
  General rule.—Within 60 days after the latest of:

  (1)
  effectuation of the proposed corporate action;

  (2)
  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

  (3)
  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)
Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d)
  Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e)
  Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

  (a)
  General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (b)
  Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c)
  Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights.

  (a)
  General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

  (b)
  Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

  (c)
  Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Pennsylvania law provides that a Pennsylvania corporation, such as the Registrant, may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the Registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 21, 2005, by and between Tower Bancorp, Inc. and FNB Financial Corporation as amended December 14, 2005 (included as Annex A to the proxy statement/prospectus).
2.2	Form of Voting Agreement between Tower Bancorp, Inc. and FNB Financial Corporation directors and certain officers re: Approval of Merger (included as Exhibit A to the proxy statement/prospectus).
3.1	Articles of Incorporation of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
3.2	Bylaws of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
5.1	Opinion of Shumaker Williams, P.C. re: Validity of Securities Registered (including consent).
8.1	Opinion of Shumaker Williams, P.C. re: Federal Income Tax Matters (including consent).
10.1	Change of Control Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.4 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.2	Change of Control Agreement of Franklin T. Klink, III dated as of November 26, 2001 (incorporated by reference to Exhibit 10.1 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.3	Change of Control Agreement of Donald G. Kunkle dated as of January 4, 2002 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.4	Change of Control Agreement of John H. McDowell, Sr. dated as of December 23, 1998 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 1998).

10.5	Tower Bancorp, Inc.'s 1995 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 99.1 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.6	Tower Bancorp, Inc. Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 99.2 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.7	Supplemental Executive Retirement Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.3 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.8	Form of Amendment and Restatement of The First National Bank of Greencastle Group Term Replacement Plan A.*
10.9	Form of Amendment and Restatement of The First National Bank of Greencastle Group Term Replacement Plan B.*
10.10	Form of Amendment and Restatement of The First National Bank of Greencastle Executive Bonus Agreement.*
21.1	Subsidiaries of Tower Bancorp, Inc.*
23.1	Consent of Smith Elliott Kearns & Company, LLC. For FNB Financial Corporation
23.2	Consent of Smith Elliott Kearns & Company, LLC. For Tower, Bancorp, Inc.
23.3	Consent of Shumaker Williams, P.C. (included in Exhibit 5.1).
23.4	Consent of Shumaker Williams, P.C. (included in Exhibit 8.1).
23.5	Consent of RP Financial, LLC.
23.6	Consent of Cedar Hill Advisors LLC.
24.1	Power of Attorney (included on Signature Page).*
99.1	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc.
99.2	Form of Proxy for Special Meeting of Shareholders of FNB Financial Corporation.
99.3	Letter to Shareholders of Tower Bancorp, Inc.

*
Previously filed.

(b)
Financial Statement Schedules

        Not applicable.

Item 22. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    (i) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2)
    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)
    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greencastle, Commonwealth of Pennsylvania, on this 25th day of January, 2006.

TOWER BANCORP, INC. (Registrant)
/s/ JEFF B. SHANK Jeff B. Shank President and Chief Executive Officer

January 25, 2006

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ KERMIT G. HICKS* Kermit G. Hicks	Chairman of the Board, and Director	January 25, 2006
/s/ JEFF B. SHANK* Jeff B. Shank	President, Chief Executive Officer and Director	January 25, 2006
/s/ JOHN H. MCDOWELL, SR.* John H. McDowell, Sr.	Executive Vice President/Secretary	January 25, 2006
/s/ FRANKLIN T. KLINK, III* Franklin T. Klink, III	Vice President/Treasurer	January 25, 2006
/s/ JAMES H. CRAIG* James H. Craig	Director	January 25, 2006
/s/ LOIS E. EASTON* Lois E. Easton	Director	January 25, 2006
/s/ FREDERIC M. FREDERICK* Frederic M. Frederick	Director	January 25, 2006

/s/ MARK E. GAYMAN* Mark E. Gayman	Director	January 25, 2006

/s/ ROBERT L. PENSINGER* Robert L. Pensinger	Director	January 25, 2006
*By:	/s/ JEFF B. SHANK Jeff B. Shank Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of September 21, 2005, by and between Tower Bancorp, Inc. and FNB Financial Corporation, as amended December 14, 2005 (included as Annex A to the proxy statement/prospectus).
2.2	Form of Voting Agreement between Tower Bancorp, Inc. and FNB Financial Corporation directors and certain officers re: Approval of Merger (included as Exhibit A to the proxy statement/prospectus).
3.1	Articles of Incorporation of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
3.2	Bylaws of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
5.1	Opinion of Shumaker Williams, P.C. re: Validity of Securities Registered (including consent).
8.1	Opinion of Shumaker Williams, P.C. re: Federal Income Tax Matters (including consent).
10.1	Change of Control Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.4 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.2	Change of Control Agreement of Franklin T. Klink, III dated as of November 26, 2001 (incorporated by reference to Exhibit 10.1 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.3	Change of Control Agreement of Donald G. Kunkle dated as of January 4, 2002 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.4	Change of Control Agreement of John H. McDowell, Sr. dated as of December 23, 1998 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 1998).
10.5	Tower Bancorp, Inc.'s 1995 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 99.1 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.6	Tower Bancorp, Inc. Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 99.2 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.7
Supplemental Executive Retirement Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.3 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.8	Form of Amendment and Restatement of The First National Bank of Greencastle Group Term Replacement Plan A.*
10.9	Form of Amendment and Restatement of The First National Bank of Greencastle Group Term Replacement Plan B.*
10.10	Form of Amendment and Restatement of The First National Bank of Greencastle Executive Bonus Agreement.*

21.1	Subsidiaries of Tower Bancorp, Inc.*
23.1	Consent of Smith Elliott Kearns & Company, LLC. For FNB Financial Corporation
23.2	Consent of Smith Elliott Kearns & Company, LLC. For Tower, Bancorp, Inc.
23.3	Consent of Shumaker Williams, P.C. (included in Exhibit 5.1).
23.4	Consent of Shumaker Williams, P.C. (included in Exhibit 8.1).
23.5	Consent of RP Financial, LLC.
23.6	Consent of Cedar Hill Advisors LLC.
24.1	Power of Attorney (included on Signature Page).*
99.1	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc.
99.2	Form of Proxy for Special Meeting of Shareholders of FNB Financial Corporation
99.3	Letter to Shareholders of Tower Bancorp, Inc.

*
Previously filed.

QuickLinks

HOW TO OBTAIN MORE INFORMATION
TABLE OF CONTENTS
Questions and Answers About the Merger
Summary
Market Price and Dividend Information
Market Value of Securities
Selected Historical Financial Data of Tower Bancorp, Inc.
Selected Historical Financial Data of FNB Financial Corporation
Selected Unaudited Pro Forma Combined Financial Data
Comparative Per Share Data
Risk Factors
A Warning About Forward-Looking Information
Special Meetings of Shareholders
The Merger
Information with Respect to Tower
Summary Compensation Table
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Information with Respect to FNB
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL Nine Months Ended September 30
CHANGES IN NET INTEREST INCOME Nine Months Ended September 30
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES
DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL Years Ended December 31
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES
CHANGES IN NET INTEREST INCOME
Summary Compensation Table
Description of Tower Capital Securities
Comparison of Shareholders' Rights
Adjournment
Experts
Legal Matters
Other Business
Shareholder Proposals
CONSOLIDATED FINANCIAL STATEMENTS OF TOWER BANCORP, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY CONSOLIDATED BALANCE SHEETS
TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME
TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets December 31 2004
Statements of Income Years Ended December 31
Statements of Cash Flows Years Ended December 31
CONSOLIDATED FINANCIAL STATEMENTS OF FNB FINANCIAL CORPORATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FNB FINANCIAL CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets December 31
Statements of Income Years Ended December 31
Statements of Cash Flows Years Ended December 31
100% Common Stock as Consideration Unaudited Pro Forma Combined Balance Sheets As of September 30, 2005 (In Thousands)
100% Common Stock as Consideration Unaudited Pro Forma Combined Income Statements For the Nine Months Ended September 30, 2005 (In Thousands, except per share data)
100% Common Stock as Consideration Unaudited Pro Forma Combined Income Statements For the Twelve Months Ended December 31, 2004 (In Thousands, except per share data)
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
BACKGROUND
AGREEMENT
ARTICLE I—GENERAL
ARTICLE II—CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF FNB
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF TOWER
ARTICLE V—COVENANTS OF THE PARTIES
ARTICLE VI—CONDITIONS
ARTICLE VII—TERMINATION
ARTICLE VIII—MISCELLANEOUS
Exhibit A
Form of Legal Opinion of Tower's Counsel
Form of Legal Opinion of FNB's Counsel
Termination Provision
Schedule 1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER BY AND BETWEEN TOWER BANCORP, INC. AND FNB FINANCIAL CORPORATION
DISSENTERS' RIGHTS PROVISIONS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX